Exhibit 99.1

Preliminary and Subject to Completion, dated November 9, 2016

           , 2016

Dear Overseas Shipholding Group, Inc. Stockholder,

I am pleased to inform you that on October 21, 2016, the board of directors of Overseas Shipholding Group, Inc. (“OSG”) approved the spin-off of our subsidiary, International Seaways, Inc. (“INSW”). INSW owns and operates a fleet of oceangoing vessels engaged primarily in the transportation of crude oil and petroleum products in the International Flag trades. Each holder of OSG Class A common stock (“OSG common stock”) will receive 0.3333 shares of INSW common stock for every one share of OSG common stock held on November 18, 2016, the record date for this transaction. Each holder of OSG Class A warrants (“OSG warrants”) will receive 0.3333 shares of INSW common stock for every one share of OSG common stock they would have received if they exercised their warrants immediately prior to the Distribution (or approximately 0.06332 INSW shares per warrant).

The spin-off transaction will separate OSG and INSW into two distinct businesses with separate management and, eventually, ownership. We believe this transaction will better enable both companies to capitalize on significant opportunities for growth. OSG will continue to focus on its U.S. Flag fleet and Jones Act operations. INSW will emerge as an independent, publicly-owned company and pursue its growth strategies and prioritize investment spending as it believes appropriate, without having to compete for capital or senior management resources with other OSG businesses. This transaction will provide holders of OSG common stock with separate and distinct ownership interests in both OSG and INSW, each with management teams focused on the unique needs and opportunities of their respective businesses.

The spin-off transaction will be in the form of a pro rata dividend to holders of OSG common stock and OSG warrants. The dividend will represent all of the common stock of INSW owned by OSG. OSG currently owns 100% of the issued and outstanding shares of the common stock of INSW.

We encourage you to read the attached information statement, which is being provided to all holders of OSG common stock and OSG warrants. It describes the spin-off transaction in detail and contains important business and financial information about INSW.

We believe the spin-off transaction is a positive event for our businesses and our stockholders. We look forward to your continued support as a stockholder of OSG and remain committed to working on your behalf to build long-term stockholder value.

Sincerely,

Ian T. Blackley
President and Chief Executive Officer
           , 2016

International Seaways, Inc.

           , 2016

Dear Future International Seaways, Inc. Stockholder,

On behalf of the entire team at International Seaways, Inc. (“INSW”), I want to welcome you as a future stockholder. Our business consists of owning and operating a fleet of oceangoing vessels engaged primarily in the transportation of crude oil and petroleum products in the International Flag trades. At June 30, 2016, the Company owned or operated a fleet of 55 vessels (totaling an aggregate of 6.5 million deadweight tons (“dwt”)) and 864,800 cubic meters (“cbm”), including ownership interests through joint venture partnerships in four liquefied natural gas (“LNG”) carriers and two floating storage and offloading (“FSO”) service vessels, all of which operated in the International Flag market.

As an independent, publicly-owned company, we believe we can more effectively execute on our strategic plans and deliver long-term value to you as a stockholder.

I encourage you to learn more about INSW and the strategies we are pursuing by reading the attached information statement. We look forward to our future as an independent, public company and your continued support as an INSW stockholder.

Sincerely,

Lois K. Zabrocky
President
           , 2016

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION
PRELIMINARY INFORMATION STATEMENT DATED NOVEMBER 9, 2016

International Seaways, Inc.

Common Stock
no par value

This Information Statement is being furnished to you as a stockholder or warrantholder of Overseas Shipholding Group, Inc. (“OSG”) in connection with the planned distribution (the “Distribution” or the “spin-off”) by OSG to its equityholders of all the shares of common stock, no par value, of International Seaways, Inc. (“INSW”) (the “Common Stock”) held by OSG immediately prior to the spin-off. Immediately prior to the time of the Distribution, OSG will hold 100% of INSW outstanding shares of Common Stock.

At the time of the Distribution, OSG will distribute all of the outstanding shares of Common Stock held by OSG on a pro rata basis to holders of OSG’s Class A common stock (“OSG common stock”) and Class A warrants (“OSG warrants”). Every share of OSG common stock outstanding as of 5:00 PM, Eastern Time, on November 18, 2016, the record date for the spin-off (the “Record Date”), will entitle the holder thereof to receive 0.3333 shares of Common Stock. Each holder of OSG warrants will receive 0.3333 shares of Common Stock for every one share of OSG common stock they would have received if they exercised their warrants immediately prior to the Distribution (or approximately 0.06332 shares of Common Stock per warrant). The Distribution will be made in book-entry form. Fractional shares of Common Stock will not be distributed in the spin-off. Holders of OSG common stock and OSG warrants will receive cash in lieu of fractional shares of Common Stock. The Distribution Agent is Computershare, Inc. (the “Distribution Agent”).

The Distribution will be effective as of 5:00 PM Eastern Time, on November 30, 2016, which we refer to hereinafter as the “Distribution Date.” Immediately after the Distribution is completed, we will be a publicly traded company independent from OSG.

No action will be required of you to receive shares of Common Stock, which means that:

•	no vote of OSG stockholders is required in connection with this Distribution and we are not asking you for a proxy and you are requested not to send us a proxy;
•	you will not be required to pay for the shares of Common Stock that you receive in the Distribution; and
•	you do not need to surrender or exchange any of your shares of OSG common stock or your OSG warrants in order to receive shares of Common Stock, or take any other action in connection with the spin-off.

There is currently no trading market for Common Stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the Record Date for the Distribution and we expect “regular-way” trading of Common Stock on a major U.S. national securities exchange to begin on the first trading day following the completion of the Distribution. INSW has applied to list its Common Stock on the New York Stock Exchange (“NYSE”) under the symbol “INSW.”

In reviewing this Information Statement, you should carefully consider the matters described under “Risk Factors” beginning on page 21 of this Information Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Information Statement is            , 2016.

References in this Information Statement to the “Company,” “INSW,” “we,” “us,” or “our” refer to International Seaways, Inc. and, unless the context otherwise requires or otherwise is expressly stated, its consolidated subsidiaries. References in this Information Statement to “OSG” refer to Overseas Shipholding Group, Inc., and, unless the context otherwise requires or otherwise is expressly stated, its consolidated subsidiaries other than INSW.

A glossary of shipping terms (the “Glossary”) that should be used as a reference when reading this Information Statement can be found immediately after the Table of Contents. Capitalized terms that are used in this Information Statement are either defined when they are first used or in the Glossary.

All dollar amounts are stated in thousands of U.S. dollars unless otherwise stated.

SUPPLEMENTARY FINANCIAL INFORMATION

The Company reports its financial results in accordance with generally accepted accounting principles of the United States of America (“GAAP”). However, the Company has included certain non-GAAP financial measures and ratios that it believes provide useful information to both management and readers of this report in measuring the financial performance and financial condition of the Company. These measures do not have a standardized meaning prescribed by GAAP and, therefore, may not be comparable to similarly titled measures presented by other publicly traded companies, nor should they be construed as an alternative to other titled measures determined in accordance with GAAP.

The Company presents three non-GAAP financial measures: time charter equivalent revenues, EBITDA and Adjusted EBITDA. Time charter equivalent revenues, or TCE revenues, represent shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. EBITDA represents operating earnings before interest expense and income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. See “Selected Historical Consolidated Financial Data” for reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure.

This Information Statement includes industry data that we have prepared based, in part, on information obtained from industry publications and surveys. Third-party industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. In addition, certain statements regarding our market position in this report are based on information derived from the Company’s market studies and research reports. Unless we state otherwise, statements about the Company’s relative competitive position in this report are based on our management’s beliefs, internal studies and management’s knowledge of industry trends.

GLOSSARY

Unless otherwise noted or indicated by the context, the following terms used in this Information Statement on Form 10 have the following meanings:

Aframax — A medium-size crude oil tanker of approximately 80,000 to 120,000 deadweight tons. Aframaxes can generally transport from 500,000 to 800,000 barrels of crude oil and are also used in lightering. A coated Aframax operating in the refined petroleum products trades may be referred to as an LR2.

ballast — Any heavy material, including water, carried temporarily or permanently in a vessel to provide desired draft and stability.

bareboat charter — A charter under which a customer pays a fixed daily or monthly rate for a fixed period of time for use of the vessel. The customer pays all costs of operating the vessel, including voyage and vessel expenses. Bareboat charters are usually long term.

b/d — Barrels per day.

CERCLA — The U.S. Comprehensive Environmental Response, Compensation, and Liability Act.

charter — A contract entered into with a customer for the use of the vessel for a specific voyage at a specific rate per unit of cargo (“voyage charter”), or for a specific period of time at a specific rate per unit (day or month) of time (“time charter”).

Classification Societies — Organizations that establish and administer standards for the design, construction and operational maintenance of vessels. As a practical matter, vessels cannot trade unless they meet these standards.

commercial management or commercially managed — The management of the employment, or chartering, of a vessel and associated functions, including seeking and negotiating employment for vessels, billing and collecting revenues, issuing voyage instructions, purchasing fuel and appointing port agents.

commercial management agreement or CMA — A contract under which the commercial management of a vessel is outsourced to a third-party service provider.

commercial pool or pool — A commercial pool is a group of similar size and quality vessels with different shipowners that are placed under one administrator or manager. Pools allow for scheduling and other operating efficiencies such as multi-legged charters and contracts of affreightment and other operating efficiencies.

contract of affreightment or COA — An agreement providing for the transportation between specified points for a specific quantity of cargo over a specific time period but without designating specific vessels or voyage schedules, thereby allowing flexibility in scheduling since no vessel designation is required. COAs can either have a fixed rate or a market-related rate. One example would be two shipments of 70,000 tons per month for two years at the prevailing spot rate at the time of each loading.

crude oil — Oil in its natural state that has not been refined or altered.

cubic meters or cbm — The industry standard for measuring the carrying capacity of an LNG Carrier.

deadweight tons or dwt — The unit of measurement used to represent cargo carrying capacity of a vessel, but including the weight of consumables such as fuel, lube oil, drinking water and stores.

demurrage — Additional revenue paid to the shipowner on its voyage charters for delays experienced in loading and/or unloading cargo that are not deemed to be the responsibility of the shipowner, calculated in accordance with specific charter terms.

double hull — A hull construction design in which a vessel has an inner and an outer side and bottom separated by void space, usually two meters in width.

drydocking — An out-of-service period during which planned repairs and maintenance are carried out, including all underwater maintenance such as external hull painting. During the drydocking, certain mandatory

Classification Society inspections are carried out and relevant certifications issued. Normally, as the age of a vessel increases, the cost and frequency of drydockings increase.

Exclusive Economic Zone — An area that extends up to 200 nautical miles beyond the territorial sea of a state’s coastline (land at lowest tide) over which the state has sovereign rights for the purpose of exploring, exploiting, conserving and managing natural resources.

floating storage offloading unit or FSO — A converted or new build barge or tanker, moored at a location to receive crude or other products for storage and transfer purposes. FSOs are not equipped with processing facilities.

Handysize product carrier — A small size product carrier of approximately 29,000 to 45,000 deadweight tons. This type of vessel generally operates on shorter routes (short haul).

International Energy Agency or IEA — An intergovernmental organization established in the framework of the Organization for Economic Co-operation and Development in 1974. Among other things, the IEA provides research, statistics, analysis and recommendations relating to energy.

International Maritime Organization or IMO — An agency of the United Nations, which is the body that is responsible for the administration of internationally developed maritime safety and pollution treaties, including MARPOL.

International Flag — International law requires that every merchant vessel be registered in a country. International Flag refers to those vessels that are registered under a flag other that of the United States.

International Flag fleet — Our International Flag vessels.

International Flag vessel — A vessel that is registered under a flag other than that of the United States.

lightering — The process of off-loading crude oil or petroleum products from large size tankers, typically VLCCs, into smaller tankers and/or barges for discharge in ports from which the larger tankers are restricted due to the depth of the water, narrow entrances or small berths.

LNG Carrier — A vessel designed to carry liquefied natural gas, that is, natural gas cooled to —  163° centigrade, turning it into a liquid and reducing its volume to  1/600 of its volume in gaseous form. LNG is the abbreviation for liquefied natural gas.

LR1 — A coated Panamax tanker. LR is an abbreviation of long range.

LR2 — A coated Aframax tanker.

MarAd — The Maritime Administration of the U.S. Department of Transportation.

MARPOL — International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto. This convention includes regulations aimed at preventing and minimizing pollution from ships by accident and by routine operations.

MR — MR is an abbreviation of medium range. This type of vessel, a product carrier of approximately 45,000 to 53,000 deadweight tons, generally operates on medium-range routes.

OECD — Organization for Economic Cooperation and Development, which is a group of developed countries in North America, Europe and Asia.

OPA 90 — OPA 90 is the abbreviation for the U.S. Oil Pollution Act of 1990.

OPEC — The Organization of Petroleum Exporting Countries, which is an international organization established to coordinate and unify the petroleum policies of its members.

P&I insurance or P&I — Protection and indemnity insurance, commonly known as P&I insurance, is a form of marine insurance provided by a P&I club. A P&I club is a mutual (i.e., a co-operative) insurance association that provides cover for its members, who will typically be ship-owners, ship-operators or demise charterers.

Panamax — A medium size vessel of approximately 53,000 to 80,000 deadweight tons. A coated Panamax operating in the refined petroleum products trades may be referred to as an LR1.

product carrier — General term that applies to any tanker that is used to transport refined oil products, such as gasoline, jet fuel or heating oil.

safety management system or SMS — A framework of processes and procedures that addresses a spectrum of operational risks associated with quality, environment, health and safety. The SMS is certified by ISM (International Safety Management Code), ISO 9001 (Quality Management) and ISO 14001 (Environmental Management).

scrapping — The disposal of vessels by demolition for scrap metal.

special survey — An extensive inspection of a vessel by classification society surveyors that must be completed once within every five year period. Special Surveys require a vessel to be drydocked.

Suezmax — A large crude oil tanker of approximately 120,000 to 200,000 deadweight tons. Suezmaxes can generally transport about one million barrels of crude oil.

technical management or technically managed — The management of the operation of a vessel, including physically maintaining the vessel, maintaining necessary certifications, and supplying necessary stores, spares, and lubricating oils. Responsibilities also generally include selecting, engaging and training crew, and arranging necessary insurance coverage.

time charter — A charter under which a customer pays a fixed daily or monthly rate for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the customer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The customer pays all voyage expenses such as fuel, canal tolls, and port charges. The shipowner pays all vessel expenses such as the technical management expenses.

time charter equivalent or TCE — TCE is the abbreviation for time charter equivalent. TCE revenues, which is voyage revenues less voyage expenses, serves as an industry standard for measuring and managing fleet revenue and comparing results between geographical regions and among competitors.

ton-mile demand — A calculation that multiplies the average distance of each route a tanker travels by the volume of cargo moved. The greater the increase in long haul movement compared with shorter haul movements, the higher the increase in ton-mile demand.

ULCC — ULCC is an abbreviation for Ultra Large Crude Carrier, a crude oil tanker of more than 350,000 deadweight tons. ULCCs can transport three million barrels of crude oil and are mainly used on the same long haul routes as VLCCs or for storage.

vessel expenses — Includes crew costs, vessel stores and supplies, lubricating oils, maintenance and repairs, insurance and communication costs associated with the operations of vessels.

VLCC — VLCC is the abbreviation for Very Large Crude Carrier, a large crude oil tanker of approximately 200,000 to 320,000 deadweight tons. VLCCs can generally transport two million barrels or more of crude oil. These vessels are mainly used on the longest (long haul) routes from the Arabian Gulf to North America, Europe, and Asia, and from West Africa to the United States and Far Eastern destinations.

voyage charter — A charter under which a customer pays a transportation charge for the movement of a specific cargo between two or more specified ports. The shipowner pays all voyage expenses, and all vessel expenses, unless the vessel to which the charter relates has been time chartered in. The customer is liable for demurrage, if incurred.

voyage expenses — Includes fuel, port charges, canal tolls, cargo handling operations and brokerage commissions paid by the Company under voyage charters. These expenses are subtracted from shipping revenues to calculate time charter equivalent revenues for voyage charters.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

The following questions and answers briefly address some commonly asked questions about the spin-off. They may not include all the information that is important to you. We encourage you to read carefully this entire Information Statement and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this Information Statement. Unless the context otherwise requires, any references to “we,” “our,” “us” and the “Company” refer to INSW and its consolidated subsidiaries as in effect upon the completion of the Distribution. References to “OSG” generally refer to Overseas Shipholding Group, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Why is OSG spinning off INSW?

OSG’s board of directors periodically reviews strategic alternatives. The OSG board of directors determined upon careful review and consideration in accordance with the applicable standard of review under Delaware law that the spin-off of INSW is in the best interests of OSG. The board’s determination was based on a number of factors, including, without limitation, those set forth below.

•	Enhanced strategic and management focus. The separation will allow OSG and INSW to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on opportunities for long-term growth and profitability.
•	Enhanced ability to evaluate the business. The two companies will have different growth, margins and returns, different market cycle exposure, and different risk/reward profiles. The spin-off will allow investors to evaluate the merits, performance and future prospects of each company’s respective business and to invest in each company separately based on these distinct characteristics.
•	Direct access to capital markets. The separation will create an independent equity structure that will afford each company with direct access to the capital markets. As a result, each company will have more flexibility to capitalize on its unique growth opportunities.
•	Broadening of investor base may enhance value. Separate companies that focus on the International Flag and U.S. Flag markets may attract a broader base of stockholders by providing them with choice and flexibility to allocate investments between two distinctly different opportunities. This may attract new investors to each business who may not have properly assessed the value of the businesses as stand-alone entities relative to the value they are currently accorded.
•	Acquisitions. The spin-off will improve the ability of both OSG and INSW to use their respective stock as acquisition currency.
•	Alternative transaction structures. The board of directors considered other available alternative transaction structures for separating INSW including a merger/sale transaction, and whether a spin-off is the most advantageous option.

The anticipated benefits of the spin-off are based on a number of assumptions, and those benefits may not materialize to the extent anticipated or at all. If the spin-off does not result in such benefits, the costs associated with the transaction and the expenses INSW will incur as an independent public company, including management compensation and general and administrative expenses, could have a negative effect on each company’s financial condition and ability to make distributions to its stockholders. For more information about the risks associated with the separation, see “Risk Factors.”

What will OSG stockholders and warrantholders receive in the spin-off?

To effect the spin-off, OSG will make a distribution of all of the outstanding shares of Common Stock held by OSG to OSG common stockholders and OSG warrantholders as of the Record Date, which will be 5:00 PM, Eastern Time, on November 18, 2016. For every share of OSG common stock held on the Record Date for the Distribution, OSG will distribute 0.3333 shares of Common Stock. Each holder of OSG warrants will receive 0.3333 shares of Common Stock for every one share of OSG common stock they would have received if they exercised their warrants immediately prior to the Distribution (or approximately 0.06332 shares of Common Stock per warrant). The Distribution will be made in book-entry form. Fractional shares of Common

Stock will not be distributed in the spin-off. Instead, as soon as practicable after the spin-off, the Distribution Agent will aggregate the fractional shares of our Common Stock and sell these shares in the open market at prevailing market prices and distribute the applicable portion of the aggregate net cash proceeds of these sales to each holder who otherwise would have been entitled to receive a fractional share in the spin-off. You will not be entitled to any interest on the amount of the cash payment made in lieu of fractional shares.

OSG stockholders and warrantholders will not be required to pay for shares of our Common Stock received in the Distribution, or to surrender or exchange any shares of OSG common stock or OSG warrants or take any other action to be entitled to receive our Common Stock. The Distribution of our Common Stock will not cancel or affect the number of outstanding shares of OSG common stock or the number of outstanding OSG warrants.

Immediately after the Distribution, holders of OSG common stock and OSG warrants as of the Record Date are expected to hold all of the outstanding shares of our Common Stock. OSG expects to distribute all outstanding shares of our Common Stock in the spin-off. For a more detailed description, see “The Spin-Off” in this Information Statement.

Will I be taxed on the shares of INSW Common Stock that I receive in the Distribution?

Yes. OSG intends to treat the Distribution as a taxable dividend to OSG stockholders and warrantholders. In that case, an amount equal to the fair market value of the shares of our Common Stock received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of OSG, with the excess treated as a non-taxable return of capital to the extent of your tax basis in OSG common stock or OSG warrants and any remaining excess treated as capital gain. For a more detailed discussion, see “Certain U.S. Federal Income Tax Consequences of the Distribution — Tax Consequences of the Distribution.”

You should consult your own tax advisor as to the particular tax consequences of the Distribution to you, including the applicability of any U.S. federal, state, local and foreign tax laws.

How will the Distribution affect my tax basis and holding period in OSG common stock or OSG warrants?

Assuming that the Distribution is treated as a taxable dividend, your tax basis in OSG common stock or OSG warrants held at the time of the Distribution will be reduced (but not below zero) to the extent the fair market value of the shares of our Common Stock distributed by OSG in the Distribution exceeds OSG’s current and accumulated earnings and profits, as adjusted to take account of other distributions made by OSG in the taxable year that includes the Distribution. Your holding period for such OSG common stock or OSG warrants will not be affected by the Distribution. See “Certain U.S. Federal Income Tax Consequences of the Distribution — Tax Consequences of the Distribution.”

You should consult your own tax advisor as to the particular tax consequences of the Distribution to you, including the applicability of any U.S. federal, state, local and foreign tax laws.

What will my tax basis and holding period be for the stock of INSW that I receive in the Distribution?

Assuming that the Distribution is treated as a taxable dividend, your tax basis in the shares of our Common Stock received will equal the fair market value of such shares on the date of the Distribution. Your holding period for such shares will begin the day after the date of the Distribution. See “Certain U.S. Federal Income Tax Consequences of the Distribution — Tax Consequences of the Distribution.”

You should consult your own tax advisor as to the particular tax consequences of the Distribution to you, including the applicability of any U.S. federal, state, local and foreign tax laws.

What businesses will OSG engage in after the spin-off?

OSG will continue to operate in the U.S. Flag market.

Who is entitled to receive shares of our Common Stock in the spin-off?

Holders of OSG common stock and OSG warrants as of 5:00 PM, Eastern Time, on November 18, 2016, the Record Date for the spin-off, will be entitled to receive shares of our Common Stock in the spin-off.

When will the Distribution occur?

We expect that OSG will distribute the shares of our Common Stock at 5:00 PM, Eastern Time, on November 30, 2016 to holders of record of OSG common stock and OSG warrants as of 5:00 PM, Eastern Time, on November 18, 2016, subject to certain conditions described under “The Spin-Off — Conditions to the Distribution.”

Will the number of OSG shares I own change as a result of the Distribution?

No. The number of shares of OSG common stock or OSG warrants you own will not change as a result of the Distribution.

What will happen to the listing of OSG common stock?

Nothing. It is expected that after the distribution of INSW Common Stock, OSG common stock will continue to be traded on the NYSE under the symbol “OSG.”

Will the Distribution affect the market price of my OSG shares?

Yes. As a result of the Distribution, we expect the trading price of shares of OSG common stock immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price will no longer reflect the value of INSW’s assets. Furthermore, until the market has fully analyzed the value of OSG without INSW’s assets, the price of OSG shares may fluctuate significantly. In addition, although OSG believes that over time following the separation, the common stock of the separated companies should have a higher aggregate market value, on a fully distributed basis and assuming the same market conditions, than if OSG were to remain under its current configuration, nonetheless the combined trading prices of OSG common stock and INSW Common Stock after the Distribution may be equal to or less than the trading price of shares of OSG common stock before the Distribution.

Are there risks associated with the spin-off and our business after the spin-off?

Yes. You should carefully review the risks described in this Information Statement under the heading “Risk Factors” beginning on page 21.

Is stockholder approval needed in connection with the spin-off?

No vote of OSG stockholders is required in connection with the spin-off.

What do I need to do to receive my shares of INSW Common Stock?

Nothing, but we urge you to read this Information Statement carefully. Stockholders who hold OSG common stock or OSG warrants as of the Record Date will not need to take any action to receive your shares of Common Stock in the Distribution. No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, surrender or exchange your shares of OSG common stock or OSG warrants or take any other action to receive your shares of Common Stock. If you own OSG common stock or OSG warrants as of 5:00 PM, Eastern Time, on the Record Date, OSG, with the assistance of the Distribution Agent, will electronically issue shares of our Common Stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. The Distribution Agent will mail you a book-entry account statement that reflects your shares of INSW Common Stock, or your bank or brokerage firm will credit your account for the shares. If you sell shares of OSG common stock in the “regular-way” market through the Distribution Date, you will also sell your right to receive shares of Common Stock in the Distribution. Following the Distribution, stockholders whose shares are held in book-entry form may request that their shares of Common Stock held in book-entry form be transferred to a brokerage or other account at any time, without charge.

Will I receive physical certificates representing shares of INSW Common Stock following the Distribution?

No. OSG, with the assistance of the Distribution Agent, will electronically issue shares of our Common Stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The Distribution Agent will mail you a book-entry account statement that reflects your shares of Common Stock, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates. Record Holders of INSW Common Stock that wish to receive physical stock certificates after the distribution date should contact our transfer agent.

What will govern my rights as an INSW stockholder?

Your rights as an INSW stockholder will be governed by Marshall Islands law, as well as our amended and restated articles of incorporation and our amended and restated by-laws. A description of these rights is included in this Information Statement under the heading “Description of Our Capital Stock.”

Who will be the stockholders of INSW Common Stock after the Distribution?

Immediately following the Distribution, we expect OSG stockholders as of the Record Date for the Distribution will own all of our Common Stock.

Where will I be able to trade shares of INSW Common Stock?

There is not currently a public market for Common Stock. INSW has applied to list its Common Stock on the NYSE under the symbol “INSW.” We anticipate that trading in shares of our Common Stock will begin on a “when-issued” basis on or shortly before the Record Date and will continue through the Distribution Date and that “regular-way” trading in shares of our Common Stock will begin on the first trading day following the Distribution Date. If trading begins on a “when-issued” basis, you may purchase or sell our Common Stock up to and including through the Distribution Date, but your transaction will not settle until after the Distribution Date. We cannot predict the trading prices for our Common Stock before, on or after the Distribution Date. If the Distribution is cancelled, your transaction will not settle and will have to be disqualified.

Does INSW plan to pay dividends?

INSW has not yet determined whether to pay cash dividends or other distributions with respect to its Common Stock once it becomes a stand-alone public company. Any future determinations to pay dividends on its Common Stock will be at the discretion of its board of directors and will depend upon many factors, including INSW’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors its board of directors may deem relevant. The timing, declaration, amount and payment of any future dividends will be at the discretion of INSW’s board of directors.

INSW has no obligation to, and may not be able to, declare or pay dividends on its Common Stock. If INSW does not declare and pay dividends on its Common Stock, its share price could decline. See “Market Price Information and Dividends — Dividends.”

What if I want to sell my OSG common stock or INSW Common Stock?

You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither OSG nor INSW makes any recommendations on the purchase, retention or sale of OSG common stock or the shares of INSW Common Stock to be distributed in the spin-off.

If you decide to sell any shares before the Distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your OSG common stock or the shares of Common Stock you will receive in the Distribution. If you sell your OSG common stock in the “regular-way” market up to and including the Distribution Date, you will also sell your right to receive shares of Common Stock in the Distribution. If you own OSG common stock as of 5:00 PM, Eastern Time, on the Record Date and sell those shares on the “ex-distribution” market up to and including the Distribution Date, you will still receive the shares of Common Stock that you would be entitled to receive in respect of the OSG common stock you owned as of 5:00 PM, Eastern Time, on the Record Date. See “The Spin-Off — Trading Between the Record Date and Distribution Date” in this Information Statement for more information.

Can OSG decide to cancel the Distribution or modify its terms if all conditions to the Distribution have been met?

Yes. The Distribution is subject to the satisfaction or waiver of certain conditions, and OSG has the right to not complete the Distribution if at any time prior to the Distribution Date (even if all such conditions are satisfied), its board of directors determines, in its sole discretion, that the Distribution is not in the best interest of OSG or that market conditions are such that it is not advisable to separate INSW from OSG.

Where can OSG stockholders get more information?

Before the Distribution, if you have any questions relating to the Distribution, you should contact:

Overseas Shipholding Group, Inc.
Attn: Investor Relations
600 Third Avenue, 39th Floor
New York, New York 10016

After the Distribution, if you have any questions relating to our Common Stock, you should contact:

International Seaways, Inc.
Attn: Investor Relations
600 Third Avenue, 39th Floor
New York, New York 10016

SUMMARY

This summary of certain information contained in this Information Statement may not include all the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the spin-off, you should read this Information Statement in its entirety and the documents to which you are referred. See “Where You Can Find More Information.”

Overview

International Seaways, Inc., a Marshall Islands corporation incorporated in 1999, and its wholly owned subsidiaries own and operate a fleet of oceangoing vessels engaged primarily in the transportation of crude oil and petroleum products in the International Flag trades. At September 30, 2016, the Company owned or operated a fleet of 55 vessels (totaling an aggregate of 6.5 million deadweight tons (“dwt”) and 864,800 cubic meters (“cbm”)) all of which operated in the International Flag market. The Marshall Islands is the principal flag of registry of the Company’s vessels. Additional information about the Company’s fleet, including its ownership profile, is set forth under “Business — Fleet Operations — Fleet Summary,” as well as on Overseas Shipholding Group, Inc.’s website, www.osg.com. We have included OSG’s website address only as an inactive textual reference and do not intend it to be an active link to its website. Neither OSG’s website nor the information contained on that site, or connected to that site, is incorporated by reference in this Information Statement, except to the extent otherwise included herein.

The Company’s vessel operations are organized into two segments: International Crude Tankers and International Product Carriers. Our 55-vessel fleet consists of ULCC, VLCC, Aframax, and Panamax crude tankers, as well as LR1, LR2 and MR product carriers. Through joint venture partnerships (the “JVs”), the Company also has ownership interests in four liquefied natural gas (“LNG”) carriers and two floating storage and offloading (“FSO”) service vessels. For a more detailed discussion of our LNG Carrier and FSO service vessel JVs, see “Business — Fleet Operations — Joint Ventures.”

INSW generally charters its vessels to customers either for specific voyages at spot rates or for specific periods of time at fixed daily amounts through time charters or bareboat charters. Spot market rates are highly volatile, while time charter and bareboat charter rates provide more predictable streams of time charter equivalent (“TCE”) revenues because they are fixed for specific periods of time. For a more detailed discussion on factors influencing spot and time charter markets, see “Business — Fleet Operations — Commercial Management” below.

Our Emergence from Bankruptcy

During the period from November 14, 2012 through August 4, 2014, OSG and its subsidiaries, including certain INSW debtor entities, conducted business in the ordinary course as debtors-in-possession under the protection of the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). OSG emerged from bankruptcy on August 5, 2014. Pursuant to a plan of reorganization filed with and confirmed by the Bankrupcty Court (the “Equity Plan”), all claims allowed by the Bankruptcy Court (other than subordinated claims) were either reinstated or paid in full in cash plus interest for the period from November 14, 2012 through August 5, 2014, which was the effective date of the Equity Plan (the “Effective Date”), at either the contractual rate as provided by statute, or, at the rate of 2.98%, as set forth in the Equity Plan.

As part of an overall strategy to position the Company to successfully emerge from Chapter 11 with a smaller, more-concentrated fleet without the need for costly systems, multiple offices and the associated expenses, OSG embarked on an organizational restructuring process. Elements of that process include (i) rejecting 25 executory contracts relating to above-market charter agreements (17 of the vessels were redelivered and 8 were renegotiated), (ii) exiting our full service Crude Tankers Lightering business to focus only on ship-to-ship Lightering services and (iii) outsourcing the technical and commercial management of our conventional tanker fleet using a combination of cash on hand and proceeds from two exit financing facilities (one for INSW and the other for the U.S. Flag business of OSG) and an equity offering by OSG. We believe these actions have positioned us to compete more effectively in the markets in which we operate.

See Note 2, “Chapter 11 Filing and Emergence from Bankruptcy,” to the Company’s audited consolidated financial statements included elsewhere in this Information Statement for additional information relating to OSG’s emergence from bankruptcy.

Vessel Summary

As of September 30, 2016, our operating fleet included 55 vessels, 42 of which were owned, 7 of which were chartered-in, and six in which we had an ownership interest through the JVs.

	Vessels Owned	Vessels Chartered-In(1)	Total at September 30, 2016
Vessel Fleet and Type	Number	Number	Total Vessels	Total dwt
International Flag Fleet
Crude Tankers
VLCC and ULCC	9	—	9	2,875,775
Aframax	7	—	7	787,859
Panamax	8	—	8	555,504
Total	24	—	24	4,219,138
Product Carriers
LR2	1	—	1	109,999
LR1	4	—	4	297,710
MR	13	7	20	955,968
Total	18	7	25	1,363,677
Total Owned and Operated Fleet	42	7	49	5,582,815
JV Vessels
FSO	2	—	2	873,916
LNG Carriers	4	—	4	864,800	(2)
Total	6	—	6
Total Operating Fleet (including JV Vessels)	48	7	55	6,456,731 dwt and 864,800 cbm

(1)	Includes both bareboat charters and time charters, but excludes vessels chartered-in where the duration of the charter was one year or less at inception.
(2)	LNG Carrier capacity described in cbm.

Strengths

Our competitive strengths position us as a leader in the International Flag tanker market, provide us with differentiated chartering and strategic opportunities due to our size and global presence, and drive our primary objective of maximizing shareholder value. Our fleet maintains full vetting approvals and operates in well-established and top-performing commercial pools, enhancing our revenues, and we maintain vetting approvals in accordance with the requirements of the pooling arrangements. Our personnel working with V. Ships strive to ensure that the vessels are maintained and operated to a standard that is acceptable to the oil majors. Our customers independently verify that the vessels meet these standards.

Leading operator of International Flag vessels.

Our operating fleet (excluding our JV vessels) comprises 20 MR tankers, 12 Panamax/LR1s, eight Aframaxes/LR2s, eight VLCCs and one ULCC. The weighted-average age (by carrying capacity) of our total owned and operated fleet was 11.3 years as of September 30, 2016, compared with an average of 9.5 years for the world International Flag tanker fleet of vessels over 10,000 dwt. Twenty-five of our tankers can be shifted between the crude oil and refined product trades depending on market conditions. This provides us with flexibility to employ our vessels in the most attractive market segments. We believe the scale, flexibility and diversity of our fleet enable us to capitalize on chartering opportunities that are not available to many vessel owners with smaller or less-diverse fleets.

Large and diverse International Flag fleet is well-positioned to benefit from current market fundamentals.

We own and operate one of the largest fleets of international crude and product tankers worldwide. Our fleet trades predominantly in the spot market (which has over protracted periods of time outperformed a strategy based on medium- or long-term time charters), generally through commercial pools, which facilitate deployment of our vessels globally. Commercial pools allow shipowners to collectively achieve scale in a particular vessel class without requiring large capital commitments from any individual owner. For a more detailed discussion on the material services provided under the pooling arrangements, including how revenues are allocated among members of each of the pools, see “Business — Fleet Operations — Commercial Management — Commercial Pools and other Commercial Management Arrangements.” We participate in commercial pools because we believe that combining vessels of similar size and capability in an integrated system creates scale and offers our customers greater flexibility and higher service levels, and were a founding member of two of the largest commercial pools in which we participate, Tankers International (“TI”) and Panamax International (“PI”). The size and scope of these commercial pools enable us to secure greater utilization through more backhaul voyages and COAs, reduced waiting time and shorter ballast voyages, thereby generating higher TCE revenues than otherwise might be obtainable in the spot market. As of September 30, 2016, 35 out of 55 of our vessels participated in six commercial pools. The six pools currently commercially manage the following approximate number of vessels, including those of INSW: TI — 52, Sigma Tankers (“SIGMA”) — 41, Handytankers (“HDT”) — 62, PI — 31, Clean Products Tankers Alliance (“CPTA”) — 28 and Navig8 Tankers — Alpha8 (“Navig8”) — 16. The international spot charter market recovered well throughout 2014 and posted healthy results for 2015 and the first six months of 2016, with our fleet’s spot charter rates averaging blended TCE rates of $17,917/day for 2014, $30,627/day for 2015 and $26,797/day for the first six months of 2016. We believe that our exposure to the spot market and participation in leading commercial pools provide strong returns to stockholders over time.

Strategy

Our primary objective is to maximize stockholder value by generating strong cash flows through the combination of the higher returns available from time to time in the spot market and from our participation in commercial pools with selective short-term time charters; actively managing the size and composition of our fleet over the course of market cycles to increase investment returns and available capital; and entering into value-creating transactions. The key elements of our strategy are:

Generate strong cash flows by capitalizing on our long-standing customer relationships.

We believe we are well-positioned to generate strong cash flows by identifying and taking advantage of attractive chartering opportunities in the International Flag market. Our fleet maintains one of the largest global footprints in the tanker market. Our market position allows us or the commercial pools in which we participate to maintain our long-standing relationships with many of the largest energy companies, which in some cases date back for more than 16 years. We selectively seek out time charters on certain of our vessels, usually one to two years, to major oil companies, traders and our pool partners to complement our spot market exposure. We will continue to pursue an overall chartering strategy which blends short-term time charters that provides stable cash flows with a substantial spot rate exposure that provides us with higher returns when the more volatile spot market is stronger.

•	Significantly enhance cash flows through spot market exposure and participation in commercial pools.

We expect to continue to deploy the majority of our fleet on a spot rate basis to benefit from market volatility and what we believe are the traditionally higher returns the spot market offers compared with time charters. We believe this strategy presently offers significant upside exposure to the spot market and an opportunity to capture enhanced profit margins at times when vessel demand exceeds supply. We also anticipate continuing to use commercial pools as our principal means of participation in the spot market. We currently participate in six commercial pools — TI, SIGMA, HDT, PI, CPTA and Navig8 — each selected for specific expertise in its respective market. Our continued participation in pools allows us to benefit from economies of scale and higher vessel utilization rates, resulting in TCE revenues that exceed those we believe could be achieved operating those vessels outside of a commercial pool.

•	Generate stable cash flows through time charters.

We seek to employ a portion of our vessels on short-term time charters. The prevailing contango in crude oil pricing (when the future price of oil exceeds the current price of oil, encouraging the temporary storage of crude oil at sea) enabled us to place our ULCC, the Overseas Laura Lynn (the former TI Oceania), on a storage charter through March 2017. One of our VLCCs, the Overseas Sakura, is on charter to a major oil company through August 2017 and five of our Panamax/LR1s are on time charters to our partners in the PI pool that expire in the first half of 2017. We may seek to place other tonnage on time charters, for storage or transport, when we can do so at attractive rates.

Actively manage our fleet to maximize return on capital over market cycles.

We plan to actively manage the size and composition of our fleet through opportunistic accretive acquisitions and dispositions as part of our effort to achieve above-market returns on capital for our vessel assets and renew our fleet. Using our commercial, financial and operational expertise, we plan to opportunistically grow our fleet through the timely and selective acquisition of high-quality secondhand vessels or existing newbuild contracts when we believe those acquisitions will result in attractive returns on invested capital and increased cash flow. We also intend to engage in opportunistic dispositions where we can achieve attractive values for our vessels relative to their anticipated future earnings from operations as we assess the market cycle. Taken together, we believe these activities will help us to maintain a diverse, high-quality and modern fleet of crude oil and refined product vessels with an enhanced return on invested capital. We believe our diverse and versatile fleet, our experience and our long-standing relationships with participants in the crude and refined product shipping industry, position us to identify and take advantage of attractive acquisition opportunities in any vessel class in the international market.

Maintain a strong and flexible financial profile.

As of June 30, 2016, we had total liquidity on a consolidated basis of $329 million, comprised of $279 million of cash and $50 million of undrawn revolver capacity. We seek to maintain a strong balance sheet as we believe it will provide financial flexibility to take advantage of attractive strategic opportunities we may identify.

Positive Industry Fundamentals

Freight rates in tanker market surged higher in 2015 and continued to be firm in the opening months of 2016. Four major factors led to the firmness in tanker earnings in 2015 and the first half of 2016 — strong growth in global oil trade, sluggish expansion of the fleet, a sharp increase in floating storage and lower bunker prices. After subdued growth during 2011-14, global crude oil trade surged in 2015 as a steep decline in oil prices ensured high refinery margins which in turn kept refinery runs high. In addition to this, low oil prices also kept global oil demand and stocking activity high. On the other hand, the pace of global oil trade growth during 2011-14 was hurt by weakness in global economy and decline in US imports due to rising domestic production. Drewry estimated that total ton mile demand for crude tankers increased from 8.6 trillion ton miles in 2011 to 8.8 trillion ton miles in 2014, before jumping by 3.3% to 9.3 trillion ton miles in 2015. The refined petroleum products market, which represented about 25% of total 2015 worldwide tanker trade measured by ton mile demand, grew by a compound annual growth rate of 3.5% from 2.6 trillion to 3.0 trillion ton miles between 2011 and 2015. During this period the United States became the largest refined product exporter in the world, with most U.S. product exports moving on MR tankers into South America and Europe. The annual growth rate of the world tanker fleet, which has moderated since peaking at 9% in 2009, dropped off significantly to approximately 3% to 4% a year through 2012, and had net increases below 2% in 2013 and below 1% in 2014 before finally increasing by 3% in 2015 and 5% in the first nine months of 2016. Monthly contracting volumes in the 10 years ended December 31, 2015 averaged approximately 3.2 million dwt while the monthly average for the first nine months of 2016 was only 0.7 million dwt. This decline indicates that fleet growth in the 2017 to 2018 period could start to moderate. Vessel earnings in both the crude and product markets are, however, highly sensitive to changes in the demand for, and supply of, shipping capacity, which has historically caused these markets to be cyclical and volatile in nature. Tanker earnings in the third quarter of 2016 have been softer than rates in the first half of 2016 reflecting normal seasonality factors as well as high crude oil inventory levels and increased vessel deliveries.

Fleet List

The following tables set forth information regarding vessels in our fleet as of September 30, 2016:

Vessel Name	Type	Dwt	Year Built	Employment		Shipyard
Owned Vessels
Overseas Laura Lynn	ULCC	441,585	2003	Time Charter		Daewoo
Overseas Kilimanjaro	VLCC	296,999	2012	Pool		Dalian
Overseas McKinley	VLCC	296,971	2011	Pool		Dalian
Overseas Everest	VLCC	296,907	2010	Pool		Shanghai Jiangnan
Overseas Rosalyn	VLCC	317,979	2003	Pool		Hyundai
Overseas Mulan	VLCC	318,518	2002	CMA		Hyundai
Overseas Tanabe	VLCC	298,561	2002	Pool		Hitachi
Overseas Sakura	VLCC	298,641	2001	Time Charter		Hitachi
Overseas Raphael	VLCC	309,614	2000	Time Charter		Hyundai
Overseas Redwood	Aframax	112,792	2013	Pool		SPP
Overseas Yellowstone	Aframax	112,989	2009	Pool		New Times
Overseas Yosemite	Aframax	112,905	2009	Pool		New Times
Overseas Portland	Aframax	112,139	2002	Pool		Hyundai
Overseas Josefa Camejo	Aframax	112,860	2001	Pool		Hyundai
Overseas Fran	Aframax	112,118	2001	Pool		Hyundai
Overseas Shirley	Aframax	112,056	2001	Pool		Hyundai
Overseas Shenandoah	LR2	109,999	2014	Pool		SPP
Overseas Reymar	Panamax	69,636	2004	Time Charter	(1)	Daewoo
Cabo Hellas	Panamax	69,636	2003	Time Charter	(1)	Daewoo
Overseas Jademar	Panamax	69,697	2002	Pool		Daewoo
Overseas Pearlmar	Panamax	68,014	2002	Pool		Daewoo
Overseas Goldmar	Panamax	69,684	2002	Pool		Daewoo
Overseas Rosemar	Panamax	69,629	2002	Pool		Daewoo
Overseas Silvermar	Panamax	69,609	2002	Pool		Daewoo
Overseas Rubymar	Panamax	69,599	2002	Time Charter	(1)	Daewoo
Overseas Leyte	LR1	73,944	2011	Pool		SPP
Overseas Samar	LR1	73,925	2011	Time Charter	(1)	SPP
Overseas Visayas	LR1	74,933	2006	Time Charter	(1)	STX
Overseas Luzon	LR1	74,908	2006	Time Charter	(1)	STX
Overseas Athens	MR	50,342	2012	Pool		SPP
Overseas Milos	MR	50,378	2011	Pool		SPP
Overseas Kythnos	MR	50,284	2010	Pool		SPP
Overseas Skopelos	MR	50,222	2009	Pool		SPP
Overseas Alcmar	MR	46,248	2004	Pool		STX
Overseas Alcesmar	MR	46,214	2004	Pool		STX
Overseas Ariadmar	MR	46,205	2004	Pool		STX
Overseas Andromar	MR	46,195	2004	Pool		STX
Overseas Atalmar	MR	46,177	2004	Pool		STX
Overseas Antigmar	MR	46,168	2004	Pool		STX
Victory	MR	47,236	1998	Bareboat		Onomichi
Overseas Ambermar	MR	35,970	2002	Pool		Daedong
Overseas Petromar	MR	35,768	2001	Pool		Daedong
Chartered In Vessels
Alexandros II	MR	51,257	2008	CMA		STX
Overseas Sifnos	MR	51,225	2008	Time Charter		STX

Vessel Name	Type	Dwt		Year Built	Employment	Shipyard
Overseas Kimolos	MR	51,218		2008	CMA	STX
Sextans	MR	51,218		2007	Pool	STX
Cygnus	MR	51,218		2007	Pool	STX
PTI Hercules	MR	51,218		2006	Pool	STX
PTI Orion	MR	51,218		2006	Pool	STX
JV Vessels
FSO Vessels
FSO Africa(2)	FSO	432,023		2002	Service Contract	Daewoo
FSO Asia(2)	FSO	441,893		2002	Service Contract	Daewoo
LNG Carriers
Al Gattara(3)	LNG	216,200	(4)	2007	Time Charter	Hyundai
Tembek(3)	LNG	216,200	(4)	2007	Time Charter	Samsung
Al Gharrafa(3)	LNG	216,200	(4)	2008	Time Charter	Hyundai
Al Hamla(3)	LNG	216,200	(4)	2008	Time Charter	Samsung

(1)	These vessels entered into short-term time charters with our PI commercial pool partners.
(2)	JV Vessels in which we hold a 50% ownership interest.
(3)	JV Vessels in which we hold a 49.9% ownership interest.
(4)	LNG Carrier capacity described in cbm.

Risk Factors

Our business is subject to numerous risks. See “Risk Factors.” In particular, our business may be adversely affected by:

•	our lack of history operating as an independent public company;
•	the highly cyclical nature of the industry, which may lead to volatile changes in charter rates and significant fluctuations in the market value of vessels;
•	declines in charter rates and other market deterioration;
•	an increase in the supply of vessels without a commensurate increase in demand for such vessels, which could cause charter rates to become depressed;
•	our insurance not being adequate to cover our losses;
•	changes in the regulatory environment in which we operate;
•	acts of piracy on ocean-going vessels;
•	terrorist attacks and international hostilities and instability;
•	compliance with the complex laws and regulations that govern our operations, including environmental laws and regulations;
•	constraints on capital availability; and
•	our significant indebtedness.

Corporate Information

Our executive offices are located at 600 Third Avenue, 39th Floor, New York, New York 10016, and our telephone number is (212) 953-4100. Following completion of the Spin-off, our Internet website address will be www.intlseas.com. Information on, or accessible through, our website is not incorporated into, nor should it be considered part of, this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Summary of the Spin-Off

The following is a summary of the terms of the spin-off. See “The Spin-Off” in this Information Statement for a more detailed description of the matters described below.

Distributing company
OSG is the distributing company in the spin-off. Immediately following the Distribution, OSG will not own any capital stock of INSW.
Distributed company
INSW is the distributed company in the spin-off.
Primary purposes of the spin-off
For the reasons more fully discussed in “Questions and Answers About the Spin-off — Why is OSG spinning off INSW?”, OSG believes that separating INSW from OSG is in the best interests of both OSG and INSW.
Distribution ratio
Each holder of OSG common stock will receive 0.3333 shares of INSW’s Common Stock for every share of OSG common stock held on November 18, 2016, the Record Date for the Distribution. Each holder of OSG warrants will receive 0.3333 shares of INSW Common Stock for every one share of OSG common stock they would have received if they exercised their warrants immediately prior to the Distribution (or approximately 0.06332 shares of Common Stock per warrant). Fractional shares of INSW Common Stock will not be distributed in the spin-off. Holders of OSG common stock and OSG warrants will receive cash in lieu of fractional shares of INSW Common Stock.
Securities to be distributed
All of the shares of INSW Common Stock owned by OSG, which will be 100% of our Common Stock outstanding immediately prior to the Distribution.
Based on the 70,195,146 shares of OSG common stock and the 90,977,702 OSG warrants outstanding on November 4, 2016, and the distribution ratio of 0.3333 shares of INSW Common Stock for every share of OSG common stock, approximately 29,156,750 shares of our Common Stock will be distributed to OSG stockholders and warrantholders. The number of shares of Common Stock that OSG will distribute to its stockholders and warrantholders will be reduced to the extent that cash payments are made or will be made in lieu of the issuance of fractional INSW Common Stock.
Record Date
The Record Date for the Distribution is 5:00 P.M., Eastern Time, on November 18, 2016.
Distribution Date
The Distribution Date will be 5:00 P.M., Eastern Time, on November 30, 2016.
The Distribution
On the Distribution Date, OSG, with the assistance of the Distribution Agent, will electronically issue shares of our Common Stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your shares of OSG common stock or OSG warrants or take any other action to receive your shares of our Common Stock. If you sell shares of OSG common stock in the “regular-way” market through the Distribution Date, you will also sell your right to receive shares of INSW Common Stock in the Distribution. Registered stockholders will receive additional information from the Distribution Agent shortly after the Distribution Date. Following the Distribution, stockholders whose shares are held in book-entry form may request that their shares of INSW Common Stock be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold shares through brokerage firms will receive additional information from their brokerage firms shortly after the Distribution Date.
Fractional shares of Common Stock will not be distributed in the spin-off. Holders of OSG common stock and OSG warrants will receive cash in lieu of fractional shares of INSW Common Stock. The Distribution Agent, will aggregate all fractional shares of INSW common stock into whole shares, sell the whole shares in the open market at prevailing market prices on behalf of holders entitled to receive a fractional share, and distribute the aggregate net cash proceeds of the sales pro rata to these holders.
Conditions to Distribution
The Distribution of our Common Stock is subject to the satisfaction or waiver of a number of conditions, including the following:

•

the Securities and Exchange Commission (“SEC”) shall have declared effective our registration statement on Form 10, of which this Information Statement is a part, and no stop order relating to the registration statement shall be in effect;

• all consents required in connection with the Distribution and related transactions shall have been received;

•

OSG shall have received an opinion of outside legal counsel or tax advisors regarding the U.S. federal income tax treatment of the contribution, the separation and the Distribution, in form and substance satisfactory to OSG in its sole discretion;

•

the board of directors of OSG shall have received an opinion from a nationally recognized appraisal, valuation and investment banking firm, in form and substance satisfactory to OSG in its sole discretion regarding: (A) the solvency of each of OSG and INSW after the contribution, separation and Distribution and (B) the existence of surplus after OSG has made the Distribution;

• the listing of and our Common Stock on the NYSE shall have been approved, subject to official notice of issuance; and

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, shall be in effect.

OSG has the right not to complete the Distribution if, at any time prior to the Distribution Date (even if all such conditions are satisfied), its board of directors determines, in its sole discretion, that the Distribution is not in the best interest of OSG or that market conditions are such that it is not advisable to separate INSW from OSG.

NYSE listing
We have applied to list our shares of Common Stock on the NYSE under the ticker symbol “INSW.” We anticipate that on or shortly before the Record Date for the Distribution, trading of shares of our Common Stock will begin on a “when-issued” basis and will continue up to and including the Distribution Date. See “The Spin-Off — Market for Common Stock — Trading Between the Record Date and Distribution Date,” included elsewhere in this Information Statement.
It is expected that after the distribution of our Common Stock, OSG common stock will continue to be traded on the NYSE under the symbol “OSG.”
Distribution Agent
Computershare, Inc.
Tax considerations
The Distribution of our Common Stock likely will not qualify for tax-free treatment. Assuming that is the case, an amount equal to the fair market value of the shares of our Common Stock received by you on the date of Distribution will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of OSG. The excess will be treated as a non-taxable return of capital to the extent of your tax basis in OSG common stock or OSG warrants and any remaining excess will generally be treated as capital gain. Your tax basis in OSG common stock or OSG warrants held at the time of the Distribution will be reduced (but not below zero) to the extent the fair market value of the shares of our Common Stock distributed by OSG in the Distribution exceeds OSG’s current and accumulated earnings and profits, as adjusted to take account of other distributions made by OSG in the taxable year that includes the Distribution. Your holding period for such OSG common stock or OSG warrants will not be affected by the Distribution. OSG will not be able to advise stockholders and warrantholders of the amount of earnings and profits of OSG until after the end of the 2016 calendar year. For a more detailed discussion, see “Certain U.S. Federal Income Tax Consequences of the Distribution — Tax Consequences of the Distribution.”

Emerging Growth Company Status

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We do not intend to take advantage of the exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Such exemptions include, but are not limited to, scaled disclosure provisions with respect to financial information and executive compensation, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. Under the JOBS Act, we retain the ability to take advantage of these reporting exemptions until we are no longer considered an emerging growth company, which in certain circumstances could be up to five years.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, we may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to take advantage of this extended transition period, and our election is irrevocable pursuant to Section 107(b) of the JOBS Act.

RISK FACTORS

The following important risk factors could cause actual results to differ materially from those contained in the forward-looking statements made in this report or presented elsewhere by management from time to time. If any of the circumstances or events described below actually arise or occur, INSW’s business, results of operations and financial condition could be materially adversely affected. Actual dollar amounts are used in this “Risk Factors” section.

Risks Related to Our Industry

The highly cyclical nature of the industry may lead to volatile changes in charter rates and vessel values, which could adversely affect the Company’s earnings and available cash.

The tanker industry is both cyclical and volatile in terms of charter rates and profitability. Fluctuations in charter rates and vessel values result from changes in supply and demand both for tanker capacity and for oil and oil products. Factors affecting these changes in supply and demand are generally outside of the Company’s control. The nature, timing and degree of changes in industry conditions are unpredictable and could adversely affect the values of the Company’s vessels or result in significant fluctuations in the amount of charter revenues the Company earns, which could result in significant volatility in INSW’s quarterly results and cash flows. Factors influencing the demand for tanker capacity include:

•	supply and demand for, and availability of, energy resources such as oil, oil products and natural gas, which affect customers’ need for vessel capacity;
•	global and regional economic and political conditions, including armed conflicts, terrorist activities and strikes, that among other things could impact the supply of oil, as well as trading patterns and the demand for various vessel types;
•	regional availability of refining capacity and inventories;
•	changes in the production levels of crude oil (including in particular production by OPEC, the United States and other key producers);
•	developments in international trade generally;
•	changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported, changes in the price of crude oil and changes to the West Texas Intermediate and Brent Crude Oil pricing benchmarks;
•	environmental and other legal and regulatory developments and concerns;
•	construction or expansion of new or existing pipelines or railways;
•	weather and natural disasters;
•	competition from alternative sources of energy; and
•	international sanctions, embargoes, import and export restrictions, nationalizations and wars.

Factors influencing the supply of vessel capacity include:

•	availability and pricing of other energy resources such as natural gas;
•	the number of newbuilding deliveries;
•	the scrapping rate of older vessels;
•	the number of vessels being used for storage or as FSO service vessels;
•	the conversion of vessels from transporting oil and oil products to carrying dry bulk cargo or vice versa;
•	the number of vessels that are removed from service;

•	availability and pricing of other energy sources such as natural gas for which tankers can be used or to which construction capacity may be dedicated;
•	port or canal congestion; and
•	environmental and maritime regulations.

Many of the factors that influence the demand for tanker capacity will also, in the longer term, effectively influence the supply of tanker capacity, since decisions to build new capacity, invest in capital repairs, or to retain in service older obsolescent capacity are influenced by the general state of the marine transportation industry from time to time.

The market value of vessels fluctuates significantly, which could adversely affect INSW’s liquidity or otherwise adversely affect its financial condition.

The market value of vessels has fluctuated over time. The fluctuation in market value of vessels over time is based upon various factors, including:

•	age of the vessel;
•	general economic and market conditions affecting the tanker industry, including the availability of vessel financing;
•	number of vessels in the world fleet;
•	types and sizes of vessels available;
•	changes in trading patterns affecting demand for particular sizes and types of vessels;
•	cost of newbuildings;
•	number of vessels on order;
•	prevailing level of charter rates;
•	competition from other shipping companies and from other modes of transportation; and
•	technological advances in vessel design and propulsion.

Worldwide vessel market values declined after 2010 before bottoming out in the second half of 2013. Crude vessel values generally rose throughout 2014 and 2015, reflecting the higher TCE rates in the market. In 2016, vessel sales have been very sporadic and financing has been difficult for many companies to obtain. This has resulted in downward pressure on vessel values, while at the same time limiting new orders for newbuildings that would be delivered after 2017.

These factors will affect the value of the Company’s vessels at the time of any vessel sale. If INSW sells a vessel at a sale price that is less than the vessel’s carrying amount on the Company’s financial statements, INSW will incur a loss on the sale and a reduction in earnings and surplus. In addition, declining values of the Company’s vessels could adversely affect the Company’s liquidity by limiting its ability to raise cash by refinancing vessels.

Declines in charter rates and other market deterioration could cause INSW to incur impairment charges.

The Company evaluates events and changes in circumstances that have occurred to determine whether they indicate that the carrying amounts of the vessel assets might not be recoverable. This review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires the Company to make various estimates, including future freight rates, earnings from the vessels, market appraisals and discount rates. All of these items have historically been volatile. The Company evaluates the recoverable amount of a vessel asset as the sum of its undiscounted estimated future cash flows. If the recoverable amount is less than the vessel’s carrying amount, the vessel’s carrying amount is then compared to its estimated fair value, which is determined based on vessel valuations. If the vessel’s carrying amount is less than its fair value, it is deemed impaired. The carrying values of the Company’s vessels may differ significantly from their fair market value. The Company currently estimates that it will record vessel impairment charges aggregating approximately $50 million in the third quarter of 2016 as a result of industry-wide declines in vessel valuations during 2016, and specifically from June 30, 2016 to September 30, 2016, and forecasted charter rates in the near term. The remaining 24 vessels tested had carrying values that were approximately $210 million in excess of their respective estimated market values at September 30, 2016.

An increase in the supply of vessels without a commensurate increase in demand for such vessels could cause charter rates to decline, which could adversely affect INSW’s revenues, profitability and cash flows, as well as the value of its vessels.

INSW depends on short term duration, or “spot,” charters, for a significant portion of its revenues, which exposes INSW to fluctuations in market conditions. In the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013, INSW derived approximately 78%, 90%, 87% and 88%, respectively, of its TCE revenues in the spot market.

The marine transportation industry has historically been highly cyclical, as the profitability and asset values of companies in the industry have fluctuated based on changes in the supply and demand of vessels. If the number of new ships of a particular class delivered exceeds the number of vessels of that class being scrapped, available capacity in that class will increase. The newbuilding order book (representing vessels in various stages of planning or construction) equaled 15%, 19%, 13% and 12% of the existing world tanker fleet as of September 30, 2016, December 31, 2015, 2014 and 2013, respectively.

Vessel supply is also affected by the number of vessels being used for floating storage, since vessels used for storage are not available to transport crude oil or petroleum products. Utilization of vessels for storage is affected by expectations of changes in the price of oil and petroleum products, with utilization generally increasing if prices are expected to increase more than storage costs and generally decreasing if they are not. A reduction in vessel utilization for storage will generally increase vessel supply. In 2010, for example, 81 vessels were released from storage and reentered the trading fleet. Since the 2010 release until near the end of 2014, storage on vessels at sea has been low, in part because then-current prices of crude oil generally exceeded the future prices, a condition that allows companies to replace inventories at lower price encouraging the drawdown of commercial inventories. Supply has exceeded demand during the past five years, resulting in lower charter rates across the International Flag fleet. Since December 2014, current prices of crude oil have generally been below future prices, resulting in an increase in vessels used for storage. However, the duration of this trend of higher future prices cannot be predicted. If this trend ceases or reverses, the charter rates for the Company’s International Flag vessels could decrease to levels experienced from 2010 – 2014, which were well below historical averages. Any such development, particularly if sustained over a long period of time, would have a material adverse effect on INSW’s revenues, profitability and cash flows.

Shipping is a business with inherent risks, and INSW’s insurance may not be adequate to cover its losses.

INSW’s vessels and their cargoes are at risk of being damaged or lost because of events including, but not limited to:

•	marine disasters;
•	bad weather;
•	mechanical failures;
•	human error;
•	war, terrorism and piracy;
•	grounding, fire, explosions and collisions; and
•	other unforeseen circumstances or events.

In addition, transporting crude oil creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes, port closings and boycotts. These hazards may result in death or injury to persons; loss of revenues or property; the payment of ransoms; environmental damage; higher insurance rates; damage to INSW’s customer relationships; and market disruptions, delay or rerouting, which may also subject INSW to litigation. The operation of tankers also has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage and the associated costs could exceed the insurance coverage available to the Company. Compared to other types of vessels, tankers are also exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers. Furthermore, any such incident could seriously damage INSW’s reputation and cause INSW either to lose business or to be less likely to enter into new business (either because of customer concerns or changes in customer vetting processes). Any of these events could result in loss of revenues, decreased cash flows and increased costs.

While the Company carries insurance to protect against certain risks involved in the conduct of its business, risks may arise against which the Company is not adequately insured. For example, a catastrophic spill could exceed INSW’s $1 billion per vessel insurance coverage and have a material adverse effect on its operations. In addition, INSW may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and INSW cannot guarantee that any particular claim will be paid by its insurers. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover the Company’s losses, INSW may not be able to timely obtain a replacement ship in the event of a loss. INSW may also be subject to calls, or premiums, in amounts based not only on its own claim records but also the claim records of all other members of the protection and indemnity associations through which INSW obtains insurance coverage for tort liability. INSW’s payment of these calls could result in significant expenses which would reduce its profits and cash flows or cause losses.

Constraints on capital availability have adversely affected the tanker industry and INSW’s business.

Constraints on capital that have occurred during recent years have adversely affected the financial condition of certain of the Company’s customers, financial lenders and suppliers. Entities that suffer a material adverse impact on their financial condition may be unable or unwilling to comply with their contractual commitments to INSW including the refusal or inability of customers to pay charter hire to INSW or the inability or unwillingness of financial lenders to honor their commitments to lend funds. While INSW seeks to monitor the financial condition of its customers, financial lenders and suppliers, the availability and accuracy of information about the financial condition of such entities and the actions that INSW may take to reduce possible losses resulting from the failure of such entities to comply with their contractual obligations may be limited. Any such failure could have a material adverse effect on INSW’s revenues, profitability and cash flows. In addition, adverse financial conditions may inhibit these entities from entering into new commitments with INSW, which could also have a material adverse effect on INSW’s revenues, profitability and cash flows.

The Company also faces other potential constraints on capital relating to counterparty credit risk and constraints on INSW’s ability to borrow funds. See also “— Risks Related to Our Company — The Company is subject to credit risks with respect to its counterparties on contracts and failure of such counterparties to meet their obligations could cause the Company to suffer losses on such contracts, decreasing revenues and earnings” and “— Risks Related to Our Company — INSW has incurred significant indebtedness which could affect its ability to finance its operations, pursue desirable business opportunities and successfully run its business in the future, all of which could affect INSW’s ability to fulfill its obligations under that indebtedness.”

The current state of the global financial markets and current economic conditions may adversely impact the Company’s ability to obtain additional financing on acceptable terms and otherwise negatively impact the Company’s business.

Global financial markets and economic conditions have been, and continue to be, volatile. In recent years, businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, volatile interest rates, and declining markets. There has been a general decline in the willingness of banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.

In addition, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased to provide, funding to borrowers. Due to these factors, additional financing may not be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, the Company may be unable to meet its obligations as they come due or the Company may be unable to execute its business strategy, complete additional vessel acquisitions, or otherwise take advantage of potential business opportunities as they arise.

INSW conducts its operations internationally, which subjects it to changing economic, political and governmental conditions abroad that may adversely affect its business.

The Company conducts its operations internationally, and its business, financial condition, results of operations and cash flows may be adversely affected by changing economic, political and government conditions in the countries and regions where its vessels are employed, including:

•	regional or local economic downturns;
•	changes in governmental policy or regulation;
•	restrictions on the transfer of funds into or out of countries in which INSW or its customers operate;
•	difficulty in staffing and managing (including ensuring compliance with internal policies and controls) geographically widespread operations;
•	trade relations with foreign countries in which INSW’s customers and suppliers have operations, including protectionist measures such as tariffs and import or export licensing requirements;
•	general economic and political conditions, which may interfere with, among other things, the Company’s supply chain, its customers and all of INSW’s activities in a particular location;
•	difficulty in enforcing contractual obligations in non-U.S. jurisdictions and the collection of accounts receivable from foreign accounts;
•	different regulatory regimes in the various countries in which INSW operates;
•	inadequate intellectual property protection in foreign countries;
•	the difficulties and increased expenses in complying with multiple and potentially conflicting U.S. and foreign laws, regulations, security, product approvals and trade standards, anti-bribery laws, government sanctions and restrictions on doing business with certain nations or specially designated nationals;
•	import and export duties and quotas;
•	demands for improper payments from port officials or other government officials;
•	U.S. and foreign customs, tariffs and taxes;
•	currency exchange controls, restrictions and fluctuations, which could result in reduced revenue and increased operating expense;
•	international incidents;
•	transportation delays or interruptions;
•	local conflicts, acts of war, terrorist attacks or military conflicts;
•	changes in oil prices or disruptions in oil supplies that could substantially affect global trade, the Company’s customers’ operations and the Company’s business;

•	the imposition of taxes by flag states, port states and jurisdictions in which INSW or its subsidiaries are incorporated or where its vessels operate; and
•	expropriation of INSW’s vessels.

The occurrence of any such event could have a material adverse effect on the Company’s business.

INSW must comply with complex non-U.S. and U.S. laws and regulations, such as the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other local laws prohibiting corrupt payments to government officials; anti-money laundering laws; and anti-competition regulations. Moreover, the shipping industry is generally considered to present elevated risks in these areas. Violations of these laws and regulations could result in fines and penalties, criminal sanctions, restrictions on the Company’s business operations and on the Company’s ability to transport cargo to one or more countries, and could also materially affect the Company’s brand, ability to attract and retain employees, international operations, business and operating results. Although INSW has policies and procedures designed to achieve compliance with these laws and regulations, INSW cannot be certain that its employees, contractors, joint venture partners or agents will not violate these policies and procedures. INSW’s operations may also subject its employees and agents to extortion attempts.

The vote by the United Kingdom to leave the European Union could adversely affect us.

The recent United Kingdom referendum on its membership in the European Union (“E.U.”) resulted in a majority of U.K. voters voting to exit the E.U. (“Brexit”). We have operations in the United Kingdom and the E.U., and as a result, we face risks associated with the potential uncertainty and disruptions that may follow Brexit, including with respect to volatility in exchange rates and interest rates, and potential material changes to the regulatory regime applicable to our business or global trading parties. Brexit could adversely affect European or worldwide political, regulatory, economic or market conditions and could contribute to instability in global political institutions, regulatory agencies and financial markets. Any of these effects of Brexit, and others we cannot anticipate or that may evolve over time, could have a material adverse effect on INSW’s business, financial condition, results of operations and cash flows.

Changes in fuel prices may adversely affect profits.

Fuel is a significant, if not the largest, expense in the Company’s shipping operations when vessels are under voyage charter. Accordingly, an increase in the price of fuel may adversely affect the Company’s profitability if these increases cannot be passed onto customers. The price and supply of fuel is unpredictable and fluctuates based on events outside the Company’s control, including geopolitical developments; supply and demand for oil and gas; actions by OPEC, and other oil and gas producers; war and unrest in oil producing countries and regions; regional production patterns; and environmental concerns. Fuel may become much more expensive in the future, which could reduce the profitability and competitiveness of the Company’s business compared to other forms of transportation.

Acts of piracy on ocean-going vessels could adversely affect the Company’s business.

The frequency of pirate attacks on seagoing vessels remains high, particularly in the western part of the Indian Ocean, off the west coast of Africa and in the South China Sea. If piracy attacks result in regions in which the Company’s vessels are deployed being characterized by insurers as “war risk” zones, as the Gulf of Aden has been, or Joint War Committee “war and strikes” listed areas, premiums payable for insurance coverage could increase significantly, and such insurance coverage may become difficult to obtain. Crew costs could also increase in such circumstances due to risks of piracy attacks.

In addition, while INSW believes the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim the Company would dispute. The Company may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on the Company. In addition, hijacking as a result of an act of piracy against the Company’s vessels, or an increase in the cost (or unavailability) of insurance for those vessels, could have a material adverse impact on INSW’s business, financial condition, results of operations and cash flows. Such attacks may also impact the Company’s customers, which could impair their ability to make payments to the Company under their current charters.

Terrorist attacks and international hostilities and instability can affect the tanker industry, which could adversely affect INSW’s business.

Terrorist attacks, the outbreak of war, or the existence of international hostilities could damage the world economy, adversely affect the availability of and demand for crude oil and petroleum products and adversely affect both the Company’s ability to charter its vessels and the charter rates payable under any such charters. In addition, INSW operates in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war or international hostilities. In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. These factors could also increase the costs to the Company of conducting its business, particularly crew, insurance and security costs, and prevent or restrict the Company from obtaining insurance coverage, all of which could have a material adverse effect on INSW’s business, financial condition, results of operations and cash flows.

Public health threats could have an adverse effect on the Company’s operations and financial results.

Public health threats and other highly communicable diseases, outbreaks of which have already occurred in various parts of the world near where INSW operates, could adversely impact the Company’s operations, the operations of the Company’s customers and the global economy, including the worldwide demand for crude oil and the level of demand for INSW’s services. Any quarantine of personnel, restrictions on travel to or from countries in which INSW operates, or inability to access certain areas could adversely affect the Company’s operations. Travel restrictions, operational problems or large-scale social unrest in any part of the world in which INSW operates, or any reduction in the demand for tanker services caused by public health threats in the future, may impact INSW’s operations and adversely affect the Company’s financial results.

Risks Related to Our Company

INSW has incurred significant indebtedness which could affect its ability to finance its operations, pursue desirable business opportunities and successfully run its business in the future, all of which could affect INSW’s ability to fulfill its obligations under that indebtedness.

As of June 30, 2016, INSW had approximately $520 million of outstanding indebtedness, net of discounts and deferred finance costs. INSW’s substantial indebtedness and interest expense could have important consequences, including:

•	limiting INSW’s ability to use a substantial portion of its cash flow from operations in other areas of its business, including for working capital, capital expenditures and other general business activities, because INSW must dedicate a substantial portion of these funds to service its debt;
•	to the extent INSW’s future cash flows are insufficient, requiring the Company to seek to incur additional indebtedness in order to make planned capital expenditures and other expenses or investments;
•	limiting INSW’s ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions, and other expenses or investments planned by the Company;
•	limiting the Company’s flexibility and ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation, and INSW’s business and industry;
•	limiting INSW’s ability to satisfy its obligations under its indebtedness;
•	increasing INSW’s vulnerability to a downturn in its business and to adverse economic and industry conditions generally;
•	placing INSW at a competitive disadvantage as compared to its less-leveraged competitors;
•	potentially limiting the Company’s ability to enter certain commercial pools;

•	limiting the Company’s ability, or increasing the costs, to refinance indebtedness; and
•	limiting the Company’s ability to enter into hedging transactions by reducing the number of counterparties with whom INSW can enter into such transactions, as well as the volume of those transactions.

In connection with the Spin-Off, INSW is currently negotiating amendments to the INSW Facilities to reflect certain changes to its corporate structure. The amended INSW Facilities may be on terms less favorable to us than the existing INSW facilities and may include more restrictive covenants (including restrictions on the ability of subsidiaries of INSW to make dividend payments to INSW).

INSW’s ability to continue to fund its obligations and to reduce debt may be affected by general economic, financial market, competitive, legislative and regulatory factors, among other things. Additionally, if our credit-ratings are downgraded, our ability to obtain financing and the costs of any future financing could be adversely affected. An inability to fund the Company’s debt requirements or reduce debt could have a material adverse effect on INSW’s business, financial condition, results of operations and cash flows.

Additionally, the actual or perceived credit quality of the Company’s or its pools’ charterers (as well as any defaults by them) could materially affect the Company’s ability to obtain the additional capital resources that it will require to purchase additional vessels or significantly increase the costs of obtaining such capital. The Company’s inability to obtain additional financing at an acceptable cost, or at all, could materially affect the Company’s results of operation and its ability to implement its business strategy.

The Company may not be able to generate sufficient cash to service all of its indebtedness, and could in the future breach covenants in its credit facilities and term loans.

The Company’s earnings, cash flow and the market value of its vessels vary significantly over time due to the cyclical nature of the tanker industry, as well as general economic and market conditions affecting the industry. As a result, the amount of debt that INSW can manage in some periods may not be appropriate in other periods and its ability to meet the financial covenants to which it is subject or may be subject in the future may vary. Additionally, future cash flow may be insufficient to meet the Company’s debt obligations and commitments. Any insufficiency could negatively impact INSW’s business.

The INSW Facilities contain certain restrictions relating to new borrowings as set forth in the loan agreement. In addition, the INSW Facilities have a covenant to maintain the aggregate Fair Market Value of the Collateral Vessels (each as defined in that loan agreement) at greater than or equal to $500.0 million at the end of each fiscal quarter. While the Company was in compliance with these requirements as of June 30, 2016, a decrease in vessel values or a failure to meet this ratio could cause the Company to breach certain covenants in its existing credit facilities and term loans, or in future financing agreements that the Company may enter into from time to time. If the Company breaches such covenants and is unable to remedy the relevant breach or obtain a waiver, the Company’s lenders could accelerate its debt and foreclose on the Company’s owned vessels.

A range of economic, competitive, financial, business, industry and other factors will affect future financial performance, and, accordingly, the Company’s ability to generate cash flow from operations and to pay debt and to meet the financial covenants under the INSW Facilities. Many of these factors, such as charter rates, economic and financial conditions in the tanker industry and the global economy or competitive initiatives of competitors, are beyond the Company’s control. If INSW does not generate sufficient cash flow from operations to satisfy its debt obligations, it may have to undertake alternative financing plans, such as:

•	refinancing or restructuring its debt;
•	selling tankers or other assets;
•	reducing or delaying investments and capital expenditures; or
•	seeking to raise additional capital.

Undertaking alternative financing plans, if necessary, might not allow INSW to meet its debt obligations. The Company’s ability to restructure or refinance its debt will depend on the condition of the capital markets, its access to such markets and its financial condition at that time. Any refinancing of debt could be at higher interest rates and might require the Company to comply with more onerous covenants, which could further restrict INSW’s business operations. In addition, the terms of existing or future debt instruments may restrict INSW from adopting some alternative measures. These alternative measures may not be successful and may not permit INSW to meet its scheduled debt service obligations. The Company’s inability to generate sufficient cash flow to satisfy its debt obligations, to meet the covenants of its credit agreements and term loans and/or to obtain alternative financing in such circumstances, could materially and adversely affect INSW’s business, financial condition, results of operations and cash flows.

The Company will be required to make additional capital expenditures to expand the number of vessels in its fleet and to maintain all of its vessels, which depend on additional financing.

The Company completed the construction of eight International Flag vessels during the five years ended December 31, 2015 (none of which was completed in 2015). The Company’s business strategy is based in part upon the expansion of its fleet through the purchase of additional vessels at attractive points. If INSW is unable to fulfill its obligations under any memorandum of agreement or newbuilding construction contract for future vessel acquisitions, the sellers of such vessels may be permitted to terminate such contracts and the Company may be required to forfeit all or a portion of the down payments it made under such contracts and it may also be sued for any outstanding balance. In addition, as a newbuilding vessel must be drydocked within five years of its delivery from a shipyard, with survey cycles of no more than 60 months for the first three surveys, and 30 months thereafter, not including any unexpected repairs, the Company will incur significant maintenance costs for its existing and any newly-acquired vessels. As a result, if the Company does not utilize its vessels as planned, these maintenance costs could have material adverse effects on the Company’s business, financial condition, results of operations and cash flows.

The Company depends on third party service providers for technical and commercial management of its International Flag fleet.

The Company currently outsources to third party service providers certain management services of its International Flag fleet, including technical management, certain aspects of commercial management and crew management. In particular, the Company has entered into ship management agreements with VShips UK Limited (“V.Ships”) that assign technical management responsibilities to V.Ships for each conventional tanker in the Company’s fleet (collectively, the “Ship Management Agreements”). The Company has also transferred commercial management of much of its International Flag fleet to certain other third party service providers, principally commercial pools.

In such outsourcing arrangements, the Company has transferred direct control over technical and commercial management of the relevant vessels, while maintaining significant oversight and audit rights, and must rely on third party service providers to, among other things:

•	comply with contractual commitments to the Company, including with respect to safety, quality and environmental compliance of the operations of the Company’s vessels;
•	comply with requirements imposed by the U.S. government, the United Nations (“U.N.”) and the E.U. (i) restricting calls on ports located in countries that are subject to sanctions and embargoes and (ii) prohibiting bribery and other corrupt practices;
•	respond to changes in customer demands for the Company’s vessels;
•	obtain supplies and materials necessary for the operation and maintenance of the Company’s vessels; and
•	mitigate the impact of labor shortages and/or disruptions relating to crews on the Company’s vessels.

The failure of third-party service providers to meet such commitments could lead to legal liability or other damages to the Company. The third-party service providers the Company has selected may not provide a standard of service comparable to that the Company provided for such vessels prior to any outsourcing. The Company relies on its third-party service providers to comply with applicable law, and a failure by such providers to comply with such laws may subject the Company to liability or damage its reputation even if the Company did not engage in the conduct itself. Furthermore, damage to any such third party’s reputation, relationships or business may reflect on the Company directly or indirectly, and could have a material adverse effect on the Company’s reputation and business.

V.Ships has the right to terminate the Ship Management Agreements at any time with 90 days’ notice. If V.Ships exercises that right, the Company will be required either to enter into substitute agreements with other third parties or to assume those management duties. The Company may not succeed in negotiating and entering into such agreements with other third parties and, even if it does so, the terms and conditions of such agreements may be less favorable to the Company. Furthermore, if the Company is required to dedicate internal resources to managing the International Flag fleet (including, but not limited to, hiring additional qualified personnel or diverting existing resources), that could result in increased costs and reduced efficiency and profitability. Any such changes could disrupt the Company’s business and have a material adverse effect on the Company’s business, results of operations and financial condition.

The contribution of the Company’s joint ventures to its profits and losses may fluctuate, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

The Company currently owns an interest in six of its vessels through two joint ventures, one in which the Company has a 50% ownership interest and the second in which the Company has a 49.9% ownership interest, together with other third-party vessel owners and operators in the Company’s industry. See “Business — Fleet Operations.” The Company’s ownership in these joint ventures is accounted for using the equity method, which means that the Company’s allocation of profits and losses of the applicable joint venture is included in its consolidated financial statements. The contribution of the Company’s joint ventures to the Company’s profits and losses may fluctuate, including the distributions that it may receive from such entities, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

A joint venture involves certain risks such as:

•	INSW may not have voting control over the joint venture;
•	INSW may not be able to maintain good relationships with its joint venture partner;
•	The joint venture partner at any time may have economic or business interests that are inconsistent with INSW’s and may seek concessions from INSW;
•	The joint venture partner may fail to fund its share of capital for operations or to fulfill its other commitments, including providing accurate and timely accounting and financial information to INSW;
•	The joint venture may experience operating difficulties and financial losses, which may lead to asset write-downs or impairment charges that could negatively impact the operating results of the joint venture and INSW;
•	The joint venture or venture partner could lose key personnel; and
•	The joint venture partner could become bankrupt requiring INSW to assume all risks and capital requirements related to the joint venture project, and the related bankruptcy proceedings could have an adverse impact on the operation of the partnership or joint venture.

In addition, the charters under which INSW’s two FSO joint venture vessels currently operate expire in 2017 and may not be renewed. Qatar Petroleum announced in June 2016 that it had awarded a 30% interest in the concession covering the field on which the FSO vessels operate to a new development partner. As a result, any renewal of the charters under which the FSO joint venture vessels operate would need to be negotiated with this new development partner and may not be comparable to the existing agreements with respect to rates and other material terms. The carrying amount of the Company’s investment in and advances to the FSO joint venture was $269,751 as of June 30, 2016. If events relating to any of these risks were to come to pass, that could terminate or adversely affect the Company’s participation in the relevant joint venture, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

INSW’s business depends on voyage charters, and any future decrease in spot charter rates could adversely affect its earnings.

Voyage charters, including vessels operating in commercial pools that predominantly operate in the spot market, constituted 78% of INSW’s aggregate TCE revenues in the six months ended June 30, 2016, 90% of INSW’s aggregate TCE revenues in 2015, 87% in 2014 and 88% in 2013. Accordingly, INSW’s shipping revenues are significantly affected by prevailing spot rates for voyage charters in the markets in which the Company’s vessels operate. The spot charter market may fluctuate significantly from time to time based upon tanker and oil supply and demand. The spot market is very volatile, and, in the past, there have been periods when spot charter rates have declined below the operating cost of vessels. For example, over the past five years, VLCC spot market rates (expressed as a time charter equivalent) have ranged from a high of $115,780 per day to negative values, in December 2015 were $108,529 per day and in June 2016 were $24,029 per day on the benchmark route between the Middle East Gulf and Japan. The successful operation of INSW’s vessels in the competitive spot charter market depends on, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. If spot charter rates decline in the future, then INSW may be unable to operate its vessels trading in the spot market profitably, or meet its other obligations, including payments on indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks during periods in which spot charter rates are rising or falling, INSW will generally experience delays in realizing the benefits from, or experiencing the detriments of those changes. See also “Business — Operations — Charter Types.”

INSW may not be able to renew time charters when they expire or enter into new time charters.

INSW’s ability to renew expiring contracts or obtain new charters will depend on the prevailing market conditions at the time of renewal. As of September 30, 2016, INSW employed 11 vessels on time or bareboat charters, with two of those charters expiring in 2016, eight expiring in 2017 and one expiring in 2018 (excluding the joint ventures). The Company’s existing time charters may not be renewed at comparable rates or if renewed or entered into, those new contracts may be at less favorable rates. In addition, there may be a gap in employment of vessels between current charters and subsequent charters. If at a time when INSW is seeking to arrange new charters for its vessels, market participants expect that less capacity will be necessary in the future (for example, if it is expected that oil and natural gas prices will decrease in the future, which could suggest that future oil and gas production levels will decline from then-current levels), INSW may not be able to obtain charters at attractive rates or at all. If, upon expiration of the existing time charters, INSW is unable to obtain time charters or voyage charters at desirable rates, the Company’s business, financial condition, results of operations and cash flows may be adversely affected.

Termination of, or a change in the nature of, INSW’s relationship with any of the commercial pools in which it participates could adversely affect its business.

As of June 30, 2016, five of the Company’s eight VLCCs participate in the TI pool; all seven Aframaxes participate in the SIGMA pool; five of the Company’s eight crude Panamaxes and one of its four LR1s participate directly in the PI pool; its only LR2 participates in the Navig8 pool; 14 of its MRs participate in the CPTA pool; and two of its MRs participate in the HDT pool (an aggregate of 16 MRs out of a total of 20). INSW’s participation in these pools is intended to enhance the financial performance of the Company’s vessels through higher vessel utilization. Any participant in any of these pools has the right to withdraw upon notice in accordance with the relevant pool agreement. Changes in the management of, and the terms of, these pools, decreases in the number of vessels participating in these pools, or the termination of these pools, could result in increased costs and reduced efficiency and profitability for the Company.

In addition, in recent years the E.U. has published guidelines on the application of the E.U. antitrust rules to traditional agreements for maritime services such as commercial pools. While the Company believes that all the commercial pools it participates in comply with E.U. rules, there has been limited administrative and judicial interpretation of the rules. Restrictive interpretations of the guidelines could adversely affect the ability to commercially market the respective types of vessels in commercial pools.

In the highly competitive international market, INSW may not be able to compete effectively for charters.

The Company’s vessels are employed in a highly competitive market. Competition arises from other vessel owners, including major oil companies, which may have substantially greater resources than INSW does. Competition for the transportation of crude oil and other petroleum products depends on price, location, size, age, condition, and the acceptability of the vessel operator to the charterer. The Company believes that because ownership of the world tanker fleet is highly fragmented, no single vessel owner is able to influence charter rates. To the extent INSW enters into new geographic regions or provides new services, it may not be able to compete profitably. New markets may involve competitive factors that differ from those of the Company’s current markets, and the competitors in those markets may have greater financial strength and capital resources than INSW does.

INSW may not realize the benefits it expects from past acquisitions or acquisitions it may make in the future.

INSW’s business strategy includes ongoing efforts to engage in material acquisitions of ownership interests in entities in the tanker industry and of individual tankers. The success of INSW’s acquisitions will depend upon a number of factors, some of which may not be within its control. These factors include INSW’s ability to:

•	identify suitable tankers and/or shipping companies for acquisitions at attractive prices, which may not be possible if asset prices rise too quickly;
•	obtain financing;
•	identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures;
•	integrate any acquired tankers or businesses successfully with INSW’s then-existing operations; and
•	enhance INSW’s customer base.

INSW intends to finance these acquisitions by using available cash from operations and through incurrence of debt or bridge financing, either of which may increase its leverage ratios, or by issuing equity, which may have a dilutive impact on its existing shareholders. At any given time INSW may be engaged in a number of discussions that may result in one or more acquisitions, some of which may be material to INSW as a whole. These opportunities require confidentiality and may involve negotiations that require quick responses by INSW. Although there can be no certainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of INSW’s securities.

Acquisitions can also involve a number of special risks and challenges, including:

•	diversion of management time and attention from the Company’s existing business and other business opportunities;
•	delays in closing or the inability to close an acquisition for any reason, including third-party consents or approvals;
•	any unanticipated negative impact on the Company of disclosed or undisclosed matters relating to any vessels or operations acquired; and
•	assumption of debt or other liabilities of the acquired business, including litigation related to the acquired business.

The success of acquisitions or strategic investments depends on the effective integration of newly acquired businesses or assets into INSW’s current operations. Such integration is subject to risks and uncertainties, including realization of anticipated synergies and cost savings, the ability to retain and attract personnel and clients, the diversion of management’s attention from other business concerns, and undisclosed or potential legal liabilities of the acquired company or asset. INSW may not realize the strategic and financial benefits that it expects from any of its past acquisitions, or any future acquisitions. Further, if a portion of the purchase price of a business is attributable to goodwill and if the acquired business does not perform up to expectations at the time of the acquisition some or all of the goodwill may be written off, adversely affecting INSW’s earnings. INSW has recorded material write-offs of goodwill and intangible assets in prior years related to earlier acquisitions it consummated.

Operating costs and capital expenses will increase as the Company’s vessels age and may also increase due to unanticipated events relating to secondhand vessels and the consolidation of suppliers.

In general, capital expenditures and other costs necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases. As of June 30, 2016, the weighted average age of the Company’s total owned and operated fleet was 11 years. In addition, older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Accordingly, it is likely that the operating costs of INSW’s currently operated vessels will increase. In addition, changes in governmental regulations and compliance with Classification Society standards may restrict the type of activities in which the vessels may engage and/or may require INSW to make additional expenditures for new equipment. Every commercial tanker must pass inspection by a Classification Society authorized by the vessel’s country of registry. The Classification Society certifies that a tanker is safe and seaworthy in accordance with the applicable rule and regulations of the country of registry of the tanker and the international conventions of which that country is a member. If a Classification Society requires the Company to add equipment, INSW may be required to incur substantial costs or take its vessels out of service. Market conditions may not justify such expenditures or permit INSW to operate its older vessels profitably even if those vessels remain operational. If a vessel in INSW’s fleet does not maintain its class and/or fails any survey, it will be unemployable and unable to trade between ports. This would negatively impact the Company’s results of operation.

In addition, the Company’s fleet includes a number of secondhand vessels. While the Company typically inspects secondhand vessels before it purchases them, those inspections do not necessarily provide INSW with the same level of knowledge about those vessels’ condition that INSW would have had if these vessels had been built for and operated exclusively by it. The Company may not discover defects or other problems with such vessels before purchase, which may lead to expensive, unanticipated repairs, and could even result in accidents or other incidents for which the Company could be liable.

Furthermore, recent mergers have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. With respect to certain items, INSW is generally dependent upon the original equipment manufacturer for repair and replacement of the item or its spare parts. Supplier consolidation may result in a shortage of supplies and services, thereby increasing the cost of supplies or potentially inhibiting the ability of suppliers to deliver on time. These cost increases or delays could result in downtime, and delays in the repair and maintenance of the Company’s vessels and have a material adverse effect on INSW’s business, financial condition, results of operations and cash flows.

The Company’s operating leases could be replaced on less favorable terms or may not be replaced.

The Company’s operating fleet includes seven vessels that have been chartered-in under operating leases. The operating leases of the Company expire in 2017 and 2018 and may not be replaced at all or on as favorable terms, which could have a material adverse effect on the Company’s future financial position, results of operations and cash flows.

The Company is subject to credit risks with respect to its counterparties on contracts, and any failure by those counterparties to meet their obligations could cause the Company to suffer losses on such contracts, decreasing revenues and earnings.

The Company has entered into, and in the future will enter into, various contracts, including charter agreements and other agreements associated with the operation of its vessels. The Company charters its vessels to other parties, who pay the Company a daily rate of hire. The Company also enters COAs and voyage charters. Historically, the Company has not experienced material problems collecting charter hire but the global economic downturn of recent years has affected charterers more severely than the prior recessions that have occurred since the Company’s establishment more than 47 years ago. The Company also time charters or bareboat charters some of its vessels from other parties and its continued use and operation of such vessels depends on the vessel owners’ compliance with the terms of the time charter or bareboat charter. Additionally, the Company enters into derivative contracts (interest rate swaps and caps) from time to time. As a result, the Company is subject to credit risks. The ability of each of the Company’s counterparties to perform its obligations under a contract with it will depend on a number of factors that are beyond the Company’s control and may include, among other things, general economic conditions; availability of debt or equity financing; the condition of the maritime and offshore industries; the overall financial condition of the counterparty; charter rates received for specific types of vessels; and various expenses. Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities such as oil. In addition, in depressed market conditions, the Company’s charterers and customers may no longer need a vessel that is currently under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, the Company’s customers may fail to pay charter hire or attempt to renegotiate charter rates. If the counterparties fail to meet their obligations, the Company could suffer losses on such contracts which would decrease revenues, cash flows and earnings.

The Company’s executive officers have limited experience in running a public company and some members of our management team are new to their current roles.

As a public company, INSW will be highly dependent on the expertise of its senior management, certain of whom have not acted in their current capacities for a public company. In addition, certain key members of INSW’s management team were hired recently or have yet to be hired. Therefore, they will not have been involved with INSW’s business and will not have worked together as a team for a significant period of time. Consequently, their focus and attention may be diverted while they familiarize themselves with INSW’s business.

The Company may face unexpected drydock costs for its vessels.

Vessels must be drydocked periodically. The cost of repairs and renewals required at each drydock are difficult to predict with certainty, can be substantial and the Company’s insurance does not cover these costs. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage, and INSW’s insurance may not cover all of these costs. Vessels in drydock will generally not generate any income. Large drydocking expenses could adversely affect the Company’s results of operations and cash flows. In addition, the time when a vessel is out of service for maintenance is determined by a number of factors including regulatory deadlines, market conditions, shipyard availability and customer requirements, and accordingly the length of time that a vessel may be off-hire may be longer than anticipated, which could adversely affect the Company’s business, financial condition, results of operations and cash flows.

Technological innovation could reduce the Company’s charter income and the value of the Company’s vessels.

The charter rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new tankers are built that are more efficient or more flexible or have longer physical lives than the Company’s vessels, competition from these more technologically advanced vessels could adversely affect the amount of charter payments the Company receives for its vessels once their initial charters expire and the resale value of the Company’s vessels could significantly decrease. As a result, the Company’s business, financial condition, results of operations and cash flows could be adversely affected.

Interruption or failure of INSW’s information technology and communications systems could impair its ability to operate and adversely affect its business.

INSW is highly dependent on information technology systems. These dependencies include accounting, billing, disbursement, cargo booking and tracking, vessel scheduling and stowage, equipment tracking, customer service, banking, payroll and communication systems. Information technology and communication systems are subject to reliability issues, integration and compatibility concerns, and security-threatening intrusions. INSW may experience failures caused by the occurrence of a natural disaster, computer hacking or viruses or other unanticipated problems at INSW’s facilities, aboard its vessels or at third-party locations. Any failure of INSW’s or third-party systems could result in interruptions in service, reductions in its revenue and profits, damage to its reputation or liability for the release of confidential information.

INSW’s revenues are subject to seasonal variations.

INSW operates its tankers in markets that have historically exhibited seasonal variations in demand for tanker capacity, and therefore, charter rates. Peaks in tanker demand quite often precede seasonal oil consumption peaks, as refiners and suppliers anticipate consumer demand. Charter rates for tankers are typically higher in the fall and winter months as a result of increased oil consumption in the Northern Hemisphere. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. Because a majority of the Company’s vessels trade in the spot market, seasonality has affected INSW’s operating results on a quarter-to-quarter basis and could continue to do so in the future. Such seasonality may be outweighed in any period by then current economic conditions or tanker industry fundamentals.

Effective internal controls are necessary for the Company to provide reliable financial reports and effectively prevent fraud.

The Company maintains a system of internal controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The process of designing and implementing effective internal controls is a continuous effort that requires the Company to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy its reporting obligations as a public company.

Any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. Any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase the Company’s operating costs and harm its business. Furthermore, investors’ perceptions that the Company’s internal controls are inadequate or that the Company is unable to produce accurate financial statements on a timely basis may harm its stock price. See “— Risks Related to the Spin-Off — INSW’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject following the spin-off.”

Work stoppages or other labor disruptions may adversely affect INSW’s operations.

INSW could be adversely affected by actions taken by employees of other companies in related industries (including third parties providing services to INSW) against efforts by management to control labor costs, restrain wage or benefits increases or modify work practices or the failure of other companies in its industry to successfully negotiate collective bargaining agreements.

Risks Related to Legal and Regulatory Matters

Governments could requisition the Company’s vessels during a period of war or emergency, which may negatively impact the Company’s business, financial condition, results of operations and available cash.

A government could requisition one or more of the Company’s vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of the Company’s vessels may negatively impact the Company’s business, financial condition, results of operations and available cash.

The Company’s vessels may be directed to call on ports located in countries that are subject to restrictions imposed by the U.S. government, the U.N. or the E.U., which could negatively affect the trading price of the Company’s common shares.

From time to time, certain of the Company’s vessels, on the instructions of the charterers or pool manager responsible for the commercial management of such vessels, have called and may again call on ports located in countries or territories, and/or operated by persons, subject to sanctions and embargoes imposed by the U.S. government, the U.N. or E.U. and countries identified by the U.S. government, the U.N. or the E.U. as state sponsors of terrorism. The U.S., U.N. and E.U. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or expanded over time. Some sanctions may also apply to transportation of goods (including crude oil) originating in sanctioned countries (particularly Iran), even if the vessel does not travel to those countries, or otherwise acting on behalf of sanctioned persons. Sanctions may include the imposition of penalties and fines against companies violating national law or companies acting outside the jurisdiction of the sanctioning power themselves becoming the target of sanctions.

Although INSW believes that it is in compliance with all applicable sanctions and embargo laws and regulations and intends to maintain such compliance, and INSW does not, and does not intend to, engage in sanctionable activity, INSW might fail to comply or may engage in a sanctionable activity in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation or sanctionable activity could result in fines or other penalties, or the imposition of sanctions against the Company, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in the Company and negatively affect INSW’s reputation and investor perception of the value of INSW’s common stock.

Compliance with complex laws, regulations, and, in particular, environmental laws or regulations, including those relating to the emission of greenhouse gases, may adversely affect INSW’s business.

The Company’s operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which INSW’s vessels operate, as well as the countries of its vessels’ registration. Many of these requirements are designed to reduce the risk of oil spills. They also regulate other water pollution issues, including discharge of ballast water and effluents and air emissions, including emission of greenhouse gases. These requirements impose significant capital and operating costs on INSW, including, without limitation, ones related to engine adjustments and ballast water treatment.

Environmental laws and regulations also can affect the resale value or significantly reduce the useful lives of the Company’s vessels, require a reduction in carrying capacity, ship modifications or operational changes or restrictions (and related increased operating costs) or retirement of service, lead to decreased availability or higher cost of insurance coverage for environmental matters or result in the denial of access to, or detention in, certain jurisdictional waters or ports. Under local, national and foreign laws, as well as international treaties and conventions, INSW could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or other hazardous substances from its vessels or otherwise in connection with its operations. INSW could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with its current or historic operations. Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of the Company’s vessels.

INSW could incur significant costs, including cleanup costs, fines, penalties, third-party claims and natural resource damages, as the result of an oil spill or liabilities under environmental laws. The Company is subject to the oversight of several government agencies, including the U.S. Coast Guard (“USCG”) and the Environmental Protection Agency (“EPA”). OPA 90 affects all vessel owners shipping oil or hazardous material to, from or within the United States. OPA 90 allows for potentially unlimited liability without regard to fault for owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters. Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the United States, imposes liability for oil pollution in international waters. OPA 90 expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries. Coastal states in the United States have enacted pollution prevention liability and response laws, many providing for unlimited liability. Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the United States, imposes liability for oil pollution in international waters.

In addition, in complying with OPA 90, IMO regulations, E.U. directives and other existing laws and regulations and those that may be adopted, shipowners likely will incur substantial additional capital and/or operating expenditures in meeting new regulatory requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Key regulatory initiatives that are anticipated to require substantial additional capital and/or operating expenditures in the next several years include more stringent limits on the sulfur content of fuel oil for vessels operating in certain areas and more stringent requirements for management and treatment of ballast water.

Beginning in 2016, two of INSW’s vessels will become subject to more stringent numeric discharge limits of ballast water under the EPA’s Vessel General Permit (“VGP”), with additional vessels becoming subject in future years. Two additional INSW vessels will have treatment systems installed within the 12 months following their 2016 scheduled drydockings and may not be in compliance with EPA VGP discharge requirements during this 12-month period. The EPA has determined that it cannot issue extensions for ballast water discharges under the VGP but has stated that vessels that (i) have received an extension from the USCG, (ii) are in compliance with all of the VGP requirements other than numeric discharge limits and (iii) meeting certain other requirements will be entitled to “low enforcement priority.” While INSW believes that any vessel that may become subject to the more stringent numeric discharge limits of ballast water meets the conditions for “low enforcement priority,” no assurance can be given that they will do so. If the EPA determines to enforce the limits for such vessels, such action could have a material adverse effect on INSW. See “Business — Environmental and Security Matters Relating to Bulk Shipping.”

Other government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require the Company to incur significant capital expenditures on its vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Such expenditures could result in financial and operational impacts that may be material to INSW’s financial statements. Additionally, the failure of a shipowner or bareboat charterer to comply with local, domestic and foreign regulations may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. If any of our vessels are denied access to, or are detained in, certain ports, reputation, business, financial results and cash flows could be materially and adversely affected.

Accidents involving highly publicized oil spills and other mishaps involving vessels can be expected in the tanker industry, and such accidents or other events could be expected to result in the adoption of even stricter laws and regulations, which could limit the Company’s operations or its ability to do business and which could have a material adverse effect on INSW’s business, financial results and cash flows. In addition, the Company is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its operations. The Company believes its vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance with applicable safety and environmental laws and regulations and are insured against usual risks for such amounts as the Company’s management deems appropriate. The vessels’ operating certificates and licenses are renewed periodically during each vessel’s required annual survey. However, government regulation of tankers, particularly in the areas of safety and environmental impact may change in the future and require the Company to incur significant capital expenditures with respect to its ships to keep them in compliance.

Due to concern over the risk of climate change, a number of countries, including the United States, and international organizations, including the E.U., the IMO and the U.N., have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. Such actions could result in significant financial and operational impacts on the Company’s business, including requiring INSW to install new emission controls, acquire allowances or pay taxes related to its greenhouse gas emissions, or administer and manage a greenhouse gas emission program. See “Business — Environmental and Security Matters Relating to Bulk Shipping.” In addition to the added costs, the concern over climate change and regulatory measures to reduce greenhouse gas emissions may reduce global demand for oil and oil products, which would have an adverse effect on INSW’s business, financial results and cash flows.

The employment of the Company’s vessels could be adversely affected by an inability to clear the oil majors’ risk assessment process.

The shipping industry, and especially vessels that transport crude oil and refined petroleum products, is heavily regulated. In addition, the “oil majors” such as BP, Chevron Corporation, ConocoPhillips Company, Exxon Mobil Corp., Royal Dutch Shell and Total S.A. have developed a strict due diligence process for selecting their shipping partners out of concerns for the environmental impact of spills. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel manager and the vessel, including audits of the management office and physical inspections of the ship. Under the terms of the Company’s charter agreements (including those entered into by pools in which the Company participates), the Company’s charterers require that the Company’s vessels and the technical managers pass vetting inspections and management audits, respectively. The Company’s failure to maintain any of its vessels to the standards required by the oil majors could put the Company in breach of the applicable charter agreement and lead to termination of such agreement. Should the Company not be able to successfully clear the oil majors’ risk assessment processes on an ongoing basis, the future employment of the Company’s vessels could be adversely affected since it might lead to the oil majors’ terminating existing charters.

The Company may be subject to litigation and government inquiries or investigations that, if not resolved in the Company’s favor and not sufficiently covered by insurance, could have a material adverse effect on it.

The Company has been and is, from time to time, involved in various litigation matters and subject to government inquiries and investigations. These matters may include, among other things, regulatory proceedings and litigation arising out of or relating to contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other disputes that arise in the ordinary course of the Company’s business.

Although the Company intends to defend these matters vigorously, it cannot predict with certainty the outcome or effect of any such matter, and the ultimate outcome of these matters or the potential costs to resolve them could involve or result in significant expenditures or losses by the Company, or result in significant changes to INSW’s tariffs, rates, rules and practices in dealing with its customers, all of which could have a material adverse effect on the Company’s future operating results, including profitability, cash flows, and financial condition. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on the Company’s financial condition. The Company’s recorded liabilities and estimates of reasonably possible losses for its contingent liabilities are based on its assessment of potential liability using the information available to the Company at the time and, as applicable, any past experience and trends with respect to similar matters. However, because litigation is inherently uncertain, the Company’s estimates for contingent liabilities may be insufficient to cover the actual liabilities from such claims, resulting in a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. See “Business — Legal Proceedings” in this Information Statement, Note 19, “Contingencies,” to the Company’s audited consolidated financial statements and Note 15, “Contingencies,” to the Company’s unaudited condensed consolidated financial statements included elsewhere in this Information Statement.

The smuggling or alleged smuggling of drugs or other contraband onto the Company’s vessels may lead to governmental claims against the Company.

The Company expects that its vessels will call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent the Company’s vessels are found with or accused to be carrying contraband, whether inside or attached to the hull of our vessels and whether with or without the knowledge of any of its crew, we may face governmental or other regulatory claims which could have an adverse effect on the Company’s business, financial condition, results of operations and cash flows. For example, one of our vessels was recently being held in Venezuela because of a commercial dispute involving the charterer and the pool in which the vessel was operating, caused by the allegedly improper documentation being provided to local authorities in connection with loading a cargo, resulting in an ongoing investigation.

Maritime claimants could arrest INSW’s vessels, which could interrupt cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of the Company’s vessels could interrupt INSW’s cash flow and require it to pay a significant amount of money to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, meaning any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in the Company’s fleet for claims relating to another vessel in its fleet which, if successful, could have an adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Risks Related to the Spin-Off

The combined post-separation value of OSG and INSW shares may not equal or exceed the pre-separation value of OSG common stock.

As a result of the spin-off, OSG expects the trading price of OSG common stock immediately following the spin-off to be lower than the “regular-way” trading price of such shares immediately prior to the spin-off because the trading price will no longer reflect the value of the INSW business. There can be no assurance that the aggregate market value of the OSG common stock and the INSW common stock following the spin-off will be higher than or the same as the market value of OSG common stock would have been if the spin-off did not occur.

INSW has no history of operating as an independent public company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

The historical information about INSW contained in this Information Statement refers to our business as operated by and integrated with OSG. Our historical and pro forma financial information included in this Information Statement is derived from the historical financial statements and accounting records of OSG. Accordingly, the historical and pro forma financial information included in this Information Statement does not necessarily reflect the financial condition, operating performance or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future, including as a result of the following factors:

•	Prior to the spin-off, OSG or one of its affiliates performed various corporate functions for INSW, such as treasury, accounting, auditing, legal, investor relations and finance. Our historical and pro forma results reflect allocations of corporate expenses from OSG for such functions. While OSG intends to provide certain of these services under transition services arrangements, we may incur additional expenses for services that are not provided by OSG or that we choose to obtain from other sources or provide internally.
•	In addition to the transition services arrangements we will enter into with OSG, INSW will be required to establish the necessary infrastructure and systems to perform certain services, which INSW previously shared with OSG, on an ongoing basis. Replacing this infrastructure and systems could be time consuming and distracting to management and the process of becoming a stand-alone public company could be challenging. We may not be able to replace these services provided by OSG in a timely manner or on terms and conditions as favorable as those we receive from OSG or we may face disruptions to our operations. Any of these could adversely affect our results of operations and ability to grow.
•	Currently, our business is partially integrated with the other businesses of OSG. Although we will enter into transition services arrangements with OSG, these arrangements may not fully capture the benefits that INSW has enjoyed as a result of being integrated with OSG and may result in us paying higher charges than in the past for these services. This could have a material adverse effect on our competitive position, financial condition, operating results or cash flows following the completion of the spin-off.

•	After the completion of the spin-off, the cost of capital for INSW’s business may be higher than OSG’s cost of capital prior to the spin-off.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from OSG. For additional information about the past financial performance of our business see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma financial statements and accompanying notes included elsewhere in this Information Statement.

The unaudited pro forma condensed consolidated financial statements are subject to the assumptions and adjustments described in the accompanying notes. While we believe that these assumptions and adjustments are reasonable under the circumstances and given the information available at this time, these assumptions and adjustments are subject to change as we finalize the terms of the spin-off and our agreements related to the spin-off.

Until the spin-off occurs, OSG has sole discretion to change the terms of the spin-off in ways which may be unfavorable to INSW.

Until the spin-off occurs, INSW will be a wholly owned subsidiary of OSG. Accordingly, OSG will effectively have the sole and absolute discretion to determine and change the terms of the spin-off, including the establishment of the record date for the Distribution and the distribution date, as well as the terms of the separation and distribution agreement and other separation-related agreements. These changes could be unfavorable to INSW. In addition, OSG may decide at any time not to proceed with the spin-off.

The Company may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely affect our business.

The Company may not be able to achieve the full strategic and financial benefits expected to result from the spin-off, or such benefits may be delayed or not occur at all. The Company has described those anticipated benefits elsewhere in this Information Statement. See “The Spin-Off.” The Company may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•	the spin-off will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing the Company’s business;
•	following the spin-off, the Company may be more susceptible to market fluctuations and other adverse events than if INSW were still a part of OSG;
•	following the spin-off, INSW’s business will be less diversified than OSG’s business prior to the spin-off; and
•	the other actions required to separate OSG’s and INSW’s respective businesses could disrupt INSW’s operations.

If the Company fails to achieve some or all of the benefits expected to result from the spin-off, or if such benefits are delayed, it could have a material adverse effect on INSW’s competitive position, financial condition, operating results or cash flows.

OSG may fail to perform under various transaction agreements that will be executed as part of the spin-off, including a transition services agreement pursuant to which OSG is expected to provide certain key services required for the operation of our business, or INSW may fail to have necessary systems and services in place when certain of the relevant agreements expire.

In connection with the spin-off, OSG and INSW will enter into a separation and distribution agreement and will also enter into various other agreements, including transition services arrangements and an employee matters agreement. These agreements will determine the allocation of assets and liabilities between the companies following the spin-off for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services arrangements will also provide for the performance of certain services by OSG for the benefit of INSW for a period of time. The services provided by OSG to INSW pursuant to the transition services arrangements are currently expected to include certain information technology, finance, accounting and similar back office support services. INSW will rely on OSG to satisfy its obligations under these agreements, and if it is not able to do so, INSW could incur operational difficulties or losses. If INSW does not have in place its own systems and services, or systems or services of equal or better quality, which could be costly and time-consuming to implement and INSW may not be successful in implementing these systems or services or in transitioning data from OSG’s systems, or if INSW does not have agreements with other providers of these systems or services at all or of equal or better quality once certain agreements expire, INSW may not be able to operate its business effectively and its profitability may decline.

Our board of directors and shareholder base will largely overlap with that of OSG.

Following the Distribution, 8 of our 9 directors will serve on both our board of directors and OSG’s board of directors and the chairman of our board of directors will also serve as the chairman of OSG’s board of directors. Additionally, we expect that there will be substantial overlap between our shareholders and those of OSG and that our largest shareholders will also be the largest shareholders of OSG following the Distribution. Shareholders and members of our board of directors that overlap with those of OSG may have differing interests than other INSW shareholders with respect to any ongoing or future relationship and competition between INSW and OSG, including under the Separation and Distribution Agreement and Transition Services Agreement.

The Distribution likely will not qualify for tax-free treatment and may be taxable to you as a dividend.

The Distribution likely will not qualify for tax-free treatment and may be taxable to you as a dividend. An amount equal to the fair market value of the shares of our Common Stock received by you on the date of the Distribution will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits, as determined under federal income tax principles, of OSG, with the excess treated first as a non-taxable return of capital to the extent of your tax basis in your shares of OSG common stock or OSG warrants and then as capital gain. In addition, OSG or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders or warrantholders, and OSG or any such agent would satisfy any such withholding obligation by withholding and selling a portion of the INSW Common Stock otherwise distributable to non-U.S. stockholders or warrantholders or by withholding from other property held in the non-U.S. stockholders or warrantholders account with the withholding agent. Your tax basis in of OSG common stock or OSG warrants held at the time of the Distribution will be reduced (but not below zero) to the extent the fair market value of the shares of our Common Stock distributed to you in the Distribution exceeds your ratable share of OSG’s current and accumulated earnings and profits. Your holding period for such shares of OSG stock will not be affected by the Distribution. OSG will not be able to advise stockholders or warrantholders of the amount of current or accumulated earnings and profits of OSG until after the end of the 2016 calendar year.

Although OSG will be ascribing a value to the shares of our Common Stock distributed in the Distribution for tax purposes, this valuation is not binding on the Internal Revenue Service (the “IRS”) or any other tax authority. These taxing authorities could ascribe a higher valuation to the shares of our Common Stock, particularly if our Common Stock trades at prices significantly above the value ascribed to our Common Stock by OSG in the period following the Distribution. Such a higher valuation may cause a larger reduction in the tax basis of your OSG common stock or OSG warrants or may cause you to recognize additional dividend or capital gain income.

You should consult your own tax advisor as to the particular tax consequences of the Distribution to you.

INSW’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject following the spin-off.

INSW’s financial results previously were included within the consolidated results of OSG, and it believes that its financial reporting and internal controls were appropriate for those of subsidiaries of a public company. However, INSW was not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In connection with the spin-off, INSW will become directly subject to reporting and other obligations under the Exchange Act. Beginning with our Annual Report on Form 10-K for fiscal year 2017, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which will require annual management assessments of the effectiveness of INSW’s internal control over financial reporting and a report by its independent registered public accounting firm addressing these assessments. These reporting and other obligations may place significant demands on INSW’s management, administrative and operational resources, including accounting systems and resources.

Under the Sarbanes-Oxley Act, INSW will be required to maintain effective disclosure controls and procedures and internal controls over financial reporting. To comply with these requirements, it may need to upgrade its systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. INSW expects to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If INSW is unable to establish effective financial and management controls, reporting systems, information technology systems and procedures or hire the necessary employees or contractors in a timely and effective fashion, its ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our competitive position, financial condition, operating results or cash flows.

Risks Related to the Common Stock

There is no existing market for the Common Stock and a trading market that will provide you with adequate liquidity may not develop for the Common Stock. In addition, once the Common Stock begins trading, the market price of our shares may fluctuate widely.

There is currently no public market for the Common Stock. It is anticipated that on or shortly before the Record Date for the Distribution, trading of shares of the Common Stock will begin on a “when-issued” basis and will continue up to and including through the Distribution Date. However, an active trading market for our Common Stock may not develop as a result of the Distribution, or be sustained in the future.

The Company cannot predict the prices at which our Common Stock may trade after the Distribution. The market price of the Common Stock may fluctuate widely, depending upon many factors, some of which may be beyond the Company’s control, including:

•	the Company’s business profile and market capitalization may not fit the investment objectives of OSG stockholders;
•	a shift in our investor base;
•	our quarterly or annual earnings, or those of other comparable companies;
•	actual or anticipated fluctuations in our operating results;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	announcements by us or our competitors of significant investments, acquisitions or dispositions;
•	the failure of securities analysts to cover our Common Stock after the Distribution;
•	changes in earnings estimates by securities analysts or our ability to meet those estimates;
•	the operating and stock price performance of other comparable companies;
•	overall market fluctuations; and
•	general economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of the Common Stock.

Your percentage ownership in INSW may be diluted in the future.

The Company may issue equity in order to raise capital or in connection with future acquisitions and strategic investments, which would dilute investors’ percentage ownership in INSW. In addition, your percentage ownership may be diluted if the Company issues equity instruments such as debt and equity financing.

If the Company’s board of directors makes grants of equity awards to the Company’s directors, officers and employees pursuant to any such plan, any such grants would cause further dilution.

INSW has not yet determined whether to pay cash dividends on its Common Stock.

INSW has not yet determined whether to pay cash dividends or other distributions with respect to its Common Stock once it becomes a stand-alone public company. Any future determinations to pay dividends on its Common Stock will be at the discretion of its board of directors and will depend upon many factors, including INSW’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors its board of directors may deem relevant. The timing, declaration, amount and payment of any future dividends will be at the discretion of INSW’s board of directors.

INSW has no obligation to, and may not be able to, declare or pay dividends on its Common Stock. If INSW does not declare and pay dividends on our Common Stock, its share price could decline.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

This Information Statement contains forward-looking statements. In addition, we may make or approve certain statements in future filings with the SEC, in press releases, or oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. Words such as “may,” “will,” “should,” “would,” “could,” “appears,” “believe,” “intends,” “expects,” “estimates,” “targeted,” “plans,” “anticipates,” “goal” and similar expressions are intended to identify forward-looking statements but should not be considered as the only means through which these statements may be made. Such forward-looking statements represent the Company’s reasonable expectation with respect to future events or circumstances based on various factors and are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors, many of which are beyond the control of the Company, that could cause the Company’s actual results to differ materially from the expectations expressed or implied in these statements. Undue reliance should not be placed on any forward-looking statements and consideration should be given to the following factors when reviewing such statements. Such factors include, but are not limited to:

•	our lack of history operating as an independent public company;
•	the highly cyclical nature of INSW’s industry;
•	fluctuations in the market value of vessels;
•	declines in charter rates, including spot charter rates or other market deterioration;
•	an increase in the supply of vessels without a commensurate increase in demand;
•	the impact of adverse weather and natural disasters;
•	the adequacy of INSW’s insurance to cover its losses, including in connection with maritime accidents or spill events;
•	constraints on capital availability;
•	changing economic, political and governmental conditions in the United States and/or abroad and general conditions in the oil and natural gas industry;
•	changes in fuel prices;
•	acts of piracy on ocean-going vessels;
•	terrorist attacks and international hostilities and instability;
•	the impact of public health threats and outbreaks of other highly communicable diseases;
•	the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future;
•	the Company’s ability to generate sufficient cash to service its indebtedness and to comply with debt covenants;
•	the Company’s ability to make additional capital expenditures to expand the number of vessels in its fleet and to maintain all its vessels;
•	the availability and cost of third party service providers for technical and commercial management of the Company’s fleet;
•	the Company’s ability to renew its time charters when they expire or to enter into new time charters;
•	termination or change in the nature of INSW’s relationship with any of the commercial pools in which it participates;
•	competition within the Company’s industry and INSW’s ability to compete effectively for charters with companies with greater resources;

•	the Company’s ability to realize benefits from its past acquisitions or acquisitions or other strategic transactions it may make in the future;
•	increasing operating costs and capital expenses as the Company’s vessels age, including increases due to limited shipbuilder warranties or the consolidation of suppliers;
•	the Company’s ability to replace its operating leases on favorable terms, or at all;
•	changes in credit risk with respect to the Company’s counterparties on contracts;
•	the failure of contract counterparties to meet their obligations;
•	the Company’s ability to attract, retain and motivate key employees;
•	work stoppages or other labor disruptions by the unionized employees of INSW or other companies in related industries;
•	unexpected drydock costs;
•	the potential for technological innovation to reduce the value of the Company’s vessels and charter income derived therefrom;
•	the impact of an interruption in or failure of the Company’s information technology and communication systems upon the Company’s ability to operate;
•	seasonal variations in INSW’s revenues;
•	government requisition of the Company’s vessels during a period of war or emergency;
•	the Company’s compliance with requirements imposed by the U.S. government, the U.N. or the E.U. restricting calls on ports located in countries subject to sanctions and embargoes;
•	the Company’s compliance with complex laws, regulations and, in particular, environmental laws and regulations, including those relating to the emission of greenhouse gases and ballast water treatment;
•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery;
•	the impact of litigation, government inquiries and investigations;
•	governmental claims against the Company;
•	the arrest of INSW’s vessels by maritime claimants;
•	changes in laws, treaties or regulations;
•	the Company’s ability to operate as a separate public company;
•	changes made by OSG to the terms of the spin-off;
•	failures by OSG to satisfy the terms of agreements related to the spin-off; and
•	the impact that Brexit might have on global trading parties.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in this Information Statement and in other reports hereafter filed by the Company with the SEC under the caption “Risk Factors.” The Company assumes no obligation to update or revise any forward looking statements. Forward looking statements in this Information Statement and written and oral forward looking statements attributable to the Company or its representatives after the date of this Information Statement are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by the Company with the SEC.

THE SPIN-OFF

Background

On October 21, 2016, OSG, a Delaware corporation incorporated in 1969, announced that its board of directors had unanimously approved a plan to separate its international operations from its U.S. domestic operations. The spin-off will result in OSG and INSW becoming two independent, publicly-traded companies.

At 5:00 P.M., Eastern Time, on November 30, 2016, the Distribution Date, each OSG shareholder will receive 0.3333 shares of INSW Common Stock for every share of OSG common stock held on the Record Date for the Distribution. Each holder of OSG warrants will receive 0.3333 shares of INSW common stock for every one share of OSG common stock they would have received if they exercised their warrants immediately prior to the Distribution (or approximately 0.06332 shares of INSW Common Stock per warrant). You will not be required to make any payment, surrender or exchange your shares of OSG common stock or OSG warrants or take any other action to receive your shares of INSW’s Common Stock in the Distribution. The Distribution of INSW’s Common Stock as described in this Information Statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “— Conditions to the Spin-Off.”

Purpose of the Spin-Off

OSG’s board of directors periodically reviews strategic alternatives. The OSG board of directors determined upon careful review and consideration in accordance with the applicable standard of review under Delaware law that the spin-off of INSW is in the best interests of OSG. The board’s determination was based on a number of factors, including, without limitation, those set forth below.

•	Enhanced strategic and management focus. The separation will allow OSG and INSW to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on opportunities for long-term growth and profitability.
•	Enhanced ability to evaluate the business. The two companies will have different growth, margins and returns, different market cycle exposure, and different risk/reward profiles. The spin-off will allow investors to evaluate the merits, performance and future prospects of each company’s respective business and to invest in each company separately based on these distinct characteristics
•	Direct access to capital markets. The separation will create an independent equity structure that will afford each company with direct access to the capital markets. As a result, each company will have more flexibility to capitalize on its unique growth opportunities.
•	Broadening of investor base may enhance value. Separate companies that focus on the International Flag and U.S. Flag markets may attract a broader base of stockholders by providing them with choice and flexibility to allocate investments between two distinctly different opportunities. This may attract new investors to each business who may not have properly assessed the value of the businesses as stand-alone entities relative to the value they are currently accorded.
•	Acquisitions. The spin-off will improve the ability of both OSG and INSW to use their respective stock as acquisition currency.
•	Alternative transaction structures. The board of directors considered other available alternative transaction structures for separating INSW, including a merger/sale transaction, and whether a spin-off is the most advantageous option.

The anticipated benefits of the spin-off are based on a number of assumptions, and those benefits may not materialize to the extent anticipated or at all. If the spin-off does not result in such benefits, the costs associated with the transaction and the expenses INSW will incur as an independent public company, including management compensation and general and administrative expenses, could have a negative effect on each company’s financial condition and ability to make distributions to its stockholders. For more information about the risks associated with the separation, see “Risk Factors” included elsewhere in this Information Statement.

The OSG board of directors also considered a number of other factors in evaluating the spin-off, including the loss of shared services, increased costs resulting from operating as a separate public entity (including financing costs), one-time costs of the spin-off, continued transition expenses and the risk of not realizing the anticipated benefits of the spin-off. The OSG board of directors concluded that the potential benefits of the spin-off outweighed these factors.

Mechanics of the Spin-Off

OSG will distribute the shares of our Common Stock at 5:00 PM, Eastern Time, on November 30, 2016, the Distribution Date. Computershare, Inc. will serve as Distribution Agent and registrar for INSW’s Common Stock and as Distribution Agent in connection with the Distribution.

If you own OSG common stock or OSG warrants as of 5:00 PM, Eastern Time, on the Record Date, the shares of INSW Common Stock that you are entitled to receive in the Distribution will be issued electronically, as of the Distribution Date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the Distribution.

Transferability of Shares You Receive

The shares of INSW Common Stock distributed to OSG stockholders and warrantholders will be freely transferable, except for shares received by persons who may be deemed to be INSW “affiliates” under the Securities Act. Persons who may be deemed to be affiliates of INSW after the Distribution generally include individuals or entities that control, are controlled by or are under common control with INSW and may include directors and certain officers or principal stockholders of INSW. INSW affiliates will be permitted to sell their shares of INSW Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144.

Trading Between the Record Date and Distribution Date

Beginning shortly before the Record Date and continuing up to and through the Distribution Date, we expect that there will be two markets in OSG common stock: a “regular-way” market and an “ex-distribution” market. Shares of OSG common stock that trade on the regular way market will trade with an entitlement to shares of our Common Stock distributed pursuant to the Distribution. Shares that trade on the “ex-distribution” market will trade without an entitlement to shares of our Common Stock distributed pursuant to the Distribution. Therefore, if you sell shares of OSG common stock in the “regular-way” market through the Distribution Date, you will also sell your right to receive shares of INSW common stock in the Distribution. If you own shares of OSG common stock as of 5:00 PM, Eastern Time, on the Record Date and sell those shares on the “ex-distribution” market through the Distribution Date, you will still receive the shares of our Common Stock that you would be entitled to receive pursuant to your ownership of the shares of OSG common stock on the Record Date.

Furthermore, beginning on or shortly before the Record Date and continuing up to and through the Distribution Date, we expect that there will be a “when-issued” market in our Common Stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our Common Stock that will be distributed to OSG stockholders on the Distribution Date. If you owned shares of OSG common stock as of 5:00 P.M., Eastern Time, on the Record Date, you would be entitled to shares of our Common Stock distributed pursuant to the Distribution. You may trade this entitlement to shares of our Common Stock, without trading the shares of OSG common stock you own, on the “when-issued” market. On the first trading day following the Distribution Date, “when-issued” trading with respect to our Common Stock will end and “regular-way” trading will begin.

Conditions to the Distribution

We expect that the Distribution will occur at 5:00 PM, Eastern Time, on November 30, 2016, the Distribution Date, provided that, among other conditions described in the Separation and Distribution Agreement, the following conditions shall have been satisfied:

•	the SEC shall have declared effective our registration statement on Form 10, of which this Information Statement is a part, and no stop order relating to the registration statement shall be effect;
•	all consents required in connection with the Distribution and related transactions shall have been received;
•	OSG shall have received an opinion of outside legal counsel or tax advisors regarding the U.S. federal income tax treatment of the contribution, the separation and the Distribution, in form and substance satisfactory to OSG in its sole discretion;
•	the board of directors of OSG shall have received an opinion from a nationally recognized appraisal, valuation and investment banking firm, in form and substance satisfactory to OSG in its sole discretion regarding: (A) the solvency of each of OSG and INSW after the contribution, separation and Distribution and (B) the existence of surplus after OSG has made the Distribution;
•	the listing of our Common Stock on the NYSE shall have been approved, subject to official notice of issuance; and
•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, shall be in effect.

OSG has the right not to complete the Distribution if, at any time prior to the Distribution Date (even if all such conditions are satisfied), the board of directors of OSG determines, in its sole discretion, that the Distribution is not in the best interests of OSG or that market conditions are such that it is not advisable to separate INSW from OSG.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following is a summary of material U.S. federal income tax consequences of the Distribution and ownership and disposition of INSW Common Stock that may be relevant to beneficial owners of OSG common stock and OSG warrants (together, “OSG equity”). This summary does not constitute legal or tax advice. For purposes of this section under the heading “Certain U.S. Federal Income Tax Consequences of the Distribution,” references to “INSW,” “we,” “our” and “us” mean only International Seaways, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions.

This summary does not address all possible tax considerations that may be relevant to a holder. The discussion does not deal with special classes of holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, entities classified as partnerships and the partners therein, persons holding equity as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. The discussion does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of U.S. federal income or state, local, and foreign taxation that may be relevant to a holder in light of the holder’s particular circumstances.

This discussion assumes that investors hold their OSG equity, and will hold their INSW Common Stock, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this discussion under the heading “Certain U.S. Federal Income Tax Consequences of the Distribution,” a U.S. holder is a beneficial owner of OSG equity or INSW Common Stock that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of its OSG equity or INSW Common Stock. A non-U.S. holder is a beneficial owner of OSG equity or INSW Common Stock that is not a U.S. holder.

You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you of the Distribution and the holding and disposing of INSW Common Stock in light of your particular investment or tax circumstances.

Tax Consequences of the Distribution

Tax Classification of the Distribution in General

Although the matter is not entirely free from doubt, we believe that the Distribution likely will not qualify under Section 355 of the Code as a tax-free corporate division, because among other matters, we believe that INSW will not be viewed as engaged in an “active trade or business” within the meaning of that Code section. Accordingly, this disclosure assumes that Section 355 will not apply to the Distribution and that, as a result, the Distribution will be treated for U.S. federal income tax purposes as a taxable distribution by OSG to OSG’s common stockholders and warrant holders (together, “OSG equity holders”) in an amount equal to the fair market value of the shares of INSW Common Stock received by such OSG equity holders, determined as of the date of the Distribution. The tax consequences of the Distribution for beneficial owners of OSG equity are thus generally the same as the tax consequences of a distribution of cash by OSG.

OSG will be required to recognize any taxable gain, but will not be permitted to recognize any taxable loss, with respect to our Common Stock that it distributes in the Distribution, although we expect OSG’s basis in our Common Stock to exceed the fair market value of our Common Stock.

Tax Basis and Holding Period of INSW Common Stock Received by Holders of OSG Equity

A beneficial owner of shares of our Common Stock will generally have a tax basis in the shares received in the Distribution that equals the fair market value of such shares on the date of Distribution, and the holding period of such shares will begin the day after the date of the Distribution.

Tax Treatment of the Distribution

U.S. Holders

The portion of the amount distributed pursuant to the Distribution that is payable out of OSG’s current or accumulated earnings and profits, as determined under federal income tax principles, will be taken into account by a U.S. holder as dividend income. Subject to certain exceptions for short-term (60 days or less) and hedged positions, the Distribution received by U.S. holders that are individuals, trusts and estates will be eligible for taxation at the maximum rate of 20% as “qualified dividends.”

If and to the extent that the amount distributed pursuant to the Distribution is in excess of OSG’s current and accumulated earnings and profits, it will generally represent a return of capital and will generally not be taxable to a U.S. holder. Rather, the Distribution will reduce the adjusted basis of the holder’s OSG equity (but not below zero) by the extent to which the value of the amount distributed exceeds OSG’s current and accumulated earnings and profits. A U.S. holder will however recognize gain to the extent that this excess exceeds the adjusted basis of its OSG equity. Any such gain will generally be long-term capital gain if the holder has held its OSG equity for more than one year at the time of the Distribution.

Non-U.S. Holders

The amount distributed pursuant to the Distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent of OSG’s current or accumulated earnings and profits, as determined under federal income tax principles. The amount treated as a dividend will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by an applicable treaty. Even if a holder is eligible for a lower treaty rate, U.S. federal tax will generally be required to be withheld at a 30% rate (rather than the lower treaty rate) on dividend payments to a holder, unless (i) the holder has furnished to the applicable U.S. withholding agent a valid IRS Form W-8BEN, Form W-8 BEN-E or other documentary evidence establishing its entitlement to the lower treaty rate with respect to such payments, and (ii) if the holder is a non-financial entity required to do so, it has provided the applicable U.S. withholding agent with certain information with respect its direct and indirect U.S. owners, and, if the holder holds OSG equity through a non-U.S. financial institution, such institution (x) has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution), (y) qualifies for an exception from the requirement to enter into such an agreement or (z) complies with the terms of an applicable intergovernmental agreement between the U.S. government and the jurisdiction in which such foreign financial institution is organized, is resident or operates, as the case may be.

The amount distributed pursuant to the Distribution, to the extent not made out of OSG’s current or accumulated earnings and profits, will not be subject to U.S. income tax. If OSG cannot determine at the time of the Distribution whether or not the amount distributed pursuant to the Distribution will exceed current and accumulated earnings and profits, the aggregate amount distributed will be subject to withholding at the rate applicable to ordinary dividends, as described above.

Gain in respect of any non-dividend portion of the Distribution will nonetheless be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, and certain other conditions are met.

If OSG is required to withhold any amounts otherwise distributable to a non-U.S. holder in the Distribution, OSG or other applicable withholding agents may collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of Common Stock that such non-U.S. holder would otherwise receive or by withholding from other property held in the non-U.S. equity holder’s account with the withholding agent. Such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the non-U.S. holder’s U.S. tax liability for the year in which the Distribution occurred.

Tax Considerations for Holders of INSW Common Stock

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of INSW Common Stock. This discussion deals only with INSW Common Stock held as “capital assets” within the meaning of Section 1221 of the Code, by holders who received Common Stock pursuant to the Distribution.

Tax Treatment of U.S. Holders

Tax Treatment of Dividends

Subject to the discussion in “— Passive Foreign Investment Company Rules” below, in the event that we make a distribution of cash or property with respect to our Common Stock, such distributions generally will constitute foreign source dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a holder’s investment, up to such holder’s tax basis in our Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Tax Treatment of Sale, Exchange or Other Taxable Disposition.”

Subject to certain exceptions for short-term (60 days or less) and hedged positions, the dividends received by an individual U.S. holder in respect of qualified foreign corporation stock may be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.” Dividends paid on Common Stock may be treated as qualified dividends if (1) the Common Stock are readily tradable on an established securities market in the United States and (2) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (a “PFIC”). The Common Stock is not currently readily tradable on an established securities market in the United States, so any dividends will not be treated as “qualified dividends.” However, we intend to apply to list our Common Stock in the NYSE in the future. We believe that we were not a PFIC in 2015, but see “— Passive Foreign Investment Company Rules” below regarding the application of the PFIC rules.

Distributions of additional shares in respect of Common Stock that are made as part of a pro-rata distribution to all of our Common Stockholders generally will not be subject to U.S. federal income tax.

Tax Treatment of Sale, Exchange, or Other Taxable Disposition

Subject to the discussion in “— Passive Foreign Investment Company Rules” below, upon a sale or other disposition of Common Stock, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and such investor’s tax basis in the Common Stock. Generally, such gain or loss realized on the sale or other disposition of Common Stock will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if the Common Stock were held for more than one year. The ability to offset capital losses against ordinary income is limited. Long-term capital gain recognized by an individual U.S. holder generally is subject to taxation at a maximum rate of 20%.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if either

•	75 percent or more of our gross income for the taxable year is passive income; or
•	the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50 percent.

We expect to derive sufficient active revenues and to hold sufficient active assets so that we will not be classified as a PFIC, but the PFIC tests must be applied each year, and it is possible that we may become a PFIC in a future year. In the event that, contrary to our expectation, we are classified as a PFIC in any year, and a U.S. holder does not make a mark-to-market election, as described in the following paragraph, the holder will be subject to a special tax at ordinary income tax rates on “excess distributions,” including certain distributions by us and gain that the holder recognizes on the sale of shares of Common Stock. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period a U.S. holder holds shares of Common Stock. Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis shares of Common Stock at death.

If our Common Stock is regularly traded on a “qualified exchange,” a U.S. holder can avoid the unfavorable rules described in the preceding paragraph by electing to mark the holder’s shares of Common Stock to market. A U.S. holder who makes this mark-to-market election will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of the shares at year-end over the holder’s basis in those shares. In addition, any gain recognized by the U.S. holder upon the sale of shares will be taxed as ordinary income in the year of sale. The Common Stock is not currently regularly traded on a qualified exchange. However, we intend to apply to list our Common Stock on the NYSE (which is a qualified exchange) in connection with the Distribution, although there can be no assurance that Common Stock will be regularly traded.

A U.S. holder that owns an equity interest in a PFIC must annually file IRS Form 8621, and may be required to file other IRS forms. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

You should consult your own tax advisor regarding the U.S. federal income tax considerations discussed above and the desirability of making a mark-to-market election.

Tax Treatment of Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to distribution of cash or property with respect to our Common Stock.

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of our Common Stock unless the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

Payments of dividends made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting unless the holder is an exempt recipient and may also be subject to backup withholding unless the holder (i) provides its taxpayer identification number and certifies that it is not subject to backup withholding or (ii) otherwise establishes an exemption from backup withholding. Investors may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim or refund with the IRS and filing any required information.

MARKET PRICE INFORMATION AND DIVIDENDS

Market Price Data

There is no established trading market for shares of our Common Stock. Immediately prior to the spin-off, all of our shares were owned by OSG.

In connection with the spin-off, OSG will distribute all of the outstanding shares of our Common Stock on a pro rata basis to holders of OSG common stock and OSG warrants as of the Record Date for the spin-off. We intend to apply to list our Common Stock on the NYSE under the symbol “INSW.”

Dividends

We have not yet determined whether to pay cash dividends or other distributions with respect to our common stock once we become a stand-alone public company. Any future determinations to pay dividends on our Common Stock will be at the discretion of our board of directors and will depend upon many factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors our board of directors may deem relevant. The timing, declaration, amount and payment of any future dividends will be at the discretion of our board of directors.

We have no obligation to, and may not be able to, declare or pay dividends on our Common Stock. If we do not declare and pay dividends on our Common Stock, our share price could decline.

For a discussion of the application of withholding taxes on dividends, see “Certain U.S. Federal Income Tax Consequences of the Distribution — Tax Considerations for Holders of INSW Common Stock” and “Certain U.S. Federal Income Tax Consequences of the Distribution — Information Reporting and Backup Withholding.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and our capitalization as of June 30, 2016:

You should read the following table in conjunction with the sections titled “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this Information Statement.

(in thousands)
Total cash
Cash and cash equivalents	$278,945
Total cash and cash equivalents	$278,945
Total debt(1)
INSW Term Loan	$519,901
Total debt	$519,901
Equity:
Common stock	$29,825
Paid-in additional capital	1,323,705
Retained earnings	80,977
Accumulated other comprehensive loss	(70,563)
Total stockholders’ equity	1,363,944
Total capitalization	$1,883,845

(1)	Includes current portion.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of preparation

The unaudited pro forma condensed consolidated financial statements are comprised of our unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 and our unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2015 and the six months ended June 30, 2016. The unaudited pro forma condensed consolidated financial statements of the Company have been derived from our historical audited consolidated financial statements for the year ended December 31, 2015 and from our historical unaudited condensed consolidated financial statements for the six months ended June 30, 2016 included elsewhere in the Information Statement. Such unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) the audited consolidated GAAP financial statements and accompanying notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2015, (ii) the unaudited condensed consolidated financial statements and accompanying notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2016 and (iii) the risk factors outlined in detail under the caption “Risk Factors”, all of which are included elsewhere in this Information Statement.

The unaudited pro forma condensed consolidated financial statements give effect to the following (collectively, the “Transactions”):

•	Amendment No. 2 to the INSW Facilities;
•	Amendment No. 3 to the INSW Facilities; and
•	A forward stock split immediately prior to the Distribution Date of our common stock, which will be distributed to holders of OSG common stock and warrants, in the form of a pro rata dividend, to effect the spin-off of International Seaways Inc. (“Seaways”), formerly doing business as OSG International, Inc.

The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2016 and for the year ended December 31, 2015, reflect our results as if the Transactions had occurred on January 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 gives effect to these Transactions as if they occurred on June 30, 2016.

The unaudited pro forma condensed consolidated financial statements are subject to the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on available information and assumptions that the Company’s management believes are reasonable, that reflect the impacts of adjustments directly attributable to the Transactions that are factually supportable, and for purposes of the statements of income, are expected to have a continuing impact on the Company. The unaudited pro forma condensed consolidated statements of income exclude items of expense that, although directly attributable to the Transactions, will not have a continuing impact on the statement of income (i.e., one-time costs).

The unaudited pro forma condensed consolidated financial statements are provided for illustrative and information purposes only, and are not intended to represent or necessarily be indicative of the Company’s results of operations or financial condition had the Transactions been completed on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The historical financial statements include certain corporate administrative expenses, reorganization costs and employee related costs that have been allocated to the Company by OSG, however, the amounts allocated may not be representative of the amounts that would have been incurred had the Company been an entity that operated independently of OSG. The unaudited pro forma condensed consolidated financial statements do not reflect any incremental costs the Company may potentially incur as an entity operating independently of OSG, or any cost savings that the Company’s management believes could have been achieved had the Transactions been completed on the dates indicated, as such charges and savings are judgmental and not factually supportable.

INTERNATIONAL SEAWAYS, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2016
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
(UNAUDITED)

	Historical	Pro Forma Adjustments(a)		Pro Forma
Shipping Revenues:
Pool revenues	$157,234			$157,234
Time and bareboat charter revenues	50,343			50,343
Voyage charter revenues	24,161			24,161
	231,738			231,738
Operating Expenses:
Voyage expenses	6,074			6,074
Vessel expenses	69,538			69,538
Charter hire expenses	16,809			16,809
Depreciation and amortization	40,106			40,106
General and administrative	17,174	$(1,263	)(b)	15,911
Gain on disposal of vessels and other property	(171)			(171)
Total Operating Expenses	149,530	(1,263)		148,267
Income from Vessel Operations	82,208	1,263		83,471
Equity in Income of Affiliated Companies	23,605			23,605
Operating Income	105,813	1,263		107,076
Other Income	1,241			1,241
Income before Interest Expense, Reorganization Items and Income Taxes	107,054	1,263		108,317
Interest Expense	(20,432)	1,601	(c)	(18,831)
Income before Reorganization Items and Income Taxes	86,622	2,864		89,486
Reorganization Items, net	3,951			3,951
Income before Income Taxes	90,573	2,864		93,437
Income tax Provision	(177)			(177)
Net Income	$90,396	$2,864		$93,260
Weighted average number of shares outstanding	102.21			29,157,494 (f)
Basic and diluted net income per share	$884,414.44			$3.20

See accompanying notes to the unaudited pro forma condensed consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2015
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
(UNAUDITED)

	Historical	Pro Forma Adjustments(a)		Pro Forma
Shipping Revenues:
Pool revenues	$360,218			$360,218
Time and bareboat charter revenues	52,092			52,092
Voyage charter revenues	85,324			85,324
	497,634			497,634
Operating Expenses:
Voyage expenses	21,844			21,844
Vessel expenses	143,925			143,925
Charter hire expenses	36,802			36,802
Depreciation and amortization	81,653			81,653
General and administrative	41,516			41,516
Technical management transition costs	39			39
Gain on disposal of vessels and other property, including impairments	(4,459)			(4,459)
Total Operating Expenses	321,320			321,320
Income from Vessel Operations	176,314			176,314
Equity in Income of Affiliated Companies	45,559			45,559
Operating Income	221,873			221,873
Other Income	66			66
Income before Interest Expense, Reorganization Items and Income Taxes	221,939			221,939
Interest Expense	(42,970)	$3,262	(c)	(39,708)
Income before Reorganization Items and Income Taxes	178,969	3,262		182,231
Reorganization Items, net	(5,659)			(5,659)
Income before Income Taxes	173,310	3,262		176,572
Income Tax Provision	(140)			(140)
Net Income	$173,170	$3,262		$176,432
Weighted average number of shares outstanding	102.21			29,157,494 (f)
Basic and diluted net income per share	$1,694,256.92			$6.05

See accompanying notes to the unaudited pro forma condensed consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2016
DOLLARS IN THOUSANDS
(UNAUDITED)

	Historical	Pro Forma Adjustments(a)		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$278,945	$(175,683	)(d)	$103,262
Voyage receivables	52,172			52,172
Other receivables	2,006			2,006
Inventories	255			255
Prepaid expenses and other current assets	8,252			8,252
Total Current Assets	341,630	(175,683)		165,947
Vessels and other property, less accumulated depreciation	1,208,097			1,208,097
Deferred drydock expenditures, net	29,537			29,537
Total Vessels, Deferred Drydock and Other Property	1,237,634			1,237,634
Investments in and advances to affiliated companies	344,848			344,848
Other assets	1,571			1,571
Total Assets	$1,925,683	$(175,683)		$1,750,000
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$26,938	$9,812	(b)	$36,750
Due to parent for cost sharing reimbursements	7,236			7,236
Current installments of long-term debt	6,183			6,183
Total Current Liabilities	40,357	9,812		50,169
Long-term debt	513,718	(80,801	)(e)	432,917
Other liabilities	7,664			7,664
Total Liabilities	561,739	(70,989)		490,750
Commitments and contingencies
Equity:
Common stock – no par value; 55,555,555 shares authorized; 29,157,494 shares outstanding(f)	29,825			29,825
Paid-in additional capital	1,323,705	(23,717	)(g)	1,299,988
Retained earnings/(accumulated deficit)	80,977	(80,977	)(g)	—
	1,434,507	(104,694)		1,329,813
Accumulated other comprehensive loss	(70,563)			(70,563)
Total Equity	1,363,944	(104,694)		1,259,250
Total Liabilities and Equity	$1,925,683	$(175,683)		$1,750,000

See accompanying notes to the unaudited pro forma condensed consolidated financial statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements (Dollars in Thousands)

(a)	On July 18, 2016, the Company entered into a second amendment (the “Second INSW Credit Agreement Amendment”) to the INSW Facilities. The Second INSW Credit Agreement Amendment amends the conditions under which the INSW Facilities permit OSG to spin off INSW. In particular, the Second INSW Credit Agreement Amendment permits the distribution of OSG’s equity interests in INSW to OSG’s shareholders in conjunction with the transfer of substantially all of INSW’s assets (subject to certain exceptions) to a new wholly-owned subsidiary of INSW, subject to the satisfaction of other conditions set forth in the INSW Facilities and the Second INSW Credit Agreement Amendment.

On September 20, 2016, the Company entered into a third amendment (the “Third INSW Credit Agreement Amendment”) to the INSW Facilities. The Third INSW Credit Agreement Amendment, among other things, allows for INSW to distribute cash dividends in an aggregate amount not to exceed $100,000 to OSG between the effective date of the amendment and October 14, 2016. In accordance with the terms of the Third INSW Credit Agreement Amendment, INSW also prepaid $75,000 of the outstanding principal balance of the INSW Term Loan on September 20, 2016.

The pro-forma balance sheet and pro-forma statements of income give effect to the $75,000 INSW Term Loan prepayment referenced above and the debt amendment fees of approximately $472 and $7,801 relating to the Second INSW Credit Agreement Amendment and Third INSW Credit Agreement Amendment, respectively, as such items are deemed to be directly attributable to the Transactions.

(b)	Represents adjustments made to remove one-time separation costs from general and administrative expense. Separation costs of $1,263 included in general and administrative expense for the six months ended June 30, 2016 including $244 paid and $1,019 unpaid as of June 30, 2016 are eliminated. In addition, we expect to incur approximately $10,495 in one-time separation costs subsequent to June 30, 2016. Such costs are reflected as an increase in accounts payable, accrued expenses and other current liabilities in the accompanying pro forma consolidated balance sheets as of June 30, 2016, and are comprised primarily of consulting and legal fees, severance costs and debt amendment fees. The $10,495 consists of deferred financing costs of $8,273, which are reflected as a reduction of long-term debt, and $2,222 that is reflected as a reduction of retained earnings.

Partially offsetting the $10,495 increase in the accounts payable, accrued expenses and other current liabilities in the accompanying pro forma consolidated balance sheets as of June 30, 2016 is a $683 reduction to reflect the assumed settlement of interest that had been accrued in the historical June 30, 2016 balance sheet related to the $75,000 outstanding INSW Term Loan principal that was prepaid in conjunction with the Third INSW Credit Agreement Amendment (see footnote (a) above).

(c)	The adjustments to our historical interest expense for the six months ended June 30, 2016 and the year ended December 31, 2015 to give effect to the $75,000 prepayment of the INSW Term Loan and $8,273 of amendment fees are presented below:

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Reduction to reflect $75,000 prepayment	$2,156	$4,313
Reduced amortization to reflect write-off of historical deferred financing costs in relation to $75,000 prepayment	279	536
Increase to reflect amortization of $8,273 in debt amendment fees	(834)	(1,587)
Total pro forma adjustments to interest expense	$1,601	$3,262
(d)	The adjustments to cash and cash equivalents on the condensed consolidated balance sheet as of June 30, 2016 are presented below:

Distribution by INSW to OSG (see Note (g))	$(100,000)
INSW Term Loan prepayment	(75,000)
Settlement of interest accrued at June 30, 2016 in relation to $75,000 INSW Term Loan prepayment	(683)
Total pro forma adjustments to cash and cash equivalents	$(175,683)

(e)	The adjustments to long-term debt on the condensed consolidated balance sheet as of June 30, 2016 are presented below:

INSW Term Loan prepayment	$(75,000)
Write-off of historical deferred financing costs in relation to INSW Term Loan prepayment	2,472
Debt amendment fees	(8,273)
Total pro forma adjustments to long-term debt	$(80,801)

During the six months ended June 30, 2016 the Company made repurchases in the open market and mandatory principal prepayments under the INSW Term Loan of $68,922 and $8,832, respectively. The pro-forma statements of income do not give effect to such events as if they had occurred on January 1, 2015, as they were not deemed to be directly attributable to the Transactions.

(f)	As discussed elsewhere in this Information Statement, the Company anticipates that it will amend and restate its Articles of Incorporation effective immediately prior to the Distribution. In accordance with the Amended and Restated Articles of Incorporation, immediately prior to the Distribution, the Company will effect a stock split on its 102.21 issued and outstanding shares of common stock to allow for a distribution in the form of a prorata dividend of such shares to the holders of OSG common stock and warrants. Our new capital structure is reflected in the pro forma condensed consolidated balance sheet (share amounts in units). For purposes of the pro-forma condensed consolidated balance sheet as of June 30, 2016, the adjustments were determined by applying a one-to-three ratio to the sum of OSG’s shares of Class A common stock and the common stock equivalent of penny warrants for OSG’s Class A common stock outstanding as of September 30, 2016, which totaled 87,472,485.

For pro-forma earnings per share purposes, the pro-forma basic weighted average shares outstanding were based on the number of OSG common shares and warrant common share equivalents outstanding as of September 30, 2016, adjusted for the assumed distribution ratio of one share of INSW stock for every three OSG shares of Class A common stock and common stock equivalent of Class A warrants issued and outstanding on the Record Date. While the actual impact of employee stock compensation plans upon diluted weighted average shares outstanding on a go-forward basis will depend on various factors, we do not believe that any such impact will result in pro forma diluted earnings per share being materially different from pro forma basic earnings per share.

(g)	Represents $100,000 distribution by the Company to OSG in connection with the Transactions in September 2016. The distribution is presented as a reduction in retained earnings of $76,283, which is the balance reported on the unaudited condensed consolidated balance sheet as of June 30, 2016 after (i) the reduction of $2,222 for one-time separation costs expected to be incurred after June 30, 2016 (see footnote (b)), and (ii) the write-off of $2,472 deferred financing costs in relation to $75,000 principal payment of the INSW Term Loan (see footnotes (a) and (e)), and a reduction in paid-in additional capital of $23,717.

The adjustments to paid-in additional capital and retained earnings on the condensed consolidated balance sheet as of June 30, 2016 are presented below

	Paid-in additional Capital	Retained Earnings
One-time separation costs expected to be incurred after June 30, 2016	$—	$(2,222)
Write-off of deferred financing costs associated with Term loan prepayment	—	(2,472)
Distribution by INSW to OSG	(23,717)	(76,283)
Total pro forma adjustments	$(23,717)	$(80,977)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial data for the periods indicated below. Our selected historical consolidated income statement data for the twelve months ended December 31, 2015, 2014 and 2013 and balance sheet data as of December 31, 2015 and 2014 have been derived from our audited historical consolidated financial statements included elsewhere in this Information Statement, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The selected consolidated financial data for the years ended December 31, 2012 and 2011 and as of December 31, 2013, 2012 and 2011 are derived from our consolidated financial statements not appearing in this Information Statement, which have also been audited by PricewaterhouseCoopers LLP, except for the changes in presentation of debt issuance costs as a result of the retrospective adoption of the new guidance in ASU No. 2015-03 discussed in footnote (a) below. The unaudited selected consolidated financial data for the six months ended June 30, 2016 and 2015 and as of June 30, 2016 are derived from our unaudited condensed consolidated financial statements, included elsewhere in this Information Statement.

The financial statements included in this Information Statement may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

The following selected historical financial and operating data should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical and pro forma financial statements and related notes included elsewhere in this Information Statement.

In thousands, except share and per share amounts.

	For the year ended December 31,					For the six months ended June 30,
	2015	2014	2013	2012	2011	2016	2015
Shipping revenues	$497,634	$517,018	$585,360	$686,666	$671,744	$231,738	$241,543
Income/(loss) from vessel operations	176,314	4,604	(452,439)	(470,261)	(172,963)	82,208	83,721
Income/(loss) before reorganization items and income taxes	178,969	(13,827)	(415,300)	(460,990)	(167,488)	86,622	87,045
Reorganization items, net	(5,659)	(104,528)	(304,288)	(39,299)	—	3,951	(3,555)
Income/(loss) before income taxes	173,310	(118,355)	(719,588)	(500,289)	(167,488)	90,573	83,490
Net income/(loss)	173,170	(119,099)	(723,805)	(500,373)	(167,924)	90,396	83,631
Depreciation and amortization	81,653	84,931	108,675	132,155	115,247	40,106	40,053
Net cash provided by/(used in) operating activities	222,739	(253,295)	101,695	(96,470)	(130,868)	122,764	102,845
Dividend to parent	(200,000)	—	—	—	—	(102,000)	(200,000)
Cash and cash equivalents	308,858	178,240	173,943	106,346	22,556	278,945
Restricted cash	8,989	70,093	—	—	—	—
Total vessels, deferred drydock and other property at net book amount	1,277,486	1,345,863	1,463,743	1,901,947	2,281,203	1,237,634
Total assets(a)	2,029,950	2,035,183	2,136,629	2,507,835	2,782,734	1,925,683
Debt(a)(b)	595,222	601,356	782,956	791,506	657,890	519,901
Total equity	1,383,786	1,390,943	—	—	—	1,363,944
Net investment of parent and accumulated other comprehensive loss	—	—	968,842	1,593,535	2,043,014	—	—
Per share amounts:
Basic and diluted net income/(loss)	1,694,256.92	(1,165,238.24)	(7,081,547.79)	(4,895,538.60)	(1,642,931.22)	884,414.44	818,227.18
Weighted average shares outstanding	102.21	102.21	102.21	102.21	102.21	102.21	102.21
Other data:
TCE revenues(c)	475,790	346,987	362,452	439,277	458,480	225,664	229,727
EBITDA(d)	297,933	22,834	(610,563)	(349,641)	(40,005)	151,111	144,529
Adjusted EBITDA(d)	299,172	137,490	78,454	(36,332)	(40,613)	146,103	146,957

(a)	Total assets and debt for the years ended December 31, 2015, 2014 and 2011, each reflect a reduction in amounts of $22,866, $22,806 and $4,787, respectively, relating to the retrospective adoption of ASU 2015-03 which required the reclassification of unamortized deferred financing costs from other assets to debt.

(b)	For the years ended December 31, 2013 and 2012, both debt and the related unamortized deferred financing costs were components of liabilities subject to compromise in the consolidated balance sheet. Therefore, the adoption of ASU 2015-03 had no impact for such years. Debt shown in the table above for the years ended December 31, 2013 and 2012 is net of unamortized deferred financing costs $0 and $4,181, respectively.
(c)	Reconciliations of time charter equivalent revenues to shipping revenues as reflected in the consolidated statements of operations follow:

	For the year ended December 31,					For the six months ended June 30,
	2015	2014	2013	2012	2011	2016	2015
TCE revenues	$475,790	$346,987	$362,452	$439,277	$458,480	$225,664	$229,727
Add: Voyage expenses	21,844	170,031	222,908	247,389	213,264	6,074	11,816
Shipping revenues	$497,634	$517,018	$585,360	$686,666	$671,744	$231,738	$241,543

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

(d)	EBITDA represents net income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income/(loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	For the year ended December 31,					For the six months ended June 30,
	2015	2014	2013	2012	2011	2016	2015
Net income/(loss)	$173,170	$(119,099)	$(723,805)	$(500,373)	$(167,924)	$90,396	$83,631
Income tax provision/(benefit)	140	744	4,217	84	436	177	(141)
Interest expense	42,970	56,258	350	18,493	12,236	20,432	20,986
Depreciation and amortization	81,653	84,931	108,675	132,155	115,247	40,106	40,053
EBITDA	297,933	22,834	(610,563)	(349,641)	(40,005)	151,111	144,529
Technical management transition costs	39	3,417	—	—	—	—	39
Severance and relocation costs	—	16,666	2,090	3,083	—	—	—
Goodwill and other intangibles impairment charge	—	—	16,214	—	—	—	—
(Gain)/loss on disposal of vessels and other property, including impairments	(4,459)	(9,955)	366,425	270,927	(608)	(171)	(1,166)
Gain on repurchase of debt	—	—	—	—	—	(1,026)	—
Other costs associated with repurchase of debt	—	—	—	—	—	140	—
Reorganization items, net	5,659	104,528	304,288	39,299	—	(3,951)	3,555
Adjusted EBITDA	$299,172	$137,490	$78,454	$(36,332)	$(40,613)	$146,103	$146,957

BUSINESS

OVERVIEW

International Seaways, Inc., a Marshall Islands corporation incorporated in 1999, and its wholly owned subsidiaries own and operate a fleet of oceangoing vessels engaged primarily in the transportation of crude oil and petroleum products in the International Flag trades. At September 30, 2016, the Company owned or operated a fleet of 55 vessels (totaling an aggregate of 6.5 million dwt and 864,800 cbm) all of which operated in the International Flag market. The Marshall Islands is the principal flag of registry of the Company’s vessels. Additional information about the Company’s fleet, including its ownership profile, is set forth under “— Fleet Operations — Fleet Summary,” as well as on OSG’s website, www.osg.com. Neither OSG’s website nor the information contained on that site, or connected to that site, is incorporated by reference in this Information Statement, except to the extent otherwise included herein.

The Company’s vessel operations are organized into two segments: International Crude Tankers and International Product Carriers. Our 55-vessel fleet consists of ULCC, VLCC, Aframax, and Panamax crude tankers, as well as LR1, LR2 and MR product carriers. Through joint venture partnerships, the Company also has ownership interests in four LNG carriers and two FSO service vessels.

INSW generally charters its vessels to customers either for specific voyages at spot rates or for specific periods of time at fixed daily amounts through time charters or bareboat charters. Spot market rates are highly volatile, while time charter and bareboat charter rates provide more predictable streams of TCE revenues because they are fixed for specific periods of time. For a more detailed discussion on factors influencing spot and time charter markets, see “— Fleet Operations — Commercial Management” below.

Strengths

Our competitive strengths position us as a leader in the International Flag tanker market, provide us with differentiated chartering and strategic opportunities due to our size and global presence, and drive our primary objective of maximizing shareholder value. Our fleet maintains full vetting approvals and operates in well-established and top-performing commercial pools, enhancing our revenues, and we maintain vetting approvals in accordance with the requirements of the pooling arrangements. Our personnel working with V. Ships strive to ensure that the vessels are maintained and operated to a standard that is acceptable to the oil majors. Our customers independently verify that the vessels meet these standards.

Leading operator of International Flag vessels.

Our operating fleet (excluding our JV vessels) comprises 20 MR tankers, 12 Panamax/LR1s, eight Aframaxes/LR2s, eight VLCCs and one ULCC. The weighted-average age (by carrying capacity) of our total owned and operated fleet was 11.3 years as of September 30, 2016, compared with an average of 9.5 years for the world International Flag tanker fleet of vessels over 10,000 dwt. Twenty-five of our tankers can be shifted between the crude oil and refined product trades depending on market conditions. This provides us with flexibility to employ our vessels in the most attractive market segments. We believe the scale, flexibility and diversity of our fleet enable us to capitalize on chartering opportunities that are not available to many vessel owners with smaller or less-diverse fleets.

Large and diverse International Flag fleet is well-positioned to benefit from current market fundamentals.

We own and operate one of the largest fleets of international crude and product tankers worldwide. Our fleet trades predominantly in the spot market (which has over protracted periods of time outperformed a strategy based on medium- or long-term time charters), generally through commercial pools, which facilitate deployment of our vessels globally. Commercial pools allow shipowners to collectively achieve scale in a particular vessel class without requiring large capital commitments from any individual owner. For a more detailed discussion on the material services provided under the pooling arrangements, including how revenues are allocated among members of each of the pools, see “— Fleet Operations — Commercial Management — Commercial Pools and other Commercial Management Arrangements” below. We participate in commercial pools because we believe that combining vessels of similar size and capability in an integrated system creates scale and offers our customers greater flexibility and higher service levels, and were a founding member of two of the largest commercial pools in which we participate, TI and PI. The size and scope of these commercial pools enable us to secure greater utilization through more backhaul voyages and COAs, reduced waiting time and shorter ballast voyages, thereby generating higher TCE revenues than otherwise might be obtainable in the spot market. As of September 30, 2016, 35 out of 55 of our vessels participated in six commercial pools. The six pools currently commercially manage the following approximate number of vessels, including those of INSW: TI — 52, SIGMA — 41, HDT — 62, PI — 31, CPTA — 28 and Navig8 — 16. The international spot charter market recovered well throughout 2014 and posted healthy results for 2015 and the first six months of 2016, with our fleet’s spot charter rates averaging blended TCE rates of $17,917/day for 2014, $30,627 day for 2015 and $26,797/day for the first six months of 2016. We believe that our exposure to the spot market and participation in leading commercial pools provide strong returns to stockholders over time.

Strategy

Our primary objective is to maximize stockholder value by generating strong cash flows through the combination of the higher returns available from time to time in the spot market and from our participation in commercial pools with selective short-term time charters; actively managing the size and composition of our fleet over the course of market cycles to increase investment returns and available capital; and entering into value-creating transactions. The key elements of our strategy are:

Generate strong cash flows by capitalizing on our long-standing customer relationships.

We believe we are well-positioned to generate strong cash flows by identifying and taking advantage of attractive chartering opportunities in the International Flag market. Our fleet maintains one of the largest global footprints in the tanker market. Our market position allows us or the commercial pools in which we participate to maintain our long-standing relationships with many of the largest energy companies, which in some cases date back for more than 16 years. We selectively seek out time charters on certain of our vessels, usually one to two years, to the oil companies, traders and our partners to complement our spot market exposure. We will continue to pursue an overall chartering strategy which blends short-term time charters that provides stable cash flows with a substantial spot rate exposure that provides us with higher returns when the more volatile spot market is stronger.

•	Significantly enhance cash flows through spot market exposure and participation in commercial pools.

We expect to continue to deploy the majority of our fleet on a spot rate basis to benefit from market volatility and what we believe are the traditionally higher returns the spot market offers compared with time charters. We believe this strategy presently offers significant upside exposure to the spot market and an opportunity to capture enhanced profit margins at times when vessel demand exceeds supply. We also anticipate continuing to use commercial pools as our principal means of participation in the spot market. We currently participate in six commercial pools — TI, SIGMA, HDT, PI, CPTA and Navig8 — each selected for specific expertise in its respective market. Our continued participation in pools allows us to benefit from economies of scale and higher vessel utilization rates, resulting in TCE revenues that exceed those we believe could be achieved operating those vessels outside of a commercial pool.

•	Generate stable cash flows through time charters.

We seek to employ a portion of our vessels on short-term time charters. The prevailing contango in crude oil pricing (when the future price of oil exceeds the current price of oil, encouraging the temporary storage of crude oil at sea) enabled us to place our ULCC, the Overseas Laura Lynn (the former TI Oceania), on a storage charter through March 2017. One of our VLCCs, the Overseas Sakura, is on charter to a major oil company through August 2017 and five of our Panamax/LR1s are on time charters to our partners in the PI pool that expire in the first half of 2017. We may seek to place other tonnage on time charters, for storage or transport, when we can do so at attractive rates.

Actively manage our fleet to maximize return on capital over market cycles.

We plan to actively manage the size and composition of our fleet through opportunistic accretive acquisitions and dispositions as part of our effort to achieve above-market returns on capital for our vessel assets and renew our fleet. Using our commercial, financial and operational expertise, we plan to opportunistically grow our fleet through the timely and selective acquisition of high-quality secondhand vessels or existing newbuild contracts when we believe those acquisitions will result in attractive returns on invested capital and increased cash flow. We also intend to engage in opportunistic dispositions where we can achieve attractive values for our vessels relative to their anticipated future earnings from operations as we assess the market cycle. Taken together, we believe these activities will help us to maintain a diverse, high-quality and modern fleet of crude oil and refined product vessels with an enhanced return on invested capital. We believe our diverse and versatile fleet, our experience and our long-standing relationships with participants in the crude and refined product shipping industry, position us to identify and take advantage of attractive acquisition opportunities in any vessel class in the international market.

Maintain a strong and flexible financial profile.

As of June 30, 2016, we had total liquidity on a consolidated basis of $329 million, comprised of $279 million of cash and $50 million of undrawn revolver capacity. We seek to maintain a strong balance sheet as we believe it will provide financial flexibility to take advantage of attractive strategic opportunities we may identify.

RECENT DEVELOPMENTS

Amendments to the INSW Facilities

On September 20, 2016, the Company entered into the third amendment to the INSW Facilities. The amendment among other things, allowed for INSW to distribute cash dividends in an aggregate amount up to $100,000 to OSG and required INSW to prepay $75,000 of the outstanding principal balance of the INSW Term Loan. The dividend distribution and principal prepayment were completed as of September 30, 2016. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this Information statement for additional information.

Vessel Impairments

As part of the September 30, 2016 financial close and reporting process, the Company updated its evaluation of the carrying amounts of its vessels to determine whether there had been any events or changes in circumstances indicating that such carrying amounts might not be recovered. The Company concluded that events and changes in circumstances that have occurred since June 30, 2016 do indicate that the carrying amounts of the vessels in the INSW fleet may not be recoverable as of September 30, 2016. In particular, we have been monitoring the industry wide decline in vessel valuations during 2016 and specifically from June 30, 2016 to September 30, 2016 as well as the decline in forecasted near term charter rates, and concluded that declines in vessel valuations of up to 20% during the quarter ended September 30, 2016 for 28 vessels in its fleet with carrying values in excess of their estimated market values, constituted an impairment trigger event for these vessels as of September 30, 2016. Based on preliminary results of such analysis, the Company expects to recognize an impairment charge aggregating approximately $50,000 during the quarter ended September 30, 2016 on two LR1s, an Aframax and a Panamax. The remaining 24 vessels tested had carrying values that were approximately $210,000 in excess of their respective estimated market values.

CUSTOMERS

INSW’s ultimate customers, including those of the pools in which we participate, include major independent and state-owned oil companies, oil traders, refinery operators and international government entities.

FLEET OPERATIONS

Fleet Summary

As of September 30, 2016, INSW’s operating fleet consisted of 55 vessels, 42 of which were owned, with the remaining vessels chartered-in. Through joint venture partnerships, INSW has ownership interests in six vessels. Vessels chartered-in include bareboat charters and time charters. The seven chartered-in vessels redeliver to owners between June 2017 and June 2018 (five in 2017 and two in 2018). Certain of the charters provide INSW with renewal and purchase options. See Note 14, “Leases,” to the Company’s unaudited condensed consolidated financial statements included elsewhere in this Information Statement for additional information relating to the Company’s chartered-in vessels. The Company’s fleet list excludes vessels chartered-in where the duration of the charter was one year or less at inception.

	Vessels Owned		Vessels Chartered-in		Total at September 30, 2016
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt(1)
Operating Fleet
FSO	2	1.0	—	—	2	1.0	873,916
VLCC and ULCC	9	9.0	—	—	9	9.0	2,875,775
Aframax	7	7.0	—	—	7	7.0	787,859
Panamax	8	8.0	—	—	8	8.0	555,504
Total International Flag Crude Tankers	26	25.0	—	—	26	25.0	5,093,054
LR2	1	1.0	—	—	1	1.0	109,999
LR1	4	4.0	—	—	4	4.0	297,710
MR	13	13.0	7	7.0	20	20.0	955,968
Total International Flag Product Carriers	18	18.0	7	7.0	25	25.0	1,363,677
LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	48	45.0	7	7.0	55	52.0	6,456,731 dwt and 864,800 cbm

(1)	Total dwt is defined as the total deadweight of all 51 vessels.

Commercial Management

Spot Market

Voyage charters, including vessels operating in commercial pools that predominantly operate in the spot market, constituted 78% of the Company’s aggregate TCE revenues in the six months ended June 30, 2016, 90% of INSW’s aggregate TCE revenues in 2015, 87% in 2014 and 88% in 2013. Accordingly, the Company’s shipping revenues are significantly affected by prevailing spot rates for voyage charters in the markets in which the Company’s vessels operate. Spot market rates are highly volatile because they are determined by market forces including local and worldwide demand for the commodities carried (such as crude oil or petroleum products), volumes of trade, distances that the commodities must be transported, the amount of available tonnage both at the time such tonnage is required and over the period of projected use, and the levels of seaborne and shore-based inventories of crude oil and refined products.

Seasonal trends affect world oil consumption and consequently vessel demand. While trends in consumption vary with seasons, peaks in demand quite often precede the seasonal consumption peaks as refiners and suppliers try to anticipate consumer demand. Seasonal peaks in oil demand have been principally driven by increased demand prior to Northern Hemisphere winters and increased demand for gasoline prior to the summer driving season in the United States. Available tonnage is affected over time, by the volume of newbuilding deliveries, the number of tankers used to store clean products and crude oil, and the removal (principally through scrapping or conversion) of existing vessels from service. Scrapping is affected by the level of freight rates, scrap prices, vetting standards established by charterers and terminals and by international and U.S. governmental regulations that establish maintenance standards.

Time and Bareboat Charter Market

The Company’s operating fleet currently includes a number of vessels that operate on time charters. Within a contract period, time charters provide a predictable level of revenues without the fluctuations inherent in spot-market rates. Once a time charter expires, however, the ability to secure a new time charter may be uncertain and subject to market conditions at such time. Time and bareboat charters constituted 22% of the Company’s TCE revenues in the six months ended June 30, 2016, 10% in 2015, 13% in 2014 and 12% in 2013.

Commercial Pools and other Commercial Management Arrangements

In 2014, the Company, which has a history of pool participation, began utilizing third-party managed pools as the principal commercial strategy for its vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools are commercially managed by experienced commercial operators that, among other things, arrange charters for the vessels participating in the pool in exchange for an administrative fee. Technical management is performed or outsourced by each shipowner. The pools collect revenue from customers, pay voyage-related expenses, and distribute TCE revenues to the participants after deducting administrative fees, according to formulas that capture the contribution of each vessel to the pool by:

•	first summarizing the earnings capacity of each vessel (as determined by the pool operator based largely on the physical characteristics and fuel consumption) to a number of “points;”
•	second, multiplying each vessel’s “points” by the number of days that vessel operated during a specified period (the “Vessel Contribution”);
•	third, multiplying the total number of points of all vessels in the pool by the total number of days all vessels in the pool operated (the “Total Earnings”); and
•	fourth, dividing the Vessel Contribution by the Total Earnings.

Pools negotiate charters with customers primarily in the spot market. The size and scope of these pools enable them to enhance utilization for pool vessels by securing backhaul voyages and Contracts of Affreightment (“COAs”), thereby reducing wait time, generating higher effective TCE revenues than might be otherwise obtainable in the spot market and providing a higher level of service to customers.

Tankers International LLC, which is the manager of the TI pool, and Frontline Management (Bermuda) Ltd. (“Frontline”) together formed VLCC Chartering Ltd., a chartering joint venture that has access to the 52 vessels in the combined fleets of Frontline and the TI pool, including our vessels that are operating in the TI pool. VLCC Chartering Ltd. commenced operations on October 6, 2014. We believe that VLCC Chartering Ltd. has increased our fleet earnings potential while creating greater options for cargo end-users by allowing Tankers International LLC and Frontline to gain fleet efficiencies and enhance earnings by increasing cargo triangulation opportunities.

The Company also employs third-party commercial managers on a limited basis for several of its ships in the spot market through Commercial Management Agreements (“CMAs”). Under the CMAs, the manager collects revenue, pays for voyage related expenses and distributes the actual voyage results for each individual ship under management and receives a management fee. The table below summarizes the commercial deployment of INSW’s conventional tanker fleet as of September 30, 2016:

	Vessel Class
Commercial Deployment	ULCC/ VLCC	Aframax	Panamax	LR2	LR1	MR	Total
Tankers International	5	—	—	—	—	—	5
Sigma Tankers	—	7	—	—	—	—	7
Panamax International	—	—	5	—	1	—	6
Handytankers	—	—	—	—	—	2	2
Navig8 Tankers – Alpha8	—	—	—	1	—	—	1
Clean Product Tankers Alliance	—	—	—	—	—	14	14
Time/Bareboat charter-out	3	—	3	—	3	2	11
Commercial Management Agreements	1	—	—	—	—	2	3
Total	9	7	8	1	4	20	49

Business Segments

The bulk shipping of crude oil and refined petroleum products has many distinct market segments based, largely on the size and design configuration of vessels required and, in some cases, on the flag of registry. Freight rates in each market segment are determined by a variety of factors affecting the supply and demand for suitable vessels. Tankers and product carriers are not bound to specific ports or schedules and therefore can respond to market opportunities by moving between trades and geographical areas. The Company has established two reportable business segments: International Crude Tankers and International Product Carriers.

For additional information regarding the Company’s two reportable segments for the three years ended December 31, 2015 and the six months ended June 30, 2016 and 2015, see Note 4, “Business and Segment Reporting,” to each of the Company’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this Information Statement.

International Crude Tankers and International Product Carriers

Our International Crude Tankers reportable business segment is made up of a ULCC and a fleet of VLCCs, Aframaxes, and Panamaxes engaged in the worldwide transportation of unrefined petroleum. Our International Product Carriers reportable business segment consists of a fleet of MRs, LR1s and an LR2 engaged in the worldwide transportation of crude and refined petroleum products. Our diverse fleet gives INSW the ability to provide a broad range of services to global customers.

Refined petroleum product cargoes are transported from refineries to consuming markets characterized by both long and short-haul routes. The market for these product cargoes is driven by global refinery capacity, changes in consumer demand and product specifications and cargo arbitrage opportunities. In contrast to the crude oil tanker market, the refined petroleum trades are more complex due to the diverse nature of product cargoes, which include gasoline, diesel and jet fuel, home heating oil, vegetable oils and organic chemicals (e.g., methanol and ethylene glycols). The trades require crews to have specialized certifications. Customer vetting requirements can be more rigorous and, in general, vessel operations are more complex due to the fact that refineries can be in closer proximity to importing nations, resulting in more frequent port calls and discharging, cleaning and loading operations than crude oil tankers. Most of the Company’s MR product carriers are IMO III compliant, allowing those vessels to carry edible oils, such as palm and vegetable oil, increasing flexibility when switching between cargo grades.

In order to enhance vessel utilization and TCE revenues, the Company has deployed its International Crude Tankers and Product Carriers into various commercial pools, commercial management agreements and time charters. See “— Commercial Pools and other Commercial Management Arrangements” above.

Technical Management

During the first quarter of 2014, certain of the Company’s subsidiaries executed agreements with V.Ships to outsource the technical management of the Company’s conventional tanker fleet. The Company began transferring management to V.Ships in March 2014 and completed all of the vessel transfers by September 2014. The Company incurred one-time third-party manager set up costs of approximately $3.4 million for the year ended December 31, 2014. Increases in vessel expenses due to technical management fees are offset by a decrease in general and administrative expenses, which we believe exceeds the aggregate technical management fees incurred.

V.Ships supervises the technical management of our vessels to ensure consistent quality and integrity of our operations. Experienced crews are dedicated within V.Ships to serve only on our vessels. We continue to hire the crew, with the manager, V.Ships, acting as agent on our behalf.

In addition to regular maintenance and repair, crews onboard each vessel and shore side personnel must ensure that the vessels in the Company’s fleet meet or exceed regulatory standards established by the International Maritime Organization (“IMO”) and the U.S. Coast Guard (“USCG”).

The JV vessels are technically managed by the Company’s joint venture partners.

Joint Ventures

The Company also has interests in the following joint ventures:

•	The Company has a 50% interest in a joint venture with Euronav NV, which owns two FSO service vessels. Maersk Oil Qatar AS (“MOQ”) awarded service contracts for the joint venture to provide two vessels to MOQ to perform FSO services in the Al Shaheen Field off the shore of Qatar. In accordance with the terms of the service contracts under which the two FSO vessels currently operate, the daily rate of hire during the charter term is the sum of the capital expenditure element of hire plus the operating expenditure element of hire. The operating expenditure element of hire is subject to escalation, as provided in the charter. The service contracts expire between July and September 2017 and may not be renewed or may not be renewed at comparable rates. Qatar Petroleum announced in June 2016 that it had awarded a 30% interest in the concession covering the field on which the FSO vessels operate to a new development partner.

The long-term bank financing obtained by the FSO joint venture is secured by the joint venture’s vessels and bears interest at LIBOR plus a margin of 115 basis points. The loan matures in July 2017.

•	The Company has a 49.9% interest in a joint venture with Qatar Gas Transport Company Limited (Nakilat), which owns four 216,000 cbm LNG Carriers. These LNG Carriers are chartered out to Qatar Liquefied Gas Company Limited (2) under 25-year time charters that expire between 2032 and 2033. Each charter provides the charterer with options to (i) extend the respective charter for up to ten additional years at amounts set in the charter and (ii) purchase the vessel during the charter term at amounts set in the charter which decline over the period of the charter. In accordance with the terms of the charter, the daily rate of hire during the charter term is the sum of the capital expenditure element of hire plus the operating expenditure element of hire. The operating expenditure element of hire is subject to escalation, as provided in the charter.

The long-term bank financing obtained by the LNG joint venture is secured by the joint venture’s vessels and bears interest at LIBOR plus a margin of 67.5 or 90 basis points. The loans are repayable in equal quarterly installments with a final balloon payment of $85,000,000 (per LNG Carrier) due on the fifteenth anniversary of such vessel delivery, which occurred between 2007 and 2008.

See “Risk Factors — Risks Related to Our Company — The contribution of the Company’s joint ventures to its profits and losses may fluctuate, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows” for a discussion of certain risks and uncertainties involving the joint venture operations.

Safety

The Company is committed to providing safe, reliable and environmentally sound transportation to its customers. Integral to meeting standards mandated by worldwide regulators and customers is the ship manager’s use of robust Safety Management Systems (“SMS”). The SMS is a framework of processes and procedures that addresses a spectrum of operational risks associated with quality, environment, health and safety. The SMS is certified by the International Safety Management Code (“ISM Code”), promulgated by the IMO and the International Standards Organization (“ISO”), ISO 9001 (Quality Management) and ISO 14001 (Environmental Management). To support a culture of compliance and transparency, INSW has an open reporting system on all of its ships, whereby seafarers can anonymously report possible violations of INSW’s or V.Ships’ policies and procedures. All open reports are investigated and appropriate actions are taken when necessary.

EMPLOYEES

As of June 30, 2016, the Company had approximately 1,574 employees comprised of 1,487 seafarers employed on INSW’s fleet and 47 shore side staff, including OSG staff that currently perform services on behalf of the Company. The seafarers are employed by the technical manager acting as agent for the individual ship owning companies, each of which is a subsidiary of INSW. After the completion of the spin-off, the Company is expected to have approximately 1,527 employees comprised of 1,487 seafarers employed on INSW’s fleet and approximately 35 shore side staff.

COMPETITION

The shipping industry is highly competitive and fragmented. INSW competes with other owners of International Flag tankers, including other independent shipowners, integrated oil companies and state-owned entities with their own fleets, and oil traders with logistical operations and pipelines. INSW’s vessels compete with all other vessels of a size and type required by the customer that can be available at the date and location specified. In the spot market, competition is based primarily on price, cargo quantity and cargo type, although charterers are selective with respect to the quality of the vessels they hire considering other key factors such as the reliability, quality and efficiency of operations. In the time charter market, factors such as the age and quality of the vessel and reputation of its owner and operator tend to be even more significant when competing for business.

LEGAL PROCEEDINGS

See Note 19, “Contingencies,” to the Company’s audited consolidated financial statements and Note 15, “Contingencies,” to the Company’s unaudited condensed consolidated financial statements included elsewhere in this Information Statement.

ENVIRONMENTAL AND SECURITY MATTERS RELATING TO BULK SHIPPING

Government regulation significantly affects the operation of the Company’s vessels. INSW’s vessels operate in a heavily regulated environment and are subject to international conventions and international, national, state and local laws and regulations in force in the countries in which such vessels operate or are registered.

The Company’s vessels undergo regular and rigorous in-house safety inspections and audits. These inspections are often jointly performed by INSW and V.Ships. In addition, a variety of governmental and private entities subject the Company’s vessels to both scheduled and unscheduled inspections. These entities include local port state control authorities (USCG, harbor master or equivalent), coastal states, Classification Societies, flag state administration (country of registry) and customers, particularly major oil companies and petroleum terminal operators. Certain of these entities require INSW to obtain permits, licenses and certificates for the operation of the Company’s vessels. Failure to maintain necessary permits or approvals could require INSW to incur substantial costs or temporarily suspend operation of one or more of the Company’s vessels.

The Company believes that the heightened level of environmental, health, safety and quality awareness among various stakeholders, including insurance underwriters, regulators and charterers, is leading to greater safety and other regulatory requirements and a more stringent inspection regime on all vessels. The Company is required to maintain operating standards for all of its vessels emphasizing operational safety and quality, environmental stewardship, preventive planned maintenance, continuous training of its officers and crews and compliance with international and U.S. regulations. INSW believes that the operation of its vessels is in compliance with applicable environmental laws and regulations. However, because such laws and regulations are changed frequently, and new laws and regulations impose new or increasingly stringent requirements, INSW cannot predict the cost of complying with requirements beyond those that are currently in force. The impact of future regulatory requirements on operations may result in substantial additional costs in meeting new legal and regulatory requirements or negatively affect the resale value or useful lives of INSW’s vessels not meeting such new legal or regulatory requirements. See, “Risk Factors — Risks Related to Legal and Regulatory Matters — Compliance with complex laws, regulations, and, in particular, environmental laws or regulations, including those relating to the emission of greenhouse gases, may adversely affect INSW’s business.”

International and U.S. Greenhouse Gas Regulations

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change (“UNFCCC”) (commonly called the Kyoto Protocol) became effective. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases (“GHGs”), which contribute to global warming. The Kyoto Protocol, which was adopted by about 190 countries, commits its parties by setting internationally binding emission reduction targets. In December 2012, the Doha Amendment to the Kyoto Protocol was adopted to further extend the Kyoto Protocol’s GHG emissions reductions through 2020. The United Nations Climate Change Conference has continued negotiations and forged a new international framework in December 2015 (the “Paris Agreement”) that is to take effect by 2020. The Paris Agreement sets a goal of holding the increase in global average temperature to well below 2 degrees Celsius and pursuing efforts to limit the increase to 1.5 degrees Celsius, to be achieved by aiming to reach a global peaking of GHG emissions as soon as possible. To meet these objectives, the participating countries, acting individually or jointly, are to develop and implement successive “nationally determined contributions.” The countries will assess their collective programs toward achieving the goals of the Paris Agreement every five years beginning in 2023, referred to as the global stocktake, and subsequently are to update and enhance their actions on climate change. The Paris Agreement does not specifically require controls on shipping or other industries, but it is possible that countries or groups of countries will seek to impose such controls as they implement the Paris Agreement.

The IMO’s third study of GHG emissions from the global shipping fleet which concluded in 2014 predicted that, in the absence of appropriate policies, GHG emissions from ships may increase by 50% to 250% by 2050 due to expected growth in international seaborne trade. Methane emissions are projected to increase rapidly (albeit from a low-base) as the share of LNG in the fuel mix increases. With respect to energy efficiency measures, the Marine Environmental Protection Committee (“MEPC”) adopted guidelines on the Energy Efficiency Design Index (“EEDI”), which reflects the primary fuel for the calculation of the attained EEDI for ships having dual fuel engines using LNG and liquid fuel oil (see discussion below). The IMO is committed to developing limits on greenhouse gases from international shipping and is working on proposed mandatory technical and operational measures to achieve these limits.

In 2011, the European Commission established a working group on shipping to provide input to the European Commission in its work to develop and assess options for the inclusion of international maritime transport in the GHG reduction commitment of the E.U. The MRV Regulation was adopted on April 29, 2015 and creates an E.U.-wide framework for the monitoring, reporting and verification of carbon dioxide emissions from maritime transport. The MRV Regulation requires large ships (over 5,000 gross tons) calling at E.U. ports from January 1, 2018, to collect and later publish verified annual data on carbon dioxide emissions.

In the United States, pursuant to an April 2007 U.S. Supreme Court decision, the EPA was required to consider whether carbon dioxide should be considered a pollutant that endangers public health and welfare, and thus subject to regulation under the U.S. Clean Air Act. On December 1, 2009, the EPA issued an “endangerment finding” regarding GHGs under the Clean Air Act. While this finding in itself does not impose any requirements on industry or other entities, the EPA is in the process of promulgating regulations of GHG emissions. To date, the regulations proposed and enacted by the EPA have not involved ocean-going vessels.

Future passage of climate control legislation or other regulatory initiatives by the IMO, E.U., United States or other countries where INSW operates that restrict emissions of GHGs could require significant additional capital and/or operating expenditures and could have operational impacts on INSW’s business. Although INSW cannot predict such expenditures and impacts with certainty at this time, they may be material to INSW’s results of operations.

International Environmental and Safety Regulations and Standards

Liability Standards and Limits

Many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969 (the “1969 Convention”). Some of these countries have also adopted the 1992 Protocol to the 1969 Convention (the “1992 Protocol”). Under both the 1969 Convention and the 1992 Protocol, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. These conventions also limit the liability of the shipowner under certain circumstances. As these conventions calculate liability in terms of a basket of currencies, the figures in this section are converted into U.S. dollars based on currency exchange rates on January 8, 2016 and are approximate. Actual dollar amounts are used in this section “— Liability Standards and Limits” and in “— U.S. Environmental and Safety Regulations and Standards — Liability Standards and Limits” below.

Under the 1969 Convention, except where the owner is guilty of actual fault, its liability is limited to $2.17 million for a ship not exceeding 5,000 units of tonnage (a unit of measurement for the total enclosed spaces within a vessel) and $303 per gross ton thereafter, with a maximum liability of $43.1 million. Under the 1992 Protocol, the owner’s liability is limited except where the pollution damage results from its personal act or omission, committed with the intent to cause such damage, or recklessly and with knowledge that such damage would probably result. Under the 2000 amendments to the 1992 Protocol, which became effective on November 1, 2003, liability is limited to $3.3 million plus $456 for each additional gross ton over 5,000 for vessels of 5,000 to 140,000 gross tons, and $64.8 million for vessels over 140,000 gross tons, subject to the exceptions discussed above for the 1992 Protocol.

Vessels trading to states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. The Company believes that its P&I insurance will cover any liability under the plan adopted by the IMO. See the discussion of insurance in “— U.S. Environmental and Safety Regulations and Standards — Liability Standards and Limits” below.

The United States is not a party to the 1969 Convention or the 1992 Protocol. See “— U.S. Environmental and Safety Restrictions and Regulations” below. In other jurisdictions where the 1969 Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention.

The International Convention on Civil Liability for Bunker Oil Pollution Damage, 2001, which was adopted on March 23, 2001 and became effective on November 21, 2008, is a separate convention adopted to ensure that adequate, prompt and effective compensation is available to persons who suffer damage caused by spills of oil when used as fuel by vessels. The convention applies to damage caused to the territory, including the territorial sea, and in its exclusive economic zones, of states that are party to it. While the United States has not yet ratified this convention, vessels operating internationally would be subject to it, if sailing within the territories of those countries that have implemented its provisions. The Company believes that its vessels comply with these requirements.

Other International Environmental and Safety Regulations and Standards

Under the International Safety Management Code (“ISM Code”), promulgated by the IMO, vessel operators are required to develop a safety management system that includes, among other things, the adoption of a safety and environmental protection policy describing how the objectives of a functional safety management system will be met. The third party managers of INSW’s vessels have a safety management system for the vessels they operate, with instructions and procedures for the safe operation of its vessels, reporting accidents and non-conformities, internal audits and management reviews and responding to emergencies, as well as defined levels of responsibility. The ISM Code requires a Document of Compliance (“DoC”) to be obtained for the company responsible for operating the vessel and a Safety Management Certificate (“SMC”) to be obtained for each vessel that such company operates. Once issued, these certificates are valid for a maximum of five years. The company operating the vessel in turn must undergo an annual internal audit and an external verification audit in order to maintain the DoC. In accordance with the ISM Code, each vessel must also undergo an annual internal audit at intervals not to exceed twelve months and vessels must undergo an external verification audit twice in a five-year period. The Company’s third-party managers for its vessels have a DoC for their offices.

The SMC is issued after verifying that the company responsible for operating the vessel and its shipboard management operate in accordance with the approved safety management system. No vessel can obtain a certificate unless its operator has been awarded a DoC issued by the administration of that vessel’s flag state or as otherwise permitted under the International Convention for the Safety of Life at Sea, 1974, as amended (“SOLAS”).

IMO regulations also require owners and operators of vessels to adopt Shipboard Oil Pollution Emergency Plans (“SOPEPs”). Periodic training and drills for response personnel and for vessels and their crews are required. In addition to SOPEPs, INSW has adopted Shipboard Marine Pollution Emergency Plans (“SMPEPs”), which cover potential releases not only of oil but of any noxious liquid substances (“NLSs”). Noncompliance with the ISM Code and other IMO regulations may subject the shipowner or charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. For example, the USCG and E.U. authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading to U.S. and E.U. ports.

The International Convention for the Control and Management of Ships’ Ballast Water and Sediments (“BWM Convention”) is designed to protect the marine environment from the introduction of non-native (alien) species as a result of the carrying of ships’ ballast water from one place to another. The introduction of non-native species has been identified as one of the top five threats to biological diversity. Expanding seaborne trade and traffic have exacerbated the threat. Tankers must take on ballast water in order to maintain their stability and draft, and must discharge the ballast water when they load their next cargo. When emptying the ballast water, which they carried from the previous port, they may release organisms and pathogens that have been identified as being potentially harmful in the new environment.

The BWM Convention, which was adopted in 2004, was ratified on September 7, 2016 and will enter into force on September 8, 2017. Each existing ship, not later than the first renewal survey of its five-year International Oil Pollution Prevention Certificate, or IOPP, following the entry of the BWM Convention into force, will be required to meet the BWM Convention discharge standards for allowable levels of critical invasive species. These renewal surveys generally coincide with the ships’ five-year Special Survey. This standard will likely be met by installing treatment systems that render the invasive species non-viable. In addition, each vessel will be required to have on board a valid International Ballast Water Management Certificate, a Ballast Water Management Plan and a Ballast Water Record Book.

INSW’s vessels are subject to other international, national and local ballast water management regulations (including those described below under “— U.S. Environmental and Safety Regulations and Standards”). INSW (generally jointly with V.Ships) complies with these regulations through ballast water management plans implemented on each of the INSW vessels technically managed by V.Ships. To meet existing and anticipated ballast water treatment requirements, including those contained in the BWM Convention, INSW has a fleetwide action plan to comply with IMO, EPA, USCG and possibly more stringent U.S. state mandates as they are implemented and become effective, which may require the installation and use of costly control technologies. Compliance with the ballast water requirements expected to go into effect under the BWM Convention and other regulations may have material impacts on INSW’s operations and financial results, as discussed below under “— U.S. Environmental and Safety Regulations and Standards — Other U.S. Environmental and Safety Regulations and Standards.”

Other E.U. Legislation and Regulations

The E.U. has adopted legislation that: (1) bans manifestly sub-standard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in the course of the preceding 24 months) from European waters, creates an obligation for port states to inspect at least 25% of vessels using their ports annually and provides for increased surveillance of vessels posing a high risk to maritime safety or the marine environment, and (2) provides the E.U. with greater authority and control over Classification Societies, including the ability to seek to suspend or revoke the authority of negligent societies. INSW believes that none of its vessels meet the “sub-standard” vessel definitions contained in the E.U. legislation. E.U. directives enacted in 2005 and amended in 2009 require E.U. member states to introduce criminal sanctions for illicit ship-source discharges of polluting substances (e.g., from tank cleaning operations) which result in deterioration in the quality of water and has been committed with intent, recklessness or serious negligence. Certain member states of the E.U., by virtue of their national legislation, already impose criminal sanctions for pollution events under certain circumstances. The Company cannot predict what additional legislation or regulations, if any, may be promulgated by the E.U. or any other country or authority, or how these might impact INSW.

International Air Emission Standards

Annex VI to MARPOL (“Annex VI”), which was designed to address air pollution from vessels and which became effective internationally on May 19, 2005, sets limits on sulfur oxide (“SOx”) and nitrogen oxide (“NOx”) emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also regulated shipboard incineration and the emission of volatile organic compounds from tankers. Annex VI was amended in 2008 to provide for a progressive and substantial reduction in SOx and NOx emissions from vessels and allow for the designation of Emission Control Areas (“ECAs”) in which more stringent controls would apply. The primary changes were that the global cap on the sulfur content of fuel oil was reduced to 3.50% from 4.50% effective from January 1, 2012, and such cap is further reduced progressively to 0.50% effective from January 1, 2020. Further, the sulfur content of fuel oil for vessels operating in designated ECAs was progressively reduced from 1.5% to 1.0% effective July 2010 and further reduced to 0.1% effective January 2015. Currently designated ECAs are: the Baltic Sea area, the North Sea area, the North American area (covering designated coastal areas off the United States and Canada) and the U.S. Caribbean Sea area (around Puerto Rico and the U.S. Virgin Islands). For vessels over 400 gross tons, Annex VI imposes various survey and certification requirements. The U.S. Maritime Pollution Prevention Act of 2008 amended the U.S. Act to Prevent Pollution from Ships to provide for the adoption of Annex VI. In October 2008, the United States ratified Annex VI, which came into force on January 8, 2009.

In addition to Annex VI, there are regional mandates in ports and certain territorial waters within the E.U., Turkey and Norway regarding reduced SOx emissions. These requirements establish maximum allowable limits for sulfur content in fuel oils used by vessels when operating within certain areas and waters and while “at berth.” In December 2012, an E.U. directive that aligned the E.U. requirements with Annex VI entered into force. For vessels at berth in E.U. ports, sulfur content of fuel oil is limited to 0.1%. For vessels operating in SOx Emission Control Areas (“SECAs”), sulfur content of fuel oil is limited to 1% as of June 18, 2014, which was reduced to 0.1% as of January 1, 2015. For vessels operating outside SECAs, sulfur content of fuel oil is limited to 3.5% as of June 18, 2014, further reducing to 0.5% as of January 1, 2020. Alternatively, emission abatement methods are permitted as long as they continuously achieve reductions of SOx emissions that are at least equivalent to those obtained using compliant marine fuels.

More stringent Tier III emission limits are applicable to engines installed on a ship constructed on or after January 1, 2016 operating in ECAs. NOx emission Tier III standards came into force on January 1, 2016 in ECAs.

China has published new regulations designating three areas (Pearl River Delta, Yangtze River Delta and the Bohai Sea) as sulfur control areas effective January 1, 2019. Eleven key ports within the designated areas will apply the requirement for ships to use fuel containing less than 0.5% sulfur to ships at berth, effective from January 1, 2016. This will be a mandatory requirement for all ships at berth in ports within the designated areas from January 1, 2017.

Additional air emission requirements under Annex VI became effective on July 1, 2010 mandating the development of Volatile Organic Compound (“VOC”) Management Plans for tank vessels and certain gas ships.

In July 2011, the IMO further amended Annex VI to include energy efficiency standards for “new ships” through the designation of an EEDI. The EEDI standards apply to new ships of 400 gross tons or above (except those with diesel-electric, turbine or hybrid propulsion systems). “New ships” for purposes of this standard are those for which the building contract was placed on or after January 1, 2013; or in the absence of a building contract, the keel of which is laid or which is at a similar stage of construction on or after July 1, 2013; or the delivery of which is on or after July 1, 2015. The EEDI standards phase in from 2013 to 2025 and are anticipated to result in significant reductions in fuel consumption, as well as air and marine pollution. In 2011, IMO’s Greenhouse Gas Work Group agreed on Ship Energy Efficiency Management Plan (“SEEMP”) development guidelines, which were provided by the MEPC, Resolution MEPC.213 (63), which adopted the 2012 development guidelines on March 2, 2012, entered into force on January 1, 2013. The SEEMP, unlike the EEDI, applies to all ships of 400 gross tons and above. The verification of the requirement to have a SEEMP on board shall take place at the first or intermediate or renewal survey, whichever is the first, on or after January 1, 2013. Each of the vessels technically managed by the Company has a SEEMP, which was prepared in accordance with these development guidelines and addresses technically viable options that create value added strategies to reduce the vessels’ energy footprint through the implementation of specific energy saving measures. An Energy Efficiency Certificate (“IEEC”) is to be issued for both new and existing ships of 400 gross tons or above. The IEEC shall be issued once for each ship and shall be valid throughout its lifetime, until the ship is withdrawn from service or unless a new certificate is issued following a major conversion of the ship, or until transfer of the ship to the flag of another state.

The Company believes that its vessels are compliant with the current requirements of Annex VI and that those of its vessels that operate in the E.U., Turkey and Norway are also compliant with the regional mandates applicable there. However, the Company anticipates that, in the next several years, compliance with the increasingly stringent requirements of Annex VI and other conventions, laws and regulations imposing air emission standards that have already been adopted or that may be adopted will require substantial additional capital and/or operating expenditures and could have operational impacts on INSW’s business. Although INSW cannot predict such expenditures and impacts with certainty at this time, they may be material to INSW’s consolidated financial statements.

SOLAS

From January 1, 2014, various amendments to the SOLAS conventions came into force, including an amendment to Chapter VI of SOLAS, which prohibits the blending of bulk liquid cargoes during sea passage and the production process on board ships. This prohibition does not preclude the master of the vessel from undertaking cargo transfers for the safety of the ship or protection of the marine environment. The prohibition does not apply to the blending of products for use in the search and exploitation of the sea-bed mineral resources on board vessels used to facilitate such operations.

Chapter VII of SOLAS has also been amended to require certain transport information to be provided in respect of the carriage of dangerous goods in package form. A copy of one of these documents must be made available to any person designated by the port state authority before the ship’s departure.

The International Code on the Enhanced Program of inspections during surveys of Bulk Carriers and Oil Tankers, 2011 has been made mandatory (“ESP Code”) pursuant to an amendment to SOLAS. The ESP Code provides requirements for an enhanced program of inspection during surveys of tankers.

U.S. Environmental and Safety Regulations and Standards

The United States regulates the shipping industry with an extensive regulatory and liability regime for environmental protection and cleanup of oil spills, consisting primarily of the Oil Pollution Act of 1990 (“OPA 90”), and the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”). OPA 90 affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S. territorial sea and the 200 nautical mile Exclusive Economic Zone around the United States. CERCLA applies to the discharge of hazardous substances (other than oil) whether on land or at sea. Both OPA 90 and CERCLA impact the Company’s operations.

Liability Standards and Limits

Under OPA 90, vessel owners, operators and bareboat or demise charterers are “responsible parties” who are liable, without regard to fault, for all containment and clean-up costs and other damages, including property and natural resource damages and economic loss without physical damage to property, arising from oil spills and pollution from their vessels. Currently, the limits of OPA 90 liability with respect to (i) tanker vessels with a qualifying double hull are the greater of $2,200 per gross ton or approximately $18.8 million per vessel that is over 3,000 gross tons; and (ii) non-tanker vessels, the greater of $1,100 per gross ton or $939,800 per vessel. The statute specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters. In some cases, states that have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages associated with discharges of hazardous substances (other than oil). Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million.

These limits of liability do not apply, however, where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party’s gross negligence or willful misconduct. Similarly, these limits do not apply if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. OPA 90 and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

OPA 90 also requires owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the limit of their potential strict liability under the statute. The USCG enacted regulations requiring evidence of financial responsibility consistent with the previous limits of liability described above for OPA 90 and CERCLA. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance, guaranty or an alternative method subject to approval by the Director of the USCG National Pollution Funds Center. Under OPA 90 regulations, an owner or operator of more than one vessel is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the vessel having the greatest maximum strict liability under OPA 90 and CERCLA. INSW has provided the requisite guarantees and has received certificates of financial responsibility from the USCG for each of its vessels required to have one.

INSW has insurance for each of its vessels with pollution liability insurance in the amount of $1 billion. However, a catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on the Company’s business.

In response to the Deepwater Horizon oil spill in the Gulf of Mexico in 2010, the U.S. Congress proposed legislation to create more stringent requirements related to the prevention and response to oil spills in U.S. waters and to increase both financial responsibility requirements and the limits in liability under OPA 90, although Congress has not yet enacted any such legislation. In addition to potential liability under OPA 90, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred.

Other U.S. Environmental and Safety Regulations and Standards

OPA 90 also amended the Federal Water Pollution Control Act to require owners and operators of vessels to adopt vessel response plans, including marine salvage and firefighting plans, for reporting and responding to vessel emergencies and oil spill scenarios up to a “worst case” scenario and to identify and ensure, through contracts or other approved means, the availability of necessary private response resources to respond to a “worst case discharge.” The plans must include contractual commitments with clean-up response contractors and salvage and marine firefighters in order to ensure an immediate response to an oil spill/vessel emergency. V.Ships on INSW’s behalf has developed and completed the necessary submittals of the plans to the USCG. The USCG has approved these vessel response plans.

OPA 90 requires training programs and periodic drills for shore side staff and response personnel and for vessels and their crews. INSW conducts such required training programs and periodic drills.

OPA 90 does not prevent individual U.S. states from imposing their own liability regimes with respect to oil pollution incidents occurring within their boundaries. In fact, most U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws are in some cases more stringent than U.S. federal law.

In addition, the U.S. Clean Water Act (“CWA”) prohibits the discharge of oil or hazardous substances in U.S. navigable waters and imposes strict liability in the form of penalties for unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under the more recent OPA 90 and CERCLA, discussed above.

At the federal level in the United States, ballast water management is subject to two separate, partially interrelated regulatory regimes. One is administered by the USCG under the National Aquatic Nuisance and Control Act and National Invasive Species Act, and the other is administered by the EPA under the CWA.

In March 2012, the USCG promulgated its final rule on ballast water management for the control of nonindigenous species in U.S. waters. While generally in line with the requirements set out in the BWM Convention, the final rule requires that treatment systems for domestic and foreign vessels operating in U.S. waters must be Type Approved by the USCG. The USCG has not yet designated any treatment systems as Type Approved, however, and accordingly the USCG has a policy to issue temporary extensions of the compliance dates for the implementation of approved treatment systems. The first INSW vessel subject to the treatment system requirement of the final rule had a February 2016 compliance date, and INSW has obtained an extension from the USCG. INSW has applied for extensions for all ships scheduled to drydock in 2016 and

2017. We do not anticipate any difficulties in being granted such extensions. Until the USCG determines what treatment technology will be approved, the ultimate availability and cost of such systems will not be known.

The discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. ports also is subject to CWA permitting requirements. In accordance with the EPA’s National Pollutant Discharge Elimination System, the Company is subject to a Vessel General Permit (“VGP”), which addresses, among other matters, the discharge of ballast water and effluents. The current VGP, which was issued in 2013, identifies twenty-six vessel discharge streams and establishes numeric ballast water discharge limits that generally align with the treatment technologies to be implemented under USCG’s 2012 final rule, requirements to ensure that the ballast water treatment systems are functioning correctly, and more stringent effluent limits for oil to sea interfaces and exhaust gas scrubber wastewater. The VGP contains a compliance date schedule for these requirements. As of June 30, 2016, INSW believes that its fleet is in compliance with the currently-applicable requirements of the VGP. The VGP standards and requirements are due for modification and renewal in 2018.

Beginning in 2016, two of INSW’s vessels will become subject to more stringent numeric discharge limits of ballast water under the EPA’s VGP, with additional vessels becoming subject in future years. Two additional INSW vessels will have treatment systems installed within the 12 months following their 2016 scheduled drydockings and may not be in compliance with EPA VGP discharge requirements during this 12-month period. The EPA has determined that it cannot issue extensions for ballast water discharges under the VGP, but in December 2013 it issued an Enforcement Response Policy (“ERP”) to address this industry-wide issue. Under the ERP, the EPA states that vessels that have received an extension from the USCG, are in compliance with all of the VGP’s requirements other than the numeric discharge limits, and meet certain other requirements will be entitled to a “low enforcement priority.” While INSW believes that any vessel that is or may become subject to the VGP’s numeric discharge limits during the pendency of a USCG extension will be entitled to such low priority treatment under the ERP no assurance can be given that they will do so.

Legislation has also been proposed in the U.S. Congress to amend the federal regimes for regulation of ballast water discharges. However, it cannot currently be determined whether such legislation will eventually be enacted, and if enacted, how the Company’s operations might be impacted under such legislation.

The VGP system also permits individual states and territories to impose more stringent requirements for discharges into the navigable waters of such state or territory. Certain individual states have enacted legislation or regulations addressing hull cleaning and ballast water management. For example, on October 10, 2007, California enacted law AB 740, legislation expanding regulation of ballast water discharges and the management of hull-fouling organisms. California has extensive requirements for more stringent effluent limits and discharge monitoring and testing requirements with respect to discharges in its waters. Due to delays by manufacturers in developing ballast water treatment systems that are able to comply with these effluent limits and in creating equipment to reliably test such compliance, the compliance date for all vessels making ballast water discharges in California waters have been deferred to the first scheduled drydocking after January 1, 2020. INSW’s vessels and systems are currently in compliance with the California discharge standards to the extent applicable.

Following an assessment by the California State Lands Commission of the current technology for meeting ballast water management standards, the deadline for compliance for interim standards has been extended from 2016 to 2020 and the deadline for final “zero detect” standards has been extended from 2020 to 2030.

New York State has imposed a more stringent bilge water discharge requirement for vessels in its waters than what is required by the VGP or IMO. Through its Section 401 Certification of the VGP, New York prohibits the discharge of all bilge water in its waters. New York State also requires that vessels entering its waters from outside the Exclusive Economic Zone must perform ballast water exchange in addition to treating it with a ballast water treatment system.

The Company anticipates that, in the next several years, compliance with the various conventions, laws and regulations relating to ballast water management that have already been adopted or that may be adopted in the future will require substantial additional capital and/or operating expenditures and could have operational impacts on INSW’s business. Although the Company cannot predict such expenditures and impacts with certainty at this time, they may be material to INSW’s consolidated financial statements.

U.S. Air Emissions Standards

As discussed above, MARPOL Annex VI came into force in the United States in January 2009. In April 2010, the EPA adopted regulations implementing the provisions of Annex VI. Under these regulations, International Flag vessels subject to the engine and fuel standards of Annex VI must comply with the applicable Annex VI provisions when they enter U.S. ports or operate in most internal U.S. waters. The Company’s vessels are currently Annex VI compliant. Accordingly, absent any new and onerous Annex VI implementing regulations, the Company does not expect to incur material additional costs in order to comply with this convention.

The U.S. Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990 (“CAA”), requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. INSW’s vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Each of the Company’s vessels operating in the transport of clean petroleum products in regulated port areas where vapor control standards are required has been outfitted with a vapor recovery system that satisfies these requirements. The North American ECA, encompassing the area extending 200 miles from the coastlines of the Atlantic, Gulf and Pacific coasts and the eight main Hawaiian Islands, became effective on August 1, 2012, and the United States Caribbean Sea ECA, encompassing water around Puerto Rico and the U.S. Virgin Islands, became effective on January 1, 2014. Fuel used by all vessels operating in the ECA cannot exceed 0.1% sulfur, effective January 1, 2015. The Company believes that its vessels are in compliance with the current requirements of the ECAs. From 2016, NOx after-treatment requirements will also apply. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where INSW operates, compliance could require or affect the timing of significant capital and/or operating expenditures that could be material to INSW’s consolidated financial statements.

The CAA also requires states to draft State Implementation Plans (“SIPs”), designed to attain national health-based air quality standards in major metropolitan and industrial areas. Where states fail to present approvable SIPs, or SIP revisions by certain statutory deadlines, the EPA is required to draft a Federal Implementation Plan. Several SIPs regulate emissions resulting from barge loading and degassing operations by requiring the installation of vapor control equipment. Where required, the Company’s vessels are already equipped with vapor control systems that satisfy these requirements. Although a risk exists that new regulations could require significant capital expenditures and otherwise increase its costs, the Company believes, based upon the regulations that have been proposed to date, that no material capital expenditures beyond those currently contemplated and no material increase in costs are likely to be required as a result of the SIPs program.

Individual states have been considering their own restrictions on air emissions from engines on vessels operating within state waters. California requires certain ocean going vessels operating within 24 nautical miles of the Californian coast to reduce air pollution by using only low-sulfur marine distillate fuel rather than bunker fuel in auxiliary diesel and diesel-electric engines, main propulsion diesel engines and auxiliary boilers. Vessels sailing within 24 miles of the California coastline whose itineraries call for them to enter any California ports, terminal facilities, or internal or estuarine waters must use marine gas oil or marine diesel oil with a sulfur content at or below 0.1% sulfur. The Company believes that its vessels that operate in California waters are in compliance with these regulations.

Security Regulations and Practices

Security at sea has been a concern to governments, shipping lines, port authorities and importers and exporters for years. Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In 2002, the U.S. Maritime Transportation Security Act of 2002 (“MTSA”) came into effect and the USCG issued regulations in 2003 implementing certain portions of the MTSA by requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, a coalition of 150 IMO contracting states drafted amendments to SOLAS by creating a new subchapter dealing specifically with maritime security. This new subchapter, which became effective in July 2004, imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code (the “ISPS Code”). The ISPS Code is applicable to all cargo vessels of 500 gross tons plus all passenger ships operating on international voyages, mobile offshore drilling units, as well as port facilities that service them. The objective of the ISPS Code is to establish the framework that allows detection of security threats and implementation of preventive measures against security incidents that can affect ships or port facilities used in international trade. Among other things, the ISPS Code requires the development of vessel security plans and compliance with flag state security certification requirements. To trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”) from a recognized security organization approved by the vessel’s flag state.

The USCG regulations, intended to align with international maritime security standards, exempt from MTSA, vessel security measures for non-U.S. vessels that have on board a valid ISSC attesting to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

All of INSW’s vessels have developed and implemented vessel security plans that have been approved by the appropriate regulatory authorities, have obtained ISSCs and comply with applicable security requirements.

The Company monitors the waters in which its vessels operate for pirate activity. Company vessels that transit areas where there is a high risk of pirate activity follow best management practices for reducing risk and preventing pirate attacks and are in compliance with protocols established by the naval coalition protective forces operating in such areas.

INSPECTION BY CLASSIFICATION SOCIETIES

Every oceangoing vessel must be “classed” by a Classification Society. The Classification Society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the Classification Society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the Classification Society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The Classification Society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.
•	Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

•	Class Renewal Surveys. Class renewal surveys, also known as Special Surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the Classification Society would prescribe steel renewals. The Classification Society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the Classification Society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a shipowner’s request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class survey period. This process is referred to as continuous class renewal.

Vessels are required to dry dock for inspection of the underwater hull at each intermediate survey and at each class renewal survey. For vessels less than 15 years old, Classification Societies permit for intermediate surveys in water inspections by divers in lieu of dry docking, subject to other requirements of such Classification Societies.

If defects are found during any survey, the Classification Society surveyor will issue a “recommendation” which must be rectified by the vessel owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a Classification Society that is a member of the International Association of Classification Societies, or the IACS. In December 2013, the IACS adopted new harmonized Common Structure Rules, which will apply to crude oil tankers and dry bulk carriers to be constructed on or after July 1, 2015. All our vessels are currently, and we expect will be, certified as being “in class” by the American Bureau of Shipping, Lloyd’s Register and DnV GL, which are major classification societies. All new and secondhand vessels that we acquire must be certified prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel.

INSURANCE

Consistent with the currently prevailing practice in the industry, the Company presently carries protection and indemnity (“P&I”) insurance coverage for pollution of $1.0 billion per occurrence on every vessel in its fleet. P&I insurance is provided by mutual protection and indemnity associations (“P&I Associations”). The P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Each P&I Association has capped its exposure to each of its members at approximately $7.5 billion. As a member of a P&I Association that is a member of the International Group, the Company is subject to calls payable to the P&I Associations based on its claim record as well as the claim records of all other members of the individual Associations of which it is a member, and the members of the pool of P&I Associations comprising the International Group. As of June 30, 2016, the Company was a member of three P&I Associations. Each of the Company’s vessels is insured by one of these three Associations with deductibles ranging from $0.025 million to $0.1 million per vessel per incident. While the Company has historically been able to obtain pollution coverage at commercially reasonable rates, no assurances can be given that such insurance will continue to be available in the future.

The Company carries marine hull and machinery and war risk (including piracy) insurance, which includes the risk of actual or constructive total loss, for all of its vessels. The vessels are each covered up to at least their fair market value, with deductibles ranging from $0.125 million to $0.5 million per vessel per incident. The Company is self-insured for hull and machinery claims in amounts in excess of the individual vessel deductibles up to a maximum aggregate loss of $2.0 million per policy year for its vessels.

The Company currently maintains loss of hire insurance to cover loss of charter income resulting from accidents or breakdowns of its vessels, and the bareboat chartered vessels that are covered under the vessels’ marine hull and machinery insurance. Loss of hire insurance covers up to 120 or 180 days lost charter income per vessel per incident in excess of the first 21, 45 or 60 days (which depends on the particular vessel covered) lost for each covered incident, which is borne by the Company.

TAXATION OF THE COMPANY

The following summary of the principal U.S. tax laws applicable to the Company, as well as the conclusions regarding certain issues of tax law, are based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Department regulations, administrative rulings, pronouncements and judicial decisions, all as of the date of this Information Statement. No assurance can be given that changes in or interpretation of existing laws will not occur or will not be retroactive or that anticipated future circumstances will in fact occur.

All of the Company’s vessels are owned or operated by foreign corporations that are subsidiaries of INSW.

Taxation to INSW of its Shipping Income

INSW derives substantially all of its gross income from the use and operation of vessels in international commerce. This income principally consists of hire from time and voyage charters for the transportation of cargoes and the performance of services directly related thereto, which is referred to herein as “shipping income.”

INSW currently is exempt from taxation on its U.S. source shipping income under Section 883 of the Code and Treasury regulations and will continue to qualify for exemption if for more than half of the days in its taxable year, it is a controlled foreign corporation (“CFC”) and more than 50 percent of the total value of its stock is owned by OSG or certain other U.S. persons. To the extent INSW is unable to qualify for exemption from tax under Section 883, INSW will be subject to U.S. federal income taxation of 4% of its U.S. source shipping income on a gross basis without the benefit of deductions. Subsequent to the distribution by OSG, INSW will need to continue to evaluate its qualification for exemption under Section 883 and there can be no assurance that INSW will continue to qualify for the exemption.

Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the U.S. will be considered to be 100% derived from sources within the United States. INSW does not engage in transportation that gives rise to 100% U.S. source income. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States and will generally not be subject to any U.S. federal income tax. INSW’s vessels operate in various parts of the world, including to or from U.S. ports.

PROPERTIES

In connection with the spin-off, OSG will assign to the Company its interest in the lease agreement for approximately 13,100 square feet of office space for the Company’s New York headquarters. The term of the lease agreement ends in August 2021 and the annual minimum lease payments will approximate $900. The Company currently does not own or lease any production facilities, plants, mines or similar real properties.

At September 30, 2016, the Company owned or operated an aggregate of 49 vessels, and had ownership interests in six additional vessels through joint ventures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited consolidated financial statements and corresponding notes, the unaudited condensed consolidated financial statements and corresponding notes and the unaudited pro forma condensed consolidated financial statements and corresponding notes included elsewhere in this Information Statement. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

The following is a discussion and analysis of (i) industry operations that have an impact on the Company’s financial position and results of operations, (ii) the Company’s financial condition at June 30, 2016 and December 31, 2015 and our results of operations comparing the six months ended June 30, 2016 and 2015, the years ended December 31, 2015 and 2014 and the years ended December 31, 2014 and 2013, and (iii) critical accounting policies used in the preparation of the Company’s consolidated financial statements. All dollar amounts in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are presented in thousands, except daily dollar amounts and per share amounts.

General

We are a provider of ocean transportation services for crude oil and refined petroleum products. We operate our vessels in the International Flag market. Our International Flag business includes two reportable segments: Crude Tankers and Product Carriers. For the six months ended June 30, 2016, we derived 68% of our TCE revenues from our Crude Tankers segment. TCE revenues from our Crude Tankers segment constituted 64% of our total revenues in 2015. Revenues from our Product Carriers segment constituted the balance of our TCE revenues for both periods.

As of June 30, 2016, we owned or operated an International Flag fleet of 55 vessels aggregating 6.5 million dwt and 864,800 cbm, including 7 vessels that have been chartered-in under operating leases. Our fleet includes ULCC, VLCC, Aframax and Panamax crude tankers and LR1, LR2 and MR product carriers. Through joint venture partnerships, we have ownership interests in two FSO service vessels and four LNG Carriers (together the “JV Vessels”). Other than the JV Vessels, revenues are derived predominantly from spot market voyage charters and those vessels are predominantly employed in the spot market via market-leading commercial pools. We have significantly increased the proportion of our International Flag vessels that are employed via commercial pools since January 1, 2014, resulting in a substantial increase in pool revenues and decreases in voyage charter revenues and voyage expenses. We derived approximately 78% and 90% of our total TCE revenues in the spot market for the six months ended June 30, 2016 and for the year ended December 31, 2015, respectively.

Our Emergence from Bankruptcy

During the period from November 14, 2012 through August 4, 2014, OSG and its subsidiaries, including certain INSW debtor entities, conducted business in the ordinary course as debtors-in-possession under the protection of the Bankruptcy Court. OSG emerged from bankruptcy on August 5, 2014. Pursuant to the Equity Plan, all claims allowed by the Bankruptcy Court (other than subordinated claims) were either reinstated or paid in full in cash plus interest for the period from November 14, 2012 through the Effective Date, at either the contractual rate as provided by statute, or, at the rate of 2.98%, as set forth in the Equity Plan.

As part of an overall strategy to position the Company to successfully emerge from Chapter 11 with a smaller, more-concentrated fleet without the need for costly systems, multiple offices and the associated expenses, OSG embarked on an organizational restructuring process. Elements of that process included (i) rejecting 25 executory contracts relating to above-market charter agreements (17 of the vessels were redelivered and 8 were renegotiated), (ii) exiting our full service Crude Tankers Lightering business to focus only on ship-to-ship Lightering services and (iii) outsourcing the technical and commercial management of our conventional tanker fleet using a combination of cash on hand and proceeds from two exit financing facilities

(one for INSW and the other for the U.S. Flag business of OSG) and an equity offering by OSG. We believe these actions have positioned us to compete more effectively in the markets in which we operate.

See Note 2, “Chapter 11 Filing and Emergence from Bankruptcy,” to each of the Company’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this Information Statement for additional information relating to the Company’s emergence from bankruptcy.

Operations and Oil Tanker Markets

The Company’s revenues are highly sensitive to patterns of supply and demand for vessels of the size and design configurations owned and operated by the Company and the trades in which those vessels operate. Rates for the transportation of crude oil and refined petroleum products from which the Company earns a substantial majority of its revenues are determined by market forces such as the supply and demand for oil, the distance that cargoes must be transported, and the number of vessels expected to be available at the time such cargoes need to be transported. The demand for oil shipments is significantly affected by the state of the global economy, levels of U.S. domestic and international production and OPEC exports. The number of vessels is affected by newbuilding deliveries and by the removal of existing vessels from service, principally through storage, scrappings or conversions. The Company’s revenues are also affected by the mix of charters between spot (voyage charter) and long-term (time or bareboat charter). Because shipping revenues and voyage expenses are significantly affected by the mix between voyage charters and time charters, the Company manages its vessels based on TCE revenues. Management makes economic decisions based on anticipated TCE rates and evaluates financial performance based on TCE rates achieved.

Second Quarter of 2016

The International Energy Agency (“IEA”) estimates global oil consumption for the second quarter of 2016 at 95.5 million barrels per day (“b/d”) an increase of 1.4 million b/d, or 1.5%, over the same quarter in 2015. The estimate for global oil consumption for all of 2016 is 96.1 million b/d, an increase of 1.5% over 2015. It is estimated that OECD demand in 2016 will increase by 0.2% to 46.3 million b/d, while non-OECD demand will increase by 2.3% to 49.7 million b/d.

Global oil production in the second quarter of 2016 totaled 95.7 million b/d, a decrease of 0.3 million b/d over the second quarter of 2015. OPEC crude oil production continued record production averaging 32.7 million b/d in the second quarter of 2016, an increase of 0.2 million b/d from the first quarter of 2016, and 0.8 million b/d from the second quarter of 2015. Non-OPEC production decreased by 1.2 million b/d to 56.2 million b/d in the second quarter of 2016 compared with the second quarter of 2015. Driven by lower oil prices, oil production in the U.S. decreased by 0.3 million b/d from 12.8 million b/d in the first quarter of 2016 to 12.5 million b/d in the second quarter of 2016.

U.S. refinery throughput remained unchanged at 19.1 million b/d in the second quarter of 2016 compared with the comparable quarter in 2015. Crude oil imports increased by about 0.4 million b/d in the second quarter of 2016 compared with the comparable quarter in 2015 as declines in local production required sourcing additional foreign crudes. Imports from OPEC countries increased by 0.5 million b/d in the second quarter of 2016, a 20% increase from the comparable quarter in 2015.

Chinese imports of crude oil continued increasing, with the first five months of 2016 seeing a 16.5% increase over the comparable period in 2015 as a result of increased strategic or commercial reserve buildup and increased imports by privately owned refineries. Strategic or commercial reserves increased by 0.9 million b/d in the first five months of 2016, compared with an increase of 0.6 million b/d in the first five months of 2015.

During the second quarter of 2016, the International Flag tanker fleet of vessels over 10,000 dwt increased by 6.7 million dwt as the crude fleet increased by 5.0 million dwt, while the product carrier fleet expanded by 1.7 million dwt. Year over year, the size of the tanker fleet increased by 22.0 million dwt with the largest increases in the VLCC, MR and Aframax sectors.

During the second quarter of 2016, the International Flag crude tanker orderbook decreased by 4.9 million dwt, and the MR orderbook also decreased by 1.8 million dwt.

From the end of the second quarter of 2015 through the end of the second quarter of 2016, the total tanker orderbook gained 2.3 million dwt attributable primarily to increases in the Aframax and Suezmax fleets. The VLCC orderbook has decreased by 0.1 million dwt and the MR orderbook has decreased by 3.8 million dwt from a year ago. The Company does not have any tankers on order.

VLCC freight rates showed significant weakness during the second quarter of 2016, starting the quarter around $72,000 per day and decreasing to around $25,000 per day by the end of the quarter. This was attributable to a normal seasonal adjustment in freight rates seen in second quarters, exacerbated by crude oil production disruptions in a number of countries and the easing of congestion in a number of ports, combined with some tonnage being released from storage towards the end of second quarter. Other crude segments had similar earning patterns, although the smaller ships did not demonstrate as much volatility. MR rates ranged from around $15,000 per day at the beginning of the quarter to around $10,000 per day by the end of the quarter.

Fiscal Year 2015

The IEA estimates global oil consumption for the fourth quarter at 95.3 million b/d an increase of 1.3 million b/d, or 1.4%, over the same quarter in 2014. The increase was mainly caused by higher demand in non-OECD areas. The estimate for global oil consumption for all of 2015 is 94.6 million b/d, an increase of 1.9%. OECD demand in 2015 is estimated to have increased by 1.1% to around 46.2 million b/d.

Global oil production in the fourth quarter of 2015 reached 97.2 million b/d, an increase of 2.1 million b/d, or 2.2%, over the fourth quarter of 2014. OPEC crude oil production levels averaged 32.2 million b/d in the fourth quarter of 2015, the same level as in the third quarter of 2015, but up from 30.3 million b/d in the fourth quarter of 2014. Non-OPEC production growth, increased by a more modest 0.1 million b/d in the fourth quarter of 2015 compared with the fourth quarter of 2014 to reach 58.4 million b/d. Driven by lower crude oil prices in 2015, oil production in the U.S. decreased by 0.2 million b/d from 13.0 million b/d in the third quarter of 2015 to 12.8 million b/d in the fourth quarter, although this was still an increase of 0.5 million b/d compared with the fourth quarter of 2014.

U.S. refinery throughput increased by about 0.2 million b/d in the fourth quarter of 2015 compared with the comparable quarter in 2014. Crude oil imports, however, decreased by about 0.1 million b/d as local production growth more than offset the change in crude runs. U.S. imports from OPEC countries increased by 0.5 million b/d in the fourth quarter of 2015 compared with the comparable quarter in 2014.

Chinese imports of crude oil increased by 8.8% during 2015, averaging 6.7 million b/d. This had a continued positive impact on VLCC rates in 2015.

During the fourth quarter of 2015, the tanker fleet of vessels over 10,000 dwt increased by 3.2 million dwt as the crude fleet increased by 1.7 million dwt and the product carrier fleet expanded by 1.5 million dwt. Year over year, the size of the tanker fleet increased by 16.7 million dwt with VLCCs and MRs increasing by 6.1 million dwt and 6.5 million dwt, respectively. In addition, the Aframax fleet expanded by 2.9 million dwt and the Suezmax fleet increased by 1.4 million dwt, while the Panamax fleet decreased by 0.2 million dwt.

During the fourth quarter of 2015, the tanker orderbook increased by 6.6 million dwt, led by crude tankers (VLCCs increased by 2.5 million dwt, Suezmaxes by 1.3 million dwt and Aframaxes by 2.5 million dwt). The MR orderbook decreased by 0.1 million dwt as ships under construction are being delivered with few new orders. Year over year, the total tanker orderbook gained 25.2 million dwt attributable primarily to increases in the VLCC, Aframax and Suezmax fleets with smaller increases in the Panamax orderbooks. On the other hand, the MR orderbook has decreased by 3.7 million dwt year-over-year.

VLCC freight rates showed great volatility during the fourth quarter of 2015, driven by a general tightness in tonnage availability and lower bunker prices. Other crude segments followed the VLCC lead, although the smaller ships did not demonstrate as much volatility. On the clean products side, MR rates benefitted from high refinery utilization and the same fundamentals that affected the crude tanker markets.

Results from Vessel Operations

Six months ended June 30, 2016 compared with the six months ended June 30, 2015

During the first six months of 2016, income from vessel operations decreased by $1,513 to $82,208 from $83,721 in the first six months of 2015. This decrease resulted from a reduction in TCE revenues partially offset by a period-over-period decrease in general and administrative expenses.

The net decrease in TCE revenues in the first six months of 2016 of $4,063, of 2%, to $225,664 from $229,727 in the corresponding period of the prior year was due to a decline in rates in the MR and Aframax sectors, which accounted for $18,102 of the overall decrease, and $5,101 attributable to a 288-day decrease in revenue days for the International Product Carriers segment, which reflects the impact of the sale of a 1998-built MR in July 2015 and the redelivery of an MR to its owners at the expiry of its time charter in March 2015. These negative factors were substantially offset by increases of $8,338 driven by higher blended daily rates in the VLCC, Panamax and LR1 fleets and $8,805 attributable to a 206-day increase in revenue days for the International Crude Tankers segment, which reflects the Company’s ULCC being taken out of lay-up in the first quarter of 2015 and commencing a time charter in April 2015, along with fewer drydock days in the current year.

See Note 4, “Business and Segment Reporting,” to the accompanying unaudited condensed consolidated financial statements included elsewhere in this Information Statement for additional information on the Company’s segments, including equity in income of affiliated companies and reconciliations of (i) TCE revenues to shipping revenues and (ii) adjusted income from vessel operations for the segments to income before income taxes, as reported in the unaudited condensed consolidated statements of income.

International Crude Tankers

	Six Months Ended June 30,
	2016	2015
TCE revenues	$153,903	$143,789
Vessel expenses	(41,627)	(41,205)
Charter hire expenses	(3,432)	(3,120)
Depreciation and amortization	(25,960)	(25,165)
Adjusted income from vessel operations(a)	$82,884	$74,299
Average daily TCE rate	$35,936	$35,268
Average number of owned vessels(b)	24.0	24.0
Average number of vessels chartered-in under operating leases	0.1	—
Number of revenue days:(c)	4,283	4,077
Number of ship-operating days:(d)
Owned vessels	4,368	4,344
Vessels spot chartered-in under operating leases	11	—

(a)	Adjusted income from vessel operations by segment is before general and administrative expenses, technical management transition costs and gain/(loss) on disposal of vessels.
(b)	The average is calculated to reflect the addition and disposal of vessels during the period.
(c)	Revenue days represent ship-operating days less days that vessels were not available for employment due to repairs, drydock or lay-up.
(d)	Ship-operating days represent calendar days.

The following table provides a breakdown of TCE rates achieved for the six months ended June 30, 2016 and 2015, between spot and fixed earnings and the related revenue days. The information in these tables is based, in part, on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Six Months Ended June 30,	2016		2015
	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings
ULCCs:
Average rate	$—	$42,362	$—	$39,000
Revenue days	—	182	—	91
VLCCs:
Average rate	$56,481	$40,802	$49,947	$—
Revenue days	1,050	388	1,323	—
Aframaxes:
Average rate	$27,368	$—	$32,878	$—
Revenue days	1,263	—	1,250	—
Panamaxes:
Average rate	$24,473	$21,053	$27,955	$14,606
Revenue days	854	535	702	707

During the first six months of 2016, TCE revenues for the International Crude Tankers segment increased by $10,114, or 7%, to $153,903 from $143,789 in the first six months of 2015. Such increase resulted primarily from the impact of higher average blended rates in the ULCC, VLCC and Panamax sectors aggregating approximately $7,159, partially offset by lower average blended rates in the Aframax sector of $7,158. The increase in fixed rates for the Panamax fleet reflects the renewal of time charters in the fourth quarter of 2015. The re-entry into service of the Company’s ULCC, along with 83 fewer drydock and repair days for the segment in the current year were the primary drivers of an increase of 206 revenue days for the segment over the corresponding prior year period, which accounted for $8,805 of the overall TCE revenue increase in the first six months of 2016. The Company’s ULCC exited lay-up and commenced an 11-month time charter for storage in April 2015, which has subsequently been extended for another 12 months.

Charter hire expenses increased by $312 to $3,432 in the first six months of 2016 from $3,120 in the first six months of 2015, resulting from full service lighterings performed by the International Flag Lightering business in the second quarter of 2016, whereas no such full service lightering activity occurred in the 2015 period.

International Products Carriers

	Six Months Ended June 30,
	2016	2015
TCE revenues	$71,761	$85,884
Vessel expenses	(28,589)	(28,286)
Charter hire expenses	(13,378)	(14,469)
Depreciation and amortization	(13,638)	(13,900)
Adjusted income from vessel operations	$16,156	$29,229
Average daily TCE rate	$16,143	$18,147
Average number of owned vessels	18.0	19.0
Average number of vessels chartered-in under operating leases	7.0	7.4
Number of revenue days	4,445	4,733
Number of ship-operating days:
Owned vessels	3,276	3,439
Vessels bareboat chartered-in under operating leases	546	543
Vessels time chartered-in under operating leases	725	798

The following table provides a breakdown of TCE rates achieved for the six months ended June 30, 2016 and 2015, between spot and fixed earnings and the related revenue days. The information is based, in part, on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Six Months Ended June 30,	2016		2015
	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings
LR2:
Average rate	$25,028	$—	$26,252	$—
Revenue days	181	—	181	—
LR1:
Average rate	$26,257	$20,865	$29,471	$15,827
Revenue days	177	523	181	543
MR:
Average rate	$15,438	$11,055	$18,655	$8,223
Revenue days	3,227	337	3,569	258

During the first six months of 2016, TCE revenues for the International Product Carriers segment decreased by $14,123, or 16% to $71,761 from $85,884 in the first six months of 2015. This decrease reflected declining average daily blended rates earned by the MR fleet, which accounted for $10,944 of the overall decrease, and a 288-day decrease in revenue days, which accounted for $5,102 of the overall decrease. The reduction in revenue days was driven by the MR sale discussed above along with the redelivery of an MR upon its time charter expiration in March 2015. These decreases were offset in part by higher average daily blended rates earned by the LR1 fleet in the 2016 period aggregating approximately $2,083.

Charter hire expenses decreased by $1,091 to $13,378 in the first six months of 2016 from $14,469 in the first six months of 2015 reflecting 70 fewer chartered-in days, as one vessel was returned to its owners at the expiry of its charter as discussed above.

General and Administrative Expenses

For the six months ended June 30, 2016, general and administrative expenses decreased by $2,812 to $17,174 from $19,986 for the same period in 2015 principally due to a decrease in allocated general and administrative costs from OSG of $3,431 offset by the inclusion in the 2015 period of approximately $604 in insurance premium credits.

Equity in Income of Affiliated Companies

During the first six months of 2016, equity in income of affiliated companies decreased by $643 to $23,605 from $24,248 in the six months ended June 30, 2015. This decrease was principally attributable to a $1,263 decrease in equity in income from the LNG joint venture. This decrease was driven by a $2,200 reimbursement received from the joint venture’s charterer during the six months ended June 30, 2015 for increased costs incurred by the joint venture related to maintaining an inventory of ship spare parts. This decrease was partially offset by a $605 increase in earnings from the FSO joint venture resulting from lower interest expense associated with changes in the mark-to-market valuation of the interest rate swap covering the FSO Africa’s original debt and lower outstanding debt principal amounts.

Interest Expense

Interest expense was $20,432 for the six months ended June 30, 2016 compared with $20,986 for the six months ended June 30, 2015. The period-over-period decrease reflects the repurchase of $68,922 in aggregate principal amount of the INSW Term Loan in March 2016, partially offset by the impact of the amortization of $5,545 of incremental financing fees incurred in the second quarter of 2015 associated with amending the INSW Facilities. Interest expense is expected to decrease for the remainder of 2016 as a result of approximately $78,000 in open market repurchases and mandatory principal prepayments made during the six months ended June 30, 2016 under the INSW Term Loan. Refer to Note 9, “Debt,” in the notes to the accompanying unaudited condensed consolidated financial statements for additional information.

Fiscal year ended December 31, 2015 compared with the fiscal year ended December 31, 2014, and the fiscal year ended December 31, 2014 compared with the fiscal year ended December 31, 2013

During 2015, income from vessel operations improved by $171,710 to $176,314 from $4,604 in 2014. This increase reflects the impact of a significant strengthening of TCE revenues, declining charter hire expense, and decreases in depreciation and amortization, severance and technical management transition costs and general and administrative expense. Such impacts were partially offset by a period-over-period increase in vessel expenses and a reduction in gains on vessel sales in the current year.

TCE revenues increased in 2015 by $128,803, or 37%, to $475,790 from $346,987 in 2014. Approximately $194,057 of such increase resulted from higher average daily TCE rates earned by the INSW fleet during 2015. The increase in average daily TCE rates was primarily due to a strengthening of rates in all of the International Flag sectors, most significantly in the VLCC and MR fleets, which accounted for $129,608 of the overall rate driven increase. These positive factors were partially offset by a $65,254 decrease attributable to a 3,700-day decrease in revenue days during 2015, which was driven by (i) 1,701 fewer chartered-in days in the current year, (ii) 993 fewer revenue days resulting from the Company’s reduced participation in the full service International Flag Lightering business upon the expiry of its lightering contracts in September 2014, and (iii) 1,114 fewer revenue days resulting from the sale of two VLCCs and one Panamax in December 2014, and one MR in July 2015.

The decrease in charter hire expense in 2015 of $24,153, or 40%, to $36,802 from $60,955 in 2014 was principally the result of the redeliveries of ten vessels (eight Aframaxes, one Suezmax and one MR) at the expiry of their short-term time charters in 2014. Also contributing to the decrease was the redelivery of one additional MR upon its time charter’s expiration in March 2015.

The increase in 2015 vessel expenses by $10,153, or 8%, to $143,925 from $133,772 resulted primarily from (i) $3,621 of additional reactivation and operating costs incurred in conjunction with the Company’s ULCC being taken out of lay-up in the first quarter of 2015 and commencing a time charter in April 2015, (ii) $3,451 of incremental costs relating to the redelivery of one of the Company’s Panamaxes that had previously been bareboat chartered-out, (iii) the recording of a $1,450 reserve in 2015 for an assessment by a multi-employer defined benefit pension plan covering British crew members that served onboard INSW vessels (as well as vessels of other owners) more than 20 years ago, (iv) a $1,402 increase in vessel expenses associated with a newbuild LR2 that was delivered in the second quarter of 2014, and (v) an increase in technical management fees paid to V.Ships. As discussed in further detail in Note 18, “Severance and Relocation Costs,” to the Company’s audited consolidated financial statements included elsewhere in this Information Statement, the Company began transferring management of its International Flag conventional tankers to V.Ships in March 2014 and completed the transfers by September of 2014. Vessel operating expenses in 2015 included approximately $7,200 in technical management fees, compared with approximately $4,100 in 2014. These increases in vessel expense were more than offset by a decrease in the cost of providing technical and commercial management by the Company’s shore-based staff that were previously included in general and administrative expenses.

The $3,278, or 4%, decrease in depreciation and amortization to $81,653 in 2015 from $84,931 in 2014 was primarily due to a $5,065 decrease in depreciation expense associated with the vessel sales noted above. This decrease was partially offset by a $1,513 increase in depreciation expense associated with the LR2 newbuild delivery referred to above.

During 2014, income/(loss) from vessel operations improved by $457,043 to $4,604 from $(452,439) in 2013. This increase resulted from there being no impairment charges recorded in 2014, a significant decrease in charter hire expense and lower non-bankruptcy related general and administrative expenses and depreciation. Increases in severance and technical management transition costs, as well as lower TCE revenues, partially offset these favorable impacts.

The $55,322, or 48%, decrease in charter hire expense in 2014 compared with the prior year reflected the Company’s rejection of leases and redelivery of 15 time and bareboat chartered-in International Flag vessels between early-January 2013 and mid-April 2013. Such rejections were executed as part of the Company’s Chapter 11 restructuring process. In addition to the rejected charters, five Suezmaxes were redelivered to their owners by the Company at the expiry of their respective charters after the first quarter of 2013.

Also contributing to the decrease were the redeliveries of ten vessels at the expiry of their short-term time charters-in in 2014, as discussed above.

The lower depreciation expense in 2014 was primarily the result of reductions in vessel bases that resulted from impairment charges aggregating $365,976 recorded by the Company on 15 International Flag vessels in the fourth quarter of 2013.

Offsetting these favorable variances was a decrease in TCE revenues of $15,465, or 4%, to $346,987 in 2014 from $362,452 in 2013. This decrease was due to (i) a significant decrease in revenue days of 3,727 days reflecting the vessel redeliveries discussed above as well as the Company’s reduced participation in the full service International Flag Lightering business and (ii) a weakening of rates in the International Flag MR fleet. These negative factors were substantially offset by a strengthening in rates throughout the International Crude Tankers segment, particularly in the Aframax and VLCC fleets. See the “International Crude Tankers” and “International Product Tankers” sections below for further discussion related to the decrease in TCE revenues.

See Note 4, “Business and Segment Reporting,” to the Company’s audited consolidated financial statements included elsewhere in this Information Statement for additional information on the Company’s segments, including equity in income of affiliated companies and reconciliations of (i) time charter equivalent revenues to shipping revenues and (ii) adjusted income from vessel operations for the segments to income/(loss) before reorganization items and income taxes, as reported in the consolidated statements of operations.

International Crude Tankers

	2015	2014	2013
TCE revenues	$304,182	$228,296	$209,877
Vessel expenses	(86,174)	(79,271)	(88,718)
Charter hire expenses	(8,821)	(27,283)	(62,877)
Depreciation and amortization	(51,347)	(56,280)	(76,299)
Adjusted income/(loss) from vessel operations(a)	$157,840	$65,462	$(18,017)
Average daily TCE rate	$36,839	$19,836	$14,699
Average number of owned vessels(b)	24.0	27.8	28.5
Average number of vessels chartered-in under operating leases	0.2	5.5	12.1
Number of revenue days: (c)	8,257	11,509	14,278
Number of ship-operating days:(d)
Owned vessels	8,760	10,134	10,388
Vessels bareboat chartered-in under operating leases	—	217	429
Vessels time chartered-in under operating leases	—	1,555	3,401
Vessels spot chartered-in under operating leases	73	246	604

(a)	Adjusted income/(loss) from vessel operations by segment is before general and administrative expenses, technical management transition costs, severance and relocation costs, gain/(loss) on disposal of vessels and impairment charges.
(b)	The average is calculated to reflect the addition and disposal of vessels during the year.
(c)	Revenue days represent ship-operating days less days that vessels were not available for employment due to repairs, drydock or lay-up. Revenue days are weighted to reflect the Company’s interest in chartered-in vessels.
(d)	Ship-operating days represent calendar days.

The following table provides a breakdown of TCE rates achieved for the years ended December 31, 2015, 2014 and 2013 between spot and fixed earnings and the related revenue days. The information in these tables is based, in part, on information provided by the Commercial Pools or commercial joint ventures in which the segment’s vessels participate.

	2015		2014		2013
	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings
ULCCs:
Average rate	$—	$39,000	$—	$—	$7,952	$—
Revenue days	—	275	—	—	90	—
VLCCs:(a)
Average rate	$54,591	$—	$25,803	$16,748	$18,519	$17,630
Revenue days	2,672	—	3,484	10	3,494	146
Suezmaxes:
Average rate	$—	$—	$15,603	$—	$10,852	$18,410
Revenue days	—	—	38	—	821	14
Aframaxes:(b)
Average rate	$34,042	$—	$20,440	$—	$12,277	$15,394
Revenue days	2,439	—	3,702	—	4,145	13
Panamaxes:
Average rate	$25,226	$15,462	$22,414	$12,064	$17,638	$11,172
Revenue days	1,432	1,362	1,443	1,765	1,787	1,398

(a)	The average rates reported in the above tables for VLCCs in 2014 and 2013 represent VLCCs less than 15 years of age. The average spot TCE rates earned by the Company’s VLCCs on an overall basis during 2014 and 2013 were $24,358 and $17,983, respectively.
(b)	The average rates reported for Aframaxes exclude TCE revenue from the Company’s International Flag Lightering business.

During 2015, TCE revenues for the International Crude Tankers segment increased by $75,886, or 33%, to $304,182 from $228,296 in 2014. Higher average daily TCE rates across all fleets in the segment in the current year, particularly in the VLCC fleet sector, increased TCE revenues by approximately $135,676. Further contributing to the current year increase was the Company’s ULCC exiting lay-up and commencing an 11-month time charter for storage in April 2015, which has subsequently been extended for another 12 months. Partially offsetting the impact of the positive factors was a $70,500 decrease in TCE revenues attributable to a 3,530-day decrease in revenue days. The decrease in revenue days reflects a contraction in the International Crude Tankers Lightering fleet associated with reductions in the Company’s full service International Flag Lightering business upon the expiry of its Lightering contracts in September 2014. Such reduction included the sales of two 1994-built Aframaxes that had been utilized in the International Flag Lightering business, one in March 2014 and the second in September 2014, and resulted in a reduction in TCE revenue of $3,921 during 2015. Also contributing to the decrease in revenue days were 1,289 fewer chartered-in days in the Aframax fleet, as well as the Company’s sale of a 1996-built VLCC, a 1997-built VLCC and a 2004-built Panamax in December 2014, and a 356-day increase in drydock and repair days in 2015 compared with 2014.

Vessel expenses increased by $6,903 to $86,174 in 2015 from $79,271 in 2014. The increase in vessel expenses reflects a reserve of $1,450 recorded in the third quarter of 2015 for an assessment by the Merchant Navy Ratings Pension Fund (“MNRPF”). The MNRPF is a multi-employer defined benefit pension plan covering British crew members that served onboard INSW’s vessels (as well as vessels of other owners) more than 20 years ago. During 2014 the trustees of the MNRPF sought court approval for a new deficit reduction regime for participating employers. Participating employers include current employers, historic employers that have made voluntary contributions, and historic employers such as INSW that have made no deficit contributions. The trustees received court approval of the new deficit reduction regime in February 2015. Although the Company has not been an active member of the plan for a number of years, because the plan is underfunded, additional assessments are possible in future years. Also contributing to the variance in vessel expenses were an increase of $1,670 in management fees paid to V.Ships, and a $7,071 increase associated with the reactivation in the first quarter of 2015 of the ULCC discussed above and with one of the Company’s Panamaxes that had previously been bareboat chartered-out. Such increases were partially offset by a 1,591-day decrease in owned and bareboat chartered-in vessels resulting from the fleet changes noted above. Charter hire expenses decreased by $18,462 to $8,821 in 2015 from $27,283 in 2014, resulting from a decrease of 1,945 chartered-in days in the current year, driven principally by the return of vessels discussed above. The only vessels in the segment that were time chartered-in by the Company during 2015 were workboats employed in the International Flag Lightering business. Depreciation expense decreased by $4,933 to $51,347 in 2015 from $56,280 in 2014, reflecting the 2014 vessel sales noted above.

Excluding depreciation and amortization expenses, operating results for the International Crude Tankers Lightering business for 2015 were approximately $3,000 lower than the prior year. Weaker results reflect, in part, reductions in the size of the Lightering business’ owned and chartered-in fleet due to the reduction in full service Lightering activities.

During 2014, TCE revenues for the International Crude Tankers segment increased by $18,419, or 9%, to $228,296 from $209,877 in 2013. Higher average daily TCE rates across all fleets in the segment, particularly in the Aframax and VLCC sectors, increased TCE revenues by approximately $58,284 during 2014. Partially offsetting the strengthened rates was a $39,865 decrease attributable to a 2,769-day decrease in revenue days. The decrease in revenue days reflects a reduction in the International Crude Tankers Lightering fleet associated with the Company’s reduced participation in the full service International Flag Lightering business, as discussed above, which accounted for approximately 58% of the $39,865 reduction. Also contributing to the decrease in revenue days were fewer chartered-in days in the Aframax and Suezmax fleets of 1,121 days and 797 days, respectively, as well as the Company’s sale of three vessels in the fourth quarter of 2014, as detailed above.

Vessel expenses decreased by $9,447 to $79,271 from $88,718 in 2013. The decrease in vessel expense is due to a 466-day decrease in owned and bareboat chartered-in vessels along with a decrease in average daily vessel expenses of $550. The reduction in days reflects the vessel sales described above. The decreased average daily vessel expenses were driven by lower crew and insurance costs, and the timing of the delivery of spares, partially offset by the technical management fees paid to V.Ships. Charter hire expenses decreased by $35,594 to $27,283 in 2014 from $62,877 in 2013, primarily resulting from a decrease of 2,416 chartered-in days in 2014. Such decrease was driven by the return of the Suezmaxes and Aframaxes discussed above, along with the reduction in the International Flag Lightering chartered-in fleet. Depreciation expense decreased by $20,019 to $56,280 from $76,299 in 2013, reflecting the impact of reductions in vessel bases that resulted from impairment charges on 13 vessels in the segment recorded in the fourth quarter of 2013.

Excluding depreciation and amortization expenses, operating results for the International Crude Tankers Lightering business for 2014 were approximately $4,121 lower than 2013. Weaker results reflected, in part, reductions in the size of the Lightering business’ owned and chartered-in fleet due to the Company’s ceasing providing full service Lightering in September 2014 and lower numbers of service-only lighterings following the announcement of the intent to exit the full service business. The decreases were partially offset by lower charter hire expenses due to the return of several workboats to their owners after the first quarter of 2013.

International Product Carriers

	2015	2014	2013
TCE revenues	$171,608	$118,669	$149,350
Vessel expenses	(58,118)	(54,711)	(46,612)
Charter hire expenses	(27,981)	(33,679)	(49,920)
Depreciation and amortization	(28,763)	(26,893)	(30,359)
Adjusted income from vessel operations	$56,746	$3,386	$22,459
Average daily TCE rate	$19,043	$12,544	$14,336
Average number of owned vessels	18.6	18.4	18.0
Average number of vessels chartered-in under operating leases	7.2	8.3	10.9
Number of revenue days	9,012	9,460	10,418
Number of ship-operating days:
Owned vessels	6,782	6,730	6,570
Vessels bareboat chartered-in under operating leases	1,095	1,095	1,100
Vessels time chartered-in under operating leases	1,530	1,934	2,868

The following table provides a breakdown of TCE rates achieved for the years ended December 31, 2015, 2014 and 2013 between spot and fixed earnings and the related revenue days. The information is based, in part, on information provided by the commercial joint ventures in which certain of the segment’s vessels participate.

	2015		2014		2013
	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings
LR2:
Average rate	$32,075	$—	$16,094	$—	$—	$—
Revenue days	365	—	146	—	—	—
LR1:
Average rate	$27,465	$17,337	$27,050	$13,829	$17,089	$12,568
Revenue days	327	929	374	1,063	823	729
MR:
Average rate	$19,490	$7,004	$12,036	$10,630	$14,428	$12,930
Revenue days	6,949	442	7,101	776	7,927	939

During 2015, TCE revenues for the International Product Carriers segment increased by $52,939, or 45%, to $171,608 from $118,669 in 2014. Approximately $48,927 of this increase in TCE revenues resulted primarily from a significant year over year increase in average daily blended rates earned by the MR fleet. Partially offsetting the stronger rates for the MR fleet was a $5,663 decrease associated with a 486-day decrease in MR fleet revenue days, primarily due to two time chartered-in vessels that were returned to their owners at the expiry of their charters. Also contributing to the increased TCE revenues was $9,198 for a newbuild LR2 delivered in July 2014.

International Product Carriers segment vessel expenses increased by $3,407 to $58,118 in 2015 from $54,711 in 2014. Such variance reflects an increase of owned and bareboat chartered-in days of 52 days, primarily attributable to the LR2 delivery discussed above, partially offset by the sale of a 1998-built MR in July 2015. Also contributing to the variance was an increase in average daily vessel expenses of $404 per day, which primarily related to management fees paid to V.Ships, higher crew costs, and the timing of the delivery of stores and spares. Charter hire expenses decreased by $5,698 to $27,981 in 2015 from $33,679 in 2014 reflecting 404 fewer chartered-in days in the MR fleet, as vessels were returned to their owners at the expiry of their charters. Depreciation and amortization increased by $1,870 to $28,763 in 2015 from $26,893 in 2014, principally due to $1,513 associated with the LR2 delivery discussed above.

During 2014, TCE revenues for the International Product Carriers segment decreased by $30,681, or 21%, to $118,669 from $149,350 in 2013. Approximately $17,170 of such decrease resulted from a lower 2014 average daily TCE rates for the segment with the balance of the decrease of $13,511 attributable to a 958-day decline in revenue days. The rate decrease resulted from lower average daily blended rates earned by the MR fleet. The 958-day reduction in revenue days was primarily driven by the Company’s redelivery of 14 vessels (two chartered-in LR1s and 12 chartered-in MRs) during the first four months of 2013 in conjunction with its Chapter 11 restructuring process and a 165-day increase in drydock and repair days in 2014 compared with 2013. The delivery of a newbuild LR2 in July 2014 and increased daily rates in the LR1 fleet somewhat mitigated the decrease in TCE revenues for the MR fleet.

Vessel expenses increased by $8,099 to $54,711 in 2014 from $46,612 in 2013. This change principally reflects an increase of average daily vessel expenses by $1,108 per day, primarily as a result of V.Ships technical management fees, higher damage repair costs and the timing of the delivery of lubricating oils. The newbuild LR2 delivery discussed above also contributed to the increase. Charter hire expenses decreased by $16,241 to $33,679 from $49,920 in 2013 primarily due to the leases that were rejected and renegotiated during the Company’s 2013 restructuring process as referred to above. Depreciation and amortization decreased by $3,466 to $26,893 in 2014 from $30,359 in 2013, as a result of the reductions in vessel bases that resulted from the impairment charges on two vessels recorded in the fourth quarter of 2013, partially offset by the LR2 newbuild delivery.

General and Administrative Expenses

During 2015, general and administrative expenses decreased by $11,081 to $41,516 from $52,597 in 2014. The decrease reflects lower employee compensation and benefits costs and rental expense resulting from the outsourcing of the technical management and certain aspects of commercial management and crew management of the Company’s fleet implemented in the first quarter of 2014. Partially offsetting such reductions were larger cost allocations from OSG related to higher audit fees and legal and consulting fees and third party fees incurred in the fourth quarter of 2015 in connection with OSG’s bond tender and consent solicitation, which amended the indentures governing each series of OSG’s Unsecured Senior Notes, except for one series of which $390 was outstanding at June 30,2016, to affirm that for the purposes of the restriction in each such indenture on OSG’s ability to dispose of assets, OSG’s international operations, held through its subsidiary INSW, do not constitute all or substantially all, or substantially an entirety, of OSG’s assets.

During 2014, general and administrative expenses decreased by $17,251 to $52,597 from $69,848 in 2013 principally due to the following:

•	a decrease in compensation and benefits for shore-based staff principally attributable to (i) a reduction in the number of shore-based staff as a result of the Outsourcing RIF, (ii) the classification in the 2014 period of 2014 incentive bonus related accruals associated with staff included in the restructuring plan announced in January 2014 as part of severance costs in the accompanying consolidated financial statements and (iii) a decrease in retention bonuses under programs approved by the Bankruptcy Court in late-March 2013. These decreases were partially offset by reductions in management fees (expense reimbursements) paid by the Commercial Pools for which the Company was the commercial manager; and
•	a decrease in rent and facility related expenses and travel and entertainment.

These decreases were partially offset by an increase in allocated general and administrative expenses from OSG.

Equity in Income of Affiliated Companies

During 2015, equity in income of affiliated companies increased by $7,687 to $45,559 from $37,872 in 2014. This increase was principally as a result of the following: (i) a net increase in revenue earned by the LNG joint venture as a result of a 40-day reduction in offhire days during the year ended December 31, 2015 compared with 2014, which reflected repairs to one of the joint venture’s vessels, partially offset by a reserve for performance claims made by the charterer; (ii) a $2,200 reimbursement received from the LNG joint venture’s charterer during 2015 for costs incurred by the joint venture related to establishing an inventory of ship spare parts; and (iii) a decrease in interest expense associated with a $78,442 reduction in outstanding

LNG and FSO joint venture debt during 2015. In addition, there were increase earnings generated by the FSO joint venture, reflecting, in part, scheduled increases in charter out rates combined with lower vessel operating expenses. During 2014, equity income of affiliated companies remained relatively flat, increasing by only $818 to $37,872 from $37,054 in 2013.

Interest Expense

The components of interest expense are as follows:

	2015	2014	2013
Interest before impact of interest rate cap	$42,968	$56,258	$350
Impact of interest rate cap	2	—	—
Interest expense	$42,970	$56,258	$350

Interest expense, including amortization of issuance and deferred financing costs, commitment, administrative and other fees, was $42,970 in 2015 and was comprised primarily of $42,688 relating to the INSW Facilities.

Interest expense in 2014 was $56,258, including $17,085 associated with the INSW Facilities. The balance of interest expense recognized during 2014 represented contractual post-petition interest from the Petition Date through the effective date of the Equity Plan on allowed claims associated with our pre-reorganized INSW loan agreements of $32,015 and certain rejected executory contracts. Accordingly, interest expense for the year ended December 31, 2014 is not comparable to either 2015 or 2013.

Interest expense was $350 in 2013, primarily as a result of the commencement of the Chapter 11 Cases. Interest expense of $20,611, including $547 relating to the amortization of deferred financing costs, which would have been incurred had the Company’s indebtedness not been reclassified to liabilities subject to compromise, was not recorded for the year ended December 31, 2013.

Income Tax Expense

The provision for income taxes for the years ended December 31, 2015, 2014 and 2013 were $140, $744 and $4,217, respectively. INSW has or had subsidiaries in the United Kingdom (“U.K.”), Philippines, Barbados and Singapore that performed administrative, commercial or technical management functions. These subsidiaries are subject to income taxes based on the services performed in countries in which those particular offices are located and, accordingly, current and deferred income taxes are recorded. INSW also has entities in Greece that were exclusively engaged in management of INSW vessels and were statutorily exempt from Greek income tax on their shipping income.

Under current U.S. tax laws, INSW is a controlled foreign corporation (“CFC”) and OSG is a U.S. shareholder of INSW. INSW, including its subsidiaries, which are disregarded entities for U.S. Federal income tax purposes, is exempt from taxation on its U.S. source shipping income under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury Department regulations. Under Section 883 of the Code and U.S. Treasury Department regulations, INSW qualifies for this exemption so long as, for more than half of the days in its taxable year, it is a CFC and more than 50 percent of the total value of its stock is owned by OSG or certain other U.S. persons. To the extent INSW is unable to qualify for exemption from tax under Section 883, INSW will be subject to U.S. federal taxation of 4% of its U.S. source shipping income on a gross basis without the benefit of deductions. Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be considered to be 50% derived from sources within the U.S. Shipping income attributable to transportation that both begins and ends in the U.S. will be considered to be 100% derived from sources within the U.S. INSW does not engage in transportation that gives rise to 100% U.S. source income. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the U.S. Shipping income derived from sources outside the U.S. will not be subject to any U.S. federal income tax. INSW’s vessels operate in various parts of the world, including to or from U.S. ports. Accordingly, a substantial portion of income earned by INSW is not subject to income tax, and no deferred taxes are provided on the temporary differences between the tax and financial statement basis of the underlying assets and liabilities for those subsidiaries not subject to income tax in their respective countries of incorporation.

There can be no assurance that INSW will continue to qualify for the Section 883 exemption. Management does not currently expect that INSW will qualify for the Section 883 exemption in years subsequent to its spin-off by OSG.

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table reconciles net income/(loss), as reflected in the audited consolidated statements of operations and unaudited condensed consolidated statement of operations set forth in the Company’s historical financial statements included elsewhere in this Information Statement to EBITDA and Adjusted EBITDA:

	For the year ended December 31,			For the six months ended June 30,
	2015	2014	2013	2016	2015
Net income/(loss)	$173,170	$(119,099)	$(723,805)	$90,396	$83,631
Income tax provision	140	744	4,217	177	(141)
Interest expense	42,970	56,258	350	20,432	20,986
Depreciation and amortization	81,653	84,931	108,675	40,106	40,053
EBITDA	297,933	22,834	(610,563)	151,111	144,529
Technical management transition costs	39	3,417	—	—	39
Severance and relocation costs	—	16,666	2,090	—	—
Goodwill and other intangibles impairment charge	—	—	16,214	—	—
(Gain)/loss on disposal of vessels and other property, including impairments	(4,459)	(9,955)	366,425	(171)	(1,166)
Gain on repurchase of debt	—	—	—	(1,026)	—
Other costs associated with repurchase of debt	—	—	—	140	—
Reorganization items, net	5,659	104,528	304,288	(3,951)	3,555
Adjusted EBITDA	$299,172	$137,490	$78,454	$146,103	$146,957

Effects of Inflation

The Company does not believe that inflation has had or is likely, in the foreseeable future, to have a significant impact on vessel operating expenses, drydocking expenses and general and administrative expenses.

Liquidity and Sources of Capital

Our business is capital intensive. Our ability to successfully implement our strategy is dependent on the continued availability of capital on attractive terms. In addition, our ability to successfully operate our business to meet near-term and long-term debt repayment obligations is dependent on maintaining sufficient liquidity.

Liquidity

Working capital at June 30, 2016 was approximately $301,000 compared with $348,000 at December 31, 2015. Current assets are highly liquid, consisting principally of cash, interest-bearing deposits and receivables. The Company’s total cash (including restricted cash) decreased by approximately $38,902 during the six months ended June 30, 2016. As further described below, this decrease reflects the use of $65,167 for repurchases of outstanding debt and $102,000 for dividends paid to the Parent during the first six months of 2016, offset by cash flows from operating activities.

As of June 30, 2016, we had total liquidity on a consolidated basis of $328,945, comprised of $278,945 of cash and $50,000 of undrawn revolver capacity. We manage our cash in accordance with the OSG intercompany cash management system subject to the requirements of our INSW Facilities. Our cash and cash equivalents balances generally exceed Federal Deposit Insurance Corporation insured limits. We place our cash and cash equivalents in what we believe to be credit-worthy financial institutions. In addition, certain of our money market accounts invest in U.S. Treasury securities or other obligations issued or guaranteed by the U.S. government, or its agencies.

As of June 30, 2016, we had total debt outstanding (net of original issue discount and deferred financing costs) of $519,901 and a total debt to total capitalization of 27.6%, which compares with 30.1% at December 31, 2015. Our debt profile reflects recent actions (discussed further below) to deleverage our balance sheet as well as minimal scheduled amortization requirements before 2018.

Restricted cash as of December 31, 2015 was legally restricted under the INSW Facilities. The INSW Facilities stipulate that if annual aggregate cash proceeds of INSW asset sales exceed $5,000, the net cash proceeds from each such sale are required to be reinvested in vessels within twelve months of such sale, which occurred in July 2015, or be used to prepay the principal balance outstanding of the INSW Facilities. During June 2016, INSW utilized restricted cash to prepay $8,832 of the INSW principal balance of the INSW Term Loan outstanding.

Sources, Uses and Management of Capital

Net cash provided by operating activities in the six months ended June 30, 2016 was $122,764. In addition to operating cash flows, our other current sources of funds are proceeds from issuances of equity securities, additional borrowings as permitted under the INSW Facilities and proceeds from the opportunistic sales of our vessels. We or our subsidiaries may in the future complete transactions consistent with achieving the objectives of our business plan.

Our current uses of funds are to fund working capital requirements, maintain the quality of our vessels, comply with international shipping standards and environmental laws and regulations and repay or repurchase our outstanding loan facilities. The INSW Facilities require that a portion of Excess Cash Flow (as defined in the respective term loan agreements) be used to prepay the outstanding principal balance of each such loan. To the extent permitted under the terms of the INSW Facilities we may also use cash generated by operations to finance capital expenditures to modernize and grow our fleet.

From our Emergence Date in August 2014 through December 2015, we have generated and used cash through the following financing activities:

•	INSW Facilities

Upon our emergence from Bankruptcy, we closed on the INSW Facilities and drew down the full amount available under the INSW Term Loan of $628,375 and received proceeds net of issuance and deferred financing costs of $605,561. We combined such funds with cash and cash equivalents on hand to make payments relating to the Chapter 11 Cases.

The INSW Term Loan amortizes in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the loans, adjusted for mandatory pre-payments. The INSW Facilities require that a portion of Excess Cash Flow (as defined in the term loan agreement) be used to prepay the outstanding principal balance of such loan, commencing with the six-month period beginning July 1, 2015 (as described below), and annual periods thereafter. We have remaining unused credit availability under the INSW Revolver Facility of $50,000.

The INSW Revolver Facility has a covenant to maintain the aggregate Fair Market Value of the Collateral Vessels at greater than or equal to $500,000 at the end of each fiscal quarter; none of the other INSW Facilities have financial covenants. The Company had substantial headroom under this covenant at June 30, 2016.

The INSW Term Loan matures on August 5, 2019 and the INSW Revolver Facility matures on February 5, 2019. The maturity dates for the INSW Facilities are subject to acceleration upon the occurrence of certain events, including a change in control event or other events of default as defined in the respective loan agreements.

•	Amendments to INSW Facilities

The amendment to the INSW Facilities, entered into on June 3, 2015, among other things, provided for the following, subject to certain conditions described therein: (i) permitted INSW to pay a cash dividend to OSG no later than June 30, 2015; (ii) permitted INSW to retain net cash proceeds up to $78,000 from the sales of certain assets that occurred prior to June 3, 2015; and (iii) altered the periods during which Excess Cash Flow (as defined in the loan agreement for the INSW Facilities) must be used to prepay the outstanding principal balance of the INSW Facilities, from an annual period beginning January 1, 2015 to a six-month period beginning July 1, 2015 and annual periods thereafter.

Pursuant to the June 3, 2015 amendments to the INSW Facilities, INSW paid a cash dividend of $200,000 to OSG on June 26, 2015. The amendments reduced the base Available Amount (as defined in the loan agreement for the INSW Facilities) from $25,000 to $0. Therefore, as of December 31, 2015, no cash dividends, loans or advances to the Parent are permitted under the INSW Term Loan. The Available Amount under the INSW Term Loan increased to $132,200 in the first quarter of 2016, after the required reports were filed with the banks.

During the six months ended June 30, 2016, we used cash to opportunistically repurchase and retire $68,922 of the outstanding principal under INSW Term Loan, at an aggregate discounted price of $65,167 (a financing activity).

The Parent’s ability to receive cash dividends, loans or advances from us is restricted under our loan facilities. After our dividend distribution to the Parent of $102,000 during the first six months of 2016, the Available Amount for cash dividends, loans or advances to the Parent permitted under the INSW Term Loan was $30,200 and $132,200, as of June 30, 2016 and December 31, 2015, respectively.

On July 18, 2016, the Company entered into a second amendment (the “Second INSW Credit Agreement Amendment”) to the INSW Facilities. The Second INSW Credit Agreement Amendment, among other things, amends the conditions under which the INSW Facilities permit OSG to spin off INSW. In particular, the Second INSW Credit Agreement Amendment permits the distribution of OSG’s equity interests in INSW to OSG’s shareholders in conjunction with the transfer of substantially all of INSW’s assets (subject to certain exceptions) to a new wholly-owned subsidiary of INSW, subject to the satisfaction of other conditions set forth in the INSW Facilities and the Second INSW Credit Agreement Amendment.

Outlook

We believe the actions we have taken have strengthened our balance sheet as well as increased our flexibility to actively pursue fleet renewal or potential strategic opportunities that may arise within the diverse sectors in which we operate and at the same time positioned us to generate sufficient cash to support our operations over the twelve months ending June 30, 2017.

Carrying Value of Vessels

All but one of the Company’s owned vessels are pledged as collateral under the INSW Facilities. The following table presents information with respect to the carrying amount of the Company’s vessels by type and indicates whether their estimated market values are below their carrying values as of December 31, 2015. The carrying value of each of the Company’s vessels does not necessarily represent its fair market value or the amount that could be obtained if the vessel were sold. The Company’s estimates of market values for its International Flag vessels assume that the vessels are all in good and seaworthy condition without need for repair and, if inspected, would be certified as being in class without notations of any kind. In addition, because vessel values are highly volatile, these estimates may not be indicative of either the current or future prices that the Company could achieve if it were to sell any of the vessels. The Company would not record a loss for any of the vessels for which the fair market value is below its carrying value unless and until the Company either determines to sell the vessel for a loss or determines that the vessel is impaired as discussed below in “— Critical Accounting Policies — Vessel Impairment.” The Company believes that the future undiscounted cash flows expected to be earned over the estimated remaining useful lives for those vessels that have experienced declines in market values below their carrying values would exceed such vessels’ carrying values.

Footnotes to the following table exclude those vessels with an estimated market value in excess of their carrying value.

As of December 31, 2015:

Vessel Type	Average Vessel Age (weighted by dwt)	Number of Owned Vessels	Carrying Value
International Flag Crude Tankers
VLCC (includes ULCC)	11.1	9	$470,681
Aframax	10.6	7	193,649
Panamax	13.3	8	114,500
Total International Flag Crude Tankers(1)	11.3	24	778,830
International Flag Product Carriers
LR1	1.4	1	69,785
LR2	7.1	4	149,955
MR	10.2	13	239,364
Total International Flag Product Carriers(2)	8.1	18	$459,104

(1)	As of December 31, 2015, the International Flag Crude Tankers segment includes vessels with an aggregate carrying value of $158,434, which the Company believes exceeds their aggregate market value of approximately $128,583 by $29,851.
(2)	As of December 31, 2015, the International Flag Products Carriers segment includes vessels with an aggregate carrying value of $289,691, which the Company believes exceeds their aggregate market value of approximately $228,250 by $61,441.

Off-Balance Sheet Arrangements

The debt and other obligations of INSW’s equity method investees are primarily due to (i) banks in connection with financing the purchase and conversion of vessels and equipment used in the joint venture operations and (ii) charterers of the vessels. The Parent Company guarantees the performance of INSW’s equity investees under certain of the respective debt and charter party agreements. As of June 30, 2016, the affiliated companies in which INSW held an equity interest had total bank debt outstanding of $748,610 of which $658,657 was nonrecourse to the Company.

As of June 30, 2016, the maximum potential amount of future principal payments (undiscounted) that OSG could be required to make relating to equity method investees secured bank debt was $47,502 and the carrying amount of the liability related to this guarantee was $0.

INSW has an interest in a joint venture that converted two ULCCs to Floating Storage and Offloading Service vessels (the “FSO joint ventures”). Currently, the FSO joint venture is party to a number of contracts to which OSG serves as guarantor: (a) the FSO joint venture is the borrower pursuant to a loan agreement, as amended and restated, with OSG and Euronav, each as guarantors, certain other parties thereto and ING Bank N.V. as agent and security trustee (the “Loan Agreement”); (b) the FSO joint venture is an obligor pursuant to a guarantee facility agreement, by and among, the FSO joint venture, those banks and financial institutions listed therein, Nordea Bank Finland PLC, as issuing bank, Nordea Bank Norge ASA as agent and ING Bank N.V. as Security Trustee (the “Guarantee Facility”); and (c) the FSO joint venture is party to two service contracts with Maersk Oil Qatar AS (the “MOQ Service Contracts”).

In connection with the Distribution, INSW will guarantee the obligations of the FSO joint venture pursuant to the Loan Agreement and the Guarantee Facility (together, the “ING and Nordea Guarantees”) and will guarantee the obligations of the FSO joint venture pursuant to the MOQ Service Contracts (the “MOQ Guarantee”, together with the ING and Nordea Guarantees, the “INSW FSO Guarantees”). OSG will continue to guarantee the obligations of the FSO joint venture pursuant to the Loan Agreement and the Guarantee Facility (together, the “OSG FSO Guarantees”).

INSW may enter into other guarantee arrangements in connection with the spin-off, including but not limited to certain agreements in favor of (a) Qatar Liquefied Gas Company Limited (2) (“LNG Charterer”) and relating to certain LNG Tanker Time Charter Party Agreements with the LNG Charterer and each of Overseas LNG H1 Corporation, Overseas LNG H2 Corporation, Overseas LNG S1 Corporation and Overseas LNG S2 Corporation (such agreements, the “LNG Charter Party Agreements”, and such guarantees, collectively, the “LNG Performance Guarantees”) and (b) the named charter party and relating to certain Charter Party Agreements, dated March 1, 2013 with each of Sifnos Tanker Corporation, Kimolos Tanker Corporation and Serifos Tanker Corporation (such agreements, the “Bareboat Charter Agreements” and such guarantees, the “Bareboat Charter Guarantees”). OSG will continue to provide a guarantee in favor of the LNG Charterer relating to the LNG Charter Party Agreements and the Bareboat Charter Agreements (such guarantees, the “OSG LNG Performance Guarantees” and the “OSG Bareboat Charter Guarantees”, respectively, and collectively, with the OSG FSO Guarantees the “Continuing OSG Guarantees”). In connection with the Continuing OSG Guarantees, INSW will pay a $125 fee per year to OSG, which is subject to escalation after 2017 and will be terminated if OSG ceases to provide the OSG LNG Performance Guarantees.

INSW will indemnify OSG for liabilities arising from the Continuing OSG Guarantees pursuant to the terms of the Separation and Distribution Agreement.

In addition and pursuant to an agreement between INSW and the trustees of the OSG Ship Management (UK) Ltd. Retirement Benefits Plan (the “Scheme”), INSW will guarantee the obligations of OSG Ship Management (UK) Ltd., a subsidiary of INSW, to make payments to the Scheme. This guarantee replaces the existing OSG guarantee entered into in November 2010. See Note 17, “Pension Plans,” to the Company’s audited consolidated financial statements included elsewhere in this Information Statement. INSW will contribute approximately £5,000 (approximately $6,250 under current exchange rates) to the Scheme in November 2016.

Aggregate Contractual Obligations

A summary of the Company’s long-term contractual obligations, excluding operating lease obligations for office space, as of June 30, 2016 follows:

	2016	2017	2018	2019	2020	Beyond 2020	Total
INSW term loan – floating rate(1)	$18,909	$37,289	$36,929	$545,345	$—	$—	$638,472
Operating lease obligations(2)
Bareboat Charter-ins	3,450	6,644	1,744	—	—	—	11,838
Time Charter-ins	13,455	12,819	—	—	—	—	26,274
Total	$35,814	$56,752	$38,673	$545,345	$—	$—	$676,584

(1)	Amounts shown include contractual interest obligations of floating rate debt estimated based on the aggregate LIBOR floor rate of 1% and applicable margins for the INSW Term Loan of 4.75%. Management estimates that no prepayment will be required for the INSW Term Loan as a result of estimated Excess Cash Flow for the year ended December 31, 2016. Amounts shown for the INSW Term Loan for years subsequent to 2017 exclude any estimated repayment as a result of Excess Cash Flow.
(2)	As of June 30, 2016, the Company had charter-in commitments for 7 vessels on leases that are accounted for as operating leases. Certain of these leases provide the Company with various renewal and purchase options. The future minimum commitments for time charters-in have been reduced to reflect estimated days that the vessels will not be available for employment due to drydock.

Risk Management

Interest rate risk

The Company is exposed to market risk from changes in interest rates, which could impact its results of operations and financial condition. The Company manages this exposure to market risk through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. To manage its interest rate risk in a cost-effective manner, the Company, from time-to-time, enters into interest rate swap or cap agreements, in which it agrees to exchange various combinations of fixed and variable interest rates based on agreed upon notional amounts or to receive payments if floating interest rates rise above a specified cap rate. The Company uses such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage exposure to nonperformance on such instruments by the counterparties.

At June 30, 2016 and December 31, 2015, INSW was party to an Interest Rate Cap agreement with a start date of February 5, 2015 with a major financial institution covering a notional amount of $400,000 to limit the floating interest rate exposure associated with the INSW Term Loan. The Interest Rate Cap agreement contains no leverage features. The INSW Interest Rate Cap has a cap rate of 2.5% through the termination date of February 5, 2017.

Currency and exchange rate risk

The shipping industry’s functional currency is the U.S. dollar. All of the Company’s revenues and most of its operating costs are in U.S. dollars. The Company incurs certain operating expenses, such as vessel and general and administrative expenses, in currencies other than the U.S. Dollar, and the foreign exchange risk associated with these operating expenses is immaterial. If foreign exchange risk becomes material in the future, the Company may seek to reduce its exposure to fluctuations in foreign exchange rates through the use of short-term currency forward contracts and through the purchase of bulk quantities of currencies at rates that management considers favorable. For contracts which qualify as cash flow hedges for accounting purposes, hedge effectiveness would be assessed based on changes in foreign exchange spot rates with the change in fair value of the effective portions being recorded in accumulated other comprehensive loss.

Fuel price volatility risk

Historically, the Company managed its exposure to future increases in fuel prices in the normal course of its Crude Tankers Lightering business, which included a number of fixed rate COAs, by entering into standalone bunker swaps. The Company’s exit from its full-service Crude Tankers Lightering business in September 2014 coupled with the deployment of most of its conventional tanker fleet in commercial pools and time charters currently limits the Company’s direct exposure to fluctuations in fuel prices as a component of voyage expenses.

Interest Rate Sensitivity

The following table presents information about the Company’s financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents the principal cash flows and related weighted average interest rates by expected maturity dates of the Company’s debt obligations.

Principal (Notional) Amount (dollars in millions) by Expected Maturity and Average Interest (Swap) Rate

At December 31,	2016	2017	2018	2019	Beyond 2019	Total	Fair Value at June 30, 2016
Liabilities
Long-term debt(1)
Fixed rate debt	$—	$—	$—	$—	$—	$—	$—
Average interest rate	—	—	—	—	—	—	—
Variable rate debt	$3.1	$6.2	$6.2	$522.6	$—	$538.1	$534.0
Average interest rate	5.83%	5.83%	5.83%	5.83%	—

(1)	Includes current portion.

As of June 30, 2016, the Company had a secured term loan (INSW Term Loan) and a revolving credit facility (INSW Revolver Facility) under which borrowings bear interest at a rate based on LIBOR, plus the applicable margin, as stated in the respective loan agreements. There were no amounts outstanding under the INSW Revolver Facility as of June 30, 2016.

Critical Accounting Policies

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates in the application of its accounting policies based on the best assumptions, judgments, and opinions of management. Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application. For a description of all of the Company’s material accounting policies, see Note 3, “Summary of Significant Accounting Policies,” to the Company’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this Information Statement.

Revenue Recognition

The Company generates a majority of its revenue from voyage charters, including vessels in pools that predominantly perform voyage charters. Within the shipping industry, there are two methods used to account for voyage charter revenue: (1) ratably over the estimated length of each voyage and (2) completed voyage. The recognition of voyage revenues ratably over the estimated length of each voyage is the most prevalent method of accounting for voyage revenues in the shipping industry and the method used by INSW. Under each method, voyages may be calculated on either a load-to-load or discharge-to-discharge basis. In applying its revenue recognition method, management believes that the discharge-to-discharge basis of calculating voyages more accurately estimates voyage results than the load-to-load basis. Since, at the time of discharge, management generally knows the next load port and expected discharge port, the discharge-to-discharge calculation of voyage revenues can be estimated with a greater degree of accuracy. INSW does not begin recognizing voyage revenue until a charter has been agreed to by both the Company and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage, because it is at this time the charter rate is determinable for the specified load and discharge ports and collectability is reasonably assured.

Revenues from time charters and bareboat charters are accounted for as operating leases and are thus recognized ratably over the rental periods of such charters, as service is performed. The Company does not recognize time charter revenues during periods that vessels are off hire.

For the Company’s vessels operating in Commercial Pools, revenues and voyage expenses are pooled and allocated to each pool’s participants on a time charter equivalent basis in accordance with an agreed-upon formula. The formulas in the pool agreements for allocating gross shipping revenues net of voyage expenses are based on points allocated to participants’ vessels based on cargo carrying capacity and other technical characteristics, such as speed and fuel consumption. The selection of charterers, negotiation of rates and collection of related receivables and the payment of voyage expenses are the responsibility of the pools. The pools may enter into contracts that earn either voyage charter revenue or time charter revenue. Each of the pools follows the same revenue recognition principles, as applied by the Company, in determining shipping revenues and voyage expenses, including recognizing revenue only after a charter has been agreed to by both the pool and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage.

For the pools in which the Company participates, management monitors, among other things, the relative proportion of the Company’s vessels operating in each of the pools to the total number of vessels in each of the respective pools, and assesses whether or not INSW’s participation interest in each of the pools is sufficiently significant so as to determine that INSW has effective control of the pool. Management determined that as of June 30, 2013, it had effective control of one of the pools in which the Company participated. Such pool was not a legal entity but operated under a contractual agreement. Therefore, effective July 1, 2013 through June 30, 2014, when the Company’s participation in this pool ended, the Company’s allocated TCE revenues for such pool were reported on a gross basis as voyage charter revenues and voyage expenses in the consolidated statement of operations. The impact of this method of presenting earnings for this pool was an increase in both voyage charter revenues and voyage expenses of $40,454 and $70,817 for the years ended December 31, 2014 and 2013, respectively.

Vessel Lives and Salvage Values

The carrying value of each of the Company’s vessels represents its original cost at the time it was delivered or purchased less depreciation calculated using an estimated useful life of 25 years years (except for FSO service vessels for which estimated useful lives of 30 years are used and LNG Carriers for which estimated useful lives of 35 years are used) from the date such vessel was originally delivered from the shipyard. A vessel’s carrying value is reduced to its new cost basis (i.e. its current fair value) if a vessel impairment charge is recorded.

If the estimated economic lives assigned to the Company’s vessels prove to be too long because of new regulations, an extended period of weak markets, the broad imposition of age restrictions by the Company’s customers, or other future events, it could result in higher depreciation expense and impairment losses in future periods related to a reduction in the useful lives of any affected vessels.

The Company estimates the scrap value of all of its International Flag vessels to be $300 per lightweight ton. The Company’s assumptions used in the determination of estimated salvage value take into account current scrap prices, the historic pattern of annual average scrap rates over the five years ended December 31, 2015, which ranged from $290 to $480 per lightweight ton, estimated changes in future market demand for scrap steel and estimated future demand for vessels. Scrap prices also fluctuate depending upon type of ship, bunkers on board, spares on board and delivery range. Industry publications indicate a year-over-year decline in scrapping activity in the Asian markets and the likelihood of a further decline in the near term, particularly in the Indian subcontinent where markets are under severe pressure as a result of the sale of cheap Chinese steel billets and finished products which have flooded the market, undercutting the price of steel that breakers resell to steel mills. Other market conditions that could influence the volume and pricing of scrapping activity in 2016 and beyond include the combined impact of scheduled newbuild deliveries and charter rate expectations for vessels potentially facing age restrictions imposed by oil majors. These factors will influence owners’ decisions to accelerate the disposal of older vessels, especially those with upcoming special surveys including first generation double hull vessels.

Although management believes that the assumptions used to determine the scrap rate for its International Flag vessels are reasonable and appropriate, such assumptions are highly subjective, in part, because of the cyclicality of the nature of future demand for scrap steel.

Vessel Impairment

The carrying values of the Company’s vessels may not represent their fair market value or the amount that could be obtained by selling the vessel at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Historically, both charter rates and vessel values tend to be cyclical. Management evaluates the carrying amounts of vessels held and used by the Company for impairment only when it determines that it will sell a vessel or when events or changes in circumstances occur that cause management to believe that future cash flows for any individual vessel will be less than its carrying value. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel’s carrying amount. This assessment is made at the individual vessel level as separately identifiable cash flow information for each vessel is available.

In developing estimates of future cash flows, the Company must make assumptions about future performance, with significant assumptions being related to charter rates, ship operating expenses, utilization, drydocking requirements, residual value and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. Specifically, in estimating future charter rates, management takes into consideration rates currently in effect for existing time charters and estimated daily time charter equivalent rates for each vessel class for the unfixed days over the estimated remaining lives of each of the vessels. The estimated daily time charter equivalent rates used for unfixed days are based on a combination of (i) internally forecasted rates that are consistent with forecasts provided to the Company’s senior management and board of directors, and (ii) the trailing 12-year historical average rates, based on quarterly average rates published by a third party maritime research service. The internally forecasted rates are based on management’s evaluation of current economic data and trends in the shipping and oil and gas industries. Management used the published 12-year historical average rates in its 2014 assumptions as opposed to the 10-year historical average rates that had been used in 2013 and 2012 because it is management’s belief that the 12-year period captures an even distribution of strong and weak charter rate periods, which results in the use of an average mid-cycle rate that is more in line with management’s forecast of a return to mid-cycle charter rate levels in the medium term. This change from the use of 10-year historical average rates to 12-year historical average rates did not change the conclusion reached for the 2014 impairment evaluation discussed below. Recognizing that the transportation of crude oil and petroleum products is cyclical and subject to significant volatility based on factors beyond the Company’s control, management believes the use of estimates based on the combination of internally forecasted rates and 12-year historical average rates calculated as of the reporting date to be reasonable.

Estimated outflows for operating expenses and drydocking requirements are based on historical and budgeted costs and are adjusted for assumed inflation. Finally, utilization is based on historical levels achieved and estimates of a residual value are consistent with the pattern of scrap rates used in management’s evaluation of salvage value.

In estimating the fair value of vessels for the purposes of step 2 of the impairment tests, the Company utilizes a market approach by using third party appraisals.

The more significant factors that could impact management’s assumptions regarding time charter equivalent rates include (i) loss or reduction in business from significant customers, (ii) unanticipated changes in demand for transportation of crude oil and petroleum products, (iii) changes in production of or demand for oil and petroleum products, generally or in particular regions, (iv) greater than anticipated levels of tanker newbuilding orders or lower than anticipated levels of tanker scrappings, and (v) changes in rules and regulations applicable to the tanker industry, including legislation adopted by international organizations such as IMO and the EU or by individual countries. Although management believes that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they were made, such assumptions are highly subjective and likely to change, possibly materially, in the future.

2015 Impairment Evaluation — Management gave consideration as to whether any events and changes in circumstances existed as of December 31, 2015 that could be viewed as indicators that the carrying amounts of the vessels in the Company’s International Flag fleet were not recoverable as of December 31, 2015 and determined there were no such events or changes in circumstances.

2014 Impairment Evaluation — Management gave consideration to the following events and changes in circumstances in determining whether there were any indicators that the carrying amounts of the vessels in the Company’s International Flag fleet were not recoverable as of December 31, 2014:

(i)	A significant year-over-year decline in third party valuation appraisals of four MRs securing the INSW Term Loan;
(ii)	the impact, if any, of management’s intent to dispose of or continue to trade certain vessels during 2015; and
(iii)	the impact, if any, of outsourcing technical and commercial management of the Company’s International Flag conventional tanker fleet.

Management determined that the latter two factors had no impact on the carrying value of the Company’s International Flag fleet as of December 31, 2014. However, the decline in the third party valuation appraisals on four modern MRs, which were built between 2009 and 2011, was deemed to be an impairment indicator requiring the need to test the recoverability of the carrying value of these vessels. Based on tests performed, it was determined that the vessels would generate undiscounted cash flows in excess of their December 31, 2014 carrying values over the remainder of their useful lives.

2013 Impairment Evaluation — Management gave consideration to the following events and changes in circumstances in determining whether there were any indicators that the carrying amounts of the vessels in the Company’s International Flag fleet were not recoverable as of December 31, 2013:

(i)	the Company’s intentions relative to two older, non-core Aframaxes employed in Lightering through 2013, specifically, management’s assessment of whether or not the Company would drydock and continue to trade such vessels, given the then current and expected rate environment;
(ii)	a significant year-over-year decline in third party valuation appraisals of three Aframaxes that were not pledged as collateral under certain secured facilities the Company was party to at the time and all nine older Panamaxes vessels in the Company’s International Flag fleet; and
(iii)	the inability to reach mutually agreeable terms on how the Company might refinance the term loan facilities the Company had with certain banks in order to retain the five VLCCs, three Aframaxes, five MRs and two LR1s securing these loans after emergence from bankruptcy protection.

Management determined that the existence of these factors at December 31, 2013 were strong indicators of the need to test the recoverability of the carrying value of these 29 vessels. Management also considered whether or not there were additional impairment triggers for the remaining vessels in its International Flag fleet and believed there were no impairment indicators for these vessels as of December 31, 2013.

Based on the tests performed, impairment charges totaling $365,976 were recorded on two VLCCs, two Aframaxes and two LR1s that were pledged as collateral under secured facilities, and nine Panamaxes, to write-down their carrying values to their estimated fair values at December 31, 2013. Such impairment charges included $211,491 applicable to vessels that were pledged as collateral under certain term loans the Company was party to at the time.

Goodwill and Intangible Assets

The Company allocates the cost of acquired companies to the identifiable tangible and intangible assets and liabilities acquired, with the remaining amount being classified as goodwill. Certain intangible assets, such as customer relationships, are being amortized. The allocation of purchase price to intangible assets and goodwill may significantly affect our future operating results due to the amortization of such intangible assets and potential impairment charges related to goodwill.

Goodwill and indefinite lived assets are not amortized, but reviewed for impairment. The allocation of the purchase price of acquired companies requires management to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate to value these cash flows.

The Company tested the goodwill in its reporting units for impairment at least annually, or more frequently if impairment indicators arise, by comparing the estimated fair value of each operating segment with its net book value. INSW derives the fair value of each of its reporting units primarily based on discounted cash flow models. The process of evaluating the potential impairment of goodwill and intangible assets is highly subjective and requires significant judgment with respect to estimates of future cash flows expected to be generated and the appropriate discount rate to value these cash flows. The discounted cash flow models incorporated revenue assumptions based on actual existing contracts and historical utilization rates for vessels not under contract. The related costs and expenses were consistent with the Company’s historical levels to support revenue growth. The weighted average cost of capital reflected the risks associated with the underlying cash flows taking into consideration both the industry and general economic conditions at the time of testing.

There is no goodwill asset on the consolidated balance sheets at December 31, 2015 and 2014. The Company recorded a goodwill impairment charge of $9,589 in the quarter ended December 31, 2013 for the Lightering business in the International Crude Tankers reportable segment to write-off the remaining carrying value of goodwill. This write-off was triggered by the Company’s January 13, 2014 decision to exit its full service Crude Lightering business.

Similarly, the January 13, 2014 announcement referenced above also triggered the need for an impairment test of other long lived assets utilized in the Company’s full service Crude Tankers Lightering business. The full service Crude Tankers Lightering business assets were tested as a group because the cash flows relating to this business were largely independent of the cash flows of other groups of assets and liabilities. The assets of the full service Crude Tankers Lightering business included the customer relationship intangible assets, an Aframax vessel (the Overseas Eliane) and transportation equipment used to service the customers in the full service Lightering business. As such, the carrying values and cash flows that were included in the impairment test were solely the assets and cash flows related to the full service Lightering business. Based on the estimated cash flows used to measure the fair value of the asset group, the Company recorded an impairment charge of $6,625 representing the full value of the customer relationships intangible assets related to the full service Crude Tankers Lightering business in the fourth quarter ended December 31, 2013.

Drydocking

Within the shipping industry, there are two methods that are used to account for dry dockings: (1) capitalize drydocking costs as incurred (deferral method) and amortize such costs over the period to the next scheduled drydocking, and (2) expense drydocking costs as incurred. Since drydocking cycles typically extend over two and a half years or five years, management uses the deferral method because management believes it provides a better matching of revenues and expenses than the expense-as-incurred method.

Pension Benefits

INSW has obligations outstanding under the OSG Ship Management (UK) Ltd. Retirement Benefits Plan (the “Scheme”), a defined benefit pension plan maintained by a subsidiary in the U.K., who is the principal employer of the Scheme. The plan was closed to new entrants and accrual from December 2007. The Company has recorded pension benefit costs based on complex valuations developed by its actuarial consultants. These valuations are based on key estimates and assumptions, including those related to the discount rates, the rates expected to be earned on investments of plan assets and the life expectancy/mortality of plan participants. INSW is required to consider market conditions in selecting a discount rate that is representative of the rates of return currently available on high-quality fixed income investments. A higher discount rate would result in a lower benefit obligation and a lower rate would result in a higher benefit obligation. The expected rate of return on plan assets is management’s best estimate of expected returns on plan assets. A decrease in the expected rate of return will increase net periodic benefit costs and an increase in the expected rate of return will decrease benefit costs. The mortality assumption is management’s best estimate of the expected duration of future benefit payments at the measurement date. The estimate is based on the specific demographics and other relevant facts and circumstances of the Scheme and considers all relevant information available at the measurement date. Longer life expectancies would result in higher benefit obligations and a decrease in life expectancies would result in lower benefit obligations.

In determining the benefit obligations at the end of year measurement date, the Company continues to use a equivalent single weighted-average discount rate, at December 31, 2015 (3.80%) and 2014 (3.55%), respectively. Management believes these rates to be appropriate for ongoing plans with a long duration such as Scheme. The Company also assumed a long term rate of return on the Scheme assets of 5.62% and 5.35% at December 31, 2015 and 2014, respectively, based on the asset mix as of such dates and management’s estimate of the long term rate of return that could be achieved over the remaining duration of the Scheme. Because the Scheme was closed to new entrants and accrual from December 2007, changes in discount rate and asset return assumptions do not have a material impact on the Company’s operating results.

Newly Issued Accounting Standards

See Note 3, “Significant Accounting Policies,” to the Company’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this Information Statement.

MANAGEMENT

Below is information regarding the Company’s officers and directors. Officers are appointed by the board of directors to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer dies, resigns, is replaced, or is removed by the board of directors. Directors are elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. A majority of directors constitutes a quorum of the board of directors for the transaction of business. The directors must be present at a meeting, in person or telephonically, to constitute a quorum. Any action required or permitted to be taken by the board of directors individually or collectively, may be taken without a meeting if all members of the board of directors consent, in writing, to the action.

Our Current Executive Officers

Name	Age	Position(s)
Lois K. Zabrocky	47	President and Director
Ian T. Blackley	61	Senior Vice President, Chief Financial Officer and Director
Rick F. Oricchio	60	Senior Vice President, Comptroller and Director
James D. Small III	47	Senior Vice President and Secretary
Geoffrey L. Carpenter	52	Treasurer

Our Executive Officers Following the Distribution

The following table sets forth those individuals who will be our executive officers following the Distribution.

Name	Age	Position(s)
Lois K. Zabrocky	47	President and Chief Executive Officer
Jeffrey D. Pribor	58	Chief Financial Officer
James D. Small III	47	Chief Administrative Officer, Secretary and General Counsel
Adewale O. Oshodi	37	Controller

The business experience and certain other background information regarding our executive officers post-Distribution is set forth below.

Lois K. Zabrocky.  Ms. Zabrocky joined the Company in 1992. Ms. Zabrocky served as Senior Vice President of OSG from June 2008 through August 2014 until her appointment as Co-President and Head of the International Flag Strategic Business Unit. Ms. Zabrocky served as Chief Commercial Officer, International Flag Strategic Business Unit from May 2011 until her appointment as Head of International Flag Strategic Business Unit and as the Head of International Product Carrier and Gas Strategic Business Unit for at least four years prior to May 2011.

Jeffrey D. Pribor.  Until his appointment to the role of Chief Financial Officer of the Company, Mr. Pribor was the Global Head of Maritime Investment Banking at Jefferies & Company, Inc. since 2013. Previously, he was Executive Vice President and Chief Financial Officer of General Maritime Corporation, one of the world’s leading tanker shipping companies, from September 2004 to February 2013. Prior to General Maritime, from 2002 to 2004, Mr. Pribor was Managing Director and President of DnB NOR Markets, Inc. From 2001 to 2002, Mr. Pribor was Managing Director and Group Head of Transportation Banking at ABN AMRO, Inc. From 1996 to 2001, Mr. Pribor was Managing Director and Sector Head of Transportation and Logistics investment banking for ING Barings.

James D. Small III.  Prior to joining OSG in March 2015, Mr. Small worked for more than 18 years at Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), a law firm, the last seven years as counsel. At Cleary Gottlieb, Mr. Small’s practice focused on corporate and financial transactions, U.S. securities law matters in U.S. and international capital markets transactions, mergers and acquisitions, and general corporate transactions. As counsel at Cleary Gottlieb, Mr. Small provided legal services to the Company since 2013.

Adewale O. Oshodi.  Mr. Oshodi served as Secretary from July 2014 until March 2015 and as Director, Corporate Reporting from September 2010 when he joined OSG until his appointment as Controller in July 2014. Mr. Oshodi began his career in the New York commercial audit practice of Deloitte & Touche,

LLP in 2000. As an Audit Manager between 2005 and 2008 and as an Audit Senior Manager between 2008 and 2010, Mr. Oshodi worked primarily on audits of companies in the maritime industry.

Our Directors Following the Distribution

The following individuals are expected to be elected to serve as directors of the Company commencing on the Distribution Date. We are in the process of considering whether additional persons will serve on our board of directors following the completion of the Distribution and will include information concerning any persons to the extent they are appointed prior to the Distribution in an amendment to this Information Statement. Currently, we expect that the board of directors will consist of 9 directors.

Name	Age	Position(s)
Douglas D. Wheat	65	Chairman of the Board
Timothy J. Bernlohr	57	Non-Employee Director
Ian T. Blackley	61	Non-Employee Director(1)
Randee Day	68	Non-Employee Director
Joseph I. Kronsberg	33	Non-Employee Director
Ronald Steger	62	Non-Employee Director
Chad L. Valerio	35	Non-Employee Director
Ty E. Wallach	44	Non-Employee Director
Gregory A. Wright	66	Non-Employee Director

(1)	Following the Distribution, Mr. Blackley will be a Non-Employee Director. Prior to the Distribution, he has served as CFO and Director.

The business experience and certain other background information regarding the above-mentioned directors post-Distribution is also set forth below.

Douglas D. Wheat.  Mr. Douglas D. Wheat has served as Chairman of the Board of OSG since December 19, 2014. He is currently the Managing Partner of Wheat Investments, a private investment firm. From 2007 to 2015, Mr. Wheat was the founding and Managing Partner of the private equity company Southlake Equity Group. From 1992 until 2006, Mr. Wheat was President of Haas Wheat & Partners. Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group Donaldson, Lufkin & Jenrette specializing in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas. Mr. Wheat is currently the Chairman of the Board of AMN Healthcare Services, Inc. He has been a director since 1999, becoming Chairman in 2007. He previously served as Vice Chairman of Dex Media, Inc. and as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the Board of Directors of several other companies including among others: Playtex Products (of which he also served as Chairman); Dr Pepper/Seven-Up Companies, Inc.; Dr Pepper Bottling of the Southwest, Inc.; Walls Industries, Inc.; Alliance Imaging, Inc.; Thermadyne Industries, Inc.; Sybron International Corporation; Nebraska Book Corporation; ALC Communications Corporation; Mother’s Cookies, Inc.; and Stella Cheese Company. Mr. Wheat received both his J.D. and B.S. degrees from the University of Kansas. Mr. Wheat will continue to serve on the OSG Board after the Distribution.

Timothy J. Bernlohr.  Mr. Bernlohr is the Founder and Managing Member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services, since 2005. He is also the former President and Chief Executive Officer of RBX Industries, Inc. (“RBX”), which was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr currently serves as a Director of Atlas Air Worldwide Holdings, Inc., WesRock Company and Lead Director of Chemtura Corp. Additionally, Mr. Bernlohr serves as Chairman of Champion Home Builders, Inc. and Chairman of Contech Engineered Solutions, both privately-held corporations. Within the past five years, Mr. Bernlohr served as an independent director of the following publicly-held companies: WCI Steel Company; Ambassador’ International; Smurfit Stone Container

Corporation; Aventine Renewable Resources; Rock-Tenn Company; and Cash Store Financial Services, Inc. Mr. Bernlohr is a graduate of Pennsylvania State University. Mr. Bernlohr’s experience serving as a chief executive of an international manufacturing company and his varied directorship positions make him a valuable asset to the Board. Mr. Bernlohr will continue to serve on the OSG Board after the Distribution.

Ian T. Blackley.  Mr. Blackley is the President and Chief Executive Officer of OSG having been elected to such position on January 20, 2015. Mr. Blackley has been the CFO since September 2014 and a director of the Company since July 2013. Since joining the Company in 1991, Mr. Blackley has held numerous operating and financial positions. Prior to his election as President and CEO, Mr. Blackley served as Executive Vice President and Chief Operating Officer of the Company from December 19, 2014. Mr. Blackley served as Senior Vice President from May 2009 through December 2014, as Chief Financial Officer from April 2013 through December 2014, and Head of International Shipping from January 2009 through April 2013. Mr. Blackley also served as Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd. from September 2005 through April 2013. Mr. Blackley began his seagoing career in 1971, serving as a captain from 1987 to 1991. He holds a diploma in Nautical Science from Glasgow College of Nautical Studies and a Master Mariner Class I license. Mr. Blackley also serves on the board of Gard P. & I. (Bermuda) Ltd. Mr. Blackley’s extensive experience both with the shipping industry generally and OSG in particular make him a valuable asset to the Board. Mr. Blackley will continue to serve on the OSG Board after the Distribution.

Randee Day.  Ms. Day is President and CEO of Day & Partners, LLC, a maritime consulting and advisory group and a senior advisor to a full-service restructuring firm, Goldin Associates LLC. Prior to founding Day & Partners, LLC. in 2011, Ms. Day served as interim CEO of DHT, Maritime, Inc. Previously, Ms. Day was Managing Director at the Seabury Group, a transportation advisory firm. She was the Division Head of JP Morgan’s shipping group in New York. Ms. Day is a graduate of the School of International Relations at the University of Southern California and did graduate business studies at the George Washington University in Washington, DC. In December 2014 she graduated from the Senior Executives in National and International Security Program at the Kennedy School at Harvard University. Ms. Day has served on the board of numerous public companies, including TBS International Ltd., Ocean Rig ASA, DHT Maritime Inc., Eagle Bulk and Excel Maritime.

Joseph I. Kronsberg.  Mr. Kronsberg has served in various roles at Cyrus Capital Partners, L.P. since 2006, and is currently a Principal responsible for certain investments in the financial, shipping and energy sectors. Previously, Mr. Kronsberg worked at Greenhill & Co. as a generalist in its Mergers & Acquisitions and Restructuring departments. Mr. Kronsberg has a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania where he graduated summa cum laude. Mr. Kronsberg’s extensive financial expertise and experience in investing and investment management make him a valuable asset to the Board. Mr. Kronsberg will continue to serve on the OSG Board after the Distribution.

Ronald Steger.  Mr. Steger began his career with KPMG, an audit, tax and advisory firm, in 1976 and was admitted into the partnership in 1986. He served as an SEC Reviewing Partner, one of the firm’s most senior audit technical positions, from 2003 to 2013, and has extensive experience serving the needs of a wide variety of Fortune 1000 companies in the technology industry. Mr. Steger worked as the Global Leader of KPMG’s semiconductor practice as well as the National Industry Director for electronics. He has presented to various trade associations and client conferences related to the global semiconductor industry, was a frequent panelist with KPMG’s Audit Committee Institute and serves on the Advisory Board of ATREG, a global advisory firm specializing in the semiconductor and related advanced technology verticals. Mr. Steger also serves as the Senior Technical Advisor to the Effectus Group, an accounting advisory firm based in Silicon Valley. After working for the firm for the past 37 years in New York, Munich, Silicon Valley, Orange County, California and Austin, Texas, Mr. Steger retired from KPMG on December 31, 2013. Mr. Steger holds a Bachelor of Science in Accounting from Villanova University. Mr. Steger’s extensive financial and accounting expertise makes him a valuable asset to the Board. Mr. Steger will continue to serve on the OSG Board after the Distribution.

Chad L. Valerio.  Prior to August 2016, Mr. Valerio was a Portfolio Manager at BlueMountain Capital Management LLC, where he was responsible for investments across a range of industries, including several in the shipping sector, and he has significant experience in financial analysis, corporate transactions, and capital markets. Prior to joining BlueMountain in 2013, Mr. Valerio was a Director and the Head of Trading for Deutsche Bank’s U.S. Distressed Products Group. He also held roles as a research analyst in the Distressed Products Group and in investment banking in the Consumers and Mergers & Acquisitions groups at Deutsche Bank, where he was employed since 2002. Mr. Valerio graduated magna cum laude from Georgetown University with a Bachelor of Science in Finance and Accounting. His significant experience in investment management, financial analysis, corporate transactions, and capital markets make him a valuable asset to the Board. Mr. Valerio will continue to serve on the OSG Board after the Distribution.

Ty E. Wallach.  Mr. Wallach is a Partner at Paulson & Co. Inc. (“Paulson”) and a CoPortfolio Manager at Paulson’s credit funds. Since joining Paulson in 2008, he has led numerous investments in the debt and equity of distressed and leveraged companies. Prior to joining Paulson, Mr. Wallach was a partner and Managing Director at Oak Hill Advisors, serving most recently as Co-Head of European Investments. He currently serves on the board of directors of ESH Hospitality, Inc., as well as on the boards of two non-profit organizations, Focus for a Future Inc. and New Heights Youth, Inc. Mr. Wallach is a graduate of Princeton University. Mr. Wallach’s substantial expertise in finance and investment management with leading organizations make him a valuable asset to the Board. Mr. Wallach will continue to serve on the OSG Board after the Distribution.

Gregory A. Wright.  Mr. Wright co-founded One Cypress Energy LLC in 2011 and has served as its Chief Financial Officer since inception. Mr. Wright is the former Chief Financial Officer and Chief Administrative Officer of Tesoro Corporation. Mr. Wright worked for Tesoro from 1995 until his retirement in 2010, leading the company from a small exploration and production company into the third largest independent refining and marketing company in the United States. Prior to joining Tesoro, Mr. Wright worked for Valero Energy Corporation for 14 years in various positions, including Vice President of Finance, Vice President of Business Development, Vice President of Planning and Vice President of Investor Relations. Prior to joining Valero, he worked for nine years for Columbia Gas Systems Inc. in various positions in accounting, budgeting and corporate planning. He graduated from The Ohio State University with a Bachelor of Business Administration in accounting and received his Masters of Business Administration with a concentration in finance from the University of Delaware. Mr. Wright’s extensive financial leadership experience and accounting expertise make him a valuable asset to the Board. Mr. Wright will continue to serve on the OSG Board after the Distribution.

Standing Committees of the Board of Directors

Audit Committee

We will have an Audit Committee of our board of directors. The Audit Committee will have a charter that is posted on our website and will be available in print upon the request of any of our stockholders.

The Audit Committee will be required to have no fewer than three members all of whom must be independent directors under the standards set forth in our corporate governance guidelines, which will be posted on our website. The standards in the corporate governance guidelines will be the same standards established by the New York Stock Exchange. The Audit Committee will oversee our accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and our independent registered public accounting firm on, among other things, matters related to the annual audit, published financial statements and the accounting principles applied and the oversight of financial risk assessments associated with our operations. As part of its duties, the Audit Committee retains our independent registered public accounting firm.

The Audit Committee will maintain direct responsibility for the compensation and oversight of our independent registered public accounting firm and will evaluate the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee will establish policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm.

Human Resources and Compensation Committee

We will have a Human Resources and Compensation Committee of our board of directors (the “Compensation Committee”). The Compensation Committee will have a charter that will be posted on our website and will be available in print upon the request of any of our stockholders.

The Compensation Committee will be required to have no fewer than three members all of whom must be independent directors under the standards set forth in our Corporate Governance Guidelines, which will be posted on our website. The standards in the corporate governance guidelines will be the same standards established by the New York Stock Exchange.

The Compensation Committee will establish, oversee, and carry out our compensation philosophy and strategy. It will implement the board of directors’ responsibilities relating to compensation of our executive officers, and ensure that our officers and senior executives are compensated in a manner consistent with our philosophy and competitive with our peers. As part of its duties, it will monitor and oversee the preparation of our annual Compensation Discussion and Analysis for inclusion in the annual proxy statement, prepare an annual report on executive compensation, and provide guidance with respect to other compensation matters including recommendations for our CEO.

Corporate Governance and Risk Assessment Committee

We will have a Corporate Governance and Risk Assessment Committee of our board of directors (the “Governance Committee”). The Governance Committee will have a charter that will be posted on the Company’s website and will be available in print upon the request of any of our stockholders.

The Governance Committee will be required to have no fewer than three members all of whom must be independent directors under the standards set forth in our corporate governance guidelines, which will be posted on our website. The standards in the corporate governance guidelines will be the same standards established by the New York Stock Exchange.

The Governance Committee will assist the board of directors by identifying and recommending individuals qualified to become board members to the board of directors for nomination at the next annual shareholder meeting. It will develop and recommend to the board of directors the establishment of our corporate governance guidelines, and it will provide oversight over non-financial risk assessments associated with our operations. The Governance Committee’s risk assessment responsibilities will include oversight of our quality of services, and our vessels’ adherence to environmental and regulatory requirements. As part of its duties, the Governance Committee will also aid the board of directors by providing a review of the board of directors’ performance on an annual basis.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation program for our executive officers in 2015, who are listed in the Summary Compensation Table in this section (collectively, the “Named Executive Officers” or “NEOs”). The CD&A describes our compensation philosophy, the objectives of the executive compensation program and policies, the elements of the compensation program and how each element fits into our overall compensation philosophy for the fiscal year ended December 31, 2015. The Compensation Committee is responsible for overseeing the compensation paid to all of our executive officers, including the agreements described herein under the heading, “Employment Agreements with the NEOs”. Only Ms. Zabrocky, Mr. Blackley, Mr. Carpenter and Mr. Oshodi, President, Senior Vice President and Chief Financial Officer, Treasurer and Secretary, respectively, were officers of INSW in 2015. However, for the purposes of reporting compensation for the 2015 fiscal year, we have included Mr. Oricchio and Mr. Small, Chief Financial Officer and General Counsel of OSG, respectively.

In 2015, Mr. Blackley, Ms. Zabrocky, Mr. Oricchio, Mr. Small, Mr. Carpenter and Mr. Oshodi were employees of OSG, which, prior to the Distribution, owned all of the outstanding equity interests of the Company. At OSG, their titles were President and Chief Executive Officer (“CEO”), Senior Vice President and President of International Flag Strategic Business Unit, Senior Vice President and Chief Financial Officer (“CFO”), and Senior Vice President, Secretary and General Counsel, Vice President and Treasurer and Vice President and Controller, respectively. Accordingly, all 2015 payments and benefits described below were provided by OSG.

Following the Distribution, we expect that Ms. Zabrocky will serve as CEO of the Company, that Mr. Small will serve as Chief Administrative Officer, Secretary and General Counsel and that Mr. Oshodi, who currently is not an officer of INSW, will serve as Controller. Mr. Blackley will serve as a non-employee director of the Company following the Distribution. Following the Distribution, Mr. Oricchio will provide services to the Company pursuant to the Transition Services Agreement. We will assume any OSG employment agreements with the NEOs who will become employees of the Company, effective upon the completion of the Distribution. Mr. Pribor entered into an employment agreement with the Company on November 9, 2016.

Initially, we anticipate that the Company’s compensation policies will be substantially the same as those employed by OSG. The Compensation Committee will review these policies and practices, and, it is expected, will make adjustments to support the Company’s strategies and to remain market competitive. Described below is the compensation received by our NEOs with respect to 2015.

Say on Pay Results

At OSG’s 2015 annual meeting of stockholders, 99.9% of the stockholders who voted on the say-on-pay proposal were in favor of OSG’s executive compensation program. Due to the overwhelming support, the OSG compensation committee determined that no significant changes to its executive compensation policies and decisions were necessary for the 2015 fiscal year.

Executive Compensation Practices

What We Do
Majority of pay is performance based and not guaranteed
Design compensation program and plans to mitigate excessive risk taking
Have stock ownership requirements for executives and directors
Provide competitive benefits and perquisites
Prohibit hedging and short selling of our stock by all equity participants
Include incentive compensation recoupment policy in compensation program
No excise tax gross-ups
No supplemental executive retirement plans (prior plan was frozen in November 2012)

Compensation Philosophy and Objectives

During 2015, we were a wholly-owned subsidiary of OSG and, accordingly, our 2015 compensation program was driven by OSG’s compensation philosophy. We and OSG believe that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent. We and OSG further believe that the compensation program should align the interests of executives with those of stockholders in achieving and sustaining increases in stockholder value over the short-and long-term. OSG, therefore, structured its compensation program to drive and support these goals and we intend to do the same. The compensation program is designed with the following objectives in mind:

•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to overall growth and success;
•	Compensate each executive based upon the scope and impact of his or her position as it relates to achieving corporate goals and objectives, as well as on the potential of each executive to assume increasing responsibility;
•	Align the interests of executives with those of stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and
•	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

Roles in Setting Executive Compensation

Role of the Compensation Committee

Structure of The Compensation Committee:  In 2015, the OSG compensation committee consisted of three to four members of the Board of Directors, each of whom qualified as independent under the NYSE and NYSE MKT listing standards as well as applicable independence standards under the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). At least initially our compensation committee will be comprised of the same individuals that currently comprise the OSG compensation committee. Recognizing the importance of the independent perspectives, the OSG compensation committee met frequently in executive session, without any members of management present. The OSG compensation committee held 11 meetings in 2015.

Decision Making:  The primary goals of OSG’s Compensation Committee are to establish its compensation philosophy and strategy and to ensure that all of its executives are compensated in a manner consistent with the articulated philosophy and strategy. The OSG compensation committee takes many factors into account when making compensation decisions with respect to the NEOs and other senior executives, including the individual’s performance, tenure and experience; the ability of the individual to affect long-term growth and success; OSG’s overall performance; internal equity among the NEOs; and external, publicly available market data on competitive compensation practices and levels.

Role of Outside Advisors:  The OSG compensation committee has the authority to engage independent advisors to assist in carrying out its duties. In 2015, the OSG compensation committee engaged Lyons, Benenson & Company Inc. (“LB&Co.”) as its independent compensation consultant to advise on executive and director compensation arrangements and related governance matters. LB&Co. assisted management in the preparation of the annual proxy report in 2015. OSG incurred fees to LB&Co. of approximately $181,000 for all services rendered to the OSG compensation committee in 2015.

Compensation Consultant Conflict Of Interest Assessment:  As required by rules adopted by the SEC under the Dodd-Frank Act, the OSG compensation committee assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2015. In making this determination, the OSG compensation committee considered all relevant factors, including those set forth in Rule 10C-1(bX4)(i) through (vi) under the Exchange Act.

Role of the CEO in Setting CEO and Other Executives’ Compensation

All decisions relating to Mr. Blackley’s compensation, as the CEO of OSG, are made by the OSG compensation committee without him or other members of management present. In making determinations regarding compensation for OSG’s NEOs and selected other senior executives, the OSG compensation committee generally considers the recommendations of the CEO (for all executives other than himself), and the advice received from LB&Co. The CEO recommends the compensation levels for the NEOs and for all others whose compensation is determined by the OSG compensation committee. In making his recommendations, the CEO evaluated the performance of each executive, considered each executive’s compensation in relation to our other officers and executives and assessed our retention risks. The OSG compensation committee reviewed and approved these recommendations and either reported the results to the OSG board of directors or recommended actions for the OSG board of directors to approve.

2015 Peer Group

In general, OSG strives for total compensation to be competitive with a select group of companies that the OSG compensation committee believes to be an appropriate compensation reference group for OSG (the “Peer Group”). The OSG compensation committee periodically reviews the Peer Group to affirm that it is comprised of companies that are similar to OSG in terms of industry focus and scope of operations, size (based on revenues), and the competitive marketplace for talent. OSG’s 2015 Peer Group for pay decisions consisted of the following 18 marine transportation or service corporations, which was the same Peer Group that OSG has used since its emergence from bankruptcy in August 2014.

2015 Peer Group Companies
Atlas Air Worldwide Holdings, Inc.	Magellan Midstream Partners, L.P.
Bristow Group Inc.	Martin Midstream Partners, L.P.
Cal Dive International, Inc.	Matson, Inc.
DHT Holdings, Inc.	Rose Rock Midstream, L.P.
Diamond S Shipping Group, Inc.	SEACOR Holdings Inc.
GulfMark Offshore, Inc.	SemGroup Corporation
Helix Energy Solutions Group, Inc.	TAL International Group, Inc.
Hornbeck Offshore Services, Inc.	Tidewater Inc.
Kirby Corporation	Western Gas Partners, L.P.

While the OSG compensation committee believes that the data derived from the Peer Group is helpful, it also recognizes that benchmarking is not necessarily definitive in every case. Furthermore, the Peer Group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of OSG’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. The OSG compensation committee uses the information from the Peer Group for informational and analytical purposes, and, therefore, does not target a specific percentile or make compensation decisions based solely on the market data. Rather, consistent with OSG’s historical practices, in 2015 OSG utilized both OSG performance and individual performance as the main drivers of decisions on compensation levels in addition to market data.

2016 Peer Group

In late 2015, the OSG compensation committee requested that LB&Co review OSG’s 2015 Peer Group and provide recommended changes, if any, LB&Co. recommended, and the OSG compensation committee approved, a Peer Group for 2016 consisting of 15 publicly traded oil shipping and transportation companies with total revenues between $300 million and $3.5 billion. The 2016 Peer Group includes six of the 18 corporations that comprised the 2015 Peer Group. The following criteria were considered by LB&Co. in determining the 2016 Peer Group:

•	Any included company must have achieved above-median results for total stockholder return, revenue growth, return on invested capital, and operating margin in the Oil & Gas Storage & Transportation GICS Industry group over the past three years.
•	Any company or limited partnership with significant exploration and production operations was excluded. In addition, Diamond S Shipping Group was removed from the Peer Group since it no longer has publicly available compensation information.
•	Any included company must operate in both United States and international markets, own or operate a fleet of ocean vessels, and/or transport crude oil and petroleum products.

2016 Peer Group Companies
GATX Corporation	Rose Rock Midstream, L.P.
Gener8 Maritime, Inc.	SemGroup Corporation
Kirby Corporation	Spectra Energy Partners, L.P.
Magellan Midstream Partners, L.P.	Tallgrass Energy Partners, L.P.
MarkWest Energy Partners, L.P.	TC PipeLines, L.P.
Martin Midstream Partners, L.P.	Tesoro Logistics, L.P.
Matson, Inc.	Western Gas Partners, L.P.
MPLX L.P.

While the 2016 Peer Group was relevant to compensation for OSG, including the executive officers of the Company, as a subsidiary of OSG for substantially all of 2016, we will need to review the peer group going forward to ensure it is appropriate once we are a stand-alone publicly traded company.

Compensation Mix: Fixed compared with Variable Pay

OSG provides competitive “fixed” compensation in the form of base salary and places an emphasis on pay for performance by placing a larger portion of total compensation “at risk” in the form of annual performance-based cash incentives that will only be paid if OSG achieves specified performance goals and long-term equity incentives vesting over a multiyear period and, in certain cases, dependent on the achievement of specific performance goals.

The following table sets forth the 2015 fixed (base salary) and variable cash annual incentive compensation and equity incentive as percentages of total estimated direct compensation at target for OSG’s CEO and the average fixed and variable cash compensation and equity percentages at target for the Company’s NEOs for 2015. The annual cash incentive compensation percentages are based on the amount that would have been payable upon achievement of target percentages during 2015; the long-term incentive compensation percentages are based on grant-date values.

Position	Base Salary	Annual Cash Incentive Compensation	Long-Term Compensation (Equity)
CEO	18%	28%	54%
The Company’s NEOs (other than the OSG CEO)	27%	34%	39%

Elements of the NEO Compensation Program

The OSG compensation committee reviews each element of compensation annually to ensure alignment with its compensation philosophy and objectives, as well as to assess its executive compensation program and levels relative to the competitive landscape. The executive compensation program consists of the following:

•	Base salary
•	Annual cash incentive awards
•	Long-term incentive compensation
•	Severance arrangements through employment agreements
•	Retirement benefits generally available to all employees under the Savings Plan
•	Welfare benefits (e.g., medical, dental, disability and life insurance)

Base Salary

We pay base salaries that are competitive with market to attract talented executives and to provide a secure fixed level of compensation. The OSG compensation committee annually reviewed the base salaries of executive officers and compares it to the salaries of senior management among the relevant Peer Group companies, bearing in mind that total compensation is the principal comparative measure of the competitiveness of its program. Based on its own experience and that comparison, the OSG compensation committee determined whether the salaries of the NEOs are at levels sufficient to attract, motivate and retain, in concert with other elements of compensation, the executives who are essential to leading the Company and driving stockholder value.

Annual adjustments in base salary, if any, take into account individual performance, prior experience, position duties and responsibilities, internal equity and external market practices. The OSG compensation committee largely relies on the OSG CEO’s evaluation of each NEO’s performance (other than his own) in deciding whether to approve merit increases for any NEOs in a given year. In those instances where the duties and responsibilities of an NEO change, the CEO will recommend any changes believed to be warranted, and the OSG compensation committee will consider all the factors enumerated above in determining whether to approve any such increases.

In the case of the OSG CEO’s base salary, the OSG compensation committee considers the Board of Directors’ assessment of his performance; whether any strategic actions have materially changed the nature or size of the company; and external market conditions in deciding whether to recommend an increase in base salary for the CEO. The following table summarizes 2015 and 2016 base salaries for our NEOs:

Name	2015 Salary	2016 Salary	% Change from prior year
Ian T. Blackley	$675,000	$675,000	0
Lois K. Zabrocky	$525,000	$525,000	0
Rick F. Oricchio	$475,000	$475,000	0
James D. Small III	$475,000	$475,000	0
Adewale O. Oshodi	$220,000	$225,500	2.5%
Geoffrey L. Carpenter	$295,000	$302,375	2.5%

Annual Cash Incentive Awards

Pursuant to OSG’s Management Incentive Compensation Plan, NEOs are eligible to receive annual cash incentives based upon the achievement of the specified annual performance goals, which are established and approved by the OSG compensation committee during the first quarter of the performance year. Our annual cash incentive plan is intended to focus the NEOs on critical, short-term financial and operational goals. As in past years, the financial performance measure for 2015 was earnings from shipping operations (“ESO”) (as hereinafter defined), at both the company and, for the business unit executives, the business unit (“BU”) levels. ESO is income from vessel operations before depreciation and amortization and gains and losses from vessel sales (including impairments) reduced by payments for drydocking and expenditures for vessels. The BU executives awards were also based on quantifiable measures of OSG’s performance in operational metrics (including safety), and/or commercial metrics.

The annual incentive compensation program for 2015 was largely unchanged from the 2014 program. For 2015, Messrs. Blackley, Oricchio and Small and Ms. Zabrocky were eligible for annual cash incentives targeted at 150% of base salary, Mr. Carpenter at 40% of base salary and Mr. Oshodi at 55% of base salary. The potential actual incentive award range was 0% to 125% of target. If threshold performance was achieved, 65% of target would be earned and if maximum performance was achieved, 125% of target would be earned.

Annual incentive awards were determined based on company, BU, and individual performance, with each component weighted depending on the executive’s role. For corporate officers, which include Messrs. Blackley, Oricchio, Small, Carpenter and Oshodi, company ESO and individual performance were each weighted at 50%. For BU officers, including Ms. Zabrocky, BU ESO, BU metrics, company ESO, and individual performance were each weighted at 25%. BU ESO and metrics represented half of the total target annual incentive to reflect the philosophy that BU leaders have the most direct effect on the unit’s financial and operational performance.

For 2015, OSG and BU ESO goals were assessed on a rating scale of 0% to 130%, with 100% as the performance factor for achieving target performance. If a rating for a measure is below 70%, the performance factor for that measure is zero, resulting in no bonuses being payable under that measure. The individual performance goals and the BU operational goals are assessed on a rating scale of 0% to 120%, with 100% as the performance factor assigned for meeting the specified individual and operational goals for such measure. If a rating for an individual measure is below 60%, the performance factor for that measure is zero, resulting in no bonuses being payable. The formula to determine each NEO’s actual annual cash incentive award is as follows:

Corporate Executives
Base Salary x Target Incentive %	x (50% OSG ESO x Performance Factor 0 – 130%)	= Annual Cash Incentive Payout
(50% Individual x Performance Factor 0 – 120%)

Business Unit Executives
Base Salary x Target Incentive %	x (25% OSG ESO x Performance Factor 0 – 130%)	= Annual Cash Incentive Payout
(25% BU ESO x Performance Factor 0 – 130%)
(25% BU Metrics x Performance Factor 0 – 120%)
(25% Individual x Performance Factor 0 – 120%)

OSG and Business Unit ESO Goals

The table below sets forth the OSG and BU performance goals and the corresponding percentage of target that would be earned by the NEOs at each level of achievement. In 2015, ESO for OSG was $365,563,000, ESO for our International Flag BU was $230,688,000, and ESO for the U.S. Flag BU was $135,316,000. Each of these achievement levels registered above the maximum of 130% of target.

Target ESO for OSG, International Flag BU and U.S. Flag BU
(in thousands)

Performance Percentage of Target (Performance Factor)	OSG	International BU	U.S. BU
130%	$281,070	$151,839	$130,130
120%	$253,572	$129,031	$125,440
110%	$226,074	$106,223	$120,750
100%	$198,576	$83,415	$116,060
90%	$184,827	$72,012	$113,716
80%	$171,079	$60,608	$111,371
70%	$157,330	$49,205	$109,026
0%	$—	$—	$—
2015 Actual ESO Achievement	$365,563	$230,688	$135,316
Achievement Level (%)	130%	130%	130%

BU Operational Goals

For 2015, the International Flag BU performance measures were BU ESO and certain commercial and operational measures, which are weighted equally. The commercial metrics were related to OSG VLCC, Aframax, Panamax, and MR TCE performance compared with spot TCE rates of competitors, and savings on drydock placement. The operational measures were (i) achieving or doing better than the International Flag BU vessel operating budget; (ii) time not earning — technical; (iii) total recordable case frequency (“TRCF”); and (iv) vetting observations. International BU operational performance score was 102%.

For 2015, our U.S. Flag BU performance measures were divided into two equally weighted categories: Tanker goals and ATB goals. The goals under each of these categories were (i) lost time injuries frequency, (ii) corrective action closing rate, (iii) loss of containment, (iv) vetting observations, (v) vessels visited, and (vi) officer retention. U.S. Flag BU performance score for 2015 was 105%.

Individual Performance Goals

Each NEO had different individual performance goals, which were established by the OSG compensation committee. The OSG compensation committee also assessed the level of achievement relative to each of these individual performance goals at the end of the year. Each individual’s goals were carefully chosen to ensure integration and alignment with OSG’s short-term and long-term objectives. Individual goals varied for each of OSG’s executives, but overlapped with respect to completing OSG’s initial public offering of Class A common stock in 2015 and developing a strategic direction for the company. The principal individual goals for 2015 were as follows:

The principal individual performance goals for 2015 for Mr. Blackley were to (i) achieve corporate budget goals for revenue, vessel operating expenses and general and administrative expenses; (ii) develop a strategic direction for OSG; (iii) prepare for and implement an initial public offering (“IPO”) of the Class A shares subject to OSG board approval; (iv) build and develop the corporate team; (v) establish an effective investor relations function, focus on communications with: equity holders, industry analysts and bond holders; and (vi) identify and mitigate operational risks at the corporate and BU levels and ensure such risks are fully understood by OSG’s Corporate Governance and Risk Assessment Committee. Mr. Blackley achieved overall performance above his target goals.

Mr. Oricchio’s principal individual goals were to (i) prepare for and implement an IPO for Class A shares subject to OSG board approval; (ii) ensure that financial reporting to the SEC, the secured lenders and other regulatory filings are completed timely and accurately with no material weaknesses in Internal Control over Financial Reporting; (iii) establish an effective investor relations function; (iv) ensure that the audit plan of OSG’s independent registered public accounting firm is executed and that their risk based audit is completed satisfactorily; (v) execute the Greylock transition and complete the pre-filing agreement process with the IRS by the extended due date of OSG’s federal income tax return for 2014; (vi) review and identify financial and treasury risks to the satisfaction of OSG’s audit committee and board of directors; (vii), manage general and administrative expenses; (viii) help develop a strategic direction for OSG in concert with the other executive officers; and (ix) forecast and manage monthly cash positions. Mr. Oricchio achieved overall performance above his target goals.

Ms. Zabrocky’s principal individual goals were to (i) achieve budget for International Flag BU for revenue, vessel operating expenses and general and administrative expenses; (ii) develop the strategic direction for the International Flag BU; (iii) prepare for and implement an IPO for Class A shares subject to OSG board approval; (iv) identify and mitigate operational risks for the International Flag BU; (v) develop, document and implement appropriate safety and quality standards for our ships being technically managed by V. Ships; and (vi) develop, document and implement procedures to monitor the performance of the Pools in which we participate to ensure that our ships maximize their TCE revenues over time. Ms. Zabrocky achieved overall performance above her target goals.

Mr. Small’s principal individual goals were to (i) prepare for and implement an IPO for Class A shares subject to OSG board approval; (ii) help develop the strategic direction for OSG in concert with the other executive officers; (iii) develop and document corporate reporting requirements from a legal and regulatory perspective; (iv) identify and mitigate operational risk at the corporate and BU levels; (v) review and identify non-financial risks to the satisfaction of the OSG governance committee and board of directors; (vi) develop the legal department; (vii) develop, improve and manage OSG’s contracts and agreements database; (viii) dissolve subsidiaries where appropriate; and (ix) effectively manage all pending and any new litigation. Mr. Small achieved overall performance above his target goals.

Mr. Carpenter’s principal individual goals were to (1) direct the company’s management of existing and new debt/credit facilities, implement compliance monitoring, and deliver upon all lender reporting requirements; (2) develop a cash forecasting process that is fully integrated and allows for optimization of cash holdings at a minimal cost given pending bank regulatory changes; (3) automate and optimize Treasury’s operational activities, and establish and implement an investment policy; (4) support activities associated with the Company’s re-IPO efforts; and (5) establish, lead and maintain a close working relationship with the rating agencies. Mr. Carpenter achieved overall performance at his target level.

Mr. Oshodi’s principal individual goals were to: (1) ensure timely preparation, circulation and filing of monthly, quarterly and annual financial statements with the SEC and lenders; (2) ensure timely preparation and circulation to Senior Management and Board of Directors of monthly internal management reporting; (3) support the Greylock transition process and establish a process to review and clear intercompany balances quarterly; (4) develop a plan for preparation of 2014 audited financial statements for INSW; (5) complete statutory audits of INSW subsidiaries, which are intended to be dissolved; and (6) work with Senior Management to consolidate policies and procedures specifying what types of transactions and decisions require Board of Directors approval. Mr. Oshodi achieved overall performance at his target level.

Although management completed the necessary preparations for an IPO by July 31, 2015, OSG did not proceed with an IPO at OSG board direction due to market conditions. OSG was able to achieve public trading of its Class A shares on the NYSE MKT through a December 2015 Class A common stock dividend on both of its classes of common stock. This goal for all of the NEOs was deemed to have been met by the OSG compensation committee.

2015 Actual Annual Incentive Paid

Based on the foregoing, the NEOs received the following annual cash incentive awards for 2015: Mr. Blackley — $1,230,188; Mr. Oricchio — $850,547; Ms. Zabrocky — $929,250; Mr. Small — $844,757; Mr. Carpenter — $135,700; and Mr. Oshodi — $139,150.

Following the completion of the Distribution, we expect that our executive officers will be eligible to earn annual cash incentive awards based on the attainment of specified performance objectives of the Company and each individual established by our compensation committee. Eligibility to receive these cash bonuses is expected to incentivize our named executive officers to strive to attain Company and/or individual performance goals that further our interests and the interests of our stockholders. The applicable terms and conditions of the cash bonuses will be determined by our compensation committee.

2014 Retention Bonuses

On December 19, 2014, OSG’s board of directors approved the OSG Retention Bonus Plan for a number of participants, including Mr. Blackley, Ms. Zabrocky, Mr. Carpenter and Mr. Oshodi. The objective of this plan is to promote OSG’s interests to provide certain key employees with an appropriate incentive to remain employed with OSG through December 19, 2016 (the “Retention Period”). Awards under the OSG Retention Bonus Plan will be paid in a lump sum following completion of the Retention Period. If a participant voluntarily terminates employment or is terminated by us for cause before the end of the Retention Period, he or she will forfeit the full amount of the award. If a participant’s employment is terminated by us other than for cause during the Retention Period, or if the participant’s employment is terminated due to death or disability, the full amount of the retention award will be paid upon such termination. The retention awards for Mr. Blackley, Ms. Zabrocky, Mr. Carpenter and Mr. Oshodi were $475,000, $525,000, $147,500 and $220,000, respectively.

Equity-Based Compensation

OSG’s equity-based compensation program is intended to align the interests of its executives with those of its stockholders, and to focus executives on the achievement of long-term performance objectives that are aligned with its business strategy, thereby establishing a direct relationship between compensation long-term operating performance and sustained increases in stockholder value. The OSG Management Incentive Compensation Plan (“Plan”) became effective in September 2014 shortly after OSG’s emergence from bankruptcy and provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance units, performance shares and other performance awards, restricted stock units and restricted stock, and other awards valued in whole or in part by reference to, or otherwise based on, OSG stock. The purpose of the Plan is to provide incentives that will attract, motivate, retain and reward highly competent officers, executives, managers and employees by providing them with appropriate incentives and rewards either through a proprietary interest in OSG’s long-term success or compensation based on their performance in fulfilling their personal responsibilities. On June 9, 2015, stockholders approved the Plan, which was a condition for all 2015 grants to the NEOs before such date.

We have adopted, and OSG as our sole stockholder has approved, an incentive plan that is substantially similar to the Plan maintained by OSG in order to facilitate the grant of equity and cash incentives to directors, employees (including our named executive officers) and consultants of the Company and certain of its affiliates and to enable the Company and certain of its affiliates to obtain and retain the services of these individuals, which is essential to our long-term success. We have reserved 2 million shares for issuance under our management incentive plan and 400 thousand shares for issuance under our director incentive compensation plan. The treatment of outstanding equity awards at the time of the Distribution is further described under the heading “Employee Matters Agreement” on page 143 of this Information Statement.

2015 Equity Awards

The Plan contains anti-dilution provisions whereby in the event of any change in the capitalization of OSG, the number and the type of securities underlying outstanding awards must be adjusted, as appropriate, in order to prevent dilution or enlargement of rights. Accordingly, the impact of these provisions resulted in a modification of all outstanding awards to reflect the stock dividend declared by OSG on November 20, 2015 and the one (1) for six (6) reverse stock split that became effective on June 13, 2016. No additional compensation was recognized in 2015 or 2016 for financial reporting purposes as a result of such modifications. The number of securities, shares and option exercise price disclosed in this CD&A have been adjusted to reflect the impacts of such stock dividend.

On February 10, 2015, Messrs. Blackley and Oricchio were granted equity awards pursuant to the terms of their employment agreements. Mr. Blackley was awarded 47,008 time-based restricted stock units (“RSUs”) and 113,944 stock options with an exercise price of $17.10 and Mr. Oricchio was awarded 84,615 time-based RSUs. On March 18, 2015, Mr. Small was granted equity awards pursuant to the terms of his employment agreement consisting of 28,205 time-based RSUs and 68,366 stock options with an exercise price of $17.10. On October 12, 2015, Mr. Blackley, Ms. Zabrocky and Mr. Small were granted 58,290, 11,282 and 28,205 performance-based RSUs, respectively, reflecting grants determined earlier in the year by the OSG compensation committee.

The time-based RSUs and stock options awarded in September 2014 vest ratably on each of the first three anniversaries of the grant date. The time based RSUs and stock options awarded in 2015 will vest ratably on each of the first three anniversaries of the vesting commencement date of each grant. The vesting commencement date is the hire date or the promotion date for the respective NEO, all of which occurred in 2015. The stock options awarded in 2015 expire ten years following the date on which the OSG compensation committee approved the award. Performance-based RSUs are earned based on achievement of performance targets in each of 2015, 2016, and 2017 with the maximum number of shares vesting equivalent to 130% of shares awarded. In March 2015, the performance target for 2015 was determined by the OSG compensation committee to be ESO, which was consistent with the targets set forth for the annual incentive cash plan awards for the year. The OSG compensation committee reserved the right to choose different performance measures and targets before March 31 of one or both of 2016 and 2017 with respect to the performance based RSUs that may vest in respect of such year. For 2015, 130% of target shares awarded vested since maximum performance was achieved. For 2016, the OSG compensation committee determined that the performance target will be return on invested capital (“ROTC”) with a target ROTC of 9% over the one-year period ending December 31, 2016. Invested capital is calculated net of cash in excess of operating requirements and return is based on pre-tax net income before interest. Upon termination, all unvested performance based RSUs will be forfeited unless the NEO’s employment agreement provides otherwise.

2016 Compensation Decisions

Base Salary:

As noted above, base salaries for our NEOs remained at the 2015 levels. Following the completion of the Distribution, our named executive officers will earn annualized base salaries that are commensurate with their positions as named executive officers of a public company and which are expected to provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities.

Annual Incentive Decisions

The design of OSG’s 2016 annual incentive plan is generally consistent with OSG’s 2015 annual incentive plan. OSG has, however, made some minor adjustments to the target bonus levels for its NEOs, the funding formula applicable to each of the performance measures and the relative weight of each performance measure, as noted below.

Performance Year

We anticipate that for 2016, in light of the Distribution, the performance year with respect to performance-based RSUs and the annual bonus will be based on performance through November 30, 2016 instead of December 31, 2016.

Name	2015 Target Bonus %	2016 Target Bonus %	% Change from 2015 to 2016	2017 Target Bonus %	% Change from 2016 to 2017
Ian T. Blackley	150.0%	137.5%	(8.33)%	125.0%	(9.09)%
Lois K. Zabrocky	150.0%	125.0%	(16.67)%	100.0%	(20.00)%
Rick F. Oricchio	150.0%	125.0%	(16.67)%	100.0%	(20.00)%
James D. Small III	150.0%	125.0%	(16.67)%	100.0%	(20.00)%
Adewale O. Oshodi	55.0%	55.0%	0%	55.0%	0%
Geoffrey L. Carpenter	40.0%	40.0%	0%	40.0%	0%

CEO
Base Salary x Target Incentive %	x (60% OSG ESO x Performance Factor 0 – 150%)	= Annual Cash Incentive Payout
(15% BU Metrics x Performance Factor 0 – 150%)
(25% Individual x Performance Factor 0 – 150%)

CFO and General Counsel
Base Salary x Target Incentive %	x (60% OSG ESO x Performance Factor 0 – 150%)	= Annual Cash Incentive Payout
(10% BU Metrics x Performance Factor 0 – 150%)
(30% Individual x Performance Factor 0 – 150%)

Corporate Participants (Non-NEOs)
Base Salary x Target Incentive %	x (50% OSG ESO x Performance Factor 0 – 150%)	= Annual Cash Incentive Payout
(50% Individual x Performance Factor 0 – 150%)

Business Unit Participants (NEOs and Non-NEOs)
Base Salary x Target Incentive %	x (25% OSG ESO x Performance Factor 0 – 150%)	= Annual Cash Incentive Payout
(25% BU ESO x Performance Factor 0 – 150%)
(25% BU Metrics x Performance Factor 0 – 150%)
(25% Individual x Performance Factor 0 – 150%)

The funding formula for all of the above performance measures will be as follows:

	Threshold	Target	Maximum
Performance Achievement	70%	100%	130%
Payout	50%	100%	150%

Equity awards may be granted from time to time in order to incentivize or retain executives as consistent with OSG’s practices and align their interests with stockholders. In 2016, the OSG compensation committee approved the following long-term incentive grant date values for the Company’s NEOs:

Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Perf.-Based RSUs
Ian T. Blackley	$1,500,000	$500,000	$500,000	$500,000
Lois K. Zabrocky	$525,000	$175,000	$175,000	$175,000
Rick F. Oricchio	$900,000	$300,000	$300,000	$300,000
James D. Small III	$900,000	$300,000	$300,000	$300,000

The OSG compensation committee approved the following performance measures for the performance based RSUs granted in 2016: three year Total Stockholder Return, three year ROTC and three year Earnings Per Share.

Additional Information

Benefits

In general, OSG provides benefits to its employees that OSG believes are important to maintain a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net of protection against the financial concerns and catastrophes that can result from illness, disability or death.

OSG provides a tax-qualified defined contribution employee benefit plan to employees, the Savings Plan for Employees of OSG Ship Management, Inc. (the “Savings Plan”). Under the Savings Plan, eligible employees may contribute, on a pre-tax basis, an amount up to the limit imposed by the Internal Revenue Code. Under the Savings Plan, OSG will match 100% of the first 6% of a participant’s pre-tax contribution (up to the Code limit) which for 2015 was $15,900. In addition, under the Savings Plan, OSG contributes to the plan account of each eligible employee an amount equal to 4% of the employee’s cash compensation up to the limits imposed by the Code.

Prior to OSG’s Chapter 11 filing, OSG sponsored a Supplemental Plan. Upon the Chapter 11 filing, account balances under the Supplemental Plan, including accruals and earnings thereon, were frozen, and OSG discontinued future contributions to the Supplemental Plan. In October 2014, OSG decided to pay interest on balances from the time of bankruptcy filing until the termination of the participant’s employment at the annual rate of 2.98%.

We do not currently have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, although we anticipate we will adopt a 401(k) retirement plan which will available for all of our qualifying employees upon or shortly following the Distribution. We will also assume the obligations under the OSG Supplemental Executive Retirement Plan and the retiree medical plan with respect to those employees who come over to the Company as a result of the Distribution.

Risk Mitigation

The OSG compensation committee believes that a significant portion of its NEOs’ total compensation should be variable and “at risk,” based upon company, BU and individual performance. Performance measures are financial and operational at all three levels. To accomplish this, the OSG compensation committee uses a balanced weighting of performance measures and metrics in its incentive compensation programs to promote the achievement of its annual operating plan and long-term business strategy, build long-term stockholder value and discourage excessive risk taking by eliminating any inducement to over-emphasize one goal to the detriment of others.

To further ensure we mitigate excessive risk taking:

•	OSG maintains policies prohibiting insider trading and hedging by directors and executives;
•	OSG has adopted the OSG Incentive Compensation Recoupment Policy for executive officers; and
•	The OSG compensation committee has adopted stock ownership guidelines for executives and directors in March 2015.

We anticipate adopting substantially similar policies upon or shortly following the Distribution.

Stock Ownership Guidelines

OSG encourages stock ownership by its executives and non-employee directors in order to align their interests with the long-term interests of its stockholders. In March 2015, OSG adopted stock ownership guidelines for its executives and directors. Each NEO is expected to own shares of OSG common stock equal to a specified multiple of his or her salary:

•	President and CEO — 5 x base salary
•	Co-Presidents — 3 x base salary
•	Senior Vice Presidents — 2 x base salary
•	Vice Presidents — 1 x base salary

Participants are afforded five years from the time they first receive an equity grant to achieve these ownership guidelines. For purposes of satisfying the guidelines, shares of common stock include stock owned by the incumbent, his or her spouse and minor children; time-based restricted stock or stock units awarded (whether or not vested); vested in-the-money stock options; and shares of stock held for the incumbents’ benefit in any pension or 401(k) plans. Unvested performance based RSUs do not count towards satisfying the guidelines.

We anticipate adopting substantially similar policies upon or shortly following the Distribution.

Incentive Compensation Recoupment Policy for Executive Officers

OSG’s Incentive Compensation Recoupment Policy (the “Policy”) generally provides that if an executive officer, including any NEO, receives incentive compensation based on the achievement of a performance metric and the OSG board of directors commences action to restate the calculation of such performance metric within five fiscal years due to a material misstatement or inaccuracy, OSG may require such executive officer to repay all or a portion of the amounts of such incentive compensation that the OSG board of directors in good faith determines would not have been payable if not for the material misstatement or inaccuracy. The five-year look back limitation does not apply where the OSG board of directors determines that the executive officer’s fraud, misconduct, negligence or other knowing actual involvement was a contributing factor to the need for the restatement. The OSG compensation committee is monitoring the proposed regulations under the Dodd-Frank Act relating to incentive compensation recoupment and will amend the Policy to the extent necessary to comply with the Dodd-Frank Act.

We anticipate adopting substantially similar policies upon or shortly following the Distribution.

Hedging and Insider Trading

OSG’s insider trading policy prohibits its directors and employees from hedging their ownership of its securities, including investing in options, puts, calls, short sales, futures contracts or other derivative instruments relating to its securities, regardless of whether such directors and employees have material nonpublic information about OSG. In addition, the insider trading policy prohibits OSG directors and employees from purchasing or selling its securities while in possession of material nonpublic information or otherwise using such information for their personal benefit. Directors and employees are permitted to enter into trading plans under Rule 10b5-1 under the Exchange Act. With the approval of OSG’s General Counsel, a 10b5-1 Plan may be entered into during a time when the equity participant is not in possession of material, non-public information. These plans are intended to aid the equity participants in diversifying their portfolios without violating federal securities law.

We anticipate adopting substantially similar policies upon or shortly following the Distribution.

Summary Compensation Table

The following Summary Compensation Table includes individual compensation information for services in all capacities for OSG by the NEOs.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	Option Awards(3)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Ian T. Blackley President and Chief Executive Officer of OSG	2015	$666,539		$1,161,400	$839,328	$1,230,188	$—	$44,894	$3,942,349
	2014	$493,269	—	$200,000	$200,000	$819,375	$—	$146,086	$1,858,730
	2013	$455,615	—	$—	—	$819,375	$—	$271,706	$1,546,696
Lois Zabrocky Co-President and Head of International Flag SBU; CEO of INSW following Distribution	2015	$525,000	—	$54,564	$—	$929,250	$—	$44,702	$1,553,516
	2014	$545,192	—	$200,000	$200,000	$882,000	$—	$44,230	$1,871,422
	2013	$511,538	—	$—	—	$905,625	$—	$39,701	$1,456,864
Rick F. Oricchio Senior Vice President and Chief Financial Officer of OSG(7)	2015	$465,865	—	$1,583,075	—	$850,547	$—	$17,041	$2,916,528
James D. Small III(7) Senior Vice President, General Counsel and Secretary of OSG; Chief Administrative Officer, Secretary and General Counsel of INSW following Distribution	2015	$401,923	$150,000	$664,102	$503,597	$844,757	$—	$18,250	$2,582,629
Adewale O. Oshodi Secretary	2015	$220,000	—	$—	$—	$139,150	$—	$34,182	$393,332
	2014	$196,127	$159,130	$50,000	$50,000	$133,403	$—	$33,310	$621,970
	2013	$152,799	6,210	$—	$—	$96,646	$—	$22,462	$278,117
Geoffrey L. Carpenter Treasurer	2015	$295,000	—	$—	$—	$135,700	$—	$38,215	$468,915
	2014	$100,981	—	$66,667	$66,667	$41,300	$—	$78,849	$354,464

(1)	The salary amounts reflect the actual salary received during the year.
(2)	Mr. Small received a sign on bonus of $150,000 upon his joining the Company.
(3)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB ASC Topic 718. No equity awards were granted for 2013. The equity awards granted in 2014 were made for 2014 performance. In 2015, Mr. Blackley received time based equity awards. One third of Mr. Blackley’s award vested on the first anniversary of January 20, 2015 and will vest on the second and third anniversary of January 20, 2015. The OSG Management Incentive Compensation Plan contains anti-dilution provisions whereby in the event of any change in the capitalization of OSG, the number and the type of securities underlying outstanding awards must be adjusted, as appropriate, in order to prevent dilution or enlargement of rights. The impact of these provisions resulted in a modification of all outstanding awards. No additional compensation was recognized in 2015 and 2016 as a result of such modifications. The Number of Securities, Shares and Option exercise price have been adjusted to reflect the stock dividend paid by OSG on December 17, 2015 and the one (1) for six (6) reverse stock split that became effective on June 13, 2016.
(4)	In 2015 all NEOs except Mr. Oricchio received a performance-based RSU grant on October 12, 2015. One third of each performance award vested on December 31, 2015 and will vest on December 31, 2016 and 2017, subject in each case to the OSG compensation committee’s certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting.

Settlement of the vested RSUs may be in either shares of common stock or cash, as determined by the OSG compensation committee in its discretion, and shall occur as soon as practicable following the OSG compensation committee’s certification of the achievement of the applicable performance measures and targets for 2017 and in any event no later than April 30, 2018. The number of target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of RSUs vesting equivalent to 130% of the RSUs awarded. Since performance targets are set annually each tranche of the award is considered to be a separate grant. The amounts in this column represent the aggregate grant date fair value of the 2015 tranche of each such performance-based RSU award at target, calculated in accordance with accounting guidance, as follows: Mr. Blackley — $281,914, Ms. Zabrocky — $54,564, Mr. Small — $136,410, Mr. Oshodi — $13,640 and Mr. Carpenter — $18,187. At the maximum number, these values would be for Mr. Blackley — $366,488; Ms. Zabrocky — $70,933, Mr. Small — $177,333, Mr. Oshodi — $17,733 and Mr. Carpenter — $23,643.
(5)	The amounts in this column for 2015, 2014 and 2013 reflect the amounts paid in 2016, 2015 and 2014 under the OSG Cash Incentive Compensation Plan for performance in 2015, 2014 and 2013, respectively.
(6)	See the “All Other Compensation Table” below for additional information.
(7)	Mr. Oricchio joined OSG on January 12, 2015 and Mr. Small joined OSG on March 2, 2015.

All Other Compensation Table

The following table describes each component of the All Other Compensation column for 2015 in the Summary Compensation Table.

Name	Savings Plan Matching Contribution(1)	Qualified Defined Contribution Plan(2)	Nonqualified Defined Contribution Plan(3)	Life Insurance Premiums(4)	Other(5)	Total
Ian T. Blackley	$15,900	$10,600	$—	$1,134	$17,260	$44,894
Lois K. Zabrocky	$15,900	$10,600	$—	$1,134	$17,068	$44,702
Rick F. Oricchio	$—	$10,600	$—	$945	$5,496	$17,041
James D. Small III	$—	$10,600	$—	$851	$6,799	$18,250
Adewale O. Oshodi	$12,692	$10,600	$—	$744	$10,146	$34,182
Geoffrey L. Carpenter	$15,900	$10,600	$—	$1,134	$10,581	$38,215

(1)	Constitutes OSG’s matching contributions under the OSG Savings Plan, which is described in the “Compensation Discussion and Analysis” section of this Information Statement.
(2)	Constitutes OSG’s four percent contributions under the OSG Savings Plan, which is described in the “Compensation Discussion and Analysis” section of this Information Statement.
(3)	The Supplemental Plan was frozen upon OSG’s bankruptcy in November 2012. Interest on the balances accrued in 2015 are included as earnings, and no contributions were made in 2015.
(4)	Life insurance premiums represent the cost of term life insurance paid on behalf of the NEO.
(5)	Other includes fees of $8,050 paid in 2015 to an accounting firm OSG selected to prepare Mr. Blackley’s 2014 U.S. income tax return and United Kingdom income tax return for the fiscal year ended April 2014 due to his foreign assignment. Other also includes the following amounts for each NEO under plans and arrangements generally maintained by OSG for all employees (other than “umbrella” liability insurance coverage): (a) medical and dental coverage premiums of $5,494 for Mr. Blackley, $3,000 for Mr. Oricchio, $13,352 for Ms. Zabrocky, $4,552 for Mr. Small and $8,086 for Messrs. Oshodi and Carpenter; (b) long-term and short term disability plan premiums of $1,804 for Mr. Blackley and Ms. Zabrocky, $1,503 for Mr. Oricchio, $1,353 for Mr. Small, $1,340 for Mr. Oshodi and $1,175 for Mr. Carpenter; (c) $720 paid under the OSG’s Transportation Program, a tax-free, commuter subsidy program for employees located in New York, except Messrs. Oricchio and Small who received $0; and (d) a premium for excess liability insurance coverage for each NEO of $1,192, except Mr. Oricchio whose premium was $993, Mr. Small whose premium was $894 and Messrs. Oshodi and Carpenter whose premium was $600 each.

Grants of Plan-Based Awards

The following table lists the grants made in fiscal 2015 to the NEOs under OSG’s Cash Incentive Compensation Plan and OSG’s Management Incentive Compensation Plan, OSG’s only incentive award plans in 2015.

Name	Grant Date(1)	Compensation Committee Action Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Ian T. Blackley	10/12/2015	—	—	—	—	10,969	15,670	20,370	—	—	—	—
	10/12/2015	—	—	—	—	2,632	3,761	4,889	—	—	—	—
	6/9/2015	2/10/2015	—	—	—	—	—	—	47,008	—	—	$879,486
	6/9/2015	2/10/2015	—	—	—	—	—	—	—	113,944	$17.10	$839,328
	3/30/2015		$658,125	$1,012,500	$1,265,625	—	—	—	—	—	—	—
Lois K. Zabrocky	10/12/2015	—	—	—	—	2,632	3,761	4,889	—	—	—	—
	3/30/2015	—	$511,875	$787,500	$984,375	—	—	—	—	—	—	—
Rick F. Oricchio	6/9/2015	2/10/2015	—	—	—	—	—	—	84,615	—	—	$1,583,075
	3/30/2015	—	$463,125	$712,500	$890,625	—	—	—	—	—	—	—
James D. Small III	10/12/2015	—	—	—	—	6,581	9,402	12,222	—	—	—	—
	6/9/2015	3/18/2015	—	—	—	—	—	—	28,205	—	—	$527,692
	6/9/2015	3/18/2015	—	—	—	—	—	—	—	68,366	$17.10	$503,597
	3/30/2015	—	$463,125	$712,500	$890,625	—	—	—	—	—	—	—
Adewale O. Oshodi	10/12/2015	—	—	—	—	658	940	1,222	—	—	—	—
	3/30/2015	—	$78,650	$121,000	$151,250	—	—	—	—	—	—	—
Geoffrey L. Carpenter	10/12/2015	—	—	—	—	877	1,253	1,629	—	—	—	—
	3/30/2015	—	$76,700	$118,000	$147,500	—	—	—	—	—	—	—

(1)	On June 9, 2015, the stockholders approved OSG’s Management Incentive Compensation Plan, which is considered the grant date under applicable accounting rules for 2015 share-based grants that were made subject to the approval of the OSG Management Incentive Compensation Plan by the stockholders. The grant date for the Non-Equity Incentive Plan Awards is the date on which the OSG compensation committee approved the goals under OSG’s Cash Incentive Compensation Plan for 2015.
(2)	The OSG compensation committee action date is the date on which the OSG compensation committee approved the share-based award to the NEO in such instances where the grant date under accounting rules differs from the OSG compensation committee action date. See note (1) above.
(3)	In 2015 all NEOs except Mr. Oricchio received a performance-based RSU grant on October 12, 2015. One third of each performance award vested on December 31, 2015 and will vest on December 31, 2016 and 2017, subject in each case to the OSG compensation committee’s certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting. Settlement of the vested RSUs may be in either shares of common stock or cash, as determined by the OSG compensation committee in its discretion, and shall occur as soon as practicable following the OSG compensation committee’s certification of the achievement of the applicable performance measures and targets for 2017 and in any event no later than April 30, 2018. The number of target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of RSUs vesting equivalent to 130% of the RSUs awarded. Since performance targets are set annually each tranche of the award is considered to be a separate grant. The numbers shown in the table represent the 2015 tranche of each such performance-based RSU award. Compensation expense recognized with respect to the performance award vesting on December 31, 2015 is based upon an achievement level of 130% of the Target RSUs.
(4)	For information with respect to grant date fair values see Note 14, “Capital Stock and Stock Compensation,” to OSG’s consolidated financial statements included in OSG’s Annual Report on Form 10-K for the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the grants made in fiscal 2015 to the NEOs under the OSG’s Cash Incentive Compensation Plan and the OSG’s Management Incentive Compensation Plan, OSG’s only incentive award plans in 2015. The OSG Management Incentive Compensation Plan contains anti-dilution provisions whereby in the event of any change in the capitalization of the company, the number and the type of securities underlying outstanding awards must be adjusted, as appropriate, in order to prevent dilution or enlargement of rights. The impact of these provisions resulted in a modification of all outstanding awards. No additional compensation was recognized in 2015 and 2016 as a result of such modifications. The Number of Securities, Shares and Option exercise price have been adjusted to reflect the stock dividend declared by OSG on November 20, 2015, and the one (1) for six (6) reverse stock split that became effective on June 13, 2016.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Options Exercise Price	Option Expiration Price	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Ian T. Blackley	8,021	16,043	(1)	—	$19.20	9/29/2024	6,697	(4)	$113,718	7,521	(8)	$127,709
		113,944	(2)	—	$17.10	1/20/2025	47,008	(5)	$798,204	31,339	(8)	$532,136
Lois K. Zabrocky	8,021	16,043	(1)	—	$19.20	9/29/2024	6,697	(4)	$113,718	7,521	(8)	$127,709
Rick F. Oricchio	—	—		—	$—	—	84,615	(6)	$1,436,766	—		—
James D. Small III	—	68,366	(3)	—	$17.10	3/2/2025	28,205	(7)	$478,921	18,803	(8)	$319,281
Adewale O. Oshodi	2,005	4,011	(1)	—	$19.20	9/29/2024	1,674	(9)	$28,425	1,880	(8)	$31,922
Geoffrey L. Carpenter	2,674	5,347	(1)	—	$19.20	9/29/2024	2,232	(10)	$37,899	2,507	(8)	$42,569

(1)	The option to purchase these shares of Class A common stock was granted pursuant to the 2014 Overseas Shipholding Group, Inc. Management Incentive Compensation Plan. One-half will vest and become exercisable on the second and third anniversaries of the award date of September 29, 2014.
(2)	The option to purchase these shares of Class A common stock was granted pursuant to the 2014 Overseas Shipholding Group, Inc. Management Incentive Compensation Plan and will become exercisable as to one third of such shares on each of the first, second and third anniversaries of the award date of January 20, 2015.
(3)	The option to purchase these shares of Class A common stock was granted pursuant to the 2014 Overseas Shipholding Group, Inc. Management Incentive Compensation Plan and will become exercisable as to one third of such shares on each of the first, second and third anniversaries of the award date of March 2, 2015.
(4)	Of these RSUs, 3,348 vested on September 29, 2016 and 3,349 will vest on September 29, 2017.
(5)	Of these RSUs, 15,669 vested on January 20, 2016 and will vest on January 20, 2017 and 15,670 will vest on January 20, 2018.
(6)	Of these RSUs, 28,205 vested on January 12, 2016 and will vest on January 12, 2017 and January 12, 2018.
(7)	Of these RSUs, 9,401 shares vested on March 2, 2016 and 9,402 will vest on each of March 2, 2017 and March 2, 2018.
(8)	Of these shares of Performance RSUs, one-half will vest on each of December 31, 2016 and December 31, 2017, subject in each case to the OSG compensation committee’s certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting. Settlement of the vested RSUs may be in either shares of common stock or cash, as determined by the OSG compensation committee in its discretion, and shall occur as soon as practicable following the OSG compensation committee’s certification of the achievement of the applicable performance measures and targets for 2017 and in any event no later than April 30, 2018. With respect to the RSUs that may vest with respect to each of 2016 and 2017, the number of target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of RSUs vesting equivalent to 130% of the RSUs awarded. The amounts in this column represent each such Performance RSU award at the target number.
(9)	Of these RSUs, 837 vested on September 29, 2016 and 837 will vest on September 29, 2017.
(10)	Of these RSUs, 1,116 vested on September 29, 2016 and 1,116 will vest on September 29, 2017.

Option Exercises and Stock Vested

The following table provides information as of December 31, 2015 concerning the holdings of OSG stock options and stock awards by the NEOs. This table includes unexercised and unvested OSG option and stock awards. The OSG Management Incentive Compensation Plan contains anti-dilution provisions whereby in the event of any change in the capitalization of OSG, the number and the type of securities underlying outstanding awards must be adjusted, as appropriate, in order to prevent dilution or enlargement of rights. The impact of these provisions resulted in a modification of all outstanding awards. No additional compensation was recognized in 2015 and 2016 as a result of such modifications. The Number of Securities, Shares and Option exercise price have been adjusted to reflect the stock dividend declared by OSG on November 20, 2015 and the one (1) for six (6) reverse stock split that became effective on June 13, 2016. The market value of the stock awards is based on the closing market price of OSG’s Class A Common Stock as of December 31, 2015, which was $16.98 per share adjusted for the one for six reverse stock split. For additional information regarding these awards, see “Compensation Discussion and Analysis.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting
Ian T. Blackley	—	—	28,303	(1)	$473,650
Lois K. Zabrocky	—	—	7,932	(2)	$127,762
Rick F. Oricchio	—	—	—		—
James D. Small III	—	—	12,222	(3)	$207,532
Adewale O. Oshodi	—	—	1,983	(4)	$31,941
Geoffrey L. Carpenter	—	—	2,644	(5)	$42,576

(1)	Reflects the vesting of one-third of the RSUs granted on September 29, 2014 to Mr. Blackley. Also reflects the vesting of the 2015 tranche of the Performance RSUs granted to Mr. Blackley on October 12, 2015, although these Performance RSUs are not settled until the three-year performance period ends and will be paid out no later than April 30, 2018. See Grants of Plan-based Awards Table for additional information. The value realized on vesting was computed based on the following:

Date of award	Vesting Date	Number of shares acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
9/29/2014	9/29/2015	3,044	$14.70	$44,749
10/12/2015	12/31/2015	25,259	$16.98	$428,901
(2)	Reflects the vesting of one-third of the RSUs granted to Ms. Zabrocky on September 29, 2014. Also reflects the vesting of the 2015 tranche of the Performance RSUs granted to Ms. Zabrocky on October 12, 2015. See note (1) above. The value realized on vesting was computed based on the following:

Date of award	Vesting Date	Number of shares acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
9/29/2014	9/29/2015	3,044	$14.70	$44,749
10/12/2015	12/31/2015	4,888	$16.98	$83,012

(3)	Reflects the vesting of the 2015 tranche of the Performance RSUs granted on October 12, 2015 to Mr. Small. See note (1) above. The value realized on vesting was computed based on the following:

Date of award	Vesting Date	Number of shares acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
10/12/2015	12/31/2015	12,222	$16.98	$207,532
(4)	Reflects the vesting of one-third of the RSUs granted on September 29, 2014 to Mr. Oshodi. Also reflects the vesting of the 2015 tranche of the Performance RSUs granted to Mr. Oshodi on October 12, 2015. See note (1) above. See Grants of Plan-based Awards Table for additional information. The value realized on vesting was computed based on the following:

Date of award	Vesting Date	Number of shares acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
9/29/2014	9/29/2015	761	$14.70	$11,187
10/12/2015	12/31/2015	1,222	$16.98	$20,754
(5)	Reflects the vesting of one-third of the RSUs granted to Mr. Carpenter on September 29, 2014. Also reflects the vesting of the 2015 tranche of the Performance RSUs granted to Mr. Carpenter on October 12, 2015. See note (1) above. The value realized on vesting was computed based on the following:

Date of award	Vesting Date	Number of shares acquired on Vesting	Market Price at Vesting	Value Realized on Vesting
9/29/2014	9/29/2015	1,015	$14.70	$14,916
10/12/2015	12/31/2015	1,629	$16.98	$27,660

Nonqualified Deferred Compensation

The following table provides information with respect to the deferral of compensation on a non-tax qualified basis to the OSG Supplemental Plan for each NEO in fiscal 2015. In connection with OSG’s Chapter 11 filing, OSG ceased to provide additional benefits under the OSG Supplemental Plan and account balances under such plan were frozen as of November 14, 2012. The OSG Supplemental Plan was amended in October 2014 to provide for interest at an annual rate of 2.98% from the petition date of November 14, 2012 through the termination date of the participant. The plan remains frozen to new participants.

Name	Executive Contributions in 2015	Company Contributions on 2015	Aggregate Earnings/Losses in 2015(1)	Aggregate Withdrawals/ Distributions in 2015	Aggregate Balance at December 31, 2015(2)
Ian T. Blackley	$—	$—	$6,327	$—	$232,107
Lois K. Zabrocky	$—	$—	$4,937	$—	$181,136
Rick F. Oricchio	$—	$—	$—	$—	$—
James D. Small III	$—	$—	$—	$—	$—
Adewale O. Oshodi	$—	$—	$—	$—	$—
Geoffrey L. Carpenter	$—	$—	$—	$—	$—

(1)	The aggregate earnings constitute accrued interest for the calendar year ended December 31, 2015. There were no executive or OSG contributions in 2015.
(2)	Constitutes the aggregate under the OSG Supplemental Plan for each NEO at the fiscal year end.

Employment Agreements with the Named Executive Officers

OSG had entered into employment agreements with all of its NEOs. Immediately following the Distribution, we expect to assume these employment agreements for Ms. Zabrocky, Mr. Small and Mr. Oshodi. Under the terms of their agreements, the NEOs are entitled to certain compensation arrangements and severance benefits as detailed in the paragraphs below. All of their employment agreements provide for vacation in accordance with OSG policy, as well as participation in medical, dental and life insurance, retirement and other benefit plans as may be in effect from time to time.

Under the terms of their employment agreements, if an executive’s employment is terminated by OSG for any reason or terminated voluntarily by the executive, he or she is entitled to the following payments (“Accrued Payments”): (i) any earned, unpaid base salary through the date of termination, (ii) any earned, unpaid annual bonus applicable to the performance year prior to the termination, (iii) payment for any accrued, but unused vacation through the date of termination and (iv) reimbursement of any business expenses not reimbursed as of the date of termination. If an executive’s employment is terminated by reason of Death or Disability, OSG will pay the executive or the executive’s estate, the Accrued Payments and OSG will vest at target any equity granted to the executive that has not yet vested.

On January 20, 2015, Mr. Blackley was promoted from Executive Vice President and Chief Operating Officer to President and CEO of OSG. Accordingly, OSG entered into a new employment agreement with Mr. Blackley under which (i) his annual salary was increased from $475,000 to $675,000, (ii) his annual target bonus (“Target Bonus”) was set at 150% of annual salary, and (iii) he was to be granted long-term, equity incentive awards with a grant-date value of $2,500,000 consisting in equal amounts of stock options, time-based restricted stock units and performance based restricted stock units, vesting over a three year period in equal one-third portions. In addition, Mr. Blackley is entitled to a one-time payment of $475,000 under the OSG Retention Bonus Plan. His agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for a period of 24 months, (ii) a lump sum payment in the amount equal to his Target Bonus in effect for the year of termination plus a payment equal to a pro rata Target Bonus for the year of termination and (iii) accelerated vesting of all unvested equity. On March 30, 2016, OSG and Mr. Blackley executed an amendment to his employment agreement. This amendment reduced the Target Annual Bonus from 150% to 137.5% of annual salary in 2016 and from 137.5% to 125% in 2017. The amendment also provided an equity grant to Mr. Blackley in the amount of $1,500,000 for 2016 and $1,650,000 for 2017 and thereafter. The structure of the award is discussed in the CD&A section under the heading “2016 Compensation Decisions” (“the 2016 Section”). The amendment also adjusted the severance benefits provided under the employment agreement in the event of termination without cause or resignation with good reason as follows: (i) a lump sum payment in the amount equal to 150% of his base salary in effect for the year of termination if separation occurs prior to January 1, 2018, (ii) a payment equal to a pro rata bonus payment equal to 150% of his base salary for the year of termination and (iii) accelerated vesting of all unvested equity (performance-based grants shall vest at target levels). On August 3, 2016, OSG and Mr. Blackley entered into a subsequent amendment to his employment agreement. This amendment adjusted the severance benefits provided in the event of termination without cause or resignation with good reason. Upon such a termination, Mr. Blackley will receive salary continuation for 24 months, and also a lump sum payment in an amount depending on which year the termination occurs. These payments are structured as a “base” amount plus a multiple of the number of full weeks employed in the year of termination: if in 2016, $2,201,387 with a $19,471 multiple; in 2017, $2,406,943 with a $19,471 multiple; in 2018, $2,443,750 with a $16,226 multiple; in 2019 and beyond, $2,493,750 with a $16,226 multiple. In addition, all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based will be vested upon a termination without cause, for good reason, by death or disability.

On September 29, 2014, OSG entered into an employment agreement with Ms. Zabrocky to serve as the Co-President and Head of the International Flag Strategic Business Unit under which her annual salary was $525,000 and her Target Bonus was set at 150% of annual salary. Her agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for a period of 24 months and (ii) a lump sum payment in the amount equal to her Target Bonus in effect for the year of termination. Her agreement provides for the possibility of annual equity grants at the discretion of the OSG board of directors upon recommendation from the OSG compensation committee. On March 30, 2016, OSG and Ms. Zabrocky executed an amendment to her employment agreement. This amendment changed Ms. Zabrocky’s title to Senior Vice President and President of International Flag SBU. The amendment also reduced the Target Annual Bonus from 150% to 125% of annual salary in 2016 and from 125% to 100% in 2017 and thereafter. The amendment also provided an equity grant to Ms. Zabrocky in the amount of $525,000 for 2016 and an amount equal to her base salary for 2017 and thereafter. The structure of the award is discussed above in the 2016 Section. The amendment also adjusted the severance benefits provided under the employment agreement in the event of termination without cause or resignation with good reason as follows: (i) a lump sum payment in the amount equal to 150% of her base salary in effect for the year of termination if separation occurs prior to January 1, 2018 and (ii) accelerated vesting of all unvested equity (performance-based grants shall vest at target levels). On August 3, 2016, Ms. Zabrocky and OSG entered into a subsequent amendment to her employment agreement. This amendment adjusted the severance benefits provided in the event of termination without cause or resignation with good reason: Ms. Zabrocky will receive salary continuation for 24 months and also a lump sum payment in an amount depending on which year the termination occurs (if in 2016, $1,095,831; in 2017, $1,204,166, in 2018 and beyond, $1,049,999). In addition, all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based will vest upon a termination without cause, for good reason, by death or disability. We anticipate assuming this agreement in its current form effective as of the Distribution.

On December 19, 2014, OSG entered into an employment agreement with Rick F. Oricchio to serve as the Senior Vice President and CFO of OSG effective January 12, 2015, his hire date with OSG. In connection with his employment, Mr. Oricchio’s annual salary was fixed at $475,000, his annual Target Bonus was set at 150% of annual salary, and he was granted a long-term, equity incentive award with a grant-date value of $1,500,000 consisting solely of RSUs vesting over a three year period in equal one-third portions. In addition, Mr. Oricchio’s agreement provides additional cash payments of $400,000 (“Anniversary Bonus”) to be paid on each of January 12, 2016 and January 12, 2017, the first two anniversaries of the employment with OSG. In 2016, pursuant to the employment agreement, management will recommend to the OSG board of directors that Mr. Oricchio be granted equity incentive awards with a grant-date value of $600,000. His agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for a period of 12 months, (ii) a lump sum payment in the amount equal to his Target Bonus in effect for the year of termination, (iii) a lump sum payment of a pro rata portion of the Anniversary Bonus for the year in which the date of separation occurs calculated based on the number of days served from the first day of the fiscal year until termination of employment, and (iv) accelerated vesting of all unvested equity. On March 30, 2016, OSG and Mr. Oricchio executed an amendment to his employment agreement. This amendment reduced the Target Annual Bonus from 150% to 125% of annual salary in 2016 and from 125% to 100% in 2017. The amendment also provided a total equity grant to Mr. Oricchio in the amount of $900,000 for 2016 and an amount equal to his base salary for 2017 and thereafter. The structure of the award is discussed above in the 2016 Section. The amendment also adjusted the severance benefits provided under employment agreement in the event of termination without cause or resignation with good reason as follows: (i) a lump sum payment in the amount equal to 150% of his base salary in effect for the year of termination if separation occurs prior to January 1, 2018 and (ii) accelerated vesting of all unvested equity (performance based grants shall vest at target levels). On August 3, 2016, Mr. Oricchio and OSG entered into a subsequent amendment to his employment agreement. This amendment adjusted the severance benefits provided in the event of termination without cause or resignation with good reason: Mr. Oricchio will receive salary continuation for 12 months, a lump sum payment of a pro rata portion of his Anniversary Bonus for the year of termination (calculated from the first day of such year) and also a lump sum payment in an amount depending on which year the termination occurs (if in 2016, $1,012,499; in 2017, $1,170,833, in 2018, $1,091,666; in 2019 and beyond, $950,000). In addition, all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based will vest upon a termination without cause, for good reason, by death or disability.

On February 13, 2015, OSG entered into an employment agreement with Mr. Small to serve as Senior Vice President, Secretary and General Counsel effective March 2, 2015, his hire date with OSG. In connection with his employment, Mr. Small’s annual salary was $475,000, his annual Target Bonus was set at 150% of his base salary, and he was granted a long-term, equity incentive award with a grant-date value of $1,500,000 consisting in equal amounts of stock options, time-based restricted stock units and performance based restricted stock units, vesting over a three year period in equal one-third portions. In addition, Mr. Small was paid a sign-on bonus of $150,000. In 2016, pursuant to the employment agreement, Mr. Small’s bonus will be no less than $150,000 and management will recommend to the OSG board of directors that Mr. Small be granted equity incentive awards with a grant-date value of $600,000. His agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for a period of 24 months, (ii) a lump sum payment in the amount equal to his Target Bonus in effect for the year of termination, and (iii) accelerated vesting of all unvested equity. On March 30, 2016, OSG and Mr. Small executed an amendment to his employment agreement. This amendment reduced the Target Annual Bonus from 150% to 125% of annual salary in 2016 and from 125% to 100% in 2017. The amendment also provided an equity grant to Mr. Small in the total amount of $900,000 for 2016 and an amount equal to his base salary for 2017 and thereafter. The structure of the award is discussed above in the 2016 Section. The amendment also adjusted the severance benefits provided under the employment agreement in the event of termination without cause or resignation with good reason as follows: (i) a lump sum payment in the amount equal to 150% of his base salary in effect for the year of termination if separation occurs prior to January 1, 2018 and (ii) accelerated vesting of all unvested equity (performance-based grants shall vest at target levels). On August 3, 2016, Mr. Small and OSG entered into a subsequent amendment to his employment agreement. This amendment adjusted the severance benefits provided in the event of termination without cause or resignation with good reason: Mr. Small will receive salary continuation for 24 months and also a lump sum payment in an amount depending on which year the termination occurs (if in 2016, $1,345,832; in 2017, $1,337,499, in 2018, $1,091,666; in 2019 and beyond, $950,000). In addition, all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based will vest upon a termination without cause, for good reason, by death or disability. We anticipate assuming this agreement in its current form effective as of the Distribution.

On September 29, 2014, OSG entered into an employment agreement with Mr. Carpenter to serve as Vice President and Treasurer, under which his annual base salary was $290,000 and his Target Bonus was set at 40% of annual base salary. Mr. Carpenter’s agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for 18 months and a lump sum payment equal to his Target Bonus in effect in the year of termination, multiplied by a fraction, the numerator of which is the number of full months of employment from the effective date of his agreement and the denominator of which is 36. Mr. Carpenter’s agreement also provides for the possibility of annual equity grants at the discretion of the OSG board of directors upon recommendation from the OSG compensation committee.

On September 29, 2014, OSG entered into an employment agreement with Mr. Oshodi to serve as Vice President, Secretary and Controller, under which his annual base salary was $220,000 and his Target Bonus was set at 55% of annual base salary. Mr. Oshodi’s agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) salary continuation for 18 months and a lump sum payment equal to his Target Bonus in effect in the year of termination, multiplied by a fraction, the numerator of which is the number of full months of employment from effective date of his agreement and the denominator of which is 36. Mr. Oshodi’s agreement also provides for the possibility of annual equity grants at the discretion of the OSG board of directors upon recommendation from the OSG compensation committee. On March 2, 2015, OSG and Mr. Oshodi entered into an amendment to his employment agreement. This amendment changed Mr. Oshodi’s title to Vice President and Controller.

On November 9, 2016, we entered into an employment agreement with Mr. Pribor to serve as Chief Financial Officer, effective no later than November 30, 2016, of the Company. Under his employment agreement, Mr. Pribor’s annual salary will be $450,000, his annual Target Bonus is set at 100% of his base salary, and he will be granted a long-term, equity incentive award with a grant-date value of $1,500,000 consisting in equal amounts of stock options, time-based restricted stock units and performance based restricted stock units, vesting over a three year period in equal portions. Mr. Pribor also will receive a one-time payment of $150,000 in lieu of his annual bonus and equity grants for his service in fiscal year 2016, and management expects to recommend to the INSW board of directors that Mr. Pribor be granted equity incentive awards starting in 2017 with a grant-date value equal to 100% of his base salary. The Company also agreed to reimburse Mr. Pribor for reasonable and customary attorney’s fees in connection with the negotiation of his agreement. Mr. Pribor’s agreement provides for severance benefits in the event of termination without cause or resignation with good reason as follows: (i) 12 months’ continuation of annual base salary plus Target Bonus (18 months’ in the event of a change in control); (ii) to the extent not already paid, the $150,000 that Mr. Pribor is entitled to receive in lieu of his annual bonus and equity grants for fiscal year 2016; (iii) a lump sum payment of a pro rata portion of his annual bonus based on actual achievement, calculated by multiplying such bonus by a fraction, the numerator of which is the number of full weeks of employment in the year of termination and the denominator of which is fifty-two; (iv) accelerated vesting of all outstanding awards from his initial grant (with performance-based awards vesting at target); (v) accelerated vesting of all outstanding unvested options, RSUs and other equity-based grants or cash in lieu of grants (that are not performance-based) that would have vested on the next regularly scheduled vesting date following the termination date; and (vi) a pro-rated portion of all RSUs and other equity-based grants or cash in lieu of grants that are performance-based remain outstanding and eligible to vest, to the extent the applicable performance goals are achieved based on the portion of the performance period in which Mr. Pribor was employed with the Company. All outstanding and unvested options, RSUs, and other equity-based grants or cash in lieu of grants vest upon termination without cause or for good reason within a one year period following a such change in control.

Tax Agreement with Mr. Blackley

In connection with Mr. Blackley’s appointment as Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd., one of OSG’s subsidiaries, effective September 1, 2005, and his relocation from New York to Newcastle, United Kingdom, OSG agreed to reimburse Mr. Blackley, a U.S. citizen, for the amount of income taxes he is required to pay to the United Kingdom Inland Revenue Service (such payments are known as tax equalization payments). In addition, OSG agreed to pay for the provision of certain tax preparation services, in order to ensure that OSG can properly recapture certain foreign tax credits. Mr. Blackley is responsible for paying his U.S. income taxes. Mr. Blackley returned to New York in April 2013. In March 2015, Mr. Blackley repaid $54,053 to OSG with respect to foreign tax credits arising from United Kingdom income taxes paid related to the period of his overseas assignment that were utilized against his 2014 federal income tax liability.

Potential Payments Upon Termination

The following table discloses the amounts that would have been payable to each NEO upon termination of their employment, assuming for this purpose that such termination occurred on December 31, 2015. At December 31, 2015, no NEO was eligible for normal retirement at age 65. The table excludes amounts payable pursuant to the OSG Supplemental Plan and pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the Savings Plan.

Event(1)	Ian T. Blackley	Rick F. Oricchio	Lois K. Zabrocky	James D. Small III	Adewale O. Oshodi	Geoffrey L. Carpenter
Involuntary Termination Without Cause or Voluntary Termination for Good Reason
Cash severance payment(2)	$1,350,000	$475,000	$1,050,000	$950,000	$330,000	$442,500
Pro rata Bonus Payment(3)	$1,012,500	$0	$0	$0	$50,417	$49,167
Bonus Payment(4)	$1,012,500	$712,500	$787,500	$712,500
Retention Bonus Payment(5)	$475,000	$0	$525,000	$0	$220,000	$147,500
Equity Awards(6)	$1,571,768	$1,436,766	$0	$798,202	$0	$0
Anniversary Payment(7)	$0	$400,000	$0	$0	$0	$0
Total	$5,421,768	$2,624,266	$2,362,500	$2,460,702	$600,417	$639,167
Death/Disability
Pro rata Bonus Payment(3)	$1,012,500	$0	$0	$0	$0	$0
Retention Bonus Payment(5)	$475,000	$0	$525,000	$0	$220,000	$147,500
Equity Awards(6)	$1,571,768	$1,436,766	$0	$798,202	$0	$0
Total	$3,059,268	$1,436,766	$525,000	$798,202	$220,000	$147,500

(1)	The values in this table reflect estimated payments associated with various termination scenarios. The table includes all outstanding grants through the assumed termination date of December 31, 2015.
(2)	Cash severance payment equal to 24 months of base salary for Messrs. Blackley and Small and Ms. Zabrocky, 12 months of base salary for Mr. Oricchio and 18 months of base salary for Messrs. Oshodi and Carpenter.
(3)	Pro rata bonus equal to the NEO’s Target Bonus, pro-rated based on the portion of the year that the NEO was employed. For Messrs. Oshodi and Carpenter, a lump sum payment in the amount equal to his pro rata Target Bonus in effect for the year of termination, the pro rata portion calculated to be a fraction, the numerator of which is the number of months worked from the effective date of the contract and the denominator of which is 36.
(4)	A lump sum payment in the amount equal to the NEOs Target Bonus in effect for the year of termination.
(5)	Under the OSG Retention Bonus Plan certain employees are eligible to earn a retention award. The participant must remain employed by OSG through December 19, 2016 (the “Retention Period”). If the participant voluntarily terminates employment or is terminated by OSG for cause before the end of the Retention Period, he or she will forfeit the full amount of the award. If the participant’s employment is terminated by OSG during the Retention Period, other than for cause, or the participant’s employment is terminated as a result of death or disability, the full amount of the retention award will be paid upon such termination. Awards under the OSG Retention Bonus Plan will be paid in a lump sum payment following completion the Retention Period.
(6)	For Messrs. Blackley, Oricchio and Small all option shares and RSUs (and any other equity based grant or cash in lieu of grants) granted to the Executive, to the extent not otherwise vested, shall be vested as of the Date of Separation, as applicable. The unvested RSUs will vest at the Target award amount and be settled by the settlement date of the respective grant.

(7)	Anniversary payment is a payment made to the executive for each of the first 2 years of the Executive’s employment on the respective anniversaries. A pro-rata portion of the Anniversary Bonus for the year in which the date of separation from service occurs, calculated from the first day of such year up to the date of separation from service.

OSG compensation committee Interlocks and Insider Participation

No member of the OSG compensation committee was, during fiscal year 2015, an officer or employee of OSG or was formerly an officer of OSG. None of OSG’s executive officers served on any board of directors or compensation committee of any other company for which any of OSG’s directors served as an executive officer at any time during fiscal 2015. Please see “Certain Relationships and Transactions with Related Persons, Affiliates and Affiliated Entities — Related Party Transactions” below for the Company’s policy on related person transactions.

DIRECTOR COMPENSATION

We expect to compensate our non-employee directors following the Distribution on substantially the same terms as the compensation arrangements for OSG directors, including the 15% reduction in fees over the 2016 fiscal year and an additional 20% reduction for the 2017 fiscal year. The Company’s non-executive Chairman of the Board will be entitled to receive an annual cash retainer of $172,000 and the Company’s other non-employee directors will be entitled to receive an annual cash retainer of $80,000. The Chairman of each of the Audit Committee, the Compensation Committee and the Governance Committee will be entitled to receive an additional cash retainer of $20,000, $20,000 and $13,000 respectively. Each member of the three committees (other than the committee Chairman) will be entitled to receive an additional cash retainer of $10,000, except that members of the Governance Committee will be entitled to receive an additional cash retainer of $6,500. To the extent that any of our executive officers serves on our board of directors, we do not expect that such officers will receive compensation for such board services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, all of the Company’s Common Stock was owned by OSG. After the Distribution Date, OSG will not own any shares of the Company’s Common Stock.

We anticipate that, immediately following the Distribution, the beneficial ownership of our stock will reflect the beneficial ownership of OSG’s common stock at the time of the Distribution. The following table provides information with respect to the anticipated beneficial ownership of our Company’s common stock by:

•	each of the Company’s stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;
•	each of the Company’s current and anticipated directors following the Distribution Date;
•	each of the Company’s current executive officers and the individuals we expect to be our executive officers following the Distribution Date; and
•	all of our anticipated directors and executive officers following the spin-off as a group.

Immediately following the spin-off, we estimate that approximately 29,156,750 shares of our common stock will be issued and outstanding, based on the number of shares of OSG common stock expected to be outstanding as of November 4, 2016. The actual number of shares of our common stock outstanding following the spin-off will be determined on November 18, 2016, the record date.

Anticipated beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days.

Except as disclosed in the footnotes to these tables and subject to applicable community property laws, we believe that each anticipated beneficial owner identified in the table will possess sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner. The information with respect to beneficial ownership by the identified stockholders was prepared based on information supplied by such stockholders in their filings with the SEC.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Class Beneficially Owned
5% Stockholders
Alden Funds(1)	2,155,123	7.4%
BHR Funds(2)	1,483,088	5.1%
BlueMountain Funds(3)	3,417,344	11.7%
Caxton Funds(4)	2,729,977	9.4%
Cyrus Funds(5)	4,020,716	13.8%
Paulson Funds(6)	3,681,494	12.6%
Executive Officers and Directors
Ian T. Blackley	4,673	*
Lois K. Zabrocky	1,494	*
Rick F. Oricchio	5,925	*
James D. Small III	1,842	*
Geoffrey L. Carpenter	436	*
Jeffrey D. Pribor	—	*
Adewale O. Oshodi	365	*
Douglas D. Wheat	6,236	*
Timothy J. Bernlohr	3,818	*
Randee Day	—	*
Joseph I. Kronsberg	—	*
Samuel H. Norton	3,818	*
Ronald Steger	3,818	*

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Class Beneficially Owned
Gary Eugene Taylor	3,818	*
Chad L. Valerio	—	*
Ty E. Wallach	—	*
Gregory A. Wright	3,818	*
Executive Officers and Directors as a Group (16 Persons)	40,061	*

*	Less than 1%
(1)	Based on an amendment to a Schedule 13G filed on February 16, 2016 with the SEC by the Alden Funds with respect to beneficial ownership of OSG common stock and OSG warrants held for the account of Alden Global BPI Fund, Ltd. (“Alden Global BPI”), Alden Global Opportunities Master Fund, L.P. (“Alden Global Opportunities”), Alden Global Value Recovery Master Fund, L.P. (“Alden Global Value”), Turnpike Limited (together with Alden Global BPI, Alden Global Opportunities and Alden Global Value, the “Alden Funds”) and Alden Global Capital LLC (“Alden Capital”), which is the investment advisor to the Alden Funds and in such capacity, exercises voting and dispositive power over the shares of OSG common stock held by the Alden Funds. The address of the principal business office of Alden Capital is 885 Third Avenue, 34th Floor, New York, NY 10022.
(2)	Based on an amendment to a Schedule 13D filed on July 13, 2016 with the SEC by the BHR Funds with respect to beneficial ownership of OSG common stock and OSG warrants held for the account of BHR Capital LLC (“BHR Capital”) and BHR-OSG On-Shore Funding LLC (“BHR-OSG”). Four investment vehicles (the “Vehicles”) advised by BHR Capital directly hold the shares of OSG common stock over which BHR Capital has beneficial ownership including BHR-OSG, BHR Master Fund, Ltd. (“BHR Master”), BHR OC Master Fund, Ltd. (“BHR OC Master”) and BHR OC OSG On-Shore Funding LLC (“BHR OC OSG”). BHR Capital is the managing member of BHR-OSG and special member of BHR OC OSG and is the investment adviser to each of BHR Master, BHR OC Master and BHR OC OSG. The executive officers, directors and control persons of the BHR Capital and BHR-OSG (each a “Control Person”) are as follows: Michael Thompson (“Thompson”), William Brown (“Brown”), Glenn Sloat (“Sloat”), Antoine Bastian (“Bastian”), Michael Levin (“Levin”) and Joshua Barlow (“Barlow”). Thompson is the Managing Member of BHR Capital and controls the investment activities of the Vehicles. Brown is the President, COO and Chief Compliance Officer of BHR Capital, Director of BHR Master and BHR OC Master and Member of the Committee of Managers to the Manager of BHR OC OSG. Sloat and Bastian are Directors of BHR Master and Levin and Barlow are Directors of BHR OC Master and Members of the Committee of Managers to the Manager of BHR OC OSG. The principal business of (i) BHR-OSG and BHR OC OSG is to serve as a private investment vehicle, (ii) BHR Capital is to serve as the investment manager to a number of private investment vehicles (including BHR-OSG, BHR OC OSG, BHR Master and BHR OC Master) and to make investment decisions on behalf of those investment vehicles and (iii) each Control Person is to serve in the position(s) for BHR Capital, BHR Master, BHR OC Master and BHR OC OSG, as applicable, as described above. The address of the principal business office of BHR Capital, BHR-OSG and each Control Person is 545 Madison Avenue, 10th Floor, New York, NY 10022.
(3)	Based on an amendment to a Schedule 13D filed on May 4, 2016 with the SEC by the BlueMountain Funds with respect to beneficial ownership of OSG common stock and OSG warrants held for the account of BlueMountain Capital Management, LLC (“Investment Manager”), BlueMountain GP Holdings, LLC (“GP Holdings”), BlueMountain Nautical LLC (“Nautical”), BlueMountain Guadalupe Peak Fund L.P. (“Guadalupe”), and BlueMountain Long/Short Credit GP, LLC (“General Partner”). The principal business of: (i) each of Nautical and Guadalupe is to serve as a private investment fund; (ii) the General Partner is to serve as the general partner of Guadalupe and certain other private funds for which the Investment Manager serves as investment manager; (iii) GP Holdings is to serve as the sole owner of the General Partner and a number of other entities which act as the general partner of private investment funds for which the Investment Manager serves as investment manager (including Guadalupe); and (iv) the Investment Manager is to serve as investment manager to a number of private investment funds (including Guadalupe), to serve as non-member manager of Nautical and to make investment decisions on behalf of such entities. The business address of Nautical, Guadalupe, the General Partner, Investment Manager and GP Holdings is 280 Park Avenue, 12th Floor, New York, New York 10017.

(4)	Based on Schedule 13D filed on July 15, 2016 with the SEC by the Caxton Funds with respect to beneficial ownership of OSG common stock and OSG warrants held for the account of Caxton International Limited (“Caxton International”), Caxton Associates LP (“Caxton”), Canterbury Holdings (USA) LLC (“Canterbury USA”), Canterbury Holdings Limited, Andrew E. Law (“Law”) and Peter W. Agnes III (“Agnes”). The address of Caxton International is Maple Corporate Services (BVI) Ltd. Kingston Chambers, P.O. Box 173, Road Town, Tortola, B.V.I. The address of Caxton is 731 Alexander Road, Bldg. 2, Princeton, NJ 08540. The address of Canterbury USA is 500 Park Avenue, New York, NY 10022. The address of Law and of Agnes is c/o Caxton Associates LP, Attention Scott B. Bernstein, General Counsel, 731 Alexander Road, Bldg. 2, Princeton, NJ 08540.
(5)	Based on an amendment to a Schedule 13D filed on June 23, 2016 with the SEC by Cyrus Capital Partners, L.P. (“CCP”) with respect to beneficial ownership of OSG common stock and OSG warrants held for the account of CCP and Cyrus Capital Partners GP, L.L.C. (“CCPGP”). As the (i) principal of CCP and (ii) principal of Cyrus Capital Partners GP, L.L.C., the general partner of CCP, Stephen C. Freidheim (“Freidheim”) may be deemed the beneficial owner of CCP’s and CCPGP’s OSG common stock. The address of each of CCP, CCPGP and Freidheim is 399 Park Avenue, 39th Floor, New York, NY 10022.
(6)	Based on an amendment to a Schedule 13D filed on June 29, 2016 with the SEC by Paulson & Co. Inc. (“Paulson”) with respect to beneficial ownership of OSG common stock and OSG warrants held for the account of Paulson. Paulson is the investment manager of PCO Shipping LLC and certain separately managed accounts (collectively, the “Paulson Accounts”). The address of Paulson and the Paulson Accounts is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH
RELATED PERSONS, AFFILIATES AND AFFILIATED ENTITIES

Relationship with OSG

We have been a subsidiary of OSG since its incorporation, and have been part of OSG’s consolidated business operations. Following the Distribution, OSG will cease to hold any of our outstanding Common Stock.

Agreements with OSG

Following the spin-off, we and OSG will operate independently, and neither will have any ownership interest in the other. In order to govern the ongoing relationships between us and OSG after the spin-off and to facilitate an orderly transition, we and OSG intend to enter into agreements providing for various services and rights following the spin-off, and under which we and OSG will agree to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we expect to enter into with OSG. You are encouraged to read the forms of the material agreements, which have been filed as exhibits to this Form 10, of which this Information Statement is a part, for greater detail with respect to the terms of these agreements.

Separation and Distribution Agreement

We intend to enter into a Separation and Distribution Agreement with OSG upon or prior to the Distribution. The Separation and Distribution Agreement will set forth our agreements with OSG regarding the principal actions to be taken in connection with the spin-off. It will also set forth other agreements that govern aspects of our relationship with OSG following the spin-off.

Transfer of Assets and Assumption of Liabilities.  The Separation and Distribution Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of our separation from OSG so that we and OSG retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and OSG. In particular, the Separation and Distribution Agreement will generally provide that, to the extent not already completed:

•	all of the assets of the INSW Business not already owned by us and owned by OSG prior to the Distribution will be transferred to INSW;
•	all of the assets of the OSG Business not already owned by OSG and owned by INSW prior to the Distribution will be transferred to OSG;
•	all of the liabilities (whether accrued, contingent or otherwise) except for the Continuing OSG Guarantees (as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Off-Balance Sheet Arrangements”) of the INSW Business that are obligations of OSG prior to the Distribution will be assumed by us; and
•	all of the liabilities (whether accrued, contingent or otherwise) of the OSG Business that are our obligations prior to the Distribution will be assumed by OSG.

“INSW Business” means at any time prior to the effective time of the Distribution on the Distribution Date (the “Effective Time”), the ownership and operation of a fleet of oceangoing vessels engaged primarily in (a) the transportation of crude oil and petroleum products in the International Flag trades as operated through two segments: (i) international crude tankers and (ii) international product carriers vessel operations, (b) International Flag lightering in the Caribbean, Panama, the Gulf of Mexico and the West Coast of the United States and (c) the LNG joint venture and the FSO joint venture, in each case as owned and operated by any of INSW, OSG and any member of the INSW Group or OSG Group, as applicable. “OSG Business” means, at any time prior to the Effective Time, the operation of that certain U.S. Flag fleet of oceangoing vessels engaged primarily in the transportation of crude oil and petroleum products and operating either under the Jones Act or internationally in the U.S. Maritime Security Program, as operated by any member of the OSG Group. “INSW Group” means INSW, OSG Ship Management Manila, Inc. and each person that is or becomes a subsidiary of INSW at or after the Effective Time. “OSG Group” means OSG, Alaska Tanker Company L.L.C. and each person that is or becomes a subsidiary of OSG (other than INSW and any other member of the INSW Group) at or after the Effective Time.

Contribution.  In connection with the Separation and Distribution Agreement, ISNW and its wholly owned subsidiary, International Seaways Operating Corporation, a Republic of the Marshall Islands corporation (“ISOC”) will enter into a contribution agreement that will be effective prior to or on the Effective Time. Such agreement will describe the following:

•	the assignment, conveyance, transfer and delivery, to ISOC of all of our right, title, and interest in, all of the issued and outstanding equity interests of most of our directly owned subsidiaries, subject to any liens and as specified in the agreement;
•	the assignment, conveyance, transfer and delivery to ISOC of all of our right, title, and interest in, to substantially all of our operational assets, except as specified in the agreement; and
•	the assignment and delegation to ISOC of all of our right, title and interest in substantially all of our liabilities, except the Amended and Restated INSW Credit Agreement, the INSW FSO Guarantees, the LNG Performance Guarantees and the Bareboat Charter Guarantees and except as specified in the agreement.

Intercompany Arrangements.  All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable that shall be repaid, settled or otherwise eliminated in the ordinary course of business consistent with past practice, between us, on the one hand, and OSG, on the other hand, will terminate effective as of the Effective Time, except specified agreements and arrangements that are intended to survive the Distribution (in some cases, for only a limited period of time).

Representations and Warranties.  In general, neither we nor OSG will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis.

Further Assurances.  The parties will use reasonable best efforts, prior to, on and after the Effective Time, to effect any transfers contemplated by the Separation and Distribution Agreement. In addition, the parties will, at the reasonable request, cost and expense of the other party, take such other action as may be reasonably necessary to vest in such other party good and marketable title to the assets allocated to such party under the Separation and Distribution Agreement or any other ancillary agreements, free and clear of any security interest, if and to the extent it is practicable to do so.

The Distribution.  The Separation and Distribution Agreement will govern OSG’s and our respective rights and obligations regarding the proposed Distribution. On or prior to the Effective Time, OSG will deliver to the Distribution Agent, for the benefit of the holders of OSG warrants and OSG common stock as of the Record Date, book-entry transfer authorizations for such number of outstanding Common Stock as is necessary to effect the Distribution and shall cause the transfer agent for the OSG common stock to instruct the Distribution Agent to distribute at the Effective Time, the appropriate number of Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. The OSG Board will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the Distribution.

Conditions.  The Separation and Distribution Agreement will also provide that several conditions must be satisfied or waived by OSG in its sole and absolute discretion before the Distribution can occur. For further information about these conditions, see “— Conditions to the Spin-Off.” OSG shall, in its sole and absolute discretion, determine the terms of the Distribution and the timing and conditions to the consummation of the Distribution and any such transaction(s) and/or offerings. In addition, OSG may at any time prior to the consummation of the spin-off decide to accelerate or delay the timing of the consummation of all or part of the Distribution and nothing shall limit OSG’s right to terminate the Agreement or the spin-off.

Exchange of Information.  We and OSG will agree to use commercially reasonable efforts to retain information in the possession or control of the other party, to the extent (a) such information relates to the requesting party’s business, (b) such information is required by the requesting party to comply with its obligations under the Separation and Distribution Agreement or (c) such information is required by the requesting party to comply with any obligation imposed by any governmental authority subject to customary exceptions, until the occurrence of certain specified events and to provide each other with such information as soon as reasonably practical after written request therefor from the other party or its other Group members, at any time before, on or after the Effective Time.

Until the end of the first full fiscal year following the Distribution (and for a reasonable time afterward as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution occurs), each party will also agree to use its commercially reasonable efforts to cooperate with the other’s information requests to enable such requesting party to comply with its financial reporting and audit obligations.

Non-competition.  The Separation and Distribution Agreement will include a non-compete provision that will bind us and OSG for a period of one year after the Effective Time. The non-compete is subject to certain customary exceptions and is also inapplicable to INSW or OSG operating certain oceangoing vessels under the U.S. Maritime Security Program or the U.S. Military Sealift Command in a manner generally consistent with the manner in which such business has been or could be conducted as of the date of the Separation and Distribution Agreement.

Subject to the above exceptions, we will agree not to (a) engage, directly or indirectly, in the ownership and operation of a fleet of oceangoing vessels engaged primarily in the transportation of crude oil and/or petroleum products in the Jones Act trade, (b) solicit any customers or potential customers in the Jones Act trade or (c) intentionally interfere with the business relationships and its customers or suppliers in the Jones Act trade.

Similarly, subject to the above exceptions, OSG will agree not to (a) engage, directly or indirectly, in the ownership and operation of a fleet of oceangoing vessels engaged primarily in the transportation of crude oil and/or petroleum products in the International Flag trade, (b) solicit any customers or potential customers in the International Flag trade or (c) intentionally interfere with the business relationships and its customers or suppliers in the International Flag trade.

Termination.  OSG, in its sole and absolute discretion, may terminate the Separation and Distribution Agreement and any ancillary agreements at any time prior to the Effective Time.

Release of Claims.  We and OSG will each agree to release the other and its successors and assigns, and all persons that prior to the Distribution have been the other’s stockholders, directors, officers, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any liabilities against any of them that are (a) liabilities of the other and assumed pursuant to the Separation and Distribution Agreement or (b) liabilities that arise out of or in connection with the transactions and all other activities to implement the transactions contemplated by the Separation and Distribution Agreement and any other transactions contemplated by the ancillary agreements. These releases will be subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification.  We and OSG will each agree to indemnify the other and each of the other’s past, present and future directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the spin-off and our and OSG’s respective businesses. We will indemnify OSG for any liability arising out of the Continuing OSG Guarantees. The amount of either OSG’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement will also specify procedures regarding claims subject to indemnification.

Intellectual Property.  OSG is conveying ownership of all intellectual property that is primarily related to the INSW Business to INSW; however, OSG is not conveying ownership rights or granting INSW a license to use the OSG name and OSG marks (which will include “Overseas Shipholding Group”, “OSG” or certain specified names). INSW will have a transitional right to continue using the OSG name and OSG marks in connection with existing vessels, marketing, promotional, sales and other similar materials. We and OSG will each consent to, and agree to, grant the other party a perpetual, irrevocable, worldwide, nonexclusive, royalty-free license under each entity’s existing intellectual property owned by ourselves, OSG Group or INSW Group that is necessary to the operation of the other party’s business.

Transition Services Agreement

We intend to enter into a Transition Services Agreement pursuant to which OSG will provide us, and we will provide OSG, with specified services for a limited time to help ensure an orderly transition following the Distribution. The Transition Services Agreement will specify the calculation of our costs for these services. The cost of these services will be negotiated between us and OSG and may not necessarily be reflective of prices that we could have obtained for similar services from an independent third party.

We anticipate that OSG will provide certain administrative services, including administrative support services related to benefit plans, human resources and legal services, for a transitional period after the spin-off. Similarly, we anticipate that we will provide certain limited transition services to certain OSG subsidiaries, including services relating to accounting activities and information and data provision services. The Transition Services Agreement will terminate 30 days after the expiration or termination of all of the services provided thereunder, which are generally provided for a maximum period of three to six months. The cost of the services to be provided by each party is estimated to be $242 for services provided by OSG to INSW and $138 for services provided by INSW to OSG.

Given the short-term nature of the Transition Services Agreement, we are in the process of increasing our internal capabilities to eliminate reliance on OSG for the transition services it will provide us as quickly as possible following the spin-off.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with OSG that will address employment, compensation and benefits matters. The Employee Matters Agreement will address the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated, including equity incentive plans. The Employee Matters Agreement will also govern the transfer of employees between OSG and us in connection with the Distribution, and set forth certain obligations for reimbursements and indemnities between OSG and us.

In connection with the Distribution, any stock options, RSUs, and performance-based units granted or awarded to our employees under OSG’s equity incentive plans, will be treated as follows: (i) any OSG stock options that are held by our employees, whether or not vested, as well as any unvested OSG RSUs or OSG performance-based units will be assumed and adjusted in a manner intended to preserve the intrinsic value of the awards; (ii) any vested but unsettled OSG performance-based units that are held by our employees will continue to be denominated in shares of OSG, but adjusted to reflect the Distribution; and (iii) for any unvested performance-based units, the applicable performance metrics will be adjusted to reflect that the relevant performance is that of the Company and not OSG. All equity awards will otherwise continue to be subject to the same terms and conditions that were applicable to such OSG equity awards prior to the Distribution. We and OSG believed the foregoing treatment was appropriate in order to (i) replace compensation that our employees would have otherwise forfeited upon ceasing to be an employee of OSG and (ii) provide our employees with a meaningful investment in our Company that will align their interests with those of our stockholders following the Distribution.

Registration Rights Agreement

Concurrently with the Distribution, INSW expects to enter into a registration rights agreement (the “Registration Rights Agreement”) with the Paulson Funds and Cyrus Funds. Pursuant to the Registration Rights Agreement, we will be required to register, on a registration statement filed with the SEC, the resale of certain shares of INSW Common Stock for the benefit of the stockholders party thereto and potentially certain other stockholders.

Under the terms of the Registration Rights Agreement, the stockholders party thereto are provided with certain demand registration rights subject to certain conditions and limitations. At any time and from time to time after a shelf registration statement has been declared effective by the SEC, any one or more of the stockholders party thereto may request to sell all or any portion of their Registrable Securities (as defined in the Registration Rights Agreement) in an underwritten offering, provided that the total offering price of the securities to be offered in such offering is reasonably expected to exceed, in the aggregate (i) in the case of a demand by at least one selling securityholder party to the Registration Rights Agreement that is an “affiliate” (within the meaning of Rule 405 under the Securities Act), $25.0 million or (ii) in all other cases, $75.0 million.

Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Company’s Code of Business Conduct and Ethics will require all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Company’s legal department. In addition to this reporting requirement, to identify related party transactions, each year the Company will submit and require its directors and executive officers to complete Director and Officer questionnaires identifying any transactions with the Company in which the director or officer has an interest. Management and the legal department will carefully review the terms of all related party transactions. Management will report to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party (if such related party is a director) will be excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board must determine whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved.

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of the material terms of our capital stock, articles of incorporation and by-laws, each as amended and restated, that will be in effect prior to the completion of the Distribution. Any references to Republic of the Marshall Islands (the “RMI”) law are not meant to be complete and are subject to, and qualified in their entirety by, reference to our amended and restated articles of incorporation (“Amended and Restated Articles of Incorporation”) and amended and restated by-laws (“Amended and Restated By-Laws”) and to the RMI Business Corporations Act (the “BCA”). See “Where You Can Find More Information.” We will file the forms of our Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws as exhibits to the registration statement of which this Information Statement relates. These descriptions may not contain all of the information that may be important to you and should be read in conjunction with our Amended and Restated Articles of Incorporation, Amended and Restated By-Laws and applicable provisions of the BCA.

Authorized Capitalization

Our authorized capital stock consists of (a) 1,000 authorized shares of common stock, no par value (the “common stock”). Following the distribution, we expect that our authorized capital stock will consist of (a) 100,000,000 authorized shares of common stock and (b) 10,000,000 shares of preferred stock, no par value (the “preferred stock”).

As of November 9, 2016 there were 102.21 shares of common stock outstanding.

Common Stock

Currently, all of our common stock is owned by OSG.

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds, based on the number of shares of common stock then held of record by such holder, subject to the preferential rights of the holders of any shares of preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share.

Our Amended and Restated Articles of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors. Our Amended and Restated By-Laws provide that directors will be elected by a majority of the shares voting once a quorum is present.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock have no preemptive rights, conversion rights or other subscription rights as set out in our Amended and Restated Articles of Incorporation, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our Amended and Restated Articles of Incorporation, our board of directors, without further action by our stockholders, is authorized to issue shares of preferred stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as the board of directors shall specify in the resolution or resolutions providing for the issue of such preferred stock, provided that the board of directors may not issue any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholders rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly, without the affirmative vote of at least a majority of the total voting power of the outstanding shares of our capital stock entitled to vote on such matter, voting as a class. Notwithstanding the foregoing, the preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock and the issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of us. We currently have no plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Amended and Restated Articles of Incorporation, Our Amended and Restated By-Laws and RMI Law

Our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. Examples of such provisions in our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws relating to corporate governance and the rights of stockholders, certain of which may be deemed to have a potential “anti-takeover” effect include:

Authorized but Unissued or Undesignated Capital Stock.  Our authorized capital stock consists of authorized shares of capital stock consisting of authorized shares of common stock and shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our Amended and Restated Articles of Incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. Although our Amended and Restated Articles of Incorporation prohibits the board of directors, without the affirmative vote of at least a majority of the total voting power of our outstanding shares of capital stock entitled to vote on such matters, voting as a class, from issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Corporation more difficult or costly, the issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or our Amended and Restated Articles of Incorporation.

Action by Written Consent.  Our Amended and Restated By-Laws and Section 67 of the BCA provide that stockholder action can be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders.  Our Amended and Restated By-Laws provide that special meetings of our stockholders may be called only by the President or any Vice President, by resolution of the board of directors or by holders of not less than 25% of all outstanding shares entitled to vote on the matter for which the meeting is called. Our Amended and Restated By-Laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Advance Notice Procedures.  Our Amended and Restated By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the immediately preceding annual meeting. In the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be received not earlier than the 90 days prior to the annual meeting and not later than the later of 60 days prior to the annual meeting or 10 days following the public announcement of the date of the annual meeting. Our Amended and Restated By-Laws also specify requirements as to the form and content of a stockholder’s notice.

These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Super Majority Approval Requirements.  Our Amended and Restated By-Laws provide that our board of directors, at any regular meeting or special meeting called for the purpose, and our stockholders, at any annual meeting or special meeting called for the purpose, may make, alter, amend or repeal our Amended and Restated By-Laws. However, our board of directors may not, without the affirmative vote of a majority of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain provisions of our Amended and Restated By-Laws, including those relating to stockholder meeting quorum requirements, majority election of directors, notification of the nominations for the election of directors, special meetings of our board of directors, committees of the board of directors and amendments to the Amended and Restated By-Laws. Further, our board of directors may not, without the affirmative vote of the holders of two-thirds or more of the outstanding stock entitled to vote on such matters, alter, amend or repeal certain other provisions of our Amended and Restated By-Laws, including those relating to the calling of special meetings by stockholders and stockholder action by written consent.

The BCA provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Amended and Restated Articles of Incorporation provides that specified provisions, including those relating to amendment of our Amended and Restated Articles of Incorporation and the procedures by which any action required or permitted to be taken by holders of Common Stock may be performed, may only be amended or repealed by the affirmative vote of two-thirds ( 2/3) of the combined voting power of the outstanding shares of our capital stock.

The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain or discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Exclusive Forum

Our Amended and Restated By-Laws provides that unless we consent in writing to the selection of an alternate forum, the State and Federal Court located in the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees, (iii) any action asserting a claim against us arising pursuant to the BCA or (iv) any action asserting a claim against us that is governed by the bylaws, in all cases subject to the court having personal jurisdiction over the parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to the forum provisions in our Amended and Restated By-Laws.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the BCA, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the RMI High Court.

Stockholders’ Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

Under the BCA, a Marshall Islands corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or a witness in or is otherwise involved in any threatened, pending or completed action, suit, claim, inquiry or proceeding whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) and whether formal or informal, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, nonprofit or other entity, including service with respect to employee benefit plans, against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The corporation shall be required to indemnify or advance expenses to such a person in connection with a proceeding commenced by the person against the corporation only if the commencement of such proceeding was authorized in the specific case by the Board of Directors or was brought to establish or enforce a right to indemnification under the bylaws, the corporations articles of incorporation, any agreement, the laws of the RMI or otherwise.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in the BCA.

In addition, a Marshall Islands corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him or her and incurred by him or her in such capacity whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the BCA. The indemnification provisions of the BCA are not exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Articles of Incorporation limits the liability of our directors to the fullest extent permitted by the BCA and requires that we will provide them with customary indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 under the Securities Act with respect to the shares of our Common Stock offered hereby. This Information Statement, which is incorporated by reference into the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this Information Statement as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of these materials may be obtained from those offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

Upon completion of the Distribution, we will be required and we intend to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. To comply with these requirements, we will file periodic reports, proxy statements and other information with the SEC.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and we expect that substantially all of our assets and those of our subsidiaries will be located outside of the United States. As a result, you should not assume that courts in the countries in which we are incorporated or where our assets are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce liabilities against us based upon these laws. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Marshall Islands court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise because the Marshall Islands courts would not have subject matter jurisdiction to entertain such a suit.

Reeder & Smith P.C., our counsel as to Marshall Islands law, has advised us that the Marshall Islands does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts. However, there would be no impediment for you to originate an action in the Marshall Islands based upon Marshall Islands law.

INDEX TO FINANCIAL STATEMENTS

Index to Audited Consolidated Financial Statements

Report of Independent Registered Accounting Firm	F-2

Years ended December 31, 2015, 2014 and 2013

Index to Unaudited Condensed Consolidated Financial Statements

Six Months ended June 30, 2016 and 2015

Unaudited Condensed Consolidated Balance Sheets at June 30, 2016 and December 31, 2015	F-55
Unaudited Condensed Consolidated Statements of Income for the Six Months Ended June 30, 2016 and 2015	F-56
Unaudited Condensed Consolidated Statements of Comprehensive Income for the Six Months Ended June 30, 2016 and 2015	F-57
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2016 and 2015	F-58
Unaudited Condensed Consolidated Statements of Changes in Equity for the Six Months Ended June 30, 2016 and 2015	F-59
Notes to Unaudited Condensed Consolidated Financial Statements	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of
International Seaways, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income/(loss), equity and cash flows present fairly, in all material respects, the financial position of International Seaways, Inc. (formerly known as OSG International, Inc.) and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it presents debt issuance costs as a result of the retrospective adoption of the new guidance in ASU No. 2015-03.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 25, 2016, except for the effects of the change in presentation of the debt issuance costs discussed in Note 3, as to which the date is July 15, 2016.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31
DOLLARS IN THOUSANDS

	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$308,858	$178,240
Voyage receivables, including unbilled of $71,200 and $83,432	74,951	88,349
Other receivables	4,464	6,014
Inventories	3,396	6,381
Prepaid expenses and other current assets	5,067	6,188
Total Current Assets	396,736	285,172
Restricted cash	8,989	70,093
Vessels and other property, less accumulated depreciation	1,240,411	1,316,538
Deferred drydock expenditures, net	37,075	29,325
Total Vessels, Deferred Drydock and Other Property	1,277,486	1,345,863
Investments in and advances to affiliated companies	344,891	331,435
Other assets	1,848	2,620
Total Assets	$2,029,950	$2,035,183
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$30,783	$25,335
Due to parent for cost sharing reimbursements	11,350	5,617
Current installments of long-term debt	6,284	6,284
Total Current Liabilities	48,417	37,236
Long-term debt	588,938	595,072
Other liabilities	8,809	11,932
Total Liabilities	646,164	644,240
Commitments and contingencies
Equity:
Common stock – 1,000 no par value shares authorized; 102.21 shares outstanding	29,825	29,825
Paid-in additional capital	1,325,504	1,434,603
Retained earnings	92,581	888
	1,447,910	1,465,316
Accumulated other comprehensive loss	(64,124)	(74,373)
Total Equity	1,383,786	1,390,943
Total Liabilities and Equity	$2,029,950	$2,035,183

See notes to consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31
DOLLARS IN THOUSANDS

	2015	2014	2013
Shipping Revenues:
Pool revenues, including $45,372 in 2015, $85,967 in 2014 and $90,668 in 2013 received from companies accounted for by the equity method	$360,218	$180,813	$177,068
Time and bareboat charter revenues	52,092	44,846	43,817
Voyage charter revenues	85,324	291,359	364,475
	497,634	517,018	585,360
Operating Expenses:
Voyage expenses	21,844	170,031	222,908
Vessel expenses	143,925	133,772	135,362
Charter hire expenses	36,802	60,955	116,277
Depreciation and amortization	81,653	84,931	108,675
General and administrative	41,516	52,597	69,848
Technical management transition costs	39	3,417	—
Severance and relocation costs	—	16,666	2,090
Goodwill and other intangibles impairment charge	—	—	16,214
(Gain)/loss on disposal of vessels and other property, including impairments	(4,459)	(9,955)	366,425
Total Operating Expenses	321,320	512,414	1,037,799
Income/(Loss) from Vessel Operations	176,314	4,604	(452,439)
Equity in Income of Affiliated Companies	45,559	37,872	37,054
Operating Income/(Loss)	221,873	42,476	(415,385)
Other Income/(Expense)	66	(45)	435
Income/(Loss) before Interest Expense, Reorganization Items and Income Taxes	221,939	42,431	(414,950)
Interest Expense	(42,970)	(56,258)	(350)
Income/(Loss) before Reorganization Items and Income Taxes	178,969	(13,827)	(415,300)
Reorganization Items, net	(5,659)	(104,528)	(304,288)
Income/(Loss) before Income Taxes	173,310	(118,355)	(719,588)
Income Tax Provision	(140)	(744)	(4,217)
Net Income/(Loss)	$173,170	$(119,099)	$(723,805)
Weighted average number of shares outstanding	102.21	102.21	102.21
Basic and diluted net income/(loss) per share	$1,694,256.92	$(1,165,238.24)	$(7,081,547.79)

See notes to consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
FOR THE YEARS ENDED DECEMBER 31
DOLLARS IN THOUSANDS

	2015	2014	2013
Net Income/(Loss)	$173,170	$(119,099)	$(723,805)
Other Comprehensive Income/(Loss), net of tax:
Net change in unrealized holding losses on available-for-sale securities	—	—	(49)
Net change in unrealized losses on cash flow hedges	7,910	(2,093)	39,674
Foreign currency translation adjustment	(13)	87	—
Defined benefit pension plan
Net change in unrecognized prior service costs	118	232	(19)
Net change in unrecognized actuarial losses	2,234	(4,974)	(1,040)
Other Comprehensive Income/(Loss)	10,249	(6,748)	38,566
Comprehensive Income/(Loss)	$183,419	$(125,847)	$(685,239)

See notes to consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
DOLLARS IN THOUSANDS

	2015	2014	2013
Cash Flows from Operating Activities:
Net Income/(loss)	$173,170	$(119,099)	$(723,805)
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	81,653	84,931	108,675
Loss on write-down of vessels and other fixed assets	—	—	366,438
Goodwill and other intangibles write-down	—	—	16,214
Amortization of debt discount and other deferred financing costs	5,835	2,009	—
Direct and allocated stock compensation, non-cash	2,811	571	1,012
Deferred income tax (benefit)/provision	—	(10)	3,498
Undistributed earnings of affiliated companies	(38,666)	(32,549)	(35,557)
Allocated reorganization items, non-cash	5,659	87,197	304,168
Other – net	(41)	106	255
Items included in net income/(loss) related to investing and financing activities:
Gain on disposal of vessels and other property, net	(4,459)	(9,955)	(13)
Allocated general and administrative costs, non-cash	954	3,359	—
Payments for drydocking	(20,728)	(12,078)	(10,273)
Bankruptcy claim payments	—	(285,322)	—
Deferred financing costs paid for loan modification	(5,545)	—	—
Changes in operating assets and liabilities:
Decrease in receivables	13,398	39,392	40,447
Increase/(decrease) in cost sharing reimbursement payable to parent	5,733	(21,262)	23,028
Net change in inventories, prepaid expenses and other current assets and accounts payable, accrued expenses and other current and long-term liabilities	2,965	9,415	7,608
Net cash provided by/(used in) operating activities	222,739	(253,295)	101,695
Cash Flows from Investing Activities:
Decrease/(increase) in restricted cash	61,104	(70,093)	—
Expenditures for vessels and vessel improvements	(964)	(21,454)	(33,725)
Proceeds from disposal of vessels	17,058	78,426	—
Expenditures for other property	—	—	(1,580)
Repayment of advances from affiliated companies, net	37,347	29,722	2,097
Other – net	(382)	(240)	(312)
Net cash provided by/(used in) investing activities	114,163	16,361	(33,520)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	—	605,561	—
Payments on debt, including adequate protection payments	(6,284)	(317,411)	(12,731)
Net change in net investment of Parent	—	(53,225)	12,153
Dividends to Parent	(200,000)	—	—
Contribution by Parent	—	6,306	—
Net cash (used in)/provided by financing activities	(206,284)	241,231	(578)
Net increase in cash and cash equivalents	130,618	4,297	67,597
Cash and cash equivalents at beginning of year	178,240	173,943	106,346
Cash and cash equivalents at end of year	$308,858	$178,240	$173,943

See notes to consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
DOLLARS IN THOUSANDS

	Common Stock	Net Investment of Parent	Paid-in Additional Capital	Retained Earnings	Accumulated Other Comprehensive Loss*	Total
Balance as of January 1, 2013	$—	$1,699,726	$—	$—	$(106,191)	$1,593,535
Net loss	—	(723,805)	—	—	—	(723,805)
Other comprehensive income	—	—	—	—	38,566	38,566
Net change in investment of parent	—	60,546	—	—	—	60,546
Balance as of December 31, 2013	—	1,036,467	—	—	(67,625)	968,842
Net loss	—	(119,987)	—	—	—	(119,987)
Other comprehensive loss	—	—	—	—	(984)	(984)
Net change in investment of parent	—	507,068	—	—	—	507,068
Reclassification of net investment of parent	29,825	(1,423,548)	1,393,723	—	—	—
Balance as of July 31, 2014	29,825	—	1,393,723	—	(68,609)	1,354,939
Net income	—	—	—	888	—	888
Other comprehensive loss	—	—	—	—	(5,764)	(5,764)
Capital contribution of parent, net	—	—	40,880	—	—	40,880
Balance as of December 31, 2014	29,825	—	1,434,603	888	(74,373)	1,390,943
Net income	—	—	—	173,170	—	173,170
Dividend	—	—	(118,523)	(81,477)	—	(200,000)
Other comprehensive income	—	—	—	—	10,249	10,249
Capital contribution of parent	—	—	9,424	—	—	9,424
Balance as of December 31, 2015	$29,825	$—	$1,325,504	$92,581	$(64,124)	$1,383,786

*	Amounts are net of tax.

See notes to consolidated and combined financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 1 — DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

These accompanying consolidated financial statements include the historical accounts of the International Flag operations of Overseas Shipholding Group Inc. (“OSG” or the “Parent”), a publicly traded company incorporated in Delaware (United States). The entities forming the International Flag operations have historically been comprised of International Seaways, Inc. (“INSW”), a Marshall Islands Corporation, its wholly owned subsidiaries and Maremar Tanker LLC, a Delaware corporation and wholly owned subsidiary of OSG that owned the vessel Victory through June 30, 2014, when it was sold to a subsidiary of INSW (See Note 13, “Related Parties”). On October 5, 2016, the name of OSG International, Inc. was changed to International Seaways, Inc.

The Reorganization

On August 5, 2014, OSG and its subsidiaries, including certain INSW debtor entities (together with OSG, the “Debtors”), emerged from bankruptcy under Chapter 11 of Title II of the U.S. Code (the “Bankruptcy Code”). See Note 2, “Chapter 11 Filing and Emergence from Bankruptcy,” for further detail relating to the Parent’s and INSW’s voluntary petition for reorganization and subsequent emergence from bankruptcy. In conjunction with the plan of reorganization, OSG and INSW completed a series of capital contributions and distributions that resulted in all the entities that comprised the International Flag operations being owned by and being under the direct control of INSW upon emergence from bankruptcy (the “Emergence”). As INSW is the legal parent upon Emergence, these financial statements will be known as International Seaways, Inc. (“INSW”, “we,” “us,” or “our”) for all periods presented. The common stock and capital structure presented in these financial statements subsequent to Emergence is that of INSW.

Certain prior year amounts have been reclassified to conform to the current year presentation, primarily related to the disaggregation of amounts in the statement of cash flow.

All dollar amounts are in thousands.

Nature of the Business

INSW is engaged primarily in the ocean transportation of crude oil and petroleum products in the international market. INSW’s business is currently organized into two reportable segments: International Crude Tankers and International Product Carriers. The crude oil fleet is comprised of most major crude oil vessel classes. The products fleet transports refined petroleum product cargoes from refineries to consuming markets characterized by both long and short-haul routes. Through joint venture partnerships, INSW operates four liquefied natural gas (“LNG”) carriers and two Floating Storage and Offloading (“FSO”) service vessels.

As of December 31, 2015, INSW’s operating fleet consisted of 55 vessels, 48 of which were owned, with the remaining vessels chartered-in. Vessels chartered-in may be bareboat charters or time charters. Under either a bareboat charter or time charter, a customer pays a fixed daily or monthly rate for a fixed period of time for use of the vessel. Under a bareboat charter, the customer pays all costs of operating the vessel, including voyage expenses, such as fuel, canal tolls and port charges, and vessel expenses such as crew costs, vessel stores and supplies, lubricating oils, maintenance and repair, insurance and communications associated with operating the vessel. Under a time charter, the customer pays all voyage expenses and the shipowner pays all vessel expenses. INSW’s operating fleet list excludes vessels chartered-in where the duration of the charter was one year or less at inception. The Marshall Islands is the principal flag of registry of INSW’s vessels.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) using the consolidated financial statements and accounting records of OSG. The accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of the individual entities that comprise INSW carved out from the historical results of operations, cost basis of the assets and liabilities and cash flows of OSG for these entities using both specific identification and the allocation methodologies described below. All intercompany balances and

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 1 — DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION  – (continued)

transactions within INSW have been eliminated. Investments in 50% or less owned affiliated companies, in which INSW exercises significant influence, are accounted for by the equity method.

As the International Flag operations did not include a parent legal entity prior to Emergence on August 5, 2014, Net Investment of Parent is shown in lieu of shareholders’ equity in these financial statements for periods prior to Emergence. Balances between INSW and OSG that were not historically settled in cash were included in Net Investment of Parent. Net Investment of Parent represents OSG’s interest in the recorded assets of INSW and represents the cumulative net investment by OSG in INSW through the dates presented, inclusive of cumulative operating results. INSW’s financial statements as of December 31, 2015 and December 31, 2014 and for the year ended December 31, 2015 are presented on a consolidated basis, as subsequent to Emergence the entities comprising INSW became a separate consolidated group owned and operated by INSW. For practical reasons, INSW began accumulating retained earnings on August 1, 2014. The consolidated balance sheet as of December 31, 2014 has been prepared using the historical bases in the assets and liabilities of the entities which comprised INSW. Changes in stockholder’s equity represent OSG’s transfer of its net investment in the entities comprising INSW to common stock and paid-in additional capital, after giving effect to the net earnings of the entities comprising INSW plus net cash transfers to the entities comprising INSW and other transfers from OSG.

During the periods presented, INSW functioned as part of the larger group of companies controlled by OSG, and accordingly, OSG performed certain corporate overhead functions for INSW. Therefore, certain costs related to INSW have been allocated from the Parent. These allocated costs are primarily related to corporate administrative expenses, reorganization costs and employee related costs, including pensions and other benefits for corporate and shared employees, for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and contract support, customer support, treasury and cash management, facility and other corporate and infrastructural services. The costs associated with these services and support functions have been allocated to INSW primarily based on either the proportion of time spent by employees within the above functions on tasks related to or for the benefit of INSW entities or the proportion of ship operating days of INSW. Ship operating days are defined as the total number of days vessels are owned or chartered in during a period. A portion of this cost allocation was offset by costs for certain corporate functions held within INSW (including information technology functions) that have historically provided services to OSG and non-INSW subsidiaries of OSG. The net costs allocated for these functions are included in general and administrative expenses, technical management and transition costs, severance and relocation costs and reorganization items, net within the consolidated financial statements. The tax provisions for INSW have been provided using a separate tax return methodology.

Management believes the assumptions and allocations are reasonable. The expenses and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by INSW during the periods relative to the total costs incurred by OSG. However, the amounts recorded may not be representative of the amounts that would have been incurred had INSW been an entity that operated independently of OSG. Consequently, these consolidated financial statements may not be indicative of INSW’s future performance and do not necessarily reflect what its consolidated results of operations, financial position and cash flows would have been had INSW operated as a separate entity apart from OSG during the periods presented.

NOTE 2 — CHAPTER 11 FILING AND EMERGENCE FROM BANKRUPTCY

Chapter 11 Filing

On November 14, 2012 (the “Petition Date”), OSG and 180 of its subsidiaries including INSW Debtor entities, filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On March 7, 2014, the Debtors filed a plan of reorganization supported by certain of the lenders under OSG’s $1,500,000 credit agreement,

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 2 — CHAPTER 11 FILING AND EMERGENCE FROM BANKRUPTCY  – (continued)

dated as of February 9, 2006 (the “Lender Plan”). On April 18, 2014, the Debtors received a proposal for an alternative plan of reorganization from certain holders of existing equity interests of OSG, which the Debtors determined to be more favorable to the Debtors’ creditors and equity interest holders than the Lender Plan (the “Equity Proposal”). Accordingly, the Debtors filed with the Bankruptcy Court a plan of reorganization that effectuated the terms of the Equity Proposal (as subsequently amended, the “Equity Plan”). The Bankruptcy Court confirmed the Equity Plan by order entered on July 18, 2014 (the “Confirmation Order”). On August 5, 2014 (the “Effective Date”), the Equity Plan became effective and OSG, including INSW Debtor entities, emerged from bankruptcy.

Summary of Emergence from Bankruptcy

The Equity Plan deleveraged OSG’s balance sheet by reducing debt and increasing stockholders’ equity. The financial restructuring was accomplished through exit financing and by using the proceeds from an OSG shareholder rights offering and OSG supplemental equity offering, and cash on hand to reduce outstanding indebtedness. Below is a summary of the significant events affecting INSW’s capital structure as a result of the Equity Plan becoming effective.

Exit Financing and Entry into Credit Facilities

On the Effective Date, to support the Equity Plan, INSW entered into a secured term loan facility of $628,375 (the “INSW Term Loan”) and a revolving loan facility of $50,000 (the “INSW Revolver Facility” and, together with the INSW Term Loan, the “INSW Exit Financing Facilities” or the “INSW Facilities”), among OSG, INSW, OIN Delaware LLC, the sole member of which is INSW, certain INSW subsidiaries, Jefferies Finance LLC, as Administrative Agent, and other lenders party thereto, both secured by a first lien on substantially all of the International Flag assets of INSW and its subsidiaries that, collectively, and together with funds provided by OSG, provided the funding necessary to satisfy the Equity Plan’s cash payment obligations, the expenses associated with closing the INSW Exit Financing Facilities and working capital to fund INSW’s operations after emergence from bankruptcy. On August 5, 2014, the available amounts under the INSW Term Loan were drawn in full. As of December 31, 2015, no amounts had been drawn under the INSW Revolver Facility.

For additional information regarding the INSW Exit Financing Facilities see Note 9, “Debt,” to these consolidated financial statements.

Management believes the actions taken, including the Parent implementing the Equity Plan, closing on the INSW Exit Financing Facilities, reducing its activities in certain non-core areas and disposing of underperforming assets, will allow INSW to generate sufficient cash to support its operations over the next twelve months.

Financial Reporting

INSW prepared its consolidated financial statements in accordance with Accounting Standards Codification (“ASC”) 852, Reorganizations, and on a going-concern basis, which assumes continuity of operations, realization of assets and liabilities in the ordinary course.

ASC 852 requires that financial statements for periods subsequent to the filing of the Chapter 11 cases distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including but not limited to, all professional fees and other expenses, realized gains and losses, and provisions for losses) directly associated with the reorganization and restructuring of the business are reported separately as reorganization items in the consolidated statements of operations. The combined balance sheet, prior to emergence, was required to distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. However, there were no INSW liabilities that are subject to compromise as of the end of December 31, 2015 and 2014.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 2 — CHAPTER 11 FILING AND EMERGENCE FROM BANKRUPTCY  – (continued)

Upon OSG’s emergence from Chapter 11 bankruptcy proceedings on August 5, 2014, OSG was not required to apply fresh start accounting based on the provisions of ASC 852 since holders of OSG’s outstanding common shares immediately before confirmation of the Equity Plan received more than 50% of OSG’s outstanding common shares upon emergence. Accordingly, a new reporting entity was not created for accounting purposes. All of the OSG subsidiaries that comprise the INSW carve out group were directly or indirectly wholly owned by OSG immediately before confirmation of the Equity Plan and immediately after confirmation of the Equity Plan.

Reorganization Items, net

Reorganization items, net represent amounts incurred subsequent to the bankruptcy filing as a direct result of the filing of the Chapter 11 cases and are comprised of the following:

For the year ended December 31,	2015	2014	2013
Allocated trustee fees	$147	$1,929	$2,210
Allocated professional fees	5,422	81,381	46,444
Provision for and expenses incurred on rejected executory contracts including post-petition interest	—	6,419	251,237
Provision for post-petition interest on debt facilities	—	10,095	—
2004 Stock Incentive Plan	—	1,374	—
Deferred financing fees write-off	—	—	4,181
Other claim adjustments	90	3,330	216
Total Reorganization items, net	$5,659	$104,528	$304,288

Cash paid for reorganization items was $0, $303,739 and $120 for the years ended December 31, 2015, 2014 and 2013, respectively. For the year ended December 31, 2015, the allocation of non-cash reorganization expenses of $5,659 was recorded as a capital contribution from the Parent.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

a.	Cash and cash equivalents and Restricted cash — Interest-bearing deposits that are highly liquid investments and have a maturity of three months or less when purchased are included in cash and cash equivalents. Legally restricted cash as of December 31, 2015 and 2014 of $8,989 and $70,093, respectively, relating to the INSW Exit Financing Facilities is included in the non-current assets section of the consolidated balance sheets. Prior to its amendment on June 3, 2015, the INSW Facilities stipulated that if annual aggregate cash proceeds of INSW asset sales exceed $5,000, cash proceeds from each such sale were required to be reinvested in vessels within twelve months of such sale or used to prepay the principal balance outstanding of the INSW Term Loan. The June 3, 2015 amendment removed the restriction for cash proceeds of specified INSW asset sales prior to the effective date of the amendment. Activity relating to restricted cash is reflected in investing activities in the consolidated statements of cash flow. See Note 9, “Debt,” for a further discussion of the INSW Term Loan.
b.	Inventories — Inventories, which consists principally of fuel, are stated at cost determined on a first-in, first-out basis.
c.	Vessels, vessel lives, deferred drydocking expenditures and other property — Vessels are recorded at cost and are depreciated to their estimated salvage value on the straight-line basis over the lives of the vessels, which are generally 25 years. Each vessel’s salvage value is equal to the product of its lightweight tonnage and an estimated scrap rate of $300 per ton.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Other property, including buildings and leasehold improvements, are recorded at cost and amortized on a straight-line basis over the shorter of the terms of the leases or the estimated useful lives of the assets, which range from three to 35 years.

Interest costs are capitalized to vessels during the period that vessels are under construction however, no interest was capitalized in 2015, 2014 or 2013.

Expenditures incurred during a drydocking are deferred and amortized on the straight-line basis over the period until the next scheduled drydocking, generally two and a half to five years. INSW only includes in deferred drydocking costs those direct costs that are incurred as part of the drydocking to meet regulatory requirements, or are expenditures that add economic life to the vessel, increase the vessel’s earnings capacity or improve the vessel’s efficiency. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred.

The carrying value of each of INSW’s vessels represents its original cost at the time it was delivered or purchased less depreciation calculated using estimated useful lives from the date such vessel was originally delivered from the shipyard. A vessel’s carrying value is reduced to its new cost basis (i.e., its current fair value) if a vessel impairment charge is recorded.

d.	Impairment of long-lived assets — The carrying amounts of long-lived assets held and used by INSW are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the asset’s carrying amount. This assessment is made at the individual vessel level since separately identifiable cash flow information for each vessel is available. The impairment charge, if any, would be measured as the amount by which the carrying amount of a vessel exceeded its fair value. If using an income approach in determining the fair value of a vessel, INSW will consider the discounted cash flows resulting from highest and best use of the vessel asset from a market-participant’s perspective. Alternatively, if using a market approach, INSW will obtain third party appraisals of the estimated fair value of the vessel. A long lived asset impairment charge results in a new cost basis being established for the relevant long lived asset. See Note 5, “Vessels, Deferred Drydock and Other Property,” for further discussion on the impairment charges recognized during the three years ended December 31, 2015.
e.	Goodwill and intangible assets — Goodwill and indefinite lived intangible assets acquired in a business combination are not amortized but are reviewed for impairment annually or more frequently if impairment indicators arise. Intangible assets with estimable useful lives are amortized over their estimated useful lives and are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible may be impaired.

INSW’s intangible assets consisted primarily of long-term customer relationships acquired as part of the 2007 purchase of the Heidmar Lightering business. The long-term customer relationships were being amortized on a straight-line basis over 20 years.

OSG’s January 2014 announcement of its plans to (i) outsource the technical and commercial management of substantially all of its International Flag fleet and (ii) to exit the full service International Crude Tankers Lightering business by September 30, 2014 were determined to be triggering events warranting an interim impairment test of the $9,589 December 31, 2013 carrying value of goodwill related to the acquisition of the Heidmar Lightering business as well as all the long-lived assets utilized in the International Crude Tankers Lightering business. To measure fair

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

value, INSW reduced its estimates of future cash flows from this business to reflect consideration of the above factors. INSW recorded a goodwill impairment charge of $9,589 in the quarter ended December 31, 2013.

See Note 8, “Intangible Assets,” for further information on intangible assets impairment charges recognized during the three years ended December 31, 2015.

f.	Deferred finance charges — Finance charges incurred in the arrangement and/or amendments resulting in the modification of debt are deferred and amortized to interest expense on either an effective interest method or straight-line basis over the life of the related debt. Unamortized deferred finance charges of $1,741 and $1,881 relating to the INSW Revolver Facility are included in other assets on the consolidated balance sheets as of December 31, 2015 and 2014, respectively. Unamortized deferred finance charges of $22,866 and $22,806 relating to the INSW Term Loan are included in long-term debt (reflecting the adoption of ASU No. 2015-03 discussed below) on the consolidated balance sheets as of December 31, 2015 and 2014, respectively.

As of December 2013, OSG had determined that it was more likely than not that the pre-petition Secured Term Loans (as defined in Note 9, “Debt”) would not exist in the post emergence period and therefore the related unamortized deferred financing costs of $4,181 were written off and recorded as a charge to reorganization items, net in the accompanying consolidated statement of operations for the year ended December 31, 2013.

Interest expense relating to the amortization of deferred financing costs amounted to $5,625 in 2015, $1,928 in 2014 and $0 in 2013.

g.	Revenue and expense recognition — Revenues from time charters and bareboat charters are accounted for as operating leases and are thus recognized ratably over the rental periods of such charters, as service is performed. Voyage revenues and expenses are recognized ratably over the estimated length of each voyage, calculated on a discharge-to-discharge basis and, therefore, are allocated between reporting periods based on the relative transit time in each period. The impact of recognizing voyage expenses ratably over the length of each voyage is not materially different on a quarterly and annual basis from a method of recognizing such costs as incurred. INSW does not begin recognizing voyage revenue until a charter has been agreed to by both INSW and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage.

Under voyage charters, expenses such as fuel, port charges, canal tolls, cargo handling operations and brokerage commissions are paid by INSW whereas, under time and bareboat charters, such voyage costs are paid by INSW’s customers.

For INSW’s vessels operating in pools, revenues and voyage expenses are pooled and allocated to each pool’s participants on a time charter equivalent (“TCE”) basis in accordance with an agreed-upon formula. Such TCE revenues are reported as pool revenues in the accompanying consolidated statements of operations. For the pools in which INSW participates, management monitors, among other things, the relative proportion of INSW’s vessels operating in each of the pools to the total number of vessels in each of the respective pools, and assesses whether or not INSW’s participation interest in each of the pools is sufficiently significant so as to determine that INSW has effective control of the pool. Management determined that as of June 30, 2013, it had effective control of one of the pools in which INSW participated. Such pool was not a legal entity but operated under a contractual arrangement. Therefore, effective July 1, 2013 and through to June 30, 2014, when INSW exited this pool, INSW’s allocated TCE revenues for such pool were reported on a gross basis as voyage charter revenues and voyage expenses in the consolidated

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

statements of operations. The impact of this method of presenting earnings for this pool was an increase in both voyage charter revenues and voyage expenses of $40,454 and $70,817 for the years ended December 31, 2014 and 2013, respectively.

h.	Concentration of Credit Risk — Financial instruments that potentially subject INSW to concentrations of credit risk are voyage receivables due from charterers and pools in which INSW participates. With respect to voyage receivables, INSW limits its credit risk by performing ongoing credit evaluations. Voyage receivables reflected in the consolidated balance sheets as of December 31, 2015 and 2014 are net of an allowance for doubtful accounts of $415 and $294, respectively. The provisions for doubtful accounts for the years ended December 31, 2015, 2014 and 2013 were not material.

During the three years ended December 31, 2015, INSW did not have any individual customers who accounted for 10% or more of its revenues apart from the pools in which it participates. The pools in which INSW participates accounted for 82% and 87% of consolidated voyage receivables at December 31, 2015 and 2014, respectively. During the year ended December 31, 2015, INSW increased both the number of vessels placed in pools for commercial management and the number of pools in which it participates.

i.	Derivatives — ASC 815, Derivatives and Hedging, requires INSW to recognize all derivatives on the balance sheet at fair value. Derivatives that are not effective hedges must be adjusted to fair value through earnings. If the derivative is an effective hedge, depending on the nature of the hedge, a change in the fair value of the derivative is either offset against the change in fair value of the hedged item (fair value hedge), or recognized in other comprehensive income/(loss) and reclassified into earnings in the same period or periods during which the hedge transaction affects earnings (cash flow hedge). The ineffective portion (that is, the change in fair value of the derivative that does not offset the change in fair value of the hedged item) of an effective hedge and the full amount of the change in fair value of derivative instruments that do not qualify for hedge accounting are immediately recognized in earnings.

INSW formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. INSW also formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, INSW discontinues hedge accounting prospectively, as discussed below.

INSW discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item such as forecasted transactions; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate or desired.

When INSW discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive loss and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive loss will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the derivative remains outstanding, INSW will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings, unless it is designated in a new hedging relationship.

During the years ended December 31, 2015 and 2014, no ineffectiveness gains or losses were recorded in earnings relative to an interest rate cap entered into by INSW that qualified for hedge accounting. Any gain or loss realized upon the early termination of an interest rate cap is recognized as an adjustment of interest expense over the shorter of the remaining term of the interest rate cap or the hedged debt. See Note 10, “Fair Value of Financial Instruments, Derivatives and Fair Value Disclosures,” for additional disclosures on INSW’s interest rate cap and other financial instruments.

j.	Income taxes — Substantially all of the companies included in INSW consolidated financial statements were excluded from the OSG consolidated group for U.S. income tax purposes. INSW financial statements have been prepared on the basis that OSG was responsible for all U.S. taxes for periods prior to January 1, 2016. Historically, INSW has not operated as an independent stand-alone entity. However, for the purposes of these consolidated financial statements INSW has calculated income taxes as if it had filed relevant income tax returns on a stand-alone basis. INSW accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Net deferred tax assets are recorded to the extent INSW believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the event INSW were to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes in the period such determination is made.

Uncertain tax positions are recorded in accordance with ASC 740, Income Taxes, on the basis of a two-step process whereby (1) INSW first determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, INSW recognizes the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority.

k.	Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets, liabilities, equity, revenues and expenses reported in the financial statements and accompanying notes. The most significant estimates relate to the depreciation of vessels and other property, amortization of drydocking costs, estimates used in assessing the recoverability of goodwill, intangible and other long-lived assets, liabilities incurred relating to pension benefits, and income taxes. Actual results could differ from those estimates.
l.	Recently adopted accounting standards — In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements (ASC 205) and Property Plant and Equipment (ASC 360), which amends the criteria for

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

reporting discontinued operations. The amendments require that only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s operations and financial results would qualify as discontinued operations. Therefore, disposals of small groups of assets that are recurring in nature are less likely to qualify for discontinued operations presentation as a result of the amendments. In addition, the new guidance expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. The amendments are effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2014. INSW’s adoption of this new accounting guidance on January 1, 2015 had no impact on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (ASC 740), which provides for the classification of all deferred tax assets and liabilities as non-current amounts. This accounting standard is effective for public companies for annual periods beginning after December 15, 2016, although earlier adoption is permitted. INSW has adopted this accounting standard for the year ended December 31, 2015 and has applied the guidance retrospectively. The adoption had no impact on INSW’s consolidated balance sheets as of December 31, 2015, 2014 and 2013, due to the valuation allowances for INSW’s deferred tax assets, as of such dates (See Note 12, “Taxes”).

m.	Recently issued accounting standards — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606) to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The revenue standard contains principles that an entity will apply to determine the measurement and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The FASB subsequently delayed the effective date of the revenue standard by one year. For public companies, the revenue standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. Reporting entities may choose to adopt the standard as of the original effective date. The requirements of this standard include a significant increase in required disclosures. Management is analyzing the impact of the adoption of this guidance on its consolidated financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC 205) that explicitly requires management to assess an entity’s ability to continue as a going concern and disclose going concern uncertainties in connection with each annual and interim period. The new standard requires management to assess if there is substantial doubt about an entity’s ability to continue to meet its obligations within one year after the reporting date based upon management’s consideration of relevant conditions that are known (and reasonably knowable) at the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier application is permitted. Management does not expect the adoption of this accounting standard to have a significant impact on its consolidated financial statements.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (ASC 835), which amends the requirement to recognize debt issuance costs as deferred charges. The amendment requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying cost of that debt liability, consistent with debt discounts. The amendments are effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company adopted this new accounting standard on January 1, 2016 and applied the guidance retrospectively. The impact of the retrospective adoption of this standard on the accompanying December 31, 2015 and 2014 consolidated balance sheets were reductions of both other assets and long-term debt by $22,866 and $22,806, respectively.

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842), which requires lessees to recognize most leases on the balance sheet. This is expected to increase both reported assets and liabilities. The new lease standard does not substantially change lessor accounting. For public companies, the standard will be effective for the first interim reporting period within annual periods beginning after December 15, 2018, although early adoption is permitted. Lessees and lessors will be required to apply the new standard at the beginning of the earliest period presented in the financial statements in which they first apply the new guidance, using a modified retrospective transition method. The requirements of this standard include a significant increase in required disclosures. Management is analyzing the impact of the adoption of this guidance on INSW’s consolidated financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting.

NOTE 4 — BUSINESS AND SEGMENT REPORTING

INSW is engaged primarily in the ocean transportation of crude oil and petroleum products in the international market through the ownership and operation of a diversified fleet of vessels. The shipping industry has many distinct market segments based, in large part, on the size and design configuration of vessels required and, in some cases, on the flag of registry. Rates in each market segment are determined by a variety of factors affecting the supply and demand for vessels to move cargoes in the trades for which they are suited. Tankers are not bound to specific ports or schedules and therefore can respond to market opportunities by moving between trades and geographical areas. INSW charters its vessels to commercial shippers and foreign governments and governmental agencies primarily on voyage charters and on time charters.

INSW has two reportable segments: International Crude Tankers and International Product Carriers. Adjusted income/(loss) from vessel operations for segment reporting is defined as income/(loss) from vessel operations before general and administrative expenses, technical management transition costs, severance and relocation costs, goodwill and intangible assets impairment charges, and gain/(loss) on disposal of vessels, including impairment charges. The accounting policies followed by the reportable segments are the same as those followed in the preparation of INSW’s consolidated financial statements.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 4 — BUSINESS AND SEGMENT REPORTING  – (continued)

Information about INSW’s reportable segments as of and for each of the years in the three-year period ended December 31, 2015 follows:

	International		Other	Totals
	Crude Tankers	Product Carriers
2015
Shipping revenues	$324,703	$172,931	$—	$497,634
Time charter equivalent revenues	304,182	171,608	—	475,790
Depreciation and amortization	51,347	28,763	1,543	81,653
Gain/(loss) on disposal of vessels and other fixed assets	(31)	3,231	1,259	4,459
Adjusted income/(loss) from vessel operations	157,840	56,746	(1,176)	213,410
Equity in income of affiliated companies	34,371	—	11,188	45,559
Investments in and advances to affiliated companies at December 31, 2015	276,839	13,793	54,259	344,891
Adjusted total assets at December 31, 2015	1,148,361	505,353	43,340	1,697,054
Expenditures for vessels	91	873	—	964
Payments for drydocking	13,842	6,886	—	20,728

	International		Other	Totals
	Crude Tankers	Product Carriers
2014
Shipping revenues	$363,331	$153,665	$22	$517,018
Time charter equivalent revenues	228,296	118,669	22	346,987
Depreciation and amortization	56,280	26,893	1,758	84,931
Gain/(loss) on disposal of vessels and other fixed assets	9,978	(44)	21	9,955
Adjusted income/(loss) from vessel operations	65,462	3,386	(1,519)	67,329
Equity in income of affiliated companies	30,837	—	7,035	37,872
Investments in and advances to affiliated companies at December 31, 2014	277,815	11,334	42,286	331,435
Adjusted total assets at December 31, 2014	1,191,490	551,569	25,368	1,768,427
Expenditures for vessels	1,437	20,017	—	21,454
Payments for drydocking	5,286	6,792	—	12,078

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 4 — BUSINESS AND SEGMENT REPORTING  – (continued)

	International		Other	Totals
	Crude Tankers	Product Carriers
2013
Shipping revenues	$352,871	$229,203	$3,286	$585,360
Time charter equivalent revenues	209,877	149,350	3,225	362,452
Depreciation and amortization	76,299	30,359	2,017	108,675
Gain/(loss) on disposal of vessels and other fixed assets	(9)	(94)	116	13
Loss on write-down of vessels and equipment	(328,137)	(38,301)	—	(366,438)
Goodwill and other intangibles impairment charge	(16,214)	—	—	(16,214)
Adjusted income/(loss) from vessel operations	(18,017)	22,459	(2,304)	2,138
Equity in income of affiliated companies	29,526	—	7,528	37,054
Investments in and advances to affiliated companies at December 31, 2013	271,037	4,505	44,392	319,934
Adjusted total assets at December 31, 2013	1,357,460	553,092	44,705	1,955,257
Expenditures for vessels	26,106	7,619	—	33,725
Payments for drydocking	8,003	2,270	—	10,273

The joint venture with four LNG Carriers is included in Other along with one chartered-in Chemical Carrier, which was redelivered to its owners in October 2013. The joint venture with two floating storage and offloading service vessels is included in the International Crude Tankers Segment.

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

For the year ended December 31,	2015	2014	2013
Time charter equivalent revenues	$475,790	$346,987	$362,452
Add: Voyage expenses	21,844	170,031	222,908
Shipping revenues	$497,634	$517,018	$585,360

Consistent with general practice in the shipping industry, INSW uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 4 — BUSINESS AND SEGMENT REPORTING  – (continued)

Reconciliations of adjusted income from vessel operations of the segments to income/(loss) before reorganization items and income taxes, as reported in the consolidated statements of operations follow:

For the year ended December 31,	2015	2014	2013
Total adjusted income from vessel operations of all segments	$213,410	$67,329	$2,138
General and administrative expenses	(41,516)	(52,597)	(69,848)
Technical management transition costs	(39)	(3,417)	—
Severance and relocation costs	—	(16,666)	(2,090)
Goodwill and other intangibles impairment charge	—	—	(16,214)
Gain/(loss) on disposal of vessels, including impairments	4,459	9,955	(366,425)
Consolidated income/(loss) from vessel operations	176,314	4,604	(452,439)
Equity in income of affiliated companies	45,559	37,872	37,054
Other income/(expense)	66	(45)	435
Interest expense	(42,970)	(56,258)	(350)
Income/(loss) before reorganization items and income taxes	$178,969	$(13,827)	$(415,300)

Reconciliations of total adjusted assets of the segments, which represent total assets before corporate cash and cash equivalents, restricted cash and assets of non-vessel operating companies, to amounts included in the consolidated balance sheets follow:

As of December 31,	2015	2014
Total adjusted assets of all segments	$1,697,054	$1,768,427
Corporate unrestricted cash and cash equivalents	308,858	178,240
Corporate restricted cash	8,989	70,093
Other unallocated amounts	15,049	18,423
Consolidated total assets	$2,029,950	$2,035,183

Certain additional information about INSW’s operations for the three years ended December 31, 2015 follows:

	Consolidated	Crude Tankers	Product Carriers	Other
2015
Total vessels, deferred drydock and other property at December 31, 2015	$1,277,486	$804,514	$472,675	$297
2014
Total vessels, deferred drydock and other property at December 31, 2014	1,345,863	837,950	499,822	8,091
2013
Total vessels, deferred drydock and other property at December 31, 2013	1,463,743	957,460	498,917	7,366

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 5 — VESSELS, DEFERRED DRYDOCK AND OTHER PROPERTY

Vessels and other property consist of the following:

As of December 31,	2015	2014
Vessels, at cost	$1,642,891	$1,648,115
Accumulated depreciation	(404,957)	(341,575)
Vessels, net	1,237,934	1,306,540
Other property, at cost	8,126	20,314
Accumulated depreciation and amortization	(5,649)	(10,316)
Other property, net	2,477	9,998
Total Vessels and other property	$1,240,411	$1,316,538

A breakdown of the carrying values of INSW’s vessels, excluding construction in progress, by reportable segment and fleet as of December 31, 2015 and 2014 follows:

As of December 31, 2015	Cost	Accumulated Depreciation	Net Carrying Value	Average Vessel Age (by dwt)	Number of Owned Vessels
International Flag Crude Tankers
VLCCs (includes ULCC)	$681,834	$(211,153)	$470,681	11.1	9
Aframaxes (includes INSW Lightering fleet)	270,246	(76,597)	193,649	10.6	7
Panamaxes	128,613	(14,113)	114,500	13.3	8
Total International Flag Crude Tankers	1,080,693	(301,863)	778,830(1),(3)	11.3	24
International Flag Product Carriers
LR2	73,681	(3,896)	69,785	1.4	1
LR1	197,137	(47,182)	149,955	7.1	4
MR	291,380	(52,016)	239,364	10.2	13
Total International Flag Product Carriers	562,198	(103,094)	459,104(2),(3)	8.1	18
Fleet Total	$1,642,891	(404,957)	$1,237,934	10.7	42

(1)	Includes one ULCC, eight VLCCs, seven Aframaxes and eight Panamaxes that are pledged as collateral under both the INSW Revolver Facility due on February 5, 2019 and the INSW Secured Term Loan due on August 5, 2019 with an aggregate carrying value of $778,830.
(2)	Includes one LR2, four LR1s and 12 MRs that are pledged as collateral under both the INSW Revolver Facility and the INSW Secured Term Loan with an aggregate carrying value of $451,166.
(3)	The International Flag Crude Tankers segment and the International Flag Product Carriers segment include vessels with an aggregate carrying value of $158,434 and $289,691, respectively, which the Company believes exceeds their aggregate market values of approximately $128,583 and $228,250, by $29,851 and $61,441, respectively.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 5 — VESSELS, DEFERRED DRYDOCK AND OTHER PROPERTY  – (continued)

As of December 31, 2014	Cost	Accumulated Depreciation	Net Carrying Value	Average Vessel Age (by dwt)	Number of Owned Vessels
International Flag Crude Tankers
VLCCs (includes ULCC)	$681,743	$(187,139)	$494,604	10.1	9
Aframaxes (includes INSW Lightering fleet)	269,727	(66,801)	202,926	9.6	7
Panamaxes	128,564	(7,046)	121,518	12.3	8
Total International Flag Crude Tankers	1,080,034	(260,986)	819,048	10.3	24
International Flag Product Carriers
LR2	73,681	(1,191)	72,490	0.4	1
LR1	196,472	(39,519)	156,953	6.1	4
MR	297,928	(39,879)	258,049	9.8	14
Total International Flag Product Carriers	568,081	(80,589)	487,492	7.7	19
Fleet Total	$1,648,115	$(341,575)	$1,306,540	9.7	43

Vessel activity, excluding construction in progress, for the three years ended December 31, 2015 is summarized as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance at January 1, 2013	$2,165,210	$(423,755)	$1,741,455
Purchases and vessel additions	2,812	—
Transfers from construction in progress	71,553	—
Disposals	(4,801)	1,834
Depreciation	—	(86,078)
Impairment	(593,201)	227,225
Balance at December 31, 2013	1,641,573	(280,774)	1,360,799
Purchases and vessel additions	13,623	—
Transfers from construction in progress	62,475	—
Disposals	(69,556)	4,809
Depreciation	—	(65,610)
Balance at December 31, 2014	1,648,115	(341,575)	1,306,540
Purchases and vessel additions	1,531	—
Transfers from construction in progress	—	—
Disposals	(6,755)	1,003
Depreciation	—	(64,385)
Balance at December 31, 2015	$1,642,891	$(404,957)	$1,237,934

The total of purchases and vessel additions and transfers from construction in progress will differ from expenditures for vessels as shown in the consolidated statements of cash flows because of expenditures for vessels remaining under construction at the beginning and end of each respective period.

Vessel and Vessel Related Impairments

During its quarterly evaluations as to whether or not events or circumstances existing during 2015 resulted in a triggering event for impairment testing of its fleet, Management gave consideration to average TCE rates earned by its vessels versus INSW’s 2015 budget, near term rate forecasts, significant changes in third party

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 5 — VESSELS, DEFERRED DRYDOCK AND OTHER PROPERTY  – (continued)

valuation appraisals of vessels, and plans or intentions that materially affect how the international fleet will be used in the next 12 months (including disposals). Management concluded there was no triggering event for impairment testing.

Management also gave consideration as to whether events or changes in circumstances had occurred since December 2014 that could indicate that the carrying amounts of the vessels in its fleet may not be recoverable as of December 31, 2015. INSW concluded that no such events or changes in circumstances had occurred to warrant a change in the assumptions utilized in the December 2014 impairment tests of its fleet.

At December 31, 2014, Management gave consideration to average TCE rates earned by INSW’s vessels versus INSW’s 2014 budget, near term rate forecasts, and significant changes in third party valuation appraisals of vessels. Management noted a decline in valuations for certain of its MRs and determined that four such vessels (built between 2009 and 2011) having market valuations below their carrying values at December 31, 2014 should be tested for impairment. Based on tests performed, it was determined that the vessels will generate undiscounted cash flows in excess of their December 31, 2014 carrying values over the remainder of their useful lives. In developing estimates of future cash flows, INSW made assumptions about future performance, with significant assumptions being related to charter rates, ship operating expenses, utilization, drydocking requirements, residual value and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. The estimated daily time charter equivalent rates used for unfixed days were based on a combination of (i) internally forecasted rates that are consistent with forecasts provided to the INSW entities’ senior management and the OSG Board of Directors, and (ii) the trailing 12-year historical average rates, based on quarterly average rates published by a third party maritime research service. The internally forecasted rates are based on management’s evaluation of current economic data and trends in the shipping and oil and gas industries. Management used the published 12-year historical average rates in its 2014 assumptions as opposed to the 10-year historical average rates that had been used in 2013 and 2012 because of management’s belief that the 12-year period captures an even distribution of strong and weak charter rate periods which resulted in an average mid-cycle rate that is more in line with management’s forecast of a return to mid-cycle charter rate levels in the medium term. Management notes that the change from the use of 10-year historical average rates to 12-year historical average rates did not change the conclusion reached for the 2014 impairment evaluation. Recognizing that the transportation of crude oil and petroleum products is cyclical and subject to significant volatility based on factors beyond INSW’s control, management believes the use of estimates based on the combination of internally forecasted rates and 12-year historical average rates calculated as of the reporting date was reasonable.

Management also gave consideration as to whether other events or changes in circumstances had occurred since December 31, 2013 that could indicate that the carrying amounts of the remaining vessels in its International Flag fleet may not be recoverable as of December 31, 2014. Management concluded that no such events had occurred to warrant a change in the assumptions from those utilized in the December 31, 2013 test.

At December 31, 2013, management determined that certain events had occurred during the fourth quarter of 2013 with respect to the certain vessels within INSW’s fleet that management viewed as impairment indicators, triggering the need for an impairment assessment as of December 31, 2013. Such events included (i) INSW’s intentions relative to two older, non-core Aframaxes employed in Lightering through 2013, specifically, management’s assessment of whether or not INSW would drydock and continue to trade such vessels, given the current and expected rate environment, (ii) a significant year-over-year decline in third party valuation appraisals of the three Aframaxes that are not pledged as collateral under the secured facilities referred to below and all nine older Panamaxes in INSW’s fleet and (iii) the inability to reach mutually agreeable terms with the Export-Import Bank of China (“CEXIM”) and Danish Ship Finance (“DSF”) on

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 5 — VESSELS, DEFERRED DRYDOCK AND OTHER PROPERTY  – (continued)

how the Debtors might refinance the term loan facilities INSW had with these banks in order to retain the five VLCCs, three Aframaxes, five MRs and two LR1s securing these loans after emergence from bankruptcy protection.

Accordingly, INSW performed impairment tests on 29 of its owned operating Crude and Products vessels as of December 31, 2013, including five Product Carriers for which impairment charges were taken in 2012. In developing estimates of future cash flows, INSW made assumptions about future performance, with significant assumptions being related to charter rates, ship operating expenses, utilization, drydocking requirements, residual value and the estimated remaining useful lives of the vessels. These assumptions were based on historical trends as well as future expectations. Management prepared undiscounted cash flows weighted based on probabilities assigned to possible outcomes for the vessels, including a probability that all the vessels will continue to be held for use for the remainder of their useful lives and a probability that such vessels will be sold or transferred to the respective lenders at fair value during 2014. Specifically, in estimating future charter rates, management took into consideration rates currently in effect for existing time charters and estimated daily time charter equivalent rates for each vessel class for the unfixed days over the estimated remaining lives of each of the vessels. The estimated daily time charter equivalent rates used for unfixed days were based on a combination of (i) internally forecasted rates that are consistent with forecasts provided to INSW entities’ senior management and the OSG Board of Directors, and (ii) the trailing 10-year historical average rates, based on quarterly average rates published by a third party maritime research service. The internally forecasted rates were based on management’s evaluation of then current economic data and trends in the shipping and oil and gas industries. In addition, INSW took into consideration the potentially favorable impact of the Lender Plan Support Agreement which increased the probability that the fifteen vessels securing the CEXIM and DSF term loans would continue to be held for use as part of the fleet. In estimating the fair value of the vessels for the purposes of step 2 of the impairment tests, INSW utilized a market approach consisting of using an average of three third party appraisals net of a customary 2% broker commission. Based on the tests performed, impairment charges totaling $365,976 were recorded on two VLCCs, two Aframaxes and two LR1s that are pledged as collateral under pre-petition secured term loans, and nine Panamaxes to write-down their carrying values to their estimated fair values at December 31, 2013. Such impairment charges include $211,491 applicable to vessels that were pledged as collateral under the above referenced pre-petition secured term loans.

Management also gave consideration as to whether other events or changes in circumstances had occurred since December 31, 2012 that could indicate that the carrying amounts of the remaining vessels in its fleet may not be recoverable as of December 31, 2013. Management concluded that no such events had occurred.

In connection with the goodwill and intangible assets impairment tests performed as of December 31, 2013 (see Note 3, “Significant Accounting Policies,” and Note 8, “Intangible Assets”), INSW also recorded a write down aggregating $462 on transportation equipment utilized in the full-service operations of INSW’s International Crude Tankers Lightering business.

Vessel Deliveries

INSW completed construction and took delivery of an LR2, which is a coated Aframax, and an Aframax during the years ended December 31, 2014 and 2013, respectively.

Vessel Sales

During the year ended December 31, 2015, INSW sold a 1998-built MR and recognized a gain of $3,236 on the sale of this vessel. For the year ended December 31, 2014, INSW recognized a gain on disposal of vessels of $9,955, including a gain of $10,325 relating to the sale of five International Flag Crude Tankers (two VLCCs, a Panamax and two Aframaxes which had been employed in Lightering operations).

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 5 — VESSELS, DEFERRED DRYDOCK AND OTHER PROPERTY  – (continued)

Drydocking activity for the three years ended December 31, 2015 is summarized as follows:

For the year ended December 31,	2015	2014	2013
Balance at January 1	$29,325	$36,053	$49,991
Additions	22,981	12,078	10,273
Sub-total	52,306	48,131	60,264
Drydock amortization	(15,231)	(16,441)	(17,665)
Amounts recognized upon sale/redelivery of vessels and non-cash adjustments	—	(2,365)	(6,546)
Balance at December 31	$37,075	$29,325	$36,053

NOTE 6 — EQUITY METHOD INVESTMENTS

Investments in affiliated companies include joint ventures accounted for using the equity method. As of December 31, 2015, INSW had an approximate 50% interest in two joint ventures. One joint venture operates four LNG carriers. The other joint venture converted two ULCCs to Floating Storage and Offloading Service vessels.

Floating Storage and Offloading Service Vessels (“FSO”) Joint Venture

Maersk Oil Qatar AS (“MOQ”) awarded two service contracts to a joint venture between INSW and Euronav NV to provide to MOQ two vessels, the FSO Asia and the FSO Africa, to perform FSO services in the Al Shaheen field off the shore of Qatar after each vessel had been converted to an FSO. INSW has a 50% interest in this joint venture, held indirectly by INSW. The joint venture financed the purchase of the vessels from each of Euronav NV and INSW and their conversion costs through partner loans and long-term bank financing, which is secured by, among other things, the service contracts and the FSOs themselves. Approximately $104,200 and $145,396 was outstanding under this secured facility as of December 31, 2015 and 2014, respectively, with the outstanding amount of this facility being subject to acceleration, in whole or in part, on termination of one or both of such service contracts. In connection with the secured bank financing, the partners severally issued 50% guarantees. As of both December 31, 2015 and 2014, the carrying value of the Company’s guaranty, which is included in other liabilities in the accompanying balance sheet, was $0. The service contracts on both FSO vessels expire in 2017.

The joint venture entered into floating-to-fixed interest rate swaps with major financial institutions, all of which were being accounted for as cash flow hedges as of December 31, 2009. These agreements have maturity dates ranging from July to September 2017. The interest rate swaps, covering notional amounts aggregating $201,346 and $254,308 at December 31, 2015 and 2014, respectively, pay fixed rates of 3.9% and receive floating rates based on LIBOR. As a result of the delays in the completion of conversion and commencement of the service contract for the FSO Africa, in the first quarter of 2010 the joint venture concluded that it was no longer probable that the forecasted transaction applicable to the FSO Africa swaps would occur. Accordingly, as a result of the de-designation of the FSO Africa swaps, amounts previously included in accumulated comprehensive loss and all subsequent changes in the market value of the swaps have been recognized in the joint venture’s statement of operations since the first quarter of 2010. INSW’s share of amounts recognized in equity in income from affiliated companies for the years ended December 31, 2015, 2014 and 2013 were losses of $435 and $470, and a gain of $280, respectively. As of December 31, 2015 and 2014, the joint venture had a liability of $7,203 and $13,665, respectively, for the fair value of the swaps associated with the FSO Africa and FSO Asia. INSW’s share of the effective portion of such amounts, aggregating $1,334 and $2,944 at December 31, 2015 and 2014, respectively, is included in accumulated other comprehensive loss in the accompanying consolidated balance sheets and is associated with the FSO Asia swaps only since the swaps associated with the FSO Africa were de-designated and deemed to be ineffective.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 6 — EQUITY METHOD INVESTMENTS  – (continued)

LNG Joint Venture

In November 2004, INSW formed a joint venture with Qatar Gas Transport Company Limited (Nakilat) (“QGTC”) whereby companies in which INSW holds a 49.9% interest ordered four 216,200 cbm LNG Carriers. Upon delivery in late 2007 and early 2008, these vessels commenced 25-year time charters to Qatar Liquefied Gas Company Limited (2) (“QG 2”). QTGC subsequently contributed its ownership interests in the joint venture to its wholly owned subsidiary, Nakilat Marine Services Ltd. (“NMS”). The aggregate construction cost for such newbuildings was financed by the joint venture through long-term bank financing that is nonrecourse to the partners and partner contributions. Approximately $678,132 and $715,378 was outstanding under this secured facility as of December 31, 2015 and 2014.

The joint venture has entered into floating-to-fixed interest rate swaps with a group of major financial institutions pursuant to which it pays fixed rates of approximately 4.9% and receives a floating rate based on LIBOR. The interest rate swap agreements have maturity dates ranging from July to November 2022 and cover notional amounts aggregating $656,400 and $693,072 at December 31, 2015 and 2014, respectively. These swaps are being accounted for as cash flow hedges. As of December 31, 2015 and 2014, the joint venture recorded a liability of $103,262 and $116,819, respectively, for the fair value of these swaps. INSW’s share of the effective portion of the fair value of these swaps, $51,467 and $58,240 at December 31, 2015 and 2014, respectively, is included in accumulated other comprehensive loss in the accompanying consolidated balance sheets.

See Note 10, “Fair Value of Financial Instruments, Derivatives and Fair Value Disclosures,” and Note 15, “Accumulated Other Comprehensive Loss,” for additional disclosures relating to the FSO and LNG joint venture interest rate swap agreements.

A condensed summary of the combined assets and liabilities of the equity method investments follows:

As of December 31,	2015	2014
Current assets	$84,129	$129,675
Vessels, net	1,448,489	1,512,559
Other assets	74,914	57,982
Total assets	$1,607,532	$1,700,216
Current liabilities	$109,788	$126,633
Long-term debt and other non-current liabilities	1,237,789	1,405,377
Equity	259,955	168,206
Total liabilities and equity	$1,607,532	$1,700,216

As of December 31, 2015 and 2014, the affiliated companies in which INSW held an equity interest had total bank debt outstanding of $782,333 and $860,774, respectively, of which $678,132 and $715,378, respectively, was nonrecourse to INSW. INSW’s percentage interest in the equity method investments with bank debt approximates 50%.

A condensed summary of the results of operations of the equity method investments follows:

For the year ended December 31,	2015	2014	2013
Shipping revenues	$245,444	$241,303	$241,615
Ship operating expenses	(112,029)	(116,612)	(115,826)
Income from vessel operations	133,415	124,691	125,789
Other income/(expense)	634	(1,735)	(1,588)
Interest expense	(47,106)	(51,024)	(54,007)
Net income	$86,943	$71,932	$70,194

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 7 — VARIABLE INTEREST ENTITIES (“VIEs”)

At December 31, 2015, INSW participated in six commercial pools and two joint ventures. Commercial pools operate a large number of vessels as an integrated transportation system, which offers customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Participants in the commercial pools contribute one or more vessels and generally provide an initial contribution towards the working capital of the pool at the time they enter their vessels. The pools finance their operations primarily through the earnings that they generate.

INSW enters into joint ventures to take advantage of commercial opportunities. INSW entities have entered into two joint ventures with different partners (see Note 6, “Equity Method Investments”). In each joint venture, the INSW entities have the same relative rights and obligations and financial risks and rewards as its partners. INSW evaluated all eight arrangements to determine if they were variable interest entities (“VIEs”). INSW determined that one of the pools and one of the joint ventures met the criteria of a VIE and, therefore, INSW reviewed its participation in these VIEs to determine if it was the primary beneficiary of any of them.

INSW reviewed the legal documents that govern the creation and management of the VIEs described above and also analyzed its involvement to determine if INSW was a primary beneficiary in any of these VIEs. A VIE for which INSW is determined to be the primary beneficiary is required to be consolidated in its financial statements.

The formation agreements for the commercial pool state that the board of the pool has decision making power over their significant decisions. In addition, all such decisions must be approved unanimously by the board. Since INSW shares power to make all significant economic decisions that affect the pool and does not control a majority of the board, INSW is not considered a primary beneficiary of the pool.

The FSO joint venture described in Note 6, “Equity Method Investments,” was determined to be a VIE. The formation agreements of the joint venture state that all significant decisions must be approved by the majority of the board. As a result, INSW shares power to make all significant economic decisions that affect this joint venture and does not control a majority of the board and is not considered a primary beneficiary. Accordingly, INSW accounts for this investment under the equity method of accounting.

The joint venture’s formation agreements require INSW and its joint venture partner to provide financial support as needed. INSW has provided and will continue to provide such support as described in Note 6, “Equity Method Investments.”

The following table presents the carrying amounts of assets and liabilities in the consolidated balance sheets related to the VIEs described above as of December 31, 2015 and 2014:

Consolidated Balance Sheets as of December 31,	2015	2014
Investments in Affiliated Companies	$271,618	$276,856

In accordance with accounting guidance, INSW evaluated its maximum exposure to loss related to these VIEs by assuming a complete loss of INSW’s investment in and advances to these VIEs and that it would incur an obligation to repay the full amount of the VIE’s outstanding secured debt and swap liabilities. The table below compares INSW’s liability in the consolidated balance sheet to the maximum exposure to loss at December 31, 2015.

	Consolidated Balance Sheet	Maximum Exposure to Loss
Other Liabilities	$—	$327,300

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 7 — VARIABLE INTEREST ENTITIES (“VIEs”)  – (continued)

In addition, as of December 31, 2015, INSW had approximately $8,116 of trade receivables from pools that were determined to be VIEs. These trade receivables, which are included in voyage receivables in the accompanying consolidated balance sheet, have been excluded from the above tables and the calculation of INSW’s maximum exposure to loss. INSW does not record the maximum exposure to loss as a liability because it does not believe that such a loss is probable of occurring as of December 31, 2015. Further, the joint venture debt is secured by the joint venture’s FSOs. Therefore, INSW’s exposure to loss under its several guarantee would first be reduced by the fair value of such FSOs.

NOTE 8 — INTANGIBLE ASSETS

Intangible Assets

Intangible assets activity for three years ended December 31, 2015 is summarized as follows:

	International Crude Tankers Segment	Other	Total
Balance at January 1, 2013	$7,125	$239	$7,364
Amortization	(500)	(17)	(517)
Impairment loss	(6,625)	—	(6,625)
Balance at December 31, 2013	—	222	222
Amortization	—	(222)	(222)
Balance at December 31, 2014 and 2015	$—	$—	$—

As discussed in Note 3, “Significant Accounting Policies,” INSW’s intangible assets consisted primarily of long-term customer relationships acquired as part of the 2007 purchase of the Heidmar Lightering business. INSW’s re-organization planning discussed in Note 3 was determined to be an impairment triggering event under the ASC 360, Property, Plant, and Equipment, held-for-use model for the long-lived asset group relating to INSW’s full service International Crude Tankers Lightering business as of December 31, 2013. The full service Crude Tankers Lightering business assets were tested as a group because the cash flows relating to this business were largely independent of the cash flows of other groups of assets and liabilities. The assets of the full service International Crude Tankers Lightering business included the customer relationship intangible assets, an Aframax vessel (the Overseas Eliane) and transportation equipment used to service the customers in the full service Lightering business. As such, the carrying values and cash flows that were included in the impairment test were solely the assets and cash flows related to the full service Lightering business. Based on the estimated cash flows used to measure the fair value of the asset group, INSW recorded an impairment charge of $6,625 representing the full value of the customer relationships intangible assets related to the full service International Crude Tankers Lightering business in the fourth quarter ended December 31, 2013. Refer to Note 5, “Vessels, Deferred Drydock and Other Property” for a discussion on the impairment charges allocated to the transportation equipment used in this business.

NOTE 9 — DEBT

Debt consists of the following:

As of	December 31, 2015	December 31, 2014
INSW Term Loan, net of unamortized discount and deferred costs of $23,727 and $23,877	$595,222	$601,356
Less current portion	(6,284)	(6,284)
Long-term portion	$588,938	$595,072

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 9 — DEBT  – (continued)

Exit Financing Facilities

Capitalized terms used hereafter have the meaning given in these consolidated financial statements or in the respective transaction documents referred to below, including subsequent amendments thereto. As discussed in Note 2, “Chapter 11 Filing and Emergence from Bankruptcy,” the INSW Facilities include the INSW Term Loan and INSW Revolver Facility — a secured term loan facility of $628,375 and a revolving loan facility of $50,000.

The INSW Facilities provide that the borrowers thereunder may request an increase of the term loan and revolving loan commitments by an amount which may not exceed, collectively, the greater of (i) $75,000 and an additional amount, if, after giving effect to the increase of such additional amount, on a Pro Forma Basis, INSW is in compliance with a stated ratio for the Test Period most recently ended for which financial statements have been delivered to the Administrative Agent, provided that among other terms and conditions, (a) no Default shall have occurred and be continuing or would occur after giving effect to such commitment increase and (b) immediately after giving effect to such increase, INSW shall be in compliance with the Loan to Value Test. However, no Lender is obligated to increase the amount of their loan commitment thereunder, and the borrowers thereunder may not obtain more than a $25,000 increase in the revolving loan commitments.

Interest on the INSW Facilities is calculated, at INSW’s option, based upon (i) an alternate base rate (“ABR”) plus the applicable margin or (ii) Adjusted LIBOR plus the applicable margin. ABR is defined as the highest of (i) the Base Rate (i.e., the prime rate published in The Wall Street Journal), (ii) the Federal Funds Effective Rate plus 0.50%, (iii) the one-month Adjusted LIBOR Rate plus 1.00% and (iv) 2.00% per annum. The INSW Revolver Facility provides for quarterly payment of commitment fees at a rate of 0.50% of the average daily unused amount of each lender’s Revolving Commitments.

The applicable margins and floor interest rates for each INSW Exit Financing Facility is as follows:

Facility	INSW Term Loan		INSW Revolver Facility
Rate	ABR	LIBOR	ABR	LIBOR
Floor	2.00%	1.00%	2.00%	1.00%
Applicable Margin	3.75%	4.75%	3.50%	4.50%

The INSW Term Loan amortizes in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the loan, adjusted for mandatory pre-payments. The INSW Facilities stipulate if annual aggregate net cash proceeds of asset sales exceed $5,000, net cash proceeds from each such sale are required to be reinvested in fixed or capital assets within twelve months of such sale or be used to prepay the principal balance outstanding of the INSW Facilities. See Note 3, “Significant Accounting Policies,” for additional information relating to restricted cash as of December 31, 2015 and 2014. Beginning with the annual period commencing January 1, 2015, the INSW Term Loan, as modified by the amendments to the INSW Facilities noted in the following paragraph, is subject to additional mandatory annual prepayments in an aggregate principal amount of up to 50% of Excess Cash Flow. Such mandatory payments would be due within 90 days after the annual period end date. During the years ended December 31, 2015 and 2014 INSW made principal repayments of $6,284 and $3,142, respectively, relating to the INSW Term Loan.

On June 3, 2015, INSW entered into amendments to the INSW Facilities. The amendment to the INSW Facilities among other things, provided for the following, subject to certain conditions described therein: (i) it permitted INSW to pay a cash dividend of up to $200,000 to OSG no later than June 30, 2015; (ii) it permitted INSW to retain net cash proceeds of up to $78,000 from the sales of certain assets that occurred prior to June 3, 2015; and (iii) it altered the periods during which Excess Cash Flow (as defined in the loan agreement for the INSW Facilities) must be used to prepay the outstanding balance of the

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 9 — DEBT  – (continued)

INSW Facilities, from an annual period beginning January 1, 2015 to a six-month period beginning July 1, 2015 and annual periods thereafter. Management determined that no prepayment is required for the INSW Term Loan as of December 31, 2015.

The INSW Facilities contain certain restrictions relating to new borrowings, and the movement of funds between the borrowers and the Parent, who is not a borrower under the Exit Financing Facilities, as set forth in the respective loan agreements. The Parent’s ability to receive cash dividends, loans or advances from INSW is restricted under its facilities.

Pursuant to the June 3, 2015 amendments to the INSW Facilities, INSW paid a cash dividend of $200,000 to OSG on June 26, 2015. The amendments reduced the base Available Amount (as defined in the loan agreement for the INSW Facilities) from $25,000 to $0. Therefore, as of December 31, 2015, no cash dividends, loans or advances to the Parent are permitted under the INSW Term Loan. The Available Amount under the INSW Term Loan increased to $132,200 in the first quarter of 2016, after the required reports were filed with the banks.

The INSW Facilities have a covenant to maintain the aggregate Fair Market Value (as defined in the loan agreement for the INSW Facilities) of the Collateral Vessels at greater than or equal to $500,000 at the end of each fiscal quarter. INSW was in compliance with this covenant at December 31, 2015.

The INSW Term Loan matures on August 5, 2019 and the INSW Revolver Facility matures on February 5, 2019. The maturity dates for the INSW Facilities are subject to acceleration upon the occurrence of certain events, as defined in the loan agreement.

During the year ended December 31, 2015, INSW paid deferred financing fees of $5,545 in connection with amendments to the INSW Facilities described above, that were capitalized as deferred finance charges. (See Note 3, “Significant Accounting Policies,” for additional information relating to deferred financing charges). During the year ended December 31, 2014, INSW paid issuance and deferred financing fees aggregating $1,153 and $26,616, respectively, for the INSW Facilities. Issuance costs incurred by the Exit Facilities lenders (“Exit Facilities Lenders”), or on behalf of the Exit Facilities Lenders, have been treated as a reduction of the debt proceeds.

The aggregate annual principal payments required to be made on the INSW Term Loan are as follows:

As of December 31, 2015
2016	$6,284
2017	6,284
2018	6,284
2019	600,097
Aggregate principal payments required	$618,949

Unsecured Revolving Credit Facility

In 2006, OSG entered into a $1,800,000 seven-year unsecured revolving credit agreement with a group of banks. OSG, OSG Bulk Ships, Inc. (“OBS”), a wholly-owned subsidiary of OSG incorporated in the U.S., and INSW were co-obligors (together, the “Borrowers”) on a joint and several basis for amounts drawn under this credit facility. Borrowings under this facility bore interest at a rate based on LIBOR.

As of December 31, 2013 and immediately prior to the Effective Date, OSG had $1,489,000 outstanding under the unsecured revolving credit facility, of which $217,000 had been transferred to INSW under related party loan agreements. INSW repaid its co-obligor obligation plus contractual interest thereon (which includes default interest) on the Effective Date.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 9 — DEBT  – (continued)

The following table summarizes interest expense, including amortization of issuance and deferred financing costs, commitment, administrative and other fees, recognized during the years ended December 31, 2015 and 2014 with respect to INSW’s debt facilities:

Debt Facility	2015	2014
	Contractual Interest	Contractual Interest	Reorganization Expense	Total Expense
INSW Facilities, due 2019	$42,688	$17,085	$—	$17,085
Co-borrower obligation under the unsecured revolving credit facility(1)	—	11,155	—	11,155
Floating rate secured term loans, due through 2023(1)	—	20,460	10,083	30,543
Total Expense	$42,688	$48,700	$10,083	$58,783

(1)	INSW repaid the principal outstanding of $217,000 for the co-borrower obligation under the Unsecured Revolving Credit Facility and INSW and OSG repaid principal outstanding amounts of $110,000 and $468,687, respectively, for the floating rate secured term loans (“Secured Term Loans”) (collectively, the pre-reorganized INSW loan facilities) on the Effective Date.

The amounts recognized during the year ended December 31, 2014 reflect contractual interest expense (including default interest, as applicable) and reorganization items relating to default interest and changes in estimates of allowed claims, as applicable, pursuant to the Equity Plan. For the year ended December 31, 2013 no interest expense was recorded relating to pre-reorganized INSW’s loan facilities (including the co-borrower obligation under the Unsecured Revolving Credit Facility).

The following table summarizes interest paid, excluding deferred financing fees paid, capitalized interest and amounts paid under the related party loan agreements (See Note 13, “Related Parties”), during the years ended December 31, 2015, 2014 and 2013 with respect to INSW’s debt facilities:

Debt Facility	2015	2014	2013
INSW Facilities, due 2019	$36,368	$9,239	$—
Co-borrower obligation under the unsecured revolving credit facility	—	11,496	—
Floating rate secured term loans, due through 2023(1)	—	10,314	—
Total debt related interest expense(2)	$36,368	$31,049	$—

(1)	Additionally, the Parent paid approximately $838 of interest for the year ended December 31, 2014 relating to its guarantee of the floating rate secured term loans, which was deemed a capital contribution for financial reporting purposes.
(2)	Excludes contractual interest INSW paid of $7,453 and $117, relating to rejected charters (See Note 16, “Leases”) and other obligations, respectively.

See Note 20, “Subsequent Events,” for additional debt information.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 10 — FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE DISCLOSURES

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents and restricted cash — The carrying amounts reported in the consolidated balance sheets for interest-bearing deposits approximate their fair values.

Debt — The fair value of INSW’s debt is estimated based on quoted market prices.

Interest rate swaps and caps — The fair values of interest rate swaps and caps are the estimated amounts that INSW would receive or pay to terminate the swaps or caps at the reporting date, which include adjustments for the counterparty or INSW’s credit risk, as appropriate, after taking into consideration any underlying collateral securing the swap or cap agreements.

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements defines fair value and established a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes INSW’s own credit risk.

The levels of the fair value hierarchy established by ASC 820 are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities

Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — Inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The estimated fair values of INSW’s financial instruments, other than derivatives, that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, at December 31, 2015 and 2014, are as follows:

	Fair Value	Level 1	Level 2
December 31, 2015:
Cash(1)	$317,847	$317,847	$—
INSW Term Loan	$(601,928)	$—	$(601,928)
December 31, 2014:
Cash(1)	$248,333	$248,333	—
INSW Term Loan	$(618,981)	$—	$(618,981)

(1)	Includes non-current restricted cash aggregating $8,989 and $70,093 at December 31, 2015 and 2014, respectively.

Derivatives

INSW manages its exposure to interest rate volatility risks by using derivative instruments.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 10 — FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE DISCLOSURES  – (continued)

Interest Rate Risk

INSW uses interest rate caps and swaps for the management of interest rate risk exposure. As of December 31, 2015 and 2014, INSW was party to an interest rate cap agreement (“Interest Rate Cap”) with a start date of February 15, 2015 with a major financial institution covering a notional amount of $400,000 to limit the floating interest rate exposure associated with the INSW Term Loan. The interest rate cap was designated and qualified as a cash flow hedge. This agreement contains no leverage features. The Interest Rate Cap has a Cap Rate of 2.5% through the termination date of February 15, 2017.

Tabular disclosure of derivatives location

Derivatives are recorded in the consolidated balance sheet on a net basis by counterparty when a legal right of offset exists. The following tables present information with respect to the fair value of derivatives reflected in the December 31, 2015 and 2014 consolidated balance sheets on a gross basis by transaction.

Fair Values of Derivative Instruments:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Amount	Balance Sheet Location	Amount
December 31, 2015:
Derivatives designated as hedging instruments:
Interest rate caps:
Long-term portion	Other assets	$2	Other liabilities	$—
Total derivatives designated as hedging instruments		$2		$—
December 31, 2014:
Derivatives designated as hedging instruments:
Interest rate caps:
Long-term portion	Other assets	$478	Other liabilities	$—
Total derivatives designated as hedging instruments		$478		$—

The following tables present information with respect to gains and losses on derivative positions reflected in the consolidated statement of operations or in the consolidated statement of comprehensive income/(loss).

The effect of cash flow hedging relationships recognized in other comprehensive income/(loss) excluding amounts reclassified from accumulated other comprehensive income (effective portion), including hedges of equity method investees, for the years ended December 31, 2015, 2014 and 2013 follows:

For the year ended December 31,	2015	2014	2013
Interest rate swaps	$(9,721)	$(21,487)	$19,114
Interest rate cap	(472)	(172)	—
Total	$(10,193)	$(21,659)	$19,114

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 10 — FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE DISCLOSURES  – (continued)

The effect of cash flow hedging relationships on the consolidated statement of operations is presented excluding hedges of equity method investees. INSW’s interest rate cap agreement had no effect on the consolidated statement of operations for the year ended December 31, 2014. The effect of INSW’s cash flow hedging relationships on the consolidated statement of operations for the year ended December 31, 2015 follows:

For the year ended December 31, 2015	Statement of Operations
	Effective Portion of Gain/(Loss) Reclassified from Accumulated Other Comprehensive Loss		Ineffective Portion
	Location	Amount of Gain/(Loss)	Location	Amount of Gain/(Loss)
Interest rate cap	Interest expense	$(2)	Interest expense	$—
Total		$(2)		$—

See Note 6, “Equity Method Investments,” for additional information relating to derivatives held by INSW’s equity method investees and Note 15, “Accumulated Other Comprehensive Loss,” for disclosures relating to the impact of derivative instruments on accumulated other comprehensive loss.

Fair Value Hierarchy

The following table presents the fair values, which are pre-tax for assets and liabilities measured on a recurring basis (excluding investments in affiliated companies):

In thousands	Fair Value	Level 2
Assets/(Liabilities) at December 31, 2015: Derivative Assets (interest rate cap)	$2	$2	(1)
Assets/(Liabilities) at December 31, 2014: Derivative Assets (interest rate cap)	$478	$478	(1)

(1)	For the interest rate cap, fair value is derived using valuation models that utilize the income valuation approach. These valuation models take into account contract terms such as maturity, as well as other inputs such as interest rate yield curves and creditworthiness of the counterparty and INSW.

NOTE 11 — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accounts payable, accrued expenses and other current liabilities follows:

At December 31,	2015	2014
Accounts payable	$3,371	$2,460
Payroll and benefits	2,154	4,382
Interest	5,636	5,686
Due to owners on chartered in vessels	2,141	2,123
Accrued drydock and repair costs	2,127	1,401
Bunkers and lubricants	820	697
Charter revenues received in advance	1,227	3,143
Insurance	1,517	531
Accrued vessel expenses	9,086	1,341
Accrued general and administrative expenses	1,107	643
Other	1,597	2,928
Total accounts payable, accrued expenses and other current liabilities	$30,783	$25,335

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 12 — TAXES

Income taxes are provided using the asset and liability method, such that income taxes are recorded based on amounts refundable or payable in the current year and include the results of any differences in the basis of assets and liabilities between U.S. GAAP and tax reporting. Income taxes are calculated on a separate return basis, and there has been no allocation of income taxes from OSG. INSW derives substantially all of its gross income from the use and operation of vessels in international commerce. INSW entities that own and operate vessels are primarily domiciled in the Marshall Islands, which does not impose income tax on shipping operations. INSW also has or had subsidiaries in the United Kingdom (“UK”), Philippines, Barbados and Singapore that performed administrative, commercial or technical management functions. These subsidiaries are subject to income taxes based on the services performed in countries in which those particular offices are located and, accordingly, current and deferred income taxes are recorded. INSW also has entities in Greece that were exclusively engaged in management of INSW vessels and were statutorily exempt from Greek income tax on their shipping income.

Under current U.S. tax laws, INSW is a controlled foreign corporation (“CFC”) and OSG is a U.S. shareholder of INSW. INSW, including its subsidiaries, which are disregarded entities for U.S. Federal income tax purposes, is exempt from taxation on its U.S. source shipping income under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury Department regulations. Under Section 883 of the Code and U.S. Treasury Department regulations, INSW qualifies for this exemption so long as, for more than half of the days in its taxable year, it is a CFC and more than 50 percent of the total value of its stock is owned by OSG or certain other U.S. persons. To the extent INSW is unable to qualify for exemption from tax under Section 883, INSW will be subject to U.S. federal taxation of 4% of its U.S. source shipping income on a gross basis without the benefit of deductions. Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be considered to be 50% derived from sources within the U.S. Shipping income attributable to transportation that both begins and ends in the U.S. will be considered to be 100% derived from sources within the U.S. INSW does not engage in transportation that gives rise to 100% U.S. source income. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the U.S. Shipping income derived from sources outside the U.S. will not be subject to any U.S. federal income tax. INSW’s vessels operate in various parts of the world, including to or from U.S. ports. There can be no assurance that INSW will continue to qualify for the Section 883 exemption. A substantial portion of income earned by INSW is not subject to income tax, and no deferred taxes are provided on the temporary differences between the tax and financial statement basis of the underlying assets and liabilities for those subsidiaries not subject to income tax in their respective countries of incorporation.

The Marshall Islands and Greece impose tonnage taxes, which are assessed on the tonnage of certain of INSW’s vessels. These tonnage taxes are included in vessel expenses in the accompanying consolidated statements of operations.

The provision for income taxes is comprised of:

For the year ended December 31,	2015	2014	2013
Current	$140	$754	$719
Deferred	—	(10)	3,498
Total provision for income taxes	$140	$744	$4,217

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 12 — TAXES  – (continued)

During the year ended December 31, 2014, the Parent made certain payments in connection with its Emergence, aggregating $477,835, in its capacity as guarantor of the obligations of subsidiaries of INSW with respect to two term loans. For income tax purposes, INSW presented these payments as cancellation of indebtedness income. The Marshall Islands does not apply an income tax to the operations of INSW. The differences between income taxes expected at the Marshall Islands statutory income tax rate of zero percent and the reported income tax provisions are summarized as follows:

For the year ended December 31,	2015	2014	2013
Marshall Islands statutory rate	0.00%	0.00%	0.00%
Change in valuation allowance	0.00%	0.04%	0.49%
Income subject to tax in other jurisdictions	0.08%	0.59%	0.10%
Actual income tax rate	0.08%	0.63%	0.59%

The significant components of INSW’s deferred tax liabilities and assets follow:

For the year ended December 31,	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$6,714	$6,158
Excess of tax over book basis of depreciable assets	666	494
Pensions	2,519	3,035
Other	5	—
Total deferred tax assets	9,904	9,687
Less: Valuation allowance	(9,904)	(9,687)
Deferred tax assets, net	—	—
Net noncurrent deferred tax assets/(liabilities)	$—	$—

As of December 31, 2015 and 2014, INSW had net operating loss carryforwards related to the UK operations of $28,865 and $26,129, respectively, which are available to reduce future taxes, if any. These net operating loss carryforwards have an indefinite life. As of December 31, 2015 and 2014, INSW also has net operating loss carryforwards related to its Barbados operations of $37,634 and $37,259, respectively, which are available to reduce future taxes, if any, and expire between 2018 and 2023.

INSW believes that it is more likely than not that the benefit from its net operating loss carryforwards and certain other deferred tax assets will not be realized and has maintained a valuation allowance of $9,904 and $9,687 as of December 31, 2015 and 2014, respectively, on the deferred tax assets relating to these foreign net operating loss carryforwards and other deferred tax assets. If or when recognized, the tax benefits related to any reversal of the valuation allowance on deferred tax assets as of December 31, 2015 will be accounted for as a reduction of income tax expense in the period such reversal occurs. During 2015, INSW increased its valuation allowance by $217 as a result of current year operations. The valuation allowance at December 31, 2013 and 2012 was $9,643 and $6,262, respectively. The valuation allowance increased by $44 and $3,381 in the years ended December 31, 2014 and 2013, respectively.

The following is a roll forward of INSW’s unrecognized tax benefits (excluding interest and penalties) for 2015 and 2014:

	2015	2014
Balance of unrecognized tax benefits as of January 1,	$170	$170
Increases for positions taken in prior years	—	—
Decreases for positions taken in prior years	(130)	—
Balance of unrecognized tax benefits as of December 31,	$40	$170

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 12 — TAXES  – (continued)

INSW records interest on unrecognized tax benefits in its provision for income taxes. Accrued interest is included in other current liabilities in the consolidated balance sheets. As of December 31, 2015 and 2014, INSW has recognized a total liability for interest of $22 and $35, respectively. INSW has recorded the unrecognized tax benefits in other current liabilities in the consolidated balance sheets. If recognized, all of the December 31, 2015 balance of unrecognized tax benefits would affect the effective tax rate. Management believes that it is reasonably possible that a decrease of up to $40 in unrecognized tax benefits related to issues currently under examination by the taxing authorities will be settled during 2016.

INSW operations are generally not subject to examination by tax authorities for years prior to 2012.

NOTE 13 — RELATED PARTIES

The following tables show certain related party transactions between INSW and the Parent:

For the year ended December 31,	2015	2014	2013
Corporate overhead allocations from the Parent:
General and administrative	$36,792	$39,570	$36,128
Depreciation	730	1,022	1,424
Technical management transition costs	—	21	—
Severance and relocation costs	—	670	2,090
Reorganization items, net	5,659	86,179	48,654
Total corporate overhead allocations from the Parent	$43,181	$127,462	$88,296

The outstanding amounts related to the transactions between INSW and the Parent were as follows:

As of December 31,	2015	2014
Due to Parent and non INSW subsidiaries of Parent for cost sharing reimbursements	$11,350	$5,617
Corporate Overhead Allocations from the Parent

During the periods presented, INSW benefited from certain corporate functions provided by OSG and non INSW subsidiaries of OSG. In addition, certain entities within INSW incurred similar costs in respect of corporate functions that provided services to non INSW subsidiaries of OSG. An allocation of these corporate expenses has been reflected in the consolidated financial statements in general and administrative expenses, depreciation and amortization, technical management transition costs, severance and relocation costs and reorganization items, net. For the year ended December 31, 2015, the allocation of non-cash expense relating to share based compensation of $2,811 was recorded as a capital contribution from the Parent. A portion of the reorganization items, net directly related to the Proskauer Action (described in Note 19, “Contingencies”), which was settled in February 2016, is expected to be recovered by INSW during the first quarter of 2016.

Sales and purchases of vessels

Prior to commencement of the Chapter 11 cases INSW intended to purchase the Product Carrier Victory from the Parent. The legal transfer of the Victory did not however occur prior to the Petition Date and thereafter required Bankruptcy Court approval. Even though the Victory was not legally transferred prior to December 31, 2012, the vessel’s cost structure and activities are similar to the operations of the other MR Product Carriers in INSW’s fleet and, therefore, the Victory was included within the carve-out group on a combined basis at historical cost, net of accumulated depreciation, of $24,687, effective November 14, 2012.

INSW purchased the Victory from the Parent on June 30, 2014. As the Victory had been included in INSW’s financial statements on a combined basis prior to the purchase of the vessel, and is included on a consolidated basis subsequent to the purchase of the vessel, the purchase of the Victory is excluded from vessel deliveries in Note 5, “Vessels, Deferred Drydock and Other Property” for the year ended December 31, 2014.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 13 — RELATED PARTIES  – (continued)

At Emergence, Maremar Tanker LLC’s intercompany receivable balances were written off and treated as a non-cash capital distribution to the Parent of $23,213. Additionally, for the year ended December 31, 2014, INSW recorded a $124 charge to write off the remaining net assets of Maremar Tanker LLC.

Related Party Loans and Emergence from Bankruptcy

As discussed in more detail in Note 9, “Debt,” INSW was a co-borrower under the Unsecured Revolving Credit Facility and borrowings thereunder were effectuated through two related party loan agreements with its Parent. At Emergence, INSW repaid the outstanding principal of $217,000 and unpaid accrued interest relating to its co-borrower obligation under the Unsecured Revolving Credit Facility. Also certain INSW entities were parties to two term loans, secured by vessels in INSW’s fleet, for which OSG was a guarantor. The Parent made certain payments in connection with its Emergence, aggregating $477,835, in its capacity as guarantor of the obligations of subsidiaries of INSW with respect to these two term loans, which for financial reporting purposes are deemed to be capital contributions. Supplemental cash flow information for the year ended December 31, 2014 associated with the aforementioned Parent guarantor obligation payments and deemed capital contributions were non-cash financing activities.

In accordance with the Equity Plan, on Emergence all amounts then due between Parent and INSW and its subsidiaries were deemed uncollectible and considered settled through deemed capital contributions by the Parent aggregating $154,220. Supplemental cash flow information for the year ended December 31, 2014 associated with such deemed capital contributions were non-cash financing activities.

Concurrent with OSG’s Emergence and as part of the plan of reorganization, INSW made a $53,225 cash distribution to the Parent. Post Emergence, OSG reimbursed INSW for certain compensation related expenses aggregating $6,306, which for financial reporting purposes are deemed to be capital contributions.

NOTE 14 — STOCK COMPENSATION

INSW accounts for stock compensation expense in accordance with the fair value method required by ASC 718, Compensation — Stock Compensation. Such fair value based method requires share based payment transactions to be measured based on the fair value of the equity instruments issued.

OSG maintains various stock-based compensation arrangements, under which it provides awards to employees of INSW of restricted common stock; performance restricted stock units and stock options to purchase shares of OSG. Because INSW provides employee services in consideration for the participation of INSW’s employees in these plans, a share-based compensation expense for the awards granted to INSW’s employees has been reflected in the consolidated statement of operations. Furthermore, the restricted stock, restricted stock unit and stock option grants also relate to directors or individuals that are considered to be employees of OSG. Compensation expense relating to such grants is a component of general and administrative expense on the consolidated statement of operations and as a result, is subject to the cost allocation procedures described in Note 1, “Description of the Business and Basis of Presentation,” and Note 13, “Related Parties.”

OSG Capital Structure

On May 2, 2014, OSG entered into an equity commitment agreement (the “Equity Commitment Agreement”) with potential investors as part of its plan of reorganization. The Equity Plan and Equity Commitment Agreement among other things provided for the OSG’s issuance of two separate classes of common stock (Class A common stock and Class B common stock). On the Effective Date, OSG amended and restated its certificate of incorporation to, among other things; authorize the Parent to issue shares of its Class A common stock and Class B common stock.

OSG Stock Dividend

On November 20, 2015, the Board of Directors of OSG (the “Board”) approved a stock dividend of Class A common stock, whereby on December 17, 2015, all shareholders of record of OSG’s Class A and B common

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 14 — STOCK COMPENSATION  – (continued)

stock as of December 3, 2015 (the “record date”), received a dividend of one-tenth of one share of Class A common stock for each share of Class A common stock and Class B common stock held by them as of the record date.

The Incentive Plans described below contain anti-dilution provisions, which following the change in the capitalization of OSG resulted in a modification of all outstanding awards. No additional compensation was recognized in 2015 as a result of such modification.

Management Incentive Compensation Plan and Non-Employee Director Incentive Compensation Plan

On September 23, 2014, the Human Resources and Compensation Committee (the “Committee”) of the Board approved the Overseas Shipholding Group, Inc. Management Incentive Compensation Plan (the “Management Plan”) and the Overseas Shipholding Group, Inc. Non-Employee Director Incentive Compensation Plan (the “Director Plan” and together with the Management Plan, the “Incentive Plans”). Subject to adjustment, the maximum number of shares of OSG’s Class A common stock authorized for issuance is 37,000,000 shares under the Management Plan and 3,000,000 shares under the Director Plan. A total of 31,490,819 shares of OSG’s Class A Common Stock may be issued or used as the basis for awards under the Incentive Plans as of December 31, 2015.

OSG shareholders approved the Incentive Plans on June 9, 2015.

Information regarding share-based compensation awards granted by OSG to OSG employees (which include INSW employees) and OSG directors follows:

Director Compensation — Restricted Common Stock

OSG awarded a total of 306,129 and 324,997 restricted Class A common stock shares during the years ended December 31, 2015 and 2014, respectively, to its non-employee directors. The weighted average fair value of OSG’s stock on the measurement date of such awards was $3.38 (2015) and $3.00 (2014) per share. Such restricted shares awards generally vest in full at the first anniversary of the grant date, subject to each director continuing to provide services to OSG through such date. The shares granted may not be transferred, pledged, assigned or otherwise encumbered prior to vesting. Prior to the vesting date, a holder of restricted shares has all the rights of a shareholder of OSG, including the right to vote such shares and the right to receive dividends paid with respect to such shares at the same time as common shareholders generally.

Management Compensation

(i) Restricted Stock Units

During the years ended December 31, 2015 and 2014, OSG awarded 1,536,407 and 196,349 time-based restricted stock units (“RSUs”), respectively, to certain of its employees, including senior officers. The weighted average measurement date fair value of these awards was $3.41 (2015) and $3.65 (2014), per RSU. Each award of RSUs will vest in equal installments on each of the first three anniversaries of the award date. RSUs may not be transferred, pledged, assigned or otherwise encumbered until they are settled as described below. Settlement of the vested RSUs may be in either shares of Class A common stock or cash, as determined at the discretion of the Committee, and shall occur as soon as practicable after the vesting date.

On October 12, 2015, OSG awarded 630,766 performance-based RSUs to certain members of senior management. The grant date fair value of the performance awards was determined to be $2.66 per RSU. Each performance stock unit represents a contingent right to receive RSUs of OSG based upon certain performance related goals being met and the covered employees being continuously employed through the end of the period over which the performance goals are measured. One third of each performance award will vest on each of December 31, 2015, 2016 and 2017, subject in each case to the Committee’s certification of achievement of the performance measures and targets no later than each March 31 following the respective date of vesting. Settlement of the vested RSUs may be in either shares of common stock or cash, as

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 14 — STOCK COMPENSATION  – (continued)

determined by the Committee in its discretion. With respect to the RSUs that may vest with respect to each of 2015, 2016 and 2017, the number of target RSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets.

(ii) Stock Options

During the years ended December 31, 2015 and 2014, OSG awarded to certain members of senior management an aggregate of 959,232 and 453,586 stock options, respectively. Each stock option represents an option to purchase one share of OSG Class A common stock for an exercise price of $3.20 (2015) and $3.65 (2014) per share. Stock options may not be transferred, pledged, assigned or otherwise encumbered prior to exercise. Each stock option will vest in equal installments on each of the first three anniversaries of the award date. The stock options expire on the business day immediately preceding the tenth anniversary of the award date.

The fair values of the options granted were estimated on the dates of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2015 and 2014 grants: risk free interest rates of 1.8% and 2.2%, dividend yields of 0.0%, expected stock price volatility factors of .37 and .42 and expected lives of 6.0 years. The weighted average grant-date fair value of options granted in 2015 and 2014 were $1.40 and $1.58, respectively.

For both the Incentive Plans and the 2004 Stock Incentive Plan (the “2004 Plan”) compensation expense is recognized over the vesting period, contingent or otherwise, applicable to each grant, using the straight-line method.

Incentive Plans compensation expense with respect to restricted common stock and restricted stock units outstanding allocated to INSW for the years ended December 31, 2015 and 2014 was $2,380 and $222, respectively, which includes $446 and $17, respectively, for INSW employees grants of restricted stock units. Such allocated compensation expense has been recorded as a capital contribution from the Parent as such amount is not expected to be settled in cash.

Compensation expense as a result of 2004 Plan grants of restricted stock and performance related awards to INSW employees was $275 and $797 for the years ended December 31, 2014 and 2013, respectively.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 14 — STOCK COMPENSATION  – (continued)

Activity with respect to restricted common stock and restricted stock units under OSG’s compensation plans which were issued to employees of INSW during the three years ended December 31, 2015 is summarized as follows:

	Class A Common Stock	Common Stock
Nonvested Shares Outstanding at December 31, 2012		207,339
Transfer from INSW to OSG		(24,902)
Granted		—
Vested ($10.09 to $43.40 per share)		(45,284)
Forfeited		(41,318)
Nonvested Shares Outstanding at December 31, 2013	—	95,835
Granted	54,795	—
Vested ($10.09 to $43.40 per share)	—	(33,287)
Forfeited	—	(12,630)
Cancelled	—	(49,918)
Nonvested Shares Outstanding at December 31, 2014	54,795	—
Granted	384,613	—
Vested ($3.25 to $3.65 per share)(1)(2)	(166,053)	—
Forfeited	—	—
Modification(2)	48,877	—
Nonvested Shares Outstanding at December 31, 2015	322,232	—

(1)	Includes 29,333 RSUs that are subject to certification by the Committee before the shares are issued to the respective grantees.
(2)	Represents additional shares resulting from the stock dividend adjustment described above and an increase in performance awards vesting on December 31, 2015 based on the actual achievement of performance goals.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 14 — STOCK COMPENSATION  – (continued)

Stock option activity for employees of INSW is summarized as follows:

	Class A Common Stock	Common Stock
Options Outstanding at December 31, 2012		367,747
Transfer from INSW to OSG		(86,003)
Granted		—
Forfeited		(85,486)
Exercised		—
Options Outstanding at December 31, 2013	—	196,258
Granted	126,582	—
Forfeited	—	(19,125)
Exercised	—	—
Cancelled	—	(177,133)
Options Outstanding at December 31, 2014	126,582	—
Granted	—
Dividend modification(1)	17,800
Options Outstanding at December 31, 2015	144,382
Options Exercisable at December 31, 2015	48,127

(1)	Represents additional stock options resulting from the stock dividend adjustment described above.

The weighted average remaining contractual life of both the stock options outstanding and the stock options exercisable at December 31, 2015 was 8.75 years. The weighted average exercise price of the stock options outstanding and the stock options exercisable at December 31, 2015 was $3.20 (which reflects an adjustment as a result of the stock dividend described above). The weighted average exercise prices of the stock options outstanding at December 31, 2014 and 2013 were $3.65 and $39.66 per share, respectively. None of the stock options which vested during the three-year period ended December 31, 2015 were “in-the-money.”

Incentive Plans compensation expense allocated to INSW for the years ended December 31, 2015 and 2014, of $431 and $36 relating to management stock options includes $67 and $17 for an INSW employee, respectively. Such compensation expense has been recorded as a capital contribution from the Parent as such amount is not expected to be settled in cash.

As of December 31, 2015 there was $607 of unrecognized compensation cost relating to INSW employees’ nonvested stock compensation, which is expected to be recognized over a weighted average period of 2.27 years. As of December 31, 2015, there was an additional $6,303 of unrecognized compensation cost related to the Parent’s nonvested share-based compensation arrangements, which is expected to be recognized over a weighted average period of 2.33 years. A portion of such unrecognized compensation cost would be subject to allocation to INSW in accordance with the Parent’s cost allocation policies.

Compensation expense as a result of the 2004 Plan grants of stock options was $39 and $214 during the years ended December 31, 2014 and 2013, respectively.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 15 — ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss, net of related taxes, in the consolidated balance sheets follow:

As of	December 31, 2015	December 31, 2014
Unrealized losses on derivative instruments, substantially entered into by the Company’s equity method joint venture investees	$(53,446)	$(61,356)
Items not yet recognized as a component of net periodic benefit cost (pension plans)	(10,636)	(12,988)
Foreign currency translation adjustment	(42)	(29)
Total accumulated other comprehensive loss	$(64,124)	$(74,373)

The following tables present the changes in the balances of each component of accumulated other comprehensive loss, net of related taxes, for the three years ended December 31, 2015.

	Unrealized losses on available-for- sale securities	Unrealized losses on cash flow hedges	Items not yet recognized as a component of net periodic benefit cost (pension plans)	Foreign currency translation adjustment	Total
Balance as of December 31, 2014	$—	$(61,356)	$(12,988)	$(29)	$(74,373)
Current period change excluding amounts reclassified from accumulated other comprehensive loss	—	(10,193)	1,870	(13)	(8,336)
Amounts reclassified from accumulated other comprehensive loss	—	18,103	482	—	18,585
Total change in accumulated other comprehensive loss	—	7,910	2,352	(13)	10,249
Balance as of December 31, 2015	$—	$(53,446)	$(10,636)	$(42)	$(64,124)
Balance as of December 31, 2013	$—	$(59,263)	$(8,246)	$(116)	$(67,625)
Current period change excluding amounts reclassified from accumulated other comprehensive loss	—	(21,659)	(5,069)	87	(26,641)
Amounts reclassified from accumulated other comprehensive loss	—	19,566	327	—	19,893
Total change in accumulated other comprehensive loss	—	(2,093)	(4,742)	87	(6,748)
Balance as of December 31, 2014	$—	$(61,356)	$(12,988)	$(29)	$(74,373)

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 15 — ACCUMULATED OTHER COMPREHENSIVE LOSS  – (continued)

	Unrealized losses on available-for- sale securities	Unrealized losses on cash flow hedges	Items not yet recognized as a component of net periodic benefit cost (pension plans)	Foreign currency translation adjustment	Total
Balance as of December 31, 2012	$49	$(98,937)	$(7,187)	$(116)	$(106,191)
Current period change excluding amounts reclassified from accumulated other comprehensive loss	(181)	19,114	(1,209)	—	17,724
Amounts reclassified from accumulated other comprehensive loss	132	20,560	150	—	20,842
Total change in accumulated other comprehensive loss	(49)	39,674	(1,059)	—	38,566
Balance as of December 31, 2013	$—	$(59,263)	$(8,246)	$(116)	$(67,625)

The following table presents information with respect to amounts reclassified out of each component of accumulated other comprehensive loss for the three years ended December 31, 2015.

Accumulated Other Comprehensive Loss Component	Years Ended December 31,			Statement of Operations Line Item
	2015	2014	2013
Unrealized losses on available-for-sale securities:
Impairment recorded relating to securities held by INSW’s subsidiaries	$—	$—	$(132)	Other income/(expense)
Unrealized losses on cash flow hedges:
Interest rate swaps entered into by INSW’s equity method joint venture investees	(18,101)	(19,566)	(20,560)	Equity in income of affiliated companies
Interest rate caps entered into by INSW	(2)	—	—	Interest expense
Items not yet recognized as a component of net periodic benefit cost (pension plans)	(482)	(335)	(263)	General and administrative expenses
	(18,585)	(19,901)	(20,955)	Total before tax
	—	8	113	Tax benefit(1)
	$(18,585)	$(19,893)	$(20,842)	Total net of tax

(1)	The tax benefit relates to the net periodic benefit costs of INSW’s pension plans.

The following amounts are included in accumulated other comprehensive loss at December 31, 2015, which have not yet been recognized in net periodic cost: unrecognized prior service costs of $1,765 ($1,362 net of tax) and unrecognized actuarial losses of $10,829 ($9,274 net of tax). The prior service costs and actuarial loss included in accumulated other comprehensive loss and expected to be recognized in net periodic cost during 2016 are losses of $77 (gross and net of tax) and $341 (gross and net of tax), respectively.

At December 31, 2015, INSW expects that it will reclassify $15,924 (gross and net of tax) of net losses on derivative instruments from accumulated other comprehensive loss to earnings during the next twelve months due to the payment of variable rate interest associated with floating rate debt of INSW’s FSO and LNG equity method investees and the interest rate cap held by INSW.

See Note 6, “Equity Method Investments,” for additional information relating to derivatives held by INSW’s equity method investees and Note 10, “Fair Value of Financial Instruments, Derivatives and Fair Value,” for additional disclosures relating to derivative instruments.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 15 — ACCUMULATED OTHER COMPREHENSIVE LOSS  – (continued)

The income tax expense/(benefit) allocated to the items not yet recognized as a component of net periodic benefit costs component of other comprehensive loss follows:

Tax (expense)/ benefit on items not yet recognized as a component of net periodic benefit cost
For the year ended December 31, 2015
Current period change excluding amounts reclassified from accumulated other comprehensive loss	$—
Amounts reclassified from accumulated other comprehensive loss	—
Total change in accumulated other comprehensive loss	$—
For the year ended December 31, 2014
Current period change excluding amounts reclassified from accumulated other comprehensive loss	$—
Amounts reclassified from accumulated other comprehensive loss	8
Total change in accumulated other comprehensive loss	$8
For the year ended December 31, 2013
Current period change excluding amounts reclassified from accumulated other comprehensive loss	$(160)
Amounts reclassified from accumulated other comprehensive loss	113
Total change in accumulated other comprehensive loss	$(47)

NOTE 16 — LEASES

1. Charters-in

Between December 31, 2012 and April 2013, the Bankruptcy Court issued orders approving INSW debtor entities rejection of leases on 25 chartered-in vessels. INSW debtor entities subsequently entered into new lease agreements at lower rates on eight of the chartered-in vessels (seven MRs and one Aframax), which lease agreements were assumed, as amended, pursuant to orders of the Bankruptcy Court, at lower rates. One Suezmax and one MR were redelivered to owners in December 2012 and an additional fifteen vessels (11 MRs, two Panamax Product Carriers, one Suezmax and one Aframax) were redelivered during the four months ended April 30, 2013.

INSW’s policy is to calculate estimates for lease termination costs related to the rejected charters using a market participant’s discount rate. For the year ended December 31, 2013, INSW entities recorded estimated charges for lease termination costs totaling $245,194 related to the rejected vessel charters that were redelivered to their owners or amended through April 30, 2013. These charges, which are included in reorganization items, net in the consolidated statement of operations for the year ended December 31, 2013 reflect revisions made to the charges originally recorded as a result of the Bankruptcy Court’s approval of agreements entered into with the counterparties for the 25 chartered-in International Flag vessels that have resulted in agreed amended claims.

Effective August 5, 2014, OSG and INSW debtor entities emerged from bankruptcy, and during the month of August, allowed claims related to the rejected or amended vessel charters described above were settled. These settlements resulted in an interest expense charge of $7,453 for post-petition contractual interest and

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 16 — LEASES  – (continued)

reorganization item charges of $6,419 for post-petition interest required by the Equity Plan, for the year ended December 31, 2014. See Note 2, “Chapter 11 Filing and Emergence from Bankruptcy,” for additional information.

As of December 31, 2015, INSW had commitments to charter in seven vessels. All of the charters-in are accounted for as operating leases, of which three are bareboat charters and four are time charters. Lease expense relating to charters-in is included in charter hire expenses in the consolidated statements of operations.

The future minimum commitments and related number of operating days under these operating leases are as follows:

Bareboat Charters-in at December 31, 2015	Amount	Operating Days
2016	$6,862	1,098
2017	6,644	1,063
2018	1,744	279
Net minimum lease payments	$15,250	2,440

Time Charters-in at December 31, 2015	Amount	Operating Days
2016	$26,304	2,354
2017	12,819	989
Net minimum lease payments	$39,123	3,343

The future minimum commitments for time charters-in exclude amounts with respect to vessels chartered-in where the duration of the charter was one year or less at inception but includes amounts with respect to workboats employed in the Crude Tankers Lightering business. Time charters-in have been reduced to reflect estimated days that the vessels will not be available for employment due to drydock because INSW does not pay time charter hire when time chartered-in vessels are not available for use. Certain of the charters in the above tables also provide INSW with renewal and purchase options.

2. Charters-out

The future minimum revenues, before reduction for brokerage commissions, expected to be received on non-cancelable time charters and the related revenue days (revenue days represent calendar days, less days that vessels are not available for employment due to repairs, drydock or lay-up) are as follows:

Time Charters-out at December 31, 2015	Amount	Revenue Days
2016	$85,868	3,560
2017	27,593	1,316
2018	720	131
Future minimum revenues	$114,181	5,007

Future minimum revenues do not include (1) INSW’s share of time charters entered into by the pools in which it participates, and (2) INSW share of time charters entered into by the joint ventures, which INSW accounts for under the equity method. Revenues from a time charter are not generally received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 17 — PENSION PLANS

Pension plans

INSW has obligations outstanding under a defined benefit pension plan in the UK. The plan provides defined benefits based on years of service and final average salary. The plan was closed to new entrants and accrual from December 2007. In August 2014, OSG provided a guarantee to the trustees of the OSG Ship Management (UK) Ltd. Retirement Benefits Plan (the “Scheme”), which superseded entirely a guarantee previously entered into in November 2010, in respect to the obligations of OSG Ship Management (UK) Ltd., the principal employer of the Scheme, in the amount not to exceed £4,896 ($7,262 at December 31, 2015), if the principal employer fails to make the required periodic contributions to the Scheme. Such amount represents a contingent claim against OSG that has not been recorded in INSW’s financial statements as the principal employer has made all contributions due and payable on a timely basis. Information with respect to the UK Scheme for which INSW uses a December 31 measurement date, is as follows:

At December 31,	Pension Benefits
	2015	2014
Change in benefit obligation:
Benefit obligation at beginning of year	$34,138	$30,379
Cost of benefits earned (service cost)	—	532
Interest cost on benefit obligation	1,164	1,333
Actuarial (gains)/losses	(2,387)	4,561
Benefits paid	(1,501)	(650)
Foreign exchange losses/(gains)	(1,515)	(2,017)
Benefit obligation at year end	29,899	34,138
Change in plan assets:
Fair value of plan assets at beginning of year	22,205	19,167
Actual return on plan assets	175	339
Employer contributions	1,161	4,519
Benefits paid	(1,501)	(650)
Foreign exchange gains/(losses)	(950)	(1,170)
Fair value of plan assets at year end	21,090	22,205
Unfunded status at December 31	$(8,809)	$(11,933)

The unfunded benefit obligation for the pension plan is included in other liabilities in the consolidated balance sheets.

Information for the defined benefit pension plan with accumulated benefit obligations in excess of plan assets is as follows:

At December 31,	2015	2014
Projected benefit obligation	$29,899	$34,138
Accumulated benefit obligation	29,899	34,138
Fair value of plan assets	21,090	22,205

For the year ended December 31,	Pension Benefits
	2015	2014	2013
Components of expense:
Cost of benefits earned	$—	$532	$2,566
Interest cost on benefit obligation	1,164	1,333	1,058
Expected return on plan assets	(1,159)	(1,573)	(975)
Amortization of prior-service costs	79	87	83
Recognized net actuarial loss	403	230	180
Net periodic benefit cost	$487	$609	$2,912

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 17 — PENSION PLANS  – (continued)

The weighted-average assumptions used to determine benefit obligations follow:

At December 31,	Pension Benefits
	2015	2014
Discount rate	3.80%	3.55%

The selection of a single discount rate for the defined benefit plan was derived from bond yield curves, which INSW believed as of such dates, to be appropriate for the plan, reflecting the length of the liabilities and the yields obtainable on investment grade bonds. The assumption for a long-term rate of return on assets was based on weighted average of rates of return on the investment sectors in which the assets are invested.

The weighted-average assumptions used to determine net periodic benefit cost follow:

For the year ended December 31,	Pension Benefits
	2015	2014	2013
Discount rate	3.55%	4.50%	4.50%
Expected (long-term) return on plan assets	5.35%	7.29%	6.22%
Rate of future compensation increases	—	—	—

Expected benefit payments are as follows:

Pension Benefits
2016	$651
2017	1,193
2018	931
2019	946
2020	963
Years 2021 – 2025	6,780
$11,464

The fair values of INSW’s pension plan assets at December 31, 2015, by asset category are as follows:

Description	Fair Value	Level 1	Level 2(1)
Cash and cash equivalents	$3,431	$3,431	$—
Equity securities:
International companies	15,617	—	15,617
Government debt securities	2,042	—	2,042
Total	$21,090	$3,431	$17,659

(1)	Quoted prices for the equity and debt securities are not available from an active market source since such investments are in index funds. Therefore, the mid-price, which is a price calculated based on the mid-point between the buying and selling prices of the index fund’s assets, was used as such mid-prices are considered to be quoted prices for similar assets.

Management has historically maintained a targeted allocation of between 86% and 90% of the UK Scheme assets in an equity index fund and between 10% and 14% in an over 15-year Gilt index fund.

INSW contributed $1,161, $4,519 and $1,182 to the UK Scheme in 2015, 2014 and 2013, respectively. INSW expects that its contribution to the UK Scheme in 2016 will be approximately $1,197.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 17 — PENSION PLANS  – (continued)

Defined Contribution Plans

INSW also has or had defined contribution plans for shore-based individuals employed in the UK and for certain shore-based individuals in Greece (2013), the cost of which is funded as accrued. The expenses directly attributable to INSW’s employees for these defined contribution plans for each of the years ended December 31, 2015, 2014 and 2013 were not material.

NOTE 18 — SEVERANCE AND RELOCATION COSTS

Severance related costs are recognized over the period commencing on the date on which the affected employees are notified and ending on the date when required services are completed.

Costs Associated with Exit or Disposal Activities

On January 13, 2014, OSG announced that certain of its subsidiaries, all of which are subsidiaries of INSW, that own or charter-in 33 International Flag vessels (which was subsequently increased to 46 vessels) intended to outsource certain management services, including, but not limited to, the technical management, certain aspects of commercial management and crew management to V. Ships UK Limited (“V.Ships”). Charges relating to employee transition and termination benefits and similar transition and termination costs (“Outsourcing RIF”) and set-up, wind-down and transitions costs (“Transition Costs”) are included separately in the consolidated statement of operations. Outsourcing RIF severance costs of $16,666 incurred for the year ended December 31, 2014 included $3,428 and $7,651 relating to the International Crude Tankers and International Product Carriers business segments, respectively, with the balance relating to corporate offices. INSW did not incur any significant additional Outsourcing RIF costs during the year ended 2015. Transition Costs of $39 and $3,417 incurred for the years ended December 31, 2015 and 2014. The Transition costs for 2014 included $1,672 and $1,260 relating to the International Crude Tankers and International Product Carriers business segments, respectively, with the balance relating to corporate offices.

In conjunction with the aforementioned, on January 7, 2014, the then current Board of Directors of OSG (the “Predecessor Board”) and the Compensation Committee of the Predecessor Board approved a transitional incentive program for certain non-executive employees (the “Transition NEIP”), which was subsequently approved by the Bankruptcy Court on February 3, 2014. In order to achieve the restructuring described above, OSG required the commitment of the employees whose responsibilities would ultimately be outsourced or rendered unnecessary by virtue of the outsourcing (the “Transitional Employees”). The Transition NEIP, a component of the employee transition and termination benefits and similar transition and termination costs described above, was a broad based plan intended to offer compensation incentives to substantially all of the non-executive Transitional Employees (the “Eligible Employees”) upon the achievement of specific objectives (“Objectives”) related to the operations and restructuring of INSW’s operations. For Eligible Employees, the annualized target awards ranged from 25% to 75% of base salary. The total cost of the incentive payments under the Transition NEIP for INSW employees for the year ended December 31, 2014 was approximately $3,228.

In April 2013, three employees were terminated as part of a reduction in force (“April RIF”). INSW recorded $192 in severance related costs during 2013 related to the April RIF. Approximately $173 was utilized during 2013 and the December 31, 2013 remaining reserves of $19 were utilized during 2014. April 2013 RIF severance costs allocated to INSW’s two business segments were immaterial for both years.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 18 — SEVERANCE AND RELOCATION COSTS  – (continued)

Activity relating to the reserves for the Outsourcing RIF for the two years ended December 31, 2015 (excluding costs allocated from the Parent) is summarized as follows:

Outsourcing RIF
Balance at January 1, 2014	$—
Provision	11,045
Change in estimate	(53)
Utilized	(10,965)
Balance at December 31, 2014	27
Utilized	(27)
Balance at December 31, 2015	$—

See Note 13, “Related Parties,” for additional information relating to severance and relocation costs allocated from the Parent.

NOTE 19 — CONTINGENCIES

INSW’s policy for recording legal costs related to contingencies is to expense such legal costs as incurred. The following is a description the Parent’s contingencies, which may have a direct or indirect impact on INSW’s financial position, results of operations and cash flows.

Class Action Lawsuits and Derivative Actions

OSG has fully and finally resolved all potential direct claims by members of the putative class of securities claimants through a settlement effectuated through the Equity Plan, which became effective on August 5, 2014. Under the terms of that settlement, the Equity Plan provides for full satisfaction of the claims of the putative class through (i) $7,000 in cash, which was paid on August 5, 2014, (ii) $3,000 in cash, which was paid on August 5, 2015, (iii) any remaining cash in the Class E1 Disputed Claims Reserve established by the Equity Plan following resolution of all other Class E1 claims, which was paid on October 5, 2015, (iv) 15% of the Net Litigation Recovery (as such term is defined in the Equity Plan) in the action against Proskauer, described below, (v) $5,000 in cash, following the entry of a final order resolving the Proskauer action, which was paid on March 17, 2016 and (vi) proceeds of any residual interest OSG has in certain director and officer insurance policies. OSG recognized a charge of approximately $2,136 in reorganization items, net during the first quarter of 2016, in relation to the portion of the Net Litigation Recovery due to the class action plaintiffs as a result of the settlement of the action against Proskauer described below. OSG paid this amount following the entry of the final order resolving the Proskauer action in April 2016.

The settled claims stem from OSG’s filing of a Form 8-K on October 22, 2012 disclosing that on October 19, 2012 the Audit Committee of the Board of Directors of OSG, on the recommendation of management, concluded that OSG’s previously issued financial statements for at least the three years ended December 31, 2011 and associated interim periods, and for the fiscal quarters ended March 31, 2012 and June 30, 2012, should no longer be relied upon. Shortly thereafter several putative class action suits were filed in the United States District Court for the Southern District of New York (the “Southern District”) against OSG, its then President and Chief Executive Officer, its then Chief Financial Officer, its then current and certain former members of its Board of Directors, its current independent registered public accounting firm, and underwriters of OSG’s public offering of notes in March 2010 (the “Offering”). OSG’s former independent registered public accounting firm was later added as a defendant. Subsequent to OSG’s filing for relief under Chapter 11, these suits were consolidated and the plaintiffs filed an amended complaint that does not name OSG as a defendant. The consolidated suit is purportedly on behalf of purchasers of OSG securities between March 1, 2010 and October 19, 2012 and purchasers of notes in the Offering. The plaintiffs alleged that documents that OSG filed with the SEC were defective, inaccurate and misleading, that the plaintiffs relied on such

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 18 — SEVERANCE AND RELOCATION COSTS  – (continued)

documents in purchasing OSG’s securities, and that, as a result, the plaintiffs suffered losses. The plaintiffs asserted claims under the Securities Act against all defendants and claims under the Securities Exchange Act of 1934 (the “Exchange Act”) against the then former President and former Chief Financial Officer of OSG. Following additional amendments on plaintiffs’ Exchange Act claims and motion to dismiss briefing, on April 28, 2014, the Southern District denied the motion to dismiss the Exchange Act claims filed by the then former President and former Chief Financial Officer on the third amended complaint. On March 18, 2015, OSG’s former independent registered public accounting firm moved for summary judgment and on May 29, 2015, the Southern District issued an order granting that motion. On July 1, 2015, the plaintiffs noticed an appeal of that order to the U.S. Court of Appeals for the Second Circuit. On September 2, 2015, the plaintiffs and OSG’s former independent registered public accounting firm filed a stipulation withdrawing that appeal with prejudice. On August 6, 2015, the plaintiffs moved for the Southern District to preliminarily approve settlements with respect to all of the plaintiffs’ remaining claims, including settlements with former officers and directors of OSG, OSG’s former underwriters, and OSG’s current independent registered public accounting firm that contemplate payments of $10,500, $4,000 and $1,750, respectively, on behalf of such defendants. On August 12, 2015, the Southern District preliminarily approved those settlements, and on December 2, 2015, entered orders that (a) certified the proposed class for settlement purposes, (b) approved a plan of allocation for distribution of settlement proceeds, (c) finally approved those settlements, and (d) entered final orders of judgment dismissing the remaining defendants from the action.

The plaintiffs in the Southern District action filed a proof of claim against OSG in the Bankruptcy Court. Pursuant to a settlement with such plaintiffs and the putative class on whose behalf their claim is filed, their direct claims against OSG are fully and finally resolved based on the Equity Plan treatment described above. Separately, certain of the defendants in the Southern District have filed claims in the Bankruptcy Court against OSG for indemnification or reimbursement based on potential losses incurred in connection with such action. Each of those indemnification claims, asserted by certain former directors and officers of OSG, have been released pursuant to the Equity Plan or otherwise resolved by the Reorganized Debtors. In addition, the indemnification claims asserted by OSG’s former underwriters have been resolved and paid pursuant to the orders of the Bankruptcy Court and the Equity Plan. On October 5, 2015, following the resolution of all disputed Class E1 claims, the Reorganized Debtors disbursed the remaining funds in the Disputed Claims Reserve for Class E1 to representatives of the putative class in accordance with the Equity Plan and Confirmation Order. The Equity Plan and orders of the Bankruptcy Court foreclose the defendants in the Southern District from pursuing any other or further remedies against the Company.

Proskauer Action

On February 23, 2014, Proskauer and four of its partners (the “Proskauer Plaintiffs”) filed an action in the Supreme Court of the State of New York, County of New York (the “Supreme Court”) against the then Senior Vice President, General Counsel and Secretary and the former Chief Financial Officer alleging that the defendants engaged in tortious and fraudulent conduct that caused significant harm to the Proskauer Plaintiffs and OSG. The Proskauer Plaintiffs alleged that the defendants made false representations and thereby deceived and misled Proskauer into providing legal advice to OSG, which was the subject of OSG’s malpractice suit against Proskauer and four of its partners filed on November 18, 2013 in the Bankruptcy Court. On May 1, 2014, the defendants in the action filed by the Proskauer Plantiffs filed motions to dismiss the action. On June 9, 2014, the Proskauer Plaintiffs filed an amended complaint that included certain additional factual allegations and an additional claim against the former Chief Financial Officer of OSG. On July 18, 2014, the defendants filed motions to dismiss the Proskauer Plaintiffs’ amended complaint. On January 15, 2015, the Supreme Court dismissed the Proskauer Plaintiffs’ amended complaint in its entirety against the defendants. On March 2, 2015, the Proskauer Plaintiffs filed a notice of appeal of the Supreme Court’s decision to the Appellate Division of the Supreme Court, First Department (the “Appellate Court”). Proskauer filed its appellant’s brief on August 17, 2015. The appellees filed their response briefs on October 30, 2015 and

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 18 — SEVERANCE AND RELOCATION COSTS  – (continued)

Proskauer filed its reply brief on November 13, 2015. On February 12, 2016, as part of the settlement agreement between OSG and Proskauer and four of its partners, the Proskauer Plaintiffs agreed to withdraw their appeal of the Supreme Court’s dismissal of the amended complaint against the defendants and on March 31, 2016, the Appellate court dismissed the appeal.

On February 21, 2014, the Bankruptcy Court declined to hear OSG’s malpractice claims against Proskauer and four of its partners that were filed on November 18, 2013 under the doctrine of permissive abstention, and on March 11, 2014, OSG re-filed its malpractice claims against such defendants in the Supreme Court. On April 11, 2014, Proskauer and four of its partners filed a motion to dismiss the malpractice action, and on September 10, 2014, the Supreme Court denied the motion to dismiss the legal malpractice for breach of duty of care claim but granted the motion to dismiss the legal malpractice for breach of duty of loyalty as subsumed within the duty of care claim. Proskauer and four of its partners appealed this decision to the Appellate Division of the Supreme Court, First Department and on July 2, 2015 the appellate court affirmed the Supreme Court’s denial of Proskauer’s motion to dismiss. In addition, on December 3, 2014, OSG filed a motion with the Supreme Court for partial summary judgment on whether the “joint and several” liability provisions of certain of OSG’s prior loan agreements, which are the focus of the malpractice action, are unambiguous as a matter of law. The Supreme Court denied that motion as being procedurally premature on July 24, 2015.

On May 20, 2015, the Supreme Court issued a scheduling order for discovery in OSG’s malpractice action against Proskauer. Under the terms of the scheduling order, all discovery was to be completed by April 15, 2016. On October 16, 2015, the parties agreed to extend the deadline for all discovery to be completed to August 1, 2016, and the Court issued a revised scheduling order.

On February 12, 2016, OSG entered into an agreement with Proskauer and four of its partners to settle the malpractice suit and OSG expects to record approximately $18,150 in reorganization items, net in its statement of operations for the three months ended March 31, 2016. Proceeds from the settlement, net of all related out-of-pocket expenses, including legal fees, incurred by OSG since the inception of the action against Proskauer are estimated to be approximately $14,242 (“Net Litigation Recovery”). As discussed above, 15% of the Net Litigation Recovery was disbursed to the class action plaintiffs in April 2016. In addition, pursuant to the Equity Plan, OSG’s Certificate of Incorporation and the Class B Warrant Agreement, OSG expects to pay a special cash dividend of approximately $1,337 to holders of record of OSG’s Class B common stock and a cash distribution of approximately $86 to holders of record of OSG’s Class B warrants, both together representing 10% of the Net Litigation Recovery amount in May 2016.

On March 3, 2016, pursuant to the settlement agreement with Proskauer, the Supreme Court entered an order discontinuing the Proskauer action with prejudice, which order has become final and non-appealable.

SEC Investigation

On November 13, 2012, OSG received from the staff of the SEC’s Division of Enforcement (the “Staff”) a request for documents relating to the statements in OSG’s October 22, 2012 Form 8-K. On January 29, 2013, the SEC issued a formal order of private investigation of OSG. OSG has provided documents to the SEC and intends to continue to cooperate fully with the SEC’s investigation.

The Equity Plan provides for funding for potential liabilities that the SEC may assert in connection with its proof of claim (the “SEC Claim”) to the extent that the SEC Claim is allowed. The SEC filed the SEC Claim in respect of contingent and unliquidated amounts that the SEC may assert against OSG as a result of the outcome of its investigation of OSG and certain of its advisors. Pursuant to the Equity Plan, the Debtors will fund a cash reserve of up to $5,000 to satisfy any liabilities on account of the SEC Claim, solely to the extent and upon the entry of a final order of the Bankruptcy Court providing that the SEC Claim or any portion thereof is allowed. The SEC and the Debtors have agreed that there is no inference, assertion, concession,

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 18 — SEVERANCE AND RELOCATION COSTS  – (continued)

admission, determination or conclusion that should be drawn from the establishment of the reserve, as the SEC’s investigation of OSG, its advisors and individuals inside and outside of OSG is ongoing, and the SEC will make a determination of whether there were securities laws violations only at the conclusion of its investigation. The SEC has reached no such conclusion, and the Staff sought a reserve solely in recognition of the fact that the SEC had not completed its investigation prior to the Equity Plan’s confirmation.

Environmental Incident

On July 16, 2013, OSG received notification through its compliance reporting system that possible pollution violations from one of its Marshall Islands-flagged vessels, owned by a subsidiary of INSW had occurred. The report alleged that there had been improper discharges of bilge holding tank contents directly overboard and not, as required by OSG policies and law, through the installed Oily Water Separator or to shore side reception facilities.

On July 26, 2013, after conducting a preliminary investigation, OSG informed the Marshall Islands Maritime Administration (the “Flag State”) of potential violations of law and the Flag State commenced an investigation. OSG has cooperated with the Flag State preliminary investigation. On July 31, 2013, OSG voluntarily disclosed to the U.S. Coast Guard and the U.S. Department of Justice the results of OSG’s and the Flag State’s preliminary investigations, including possible improper discharges from the vessel’s bilge holding tank and apparent false entries in, or apparent omission of required entries from, the vessel’s Oil Record Book Part I while the vessel was in U.S. waters. On June 4, 2014, the U.S. Coast Guard accepted OSG’s self-reporting of this matter under the Coast Guard’s voluntary disclosure policy. Under such policy, the Coast Guard will not recommend to the U.S. Department of Justice or other prosecuting authority that criminal charges be brought against OSG arising from this matter. OSG is cooperating with the Department of Justice in its investigation resulting from the voluntary disclosures. Any liabilities for potential fines or penalties that may be imposed in connection with this matter cannot be estimated at this time.

Multi-Employer Plans

The Merchant Navy Officers Pension Fund (“MNOPF”) is a multi-employer defined benefit pension plan covering British crew members that served as officers on board INSW’s vessels (as well as vessels of other owners). The trustees of the plan have indicated that, under the terms of the High Court ruling in 2005, which established the liability of past employers to fund the deficit on the Post 1978 section of MNOPF, calls for further contributions may be required if additional actuarial deficits arise or if other employers liable for contributions are not able to pay their share in the future. As the amount of any such assessment cannot currently be reasonably estimated, no reserves have been recorded for this contingency in INSW’s consolidated financial statements as of December 31, 2015, although in a notice received in 2015, the trustees of the plan indicated that they are proposing not to raise any invoices for the latest actuarial valuation performed as of March 31, 2015.

The Merchant Navy Ratings Pension Fund (“MNRPF”) is a multi-employer defined benefit pension plan covering British crew members that served as ratings (seamen) on board INSW’s vessels (as well as vessels of other owners) more than 20 years ago. During 2014 the trustees of the MNRPF sought court approval for a new deficit reduction regime for participating employers. Participating employers include current employers, historic employers that have made voluntary contributions, and historic employers such as OSG that have made no deficit contributions. The trustees received court approval of the new deficit reduction regime in February 2015 and INSW received an assessment of $1,487 which was recorded in June 2015, of which £700 ($1,074) was paid in October 2015 and the balance is due to be paid in October 2016. Calls for further contributions may be required if additional actuarial deficits arise or if other employers liable for contributions are unable to pay their share in the future. As the amount of any such assessment cannot be reasonably estimated, no reserves for this contingency have been recorded in INSW’s consolidated financial statements as of December 31, 2015.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS

NOTE 18 — SEVERANCE AND RELOCATION COSTS  – (continued)

Legal Proceedings Arising in the Ordinary Course of Business

Certain INSW entities are parties, as plaintiff or defendant, to various suits in the ordinary course of business for monetary relief arising principally from personal injuries (including without limitation exposure to toxic materials), wrongful death, collision or other casualty and to claims arising under charter parties. A substantial majority of such personal injury, wrongful death, collision or other casualty claims against INSW entities are covered by insurance (subject to deductibles not material in amount). Each of the claims involves an amount which, in the opinion of management, should not be material to INSW’s financial position, results of operations and cash flows.

NOTE 20 — SUBSEQUENT EVENTS

The consolidated financial statements of OSG, which issued its Annual Report on Form 10-K for the year ended December 31, 2015 on March 1, 2016, include the financial results of INSW. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in these INSW consolidated financial statements through the date of March 1, 2016.

In March 2016, INSW opportunistically repurchased and retired $68,922 of the outstanding principal under the INSW Term Loan at a discounted price of $65,167.

INSW paid dividends totaling $102,000 to the Parent, during the first six months of 2016, reducing the Available Amount as of June 30, 2016 to approximately $30,200.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONDENSED CONSOLIDATED BALANCE SHEETS
DOLLARS IN THOUSANDS
(UNAUDITED)

	June 30, 2016	December 31, 2015
	(UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents	$278,945	$308,858
Voyage receivables, including unbilled of $50,132 and $71,200	52,172	74,951
Other receivables	2,006	4,464
Inventories	255	3,396
Prepaid expenses and other current assets	8,252	5,067
Total Current Assets	341,630	396,736
Restricted cash	—	8,989
Vessels and other property, less accumulated depreciation of $442,700 and $410,606	1,208,097	1,240,411
Deferred drydock expenditures, net	29,537	37,075
Total Vessels, Deferred Drydock and Other Property	1,237,634	1,277,486
Investments in and advances to affiliated companies	344,848	344,891
Other assets	1,571	1,848
Total Assets	$1,925,683	$2,029,950
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$26,938	$30,783
Due to parent for cost sharing reimbursements	7,236	11,350
Current installments of long-term debt	6,183	6,284
Total Current Liabilities	40,357	48,417
Long-term debt	513,718	588,938
Other liabilities	7,664	8,809
Total Liabilities	561,739	646,164
Commitments and contingencies
Equity:
Common stock – 1,000 no par value shares authorized; 102.21 shares outstanding	29,825	29,825
Paid-in additional capital	1,323,705	1,325,504
Retained earnings	80,977	92,581
	1,434,507	1,447,910
Accumulated other comprehensive loss	(70,563)	(64,124)
Total Equity	1,363,944	1,383,786
Total Liabilities and Equity	$1,925,683	$2,029,950

See notes to unaudited condensed consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
DOLLARS IN THOUSANDS
(UNAUDITED)

	Six Months Ended June 30,
	2016	2015
Shipping Revenues:
Pool revenues, including $24,116 in 2016, $27,127 in 2015 received from companies accounted for by the equity method	$157,234	$169,360
Time and bareboat charter revenues	50,343	25,130
Voyage charter revenues	24,161	47,053
	231,738	241,543
Operating Expenses:
Voyage expenses	6,074	11,816
Vessel expenses	69,538	69,504
Charter hire expenses	16,809	17,590
Depreciation and amortization	40,106	40,053
General and administrative	17,174	19,986
Technical management transition costs	—	39
Gain on disposal of vessels and other property	(171)	(1,166)
Total Operating Expenses	149,530	157,822
Income from Vessel Operations	82,208	83,721
Equity in Income of Affiliated Companies	23,605	24,248
Operating Income	105,813	107,969
Other (expense)/income	1,241	62
Income before Interest Expense, Reorganization Items and Income Taxes	107,054	108,031
Interest Expense	(20,432)	(20,986)
Income before Reorganization Items and Income Taxes	86,622	87,045
Reorganization Items, net	3,951	(3,555)
Income before Income Taxes	90,573	83,490
Income tax (provision)/benefit	(177)	141
Net Income	$90,396	$83,631
Weighted average number of shares outstanding	102.21	102.21
Basic and diluted net income per share	$884,414.44	$818,227.18

See notes to unaudited condensed consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
DOLLARS IN THOUSANDS
(UNAUDITED)

	Six Months Ended June 30,
	2016	2015
Net Income	$90,396	$83,631
Other Comprehensive Income/(Loss), net of tax:
Net change in unrealized losses on cash flow hedges	(7,438)	5,565
Defined benefit pension plan
Net change in unrecognized prior service costs	128	(32)
Net change in unrecognized actuarial losses	871	(246)
Other Comprehensive Income/(Loss), net of tax	(6,439)	5,287
Comprehensive Income	$83,957	$88,918

See notes to unaudited condensed consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
DOLLARS IN THOUSANDS
(UNAUDITED)

	Six Months Ended June 30,
	2016	2015
Cash Flows from Operating Activities:
Net Income	$90,396	$83,631
Items included in net income not affecting cash flows:
Depreciation and amortization	40,106	40,053
Amortization of debt discount and other deferred financing costs	3,121	2,632
Compensation relating to restricted stock/stock unit and stock option grants	1,351	401
Undistributed earnings of affiliated companies	(24,230)	(22,446)
Reorganization items, non-cash	(3,951)	3,555
Other – net	—	22
Items included in net income related to investing and financing activities:
Allocated general and administrative expenses recorded as capital contributions	801	84
Gain on repurchase of debt	(1,026)	—
Gain on disposal of vessels and other property, net	(171)	(1,166)
Payments for drydocking	(2,514)	(6,298)
Deferred financing costs paid for loan modification	—	(5,545)
Changes in operating assets and liabilities:
Decrease in receivables	25,237	5,714
(Decrease)/increase in cost sharing reimbursement payable to parent	(4,114)	225
Net change in inventories, prepaid expenses and other current assets and accounts payable, accrued expenses and other current and long-term liabilities	(2,242)	1,983
Net cash provided by operating activities	122,764	102,845
Cash Flows from Investing Activities:
Decrease in restricted cash	8,989	70,093
Expenditures for vessels	(24)	(387)
Proceeds from disposal of vessels and other property	—	7,757
Expenditures for other property	(14)	—
Investments in and advances to affiliated companies	(987)	(1,506)
Repayment of advances from affiliated companies	18,500	17,000
Net cash provided by investing activities	26,464	92,957
Cash Flows from Financing Activities:
Extinguishment of debt	(65,167)	—
Payments on debt	(11,974)	(3,142)
Cash dividend paid to Parent	(102,000)	(200,000)
Net cash used in financing activities	(179,141)	(203,142)
Net decrease in cash and cash equivalents	(29,913)	(7,340)
Cash and cash equivalents at beginning of year	308,858	178,240
Cash and cash equivalents at end of period	$278,945	$170,900

See notes to unaudited condensed consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
DOLLARS IN THOUSANDS
(UNAUDITED)

	Common Stock	Paid-in Additional Capital	Retained Earnings	Accumulated Other Comprehensive Loss*	Total
Balance as of January 1, 2016	$29,825	$1,325,504	$92,581	$(64,124)	$1,383,786
Net income	—	—	90,396	—	90,396
Dividends paid**	—	—	(102,000)	—	(102,000)
Other comprehensive loss	—	—	—	(6,439)	(6,439)
Return of capital contribution of parent	—	(1,799)	—	—	(1,799)
Balance as of June 30, 2016	$29,825	$1,323,705	$80,977	$(70,563)	$1,363,944
Balance as of January 1, 2015	$29,825	$1,434,603	$888	$(74,373)	$1,390,943
Net income	—	—	83,631	—	83,631
Dividends paid**	—	(118,523)	(81,477)	—	(200,000)
Other comprehensive income	—	—	—	5,287	5,287
Capital contribution of parent	—	4,051	—	—	4,051
Balance as of June 30, 2015	$29,825	$1,320,131	$3,042	$(69,086)	$1,283,912

*	Amounts are net of tax.
**	Dividends paid per share were $997,945.41 and $1,956,755.70 for the six months ended June 30, 2016 and 2015, respectively.

See notes to unaudited condensed consolidated financial statements

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

These accompanying unaudited condensed consolidated financial statements include the historical accounts of the International Flag operations of Overseas Shipholding Group Inc. (“OSG” or the “Parent”), a publicly traded company incorporated in Delaware (United States). The entities forming the International Flag operations have historically been comprised of International Seaways, Inc. (“INSW” or the “Company”), a Marshall Islands corporation and its wholly owned subsidiaries. On October 5, 2016, the name of OSG International, Inc. was changed to International Seaways. Inc.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information to comply with Article 10 of Regulation S-X as it relates to all periods presented. They do not include all of the information and notes required by generally accepted accounting principles in the United States (“U.S. GAAP”). In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of the results have been included. Operating results for the six months ended June 30, 2016, are not necessarily indicative of the results that may be expected for the year ending December 31, 2016.

The condensed consolidated balance sheet as of December 31, 2015 has been derived from the audited INSW consolidated financial statements at that date, but does not include all of the information and notes required by U.S. GAAP for complete financial statements. For further information, refer to the INSW consolidated financial statements and notes thereto as of and for the year ended December 31, 2015.

The accompanying unaudited condensed consolidated financial statements include the assets, liabilities, revenues and expenses of the individual entities that comprise INSW carved out from the historical results of operations, cost basis of the assets and liabilities and cash flows of OSG for these entities using both specific identification and allocation consistent with prior periods. All intercompany balances and transactions within INSW have been eliminated. Investments in 50% or less owned affiliated companies, in which INSW exercises significant influence, are accounted for by the equity method.

Certain prior year amounts have been reclassified to conform to the current year presentation. See Note 3, “Significant Accounting Policies — Recently Adopted Accounting Standards,” for additional information.

All dollar amounts are in thousands.

NOTE 2 — CHAPTER 11 FILING AND EMERGENCE FROM BANKRUPTCY

Chapter 11 Filing

On November 14, 2012 (the “Petition Date”), the Parent and 180 of its subsidiaries including INSW Debtor entities, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors filed with the Bankruptcy Court a plan of reorganization (the “Equity Plan”). The Bankruptcy Court confirmed the Equity Plan by order entered on July 18, 2014 (the “Confirmation Order”). On August 5, 2014 (the “Effective Date”), the Equity Plan became effective and OSG, including INSW Debtor entities, emerged from bankruptcy. As of August 9, 2016, only OSG’s case, as the Parent, remains open from the original 181 Chapter 11 cases.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 2 — CHAPTER 11 FILING AND EMERGENCE FROM BANKRUPTCY  – (continued)

Reorganization Items, net

Reorganization items, net represent amounts incurred subsequent to the bankruptcy filing as a direct result of the filing of the Chapter 11 cases and are comprised of the following:

For the six months ended June 30,	2016	2015
Allocated trustee fees	$40	$116
Allocated professional fees	(3,991)	3,349
Other claim adjustments	—	90
Total Reorganization items, net	$(3,951)	$3,555

On February 12, 2016, OSG entered into an agreement with Proskauer and four of its partners to settle the malpractice suit filed by OSG in March 2014 and the countersuit filed by Proskauer. Settlement proceeds exceeded OSG’s related out-of-pocket expenses. The table above reflects the recovery of previously allocated professional fees associated with the Proskauer litigation. See Note 15, “Contingencies,” for additional information relating to the Proskauer settlement.

Cash paid for reorganization items was $0 for the six months ended June 30, 2016 and 2015. Allocations of non-cash reorganization expenses recorded as a capital contribution from/(distribution to) the Parent were ($3,951) and $3,555 for the six months ended June 30, 2016 and 2015, respectively.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

a.	Cash and cash equivalents and Restricted cash — Interest-bearing deposits that are highly liquid investments and have a maturity of three months or less when purchased are included in cash and cash equivalents. Legally restricted cash as of December 31, 2015 of $8,989 relates to the INSW Facilities (as defined in Note 9, “Debt”). Such restricted cash reserves were included in the non-current assets section of the condensed consolidated balance sheet at December 31, 2015. Activity relating to restricted cash is reflected in investing activities in the unaudited condensed consolidated statements of cash flows.
b.	Concentration of Credit Risk — Financial instruments that potentially subject INSW to concentrations of credit risk are voyage receivables due from charterers and pools in which INSW participates. During the three and six months ended June 30, 2016 and 2015, INSW did not have any individual customers who accounted for 10% or more of its revenues apart from the pools in which it participates. The pools in which INSW participates accounted for 95% and 82% of consolidated voyage receivables at June 30, 2016 and December 31, 2015, respectively.
c.	Impairment of long-lived assets — The carrying amounts of long-lived assets held and used by INSW are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the asset’s carrying amount. This assessment is made at the individual vessel level since separately identifiable cash flow information for each vessel is available. The impairment charge, if any, would be measured as the amount by which the carrying amount of a vessel exceeded its fair value. A long lived asset impairment charge results in a new cost basis being established for the relevant long lived asset.
d.	Deferred finance charges — Finance charges incurred in the arrangement and/or amendments resulting in the modification of debt are deferred and amortized to interest expense on either an effective interest method or straight-line basis over the life of the related debt.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Unamortized deferred finance charges of $1,467 and $1,741 relating to the INSW Revolver Facility are included in other assets in the condensed consolidated balance sheets as of June 30, 2016 and December 31, 2015, respectively. Unamortized deferred finance charges of $17,493 and $22,866 relating to the INSW Term are included in long-term debt (reflecting the adoption of ASU No. 2015-03 discussed below) in the condensed consolidated balance sheets as of June 30, 2016 and December 31, 2015, respectively.

Interest expense relating to the amortization of deferred financing costs amounted to $3,017 and $2,529 for the six months ended June 30, 2016 and 2015, respectively.

e.	Income taxes — Substantially all of the companies included in the INSW unaudited condensed consolidated financial statements were excluded from the OSG consolidated group for U.S. income tax purposes. INSW financial statements have been prepared on the basis that OSG was responsible for all U.S. taxes for periods prior to July 1, 2016. Historically, INSW has not operated as an independent stand-alone entity. However, for the purposes of these unaudited condensed consolidated financial statements INSW has calculated income taxes as if it had filed relevant income tax returns on a stand-alone basis.
f.	Recently adopted accounting standards — In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (ASC 835), which amends the requirement to recognize debt issuance costs as deferred charges. The amendment requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying cost of that debt liability, consistent with debt discounts. The amendments are effective for public companies for annual periods and interim periods within those annual periods beginning after December 15, 2015. INSW adopted this accounting standard on January 1, 2016 and has applied the guidance retrospectively. The impact of the retrospective adoption on INSW’s December 31, 2015 consolidated balance sheet is a reduction of both other assets and long-term debt by $22,866.
g.	Recently issued accounting standards — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606) to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The revenue standard contains principles that an entity will apply to determine the measurement and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The FASB subsequently delayed the effective date of the revenue standard by one year. For public companies, the revenue standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. Reporting entities may choose to adopt the standard as of the original effective date of December 15, 2016. The requirements of this standard include an increase in required disclosures. Management is analyzing the impact of the adoption of this guidance on INSW’s consolidated financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASC 205) which explicitly requires management to assess an entity’s ability to continue as a going concern and disclose going concern uncertainties in connection with each annual and interim period. The new standard requires management to assess if there is substantial doubt about an entity’s ability to continue to meet its obligations within one year after the reporting date based upon management’s consideration of relevant conditions that are

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

known (and reasonably knowable) at the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier application is permitted. Management does not expect the adoption of this accounting standard to have a significant impact on INSW’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842), which requires lessees to recognize most leases on the balance sheet. For public companies, the standard will be effective for the first interim reporting period within annual periods beginning after December 15, 2018, although early adoption is permitted. Lessees and lessors will be required to apply the new standard at the beginning of the earliest period presented in the financial statements in which they first apply the new guidance, using a modified retrospective transition method. The requirements of this standard include a significant increase in required disclosures. Management is analyzing the impact of the adoption of this guidance on INSW’s consolidated financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting. INSW could recognize increases in reported amounts for property, plant and equipment and related lease liabilities upon adoption of the new standard.

In March 2016, FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (ASC 718), which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities, and classification in the statement of cash flows. The standard will be effective for annual periods beginning after December 31, 2016 and interim periods within that reporting period. Management is currently reviewing the impact of the adoption of this accounting standard on INSW’s consolidated financial statements.

NOTE 4 — BUSINESS AND SEGMENT REPORTING

INSW has two reportable segments: International Crude Tankers and International Product Carriers. Adjusted income/(loss) from vessel operations for segment reporting is defined as income/(loss) from vessel operations before general and administrative expenses, technical management transition costs, severance and relocation costs and gain/(loss) on disposal of vessels. The accounting policies followed by the reportable segments are the same as those followed in the preparation of INSW’s unaudited condensed consolidated financial statements.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 4 — BUSINESS AND SEGMENT REPORTING  – (continued)

Information about INSW’s reportable segments as of and for the six months ended June 30, 2016 and 2015 follows:

Six months ended	International		Other	Totals
	Crude Tankers	Product Carriers
June 30, 2016
Shipping revenues	$159,375	$72,363	$—	$231,738
Time charter equivalent revenues	153,903	71,761	—	225,664
Depreciation and amortization	25,960	13,638	508	40,106
Gain/(loss) on disposal of vessels and other property	201	—	(30)	171
Adjusted income from vessel operations	82,884	16,156	171	99,211
Equity in income of affiliated companies	17,991	—	5,614	23,605
Expenditures for vessels	—	24	—	24
Payments for drydocking	1,644	870	—	2,514
June 30, 2015
Shipping revenues	$154,947	$86,539	$57	$241,543
Time charter equivalent revenues	143,789	85,884	54	229,727
Depreciation and amortization	25,165	13,900	988	40,053
Gain/(loss) on disposal of vessels and other property	7	(5)	1,164	1,166
Adjusted income/(loss) from vessel operations	74,299	29,229	(948)	102,580
Equity in income of affiliated companies	17,371	—	6,877	24,248
Expenditures for vessels	—	387	—	387
Payments for drydocking	6,120	178	—	6,298

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of income follow:

For the six months ended June 30,	2016	2015
Time charter equivalent revenues	$225,664	$229,727
Add: Voyage expenses	6,074	11,816
Shipping revenues	$231,738	$241,543

Consistent with general practice in the shipping industry, INSW uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists INSW management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 4 — BUSINESS AND SEGMENT REPORTING  – (continued)

Reconciliations of adjusted income from vessel operations of the segments to income before income taxes, as reported in the unaudited condensed consolidated statements of income follow:

For the six months ended June 30,	2016	2015
Total adjusted income from vessel operations of all segments	$99,211	$102,580
General and administrative expenses	(17,174)	(19,986)
Technical management transition costs	—	(39)
Gain on disposal of vessels and other property	171	1,166
Consolidated income from vessel operations	82,208	83,721
Equity in income of affiliated companies	23,605	24,248
Other (expense)/income	1,241	62
Interest expense	(20,432)	(20,986)
Reorganization items, net	3,951	(3,555)
Income before income taxes	90,573	83,490

Reconciliations of total adjusted assets of the segments, which represent total assets before corporate cash and cash equivalents, restricted cash and assets of non-vessel operating companies, to amounts included in the unaudited condensed consolidated balance sheets follow:

As of June 30,	2016	2015
Total adjusted assets of all segments	$1,644,153	$1,755,595
Corporate cash and cash equivalents	278,945	170,900
Other unallocated amounts	2,585	2,610
Consolidated total assets	$1,925,683	$1,929,105

NOTE 5 — VESSELS, DEFERRED DRYDOCK AND OTHER PROPERTY

Vessel and Vessel Related Impairments

INSW gave consideration as to whether events or changes in circumstances had occurred since December 2015 that could indicate that the carrying amounts of the vessels in the INSW fleet may not be recoverable as of June 30, 2016. Factors considered included the industry wide decline in vessel valuations during 2016 and forecasted charter rates. INSW concluded that as of June 30, 2016, these factors did not rise to the level of impairment trigger events requiring further considerations. We will continue to monitor these negative developments and if such declines continue for a protracted period of time or worsen, we will re-evaluate whether these changes in industry conditions constitute impairment triggers.

Vessel Sales and Acquisitions

There were no vessels sold or acquired during the six months ended June 30, 2016 or 2015.

NOTE 6 — EQUITY METHOD INVESTMENTS

Investments in affiliated companies include joint ventures accounted for using the equity method. As of June 30, 2016, INSW had an approximate 50% interest in two joint ventures. One joint venture operates four LNG carriers (the “LNG Joint Venture”). The other joint venture converted two ULCCs to Floating Storage and Offloading Service vessels (the “FSO Joint Venture”).

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 6 — EQUITY METHOD INVESTMENTS  – (continued)

A condensed summary of the results of operations of the joint ventures follows:

For the six months ended June 30,	2016	2015
Shipping revenues	$122,758	$122,587
Ship operating expenses	(54,712)	(53,252)
Income from vessel operations	68,046	69,335
Other income/(expense)	(722)	1,230
Interest expense	(22,119)	(24,042)
Net income	$45,205	$46,523

NOTE 7 — VARIABLE INTEREST ENTITIES (“VIEs”)

As of June 30, 2016, INSW participates in six commercial pools and two joint ventures. One of the pools and the FSO Joint Venture were determined to be VIEs. INSW is not considered to be a primary beneficiary of either the pool or the joint venture.

The following table presents the carrying amounts of assets and liabilities in the unaudited condensed consolidated balance sheets related to the VIEs described above as of June 30, 2016:

Unaudited Condensed Consolidated Balance Sheet as of June 30,	2016
Investments in Affiliated Companies	$272,684

In accordance with accounting guidance, INSW evaluated its maximum exposure to loss related to these VIEs by assuming a complete loss of INSW’s investment in and advances to these VIEs and that it would incur an obligation to repay the full amount of the VIE’s outstanding secured debt and swap liabilities. The table below compares INSW’s liability in the unaudited condensed consolidated balance sheet to the maximum exposure to loss at June 30, 2016.

	Unaudited Condensed Consolidated Balance Sheet	Maximum Exposure to Loss
Other Liabilities	$—	$320,200

In addition, as of June 30, 2016, INSW had approximately $8,283 of trade receivables from the pool that was determined to be a VIE. These trade receivables, which are included in voyage receivables in the accompanying unaudited condensed consolidated balance sheet, have been excluded from the above tables and the calculation of INSW’s maximum exposure to loss. INSW does not record the maximum exposure to loss as a liability because it does not believe that such a loss is probable of occurring as of June 30, 2016. Further, the joint venture debt is secured by the joint venture’s FSOs. Therefore, INSW’s exposure to loss under its several guarantee would first be reduced by the fair value of such FSOs.

NOTE 8 — FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE DISCLOSURES

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents and restricted cash — The carrying amounts reported in the condensed consolidated balance sheets for interest-bearing deposits approximate their fair values.

Debt — The fair value of INSW’s debt is estimated based on quoted market prices.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 8 — FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE DISCLOSURES  – (continued)

Interest rate swaps and caps — The fair values of interest rate swaps and caps are the estimated amounts that INSW would receive or pay to terminate the swaps or caps at the reporting date, which include adjustments for the counterparty or INSW’s credit risk, as appropriate, after taking into consideration any underlying collateral securing the swap or cap agreements.

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements defines fair value and established a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes INSW’s own credit risk.

The levels of the fair value hierarchy established by ASC 820 are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities

Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — Inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The estimated fair values of INSW’s financial instruments, other than derivatives, that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, are as follows:

	Fair Value	Level 1	Level 2
June 30, 2016:
Cash	$278,945	$278,945	$—
INSW Term Loan	$(534,018)	$—	$(534,018)
December 31, 2015:
Cash(1)	$317,847	$317,847	$—
INSW Term Loan	$(601,928)	$—	$(601,928)

(1)	Includes non-current restricted cash aggregating $8,989 at December 31, 2015.

Derivatives

INSW manages its exposure to interest rate volatility risks by using derivative instruments.

Interest Rate Risk

INSW uses interest rate caps and swaps for the management of interest rate risk exposure. At June 30, 2016 and December 31, 2015, INSW was party to an interest rate cap agreement (“Interest Rate Cap”) with a start date of February 15, 2015 with a major financial institution covering a notional amount of $400,000 to limit the floating interest rate exposure associated with the INSW Term Loan. The Interest Rate Cap was designated and qualified as a cash flow hedge and contains no leverage features. The Interest Rate Cap has a Cap Rate of 2.5% through the termination date of February 15, 2017.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 8 — FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE DISCLOSURES  – (continued)

Tabular disclosure of derivatives location

Derivatives are recorded in the condensed consolidated balance sheets on a net basis by counterparty when a legal right of offset exists. The following table presents information with respect to the fair value of derivatives reflected in the June 30, 2016 and December 31, 2015 condensed consolidated balance sheets on a gross basis by transaction.

Fair Values of Derivative Instruments:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Amount	Balance Sheet Location	Amount
June 30, 2016:
Derivatives designated as hedging instruments:
Interest rate caps:
Long-term portion	Other assets	$—	Other liabilities	$—
Total derivatives designated as hedging instruments		$—		$—
December 31, 2015:
Derivatives designated as hedging instruments:
Interest rate caps:
Long-term portion	Other assets	$2	Other liabilities	$—
Total derivatives designated as hedging instruments		$2		$—

The following tables present information with respect to gains and losses on derivative positions reflected in the unaudited condensed consolidated statement of operations or in the unaudited condensed consolidated statement of comprehensive income.

The effect of cash flow hedging relationships recognized in other comprehensive income excluding amounts reclassified from accumulated other comprehensive income (effective portion), including hedges of equity method investees, for the six months ended June 30, 2016 and 2015 follows:

For the six months ended June 30,	2016	2015
Interest rate swaps	$(15,668)	$(3,236)
Interest rate cap	(2)	(429)
Total	$(15,670)	$(3,665)

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 8 — FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE DISCLOSURES  – (continued)

The effect of cash flow hedging relationships on the unaudited condensed consolidated statement of operations is presented excluding hedges of equity method investees. The effect of INSW’s cash flow hedging relationships on the unaudited condensed consolidated statement of operations for the six months ended June 30, 2016 and 2015 follows:

For the six months ended June 30, 2016:	Statement of Operations
	Effective Portion of Gain/(Loss) Reclassified from Accumulated Other Comprehensive Loss		Ineffective Portion
	Location	Amount of Gain/(Loss)	Location	Amount of Gain/(Loss)
Interest rate cap	Interest expense	$(87)	Interest expense	$—
Total		$(87)		$—
For the six months ended June 30, 2015:
Interest rate cap	Interest expense	$—	Interest expense	$—
Total		$—		$—

See Note 13, “Accumulated Other Comprehensive Loss,” for disclosures relating to the impact of derivative instruments on accumulated other comprehensive loss, including derivatives held by INSW’s equity method investees.

Fair Value Hierarchy

The following table presents the fair values, which are pre-tax for assets and liabilities measured on a recurring basis (excluding investments in affiliated companies):

In thousands	Fair Value	Level 2
Assets/(Liabilities) at June 30, 2016:
Derivative Assets (interest rate cap)	—	—	(1)
Assets/(Liabilities) at December 31, 2015:
Derivative Assets (interest rate cap)	$2	$2	(1)

(1)	For the interest rate cap, fair value is derived using valuation models that utilize the income valuation approach. These valuation models take into account contract terms such as maturity, as well as other inputs such as interest rate yield curves and creditworthiness of the counterparty and INSW.

NOTE 9 — DEBT

Debt consists of the following:

As of	June 30, 2016	December 31, 2015
INSW Term Loan, due 2019, net of unamortized discount and deferred costs of $18,151 and $23,727	$519,901	$595,222
Less current portion	(6,183)	(6,284)
Long-term portion	$513,718	$588,938

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 9 — DEBT  – (continued)

Exit Financing Facilities

Capitalized terms used hereafter have the meaning given in these unaudited condensed consolidated financial statements or INSW’s consolidated financial statements for the year ended December 31, 2015 or in the respective transaction documents referred to below, including subsequent amendments thereto.

As of June 30, 2016, no amounts had been drawn under the INSW revolving loan facility.

On July 18, 2016, the Company entered into a second amendment (the “Second INSW Credit Agreement Amendment”) to the INSW Facilities. The Second INSW Credit Agreement Amendment, among other things, amends the conditions under which the INSW Facilities permit OSG to spin off INSW. In particular, the Second INSW Credit Agreement Amendment permits the distribution of OSG’s equity interests in INSW to OSG’s shareholders in conjunction with the transfer of substantially all of INSW’s assets (subject to certain exceptions) to a new wholly-owned subsidiary of INSW, subject to the satisfaction of other conditions set forth in the INSW Facilities and the Second INSW Credit Agreement Amendment.

The INSW Term Loan amortizes in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the loan, adjusted for optional and mandatory prepayments. The INSW Facilities stipulate if annual aggregate net cash proceeds of asset sales exceed $5,000, the net cash proceeds from each such sale are required to be reinvested in fixed or capital assets within twelve months of such sale or be used to prepay the principal balance outstanding of the INSW Facilities.

The INSW Term Loan is subject to additional mandatory annual prepayments in an aggregate principal amount of up to 50% of Excess Cash Flow. Management estimates that no prepayment will be required for the INSW Term Loan as a result of our estimate of Excess Cash Flow for the year ended December 31, 2016.

The INSW Facilities contain certain restrictions relating to new borrowings, and the movement of funds between the borrowers and the Parent, who is not a borrower under the Exit Financing Facilities, as set forth in the respective loan agreements. The Parent’s ability to receive cash dividends, loans or advances from INSW is restricted under its facilities. The Available Amount for cash dividends, loans and advances to the Parent, permitted under the INSW Term Loan was $30,200 as of June 30, 2016, after INSW’s dividend distributions to the Parent of $102,000 during the six months then ended.

The INSW Facilities have a covenant to maintain the aggregate Fair Market Value (as defined in the loan agreement for the INSW Facilities) of the Collateral Vessels at greater than or equal to $500,000 at the end of each fiscal quarter. INSW was in compliance with this covenant at June 30, 2016.

Interest expense, including amortization of issuance and deferred financing costs (for additional information related to deferred financing costs see Note 3, “Significant Accounting Policies”), commitment, administrative and other fees, for the six months ended June 30, 2016 and 2015 was $20,276 and $20,956, respectively.

Interest paid for the INSW Facilities for the six months ended June 30, 2016 and 2015 was $17,626 and $18,081, respectively.

During the six months ended June 30, 2016, INSW made repurchases of the INSW Term Loan in the open market of $68,922 and a mandatory principal prepayment of $8,832. The aggregate net gain of $1,026 realized on these transactions for the six months ended June 30, 2016, respectively, is included in other (expense)/income in the unaudited condensed consolidated statement of operations. The net (loss)/gain reflects a write-off of unamortized original issue discount and deferred financing costs associated with the principal reductions, which were treated as partial extinguishments. Third party legal and consulting fees (aggregating $140) incurred by INSW in relation to the open market repurchases are included in general and administrative expenses in the unaudited condensed consolidated statement of operations for the six months ended June 30, 2016.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 10 — TAXES

The Company recorded an income tax provision/(benefit) for the six months ended June 30, 2016 and 2015, of $177 and $(141), respectively, which represent effective tax rates of nil for all such periods.

As of June 30, 2016 and December 31, 2015, the Company has recognized a reserve for uncertain tax positions of $41 and $40, respectively, and accrued interest of $21 and $22, respectively, in its noncurrent other liabilities in the condensed consolidated balance sheets.

NOTE 11 — RELATED PARTIES

The following tables show certain related party transactions between INSW and the Parent:

For the six months ended June 30,	2016	2015
Corporate overhead allocations from the Parent:
General and administrative	$14,695	$18,127
Depreciation	327	380
Reorganization items, net	(3,951)	3,555
Total corporate overhead allocations from the Parent	$11,071	$22,062

The outstanding amounts due to Parent and non-INSW subsidiaries of Parent for cost sharing reimbursements were $7,236 and $11,350 at June 30, 2016 and December 31, 2015, respectively.

Corporate Overhead Allocations from the Parent

During the periods presented, INSW benefited from certain corporate functions provided by OSG and non-INSW subsidiaries of OSG. In addition, certain entities within INSW incurred similar costs in respect of corporate functions that provided services to non-INSW subsidiaries of OSG. An allocation of these corporate expenses, including legal costs related to the Proskauer Action, has been reflected in the unaudited condensed consolidated financial statements in general and administrative expenses, depreciation and amortization and reorganization items, net. Income earned directly by OSG is not subject to allocation because it is not directly related to the INSW business. Reorganization items, net for the six months ended June 30, 2016, includes a credit for the recovery of costs allocated to INSW in prior years related to the Proskauer Action (described in Note 15, “Contingencies”), which was settled by OSG in February 2016.

Capital (Distributions to)/Contributions from the Parent

For the six months ended June 30, 2016 INSW recorded a reduction of capital contribution from the Parent of ($1,799) comprised of allocated reorganizations items, net of ($3,951), non-cash expense relating to stock compensation benefits of $1,351 and certain allocated general and administrative costs of $801. For the six months ended June 30, 2015, INSW recorded capital contributions from the Parent of $4,051, comprised of allocated reorganizations items, net of $3,555, non-cash expense relating to stock compensation benefits of $401, certain allocated general and administrative expenses of $84 and other capital contributions of $11 relating to the forgiveness of intercompany balances due to the Parent. For additional information relating to stock compensation benefits see Note 12, “Stock Compensation.”

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 12 — STOCK COMPENSATION

INSW accounts for stock compensation expense in accordance with the fair value method required by ASC 718, Compensation — Stock Compensation. Such fair value based method requires share based payment transactions to be measured based on the fair value of the equity instruments issued.

OSG maintains various stock-based compensation arrangements, under which it provides awards to employees of INSW of restricted stock units; performance restricted stock units and stock options to purchase shares of OSG. Because INSW provides employee services in consideration for the participation of INSW’s employees in these plans, a share-based compensation expense for the awards granted to INSW’s employees has been reflected in the unaudited condensed consolidated statement of operations. Furthermore, the restricted stock, restricted stock unit and stock option grants also relate to directors or individuals that are considered to be employees of OSG. Compensation expense relating to such grants is a component of general and administrative expense on the unaudited condensed consolidated statement of operations.

On June 2, 2016, the OSG Board of Directors (“OSG Board”) authorized OSG to take action to transfer the listing of its Class A common stock to the New York Stock Exchange from the NYSE MKT (the “Transfer”). In conjunction with the Transfer, the OSG Board approved the Reverse Split Amendment to OSG’s Amended and Restated Certificate of Incorporation. The Reverse Split Amendment affected a one (1) for six (6) reverse stock split and corresponding reduction of the number of authorized shares of OSG Class A common stock and OSG Class B common stock, par value $0.01 per share. The Reverse Split Amendment became effective on June 13, 2016. The Transfer was approved by the New York Stock Exchange on June 23, 2016.

The Incentive Plans described below contain anti-dilution provisions whereby in the event of any change in the capitalization of OSG, the number and type of securities underlying outstanding awards must be adjusted, as appropriate, in order to prevent dilution or enlargement of rights. The impact of these provisions resulted in a modification of all outstanding awards upon the reverse stock split. As the fair value of the awards immediately before and after the modification did not change, no additional compensation was recognized as a result of such modification. All of the share and per share information below has been recast to reflect the impact of the reverse stock split.

Director Compensation — Restricted Common Stock

OSG awarded a total of 65,769 restricted OSG Class A common stock shares during the three and six months ended June 30, 2016 to its non-employee directors. The weighted average fair value of OSG’s stock on the measurement date of such awards was $11.86 per share. Such restricted shares awards vest in full on the earlier of the next annual meeting of the stockholders or June 8, 2017, subject to each director continuing to provide services to OSG through such date. The restricted share awards granted may not be transferred, pledged, assigned or otherwise encumbered prior to vesting. Prior to the vesting date, a holder of restricted share awards otherwise has all the rights of a shareholder of OSG, including the right to vote such shares and the right to receive dividends paid with respect to such shares at the same time as common shareholders generally.

Management Compensation — Restricted Stock Units and Stock Options

During the six months ended June 30, 2016, OSG granted 119,853 time-based restricted stock units (“RSUs”) to its senior officers. The weighted average grant date fair value of these awards was $11.82 per RSU. Each RSU represents a contingent right to receive one share of OSG Class A common stock upon vesting. Each award of RSUs will vest in equal installments on each of the first three anniversaries of the grant date.

During the six months ended June 30, 2016, OSG awarded 119,853 performance-based RSUs to its senior officers. Each performance stock unit represents a contingent right to receive RSUs based upon the covered employees being continuously employed through the end of the period over which the performance goals are measured and shall vest as follows: (i) one-third of the target RSUs shall vest on December 31, 2018, subject to OSG’s three-year earnings per share (“EPS”) performance in the three-year EPS performance period

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 12 — STOCK COMPENSATION  – (continued)

relative to a compounded annual growth rate (the “EPS Target”) set forth in the award agreements; (ii) one-third of the target RSUs shall vest on December 31, 2018, subject to OSG’s return on invested capital (“ROIC”) performance in the three-year ROIC performance period relative to a target rate (the “ROIC Target”) set forth in the award agreements; and (iii) one-third of the target RSUs will be subject to OSG’s three-year total shareholder return (“TSR”) performance relative to that of a performance peer group over a three-year TSR performance period (“TSR Target”). Vesting is subject in each case to OSG’s Human Resources and Compensation Committee’s certification of achievement of the performance measures and targets no later than March 31, 2019. The EPS Target and ROIC Target are performance conditions which, as of June 30, 2016, OSG management believes, are not yet considered probable of being achieved. Accordingly, for financial reporting purposes, no compensation costs will be recognized for these awards until it becomes probable that the performance conditions will be achieved. The grant date fair value of the TSR based performance awards, which has a market condition, was determined to be $11.82 per RSU.

In addition, during the six months ended June 30, 2016, OSG granted 38,547 performance-based RSUs (which represented the 2016 tranche of the awards made on October 12, 2015) to certain members of its senior management. The grant date fair value of the performance awards was determined to be $11.82 per RSU. Each performance stock unit represents a contingent right to receive RSUs based upon certain performance related goals being met and the covered employees being continuously employed through the end of the period over which the performance goals are measured. These performance awards will vest on December 31, 2016, subject in each case to OSG’s Human Resources and Compensation Committee’s certification of achievement of the performance measures and targets no later than March 31, 2017. Achievement of the performance condition in this award was considered probable at March 31, 2016, and accordingly, compensation cost has been recognized commencing on March 30, 2016, the date of the award. There have been no changes in the probability of the achievement of the performance conditions as of June 30, 2016.

During the six months ended June 30, 2016, OSG awarded to certain of its senior officers an aggregate of 319,069 stock options. Each stock option represents an option to purchase one share of OSG Class A common stock for an exercise price for $11.82 per share. The grant date fair value of the options was $4.74 per option. Stock options may not be transferred, pledged, assigned or otherwise encumbered prior to vesting. Each stock option will vest in equal installments on each of the first three anniversaries of the award date. The stock options expire on the business day immediately preceding the tenth anniversary of the award date. If a stock option grantee’s employment is terminated for cause (as defined in the applicable Form of Grant Agreement), stock options (whether then vested or exercisable or not) will lapse and will not be exercisable. If a stock option grantee’s employment is terminated for reasons other than cause, the option recipient may exercise the vested portion of the stock option but only within such period of time ending on the earlier to occur of (i) the 90th day ending after the option recipient’s employment terminated and (ii) the expiration of the options, provided that if the Optionee’s employment terminates for death or disability the vested portion of the option may be exercised until the earlier of (i) the first anniversary of employment termination and (ii) the expiration date of the options.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 13 — ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss, net of related taxes, in the condensed consolidated balance sheets follow:

As of	June 30, 2016	December 31, 2015
Unrealized losses on derivative instruments, substantially entered into by INSW’s equity method joint venture investees	$(60,884)	$(53,446)
Items not yet recognized as a component of net periodic benefit cost (pension plans)	(9,637)	(10,636)
Foreign currency translation adjustment	(42)	(42)
Total accumulated other comprehensive loss	$(70,563)	$(64,124)

The following tables present the changes in the balances of each component of accumulated other comprehensive loss, net of related taxes, for the six months ended June 30, 2016 and 2015.

	Unrealized losses on cash flow hedges	Items not yet recognized as a component of net periodic benefit cost (pension plans)	Foreign currency translation adjustment	Total
Balance as of December 31, 2015	$(53,446)	$(10,636)	$(42)	$(64,124)
Current period change excluding amounts reclassified from accumulated other comprehensive loss	(15,670)	999	—	(14,671)
Amounts reclassified from accumulated other comprehensive loss	8,232	—	—	8,232
Total change in accumulated other
comprehensive loss	(7,438)	999	—	(6,439)
Balance as of June 30, 2016	$(60,884)	$(9,637)	$(42)	$(70,563)
Balance as of December 31, 2014	$(61,356)	(12,988)	$(29)	$(74,373)
Current period change excluding amounts reclassified from accumulated other comprehensive loss	(3,665)	(278)	—	(3,943)
Amounts reclassified from accumulated other comprehensive loss	9,230	—	—	9,230
Total change in accumulated other comprehensive loss	5,565	(278)	—	5,287
Balance as of June 30, 2015	$(55,791)	$(13,266)	$(29)	$(69,086)

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 13 — ACCUMULATED OTHER COMPREHENSIVE LOSS  – (continued)

The following table presents information with respect to amounts reclassified out of each component of accumulated other comprehensive loss for the six months ended June 30, 2016 and 2015.

Accumulated Other Comprehensive Loss Component	Six Months Ended June 30,		Statement of Operations Line Item
	2016	2015
Unrealized losses on cash flow hedges:
Interest rate swaps entered into by INSW’s equity method joint venture investees	$(8,145)	$(9,230)	Equity in income of affiliated companies
Interest rate caps entered into by INSW	(87)	—	Interest expense
	$(8,232)	$(9,230)	Total before tax and net of tax

See Note 8, “Fair Value of Financial Instruments, Derivatives and Fair Value,” for additional disclosures relating to derivative instruments.

NOTE 14 — LEASES

1. Charters-in

As of June 30, 2016, INSW had commitments to charter in seven vessels. All of the charters-in are accounted for as operating leases, of which three are bareboat charters and four are time charters. Lease expense relating to charters-in is included in charter hire expenses in the unaudited condensed consolidated statements of income.

The future minimum commitments and related number of operating days under these operating leases are as follows:

Bareboat Charters-in at June 30, 2016	Amount	Operating Days
2016	$3,450	552
2017	6,644	1,063
2018	1,744	279
Net minimum lease payments	$11,838	1,894

Time Charters-in at June 30, 2016	Amount	Operating Days
2016	$13,455	1,080
2017	12,819	989
Net minimum lease payments	$26,274	2,069

The future minimum commitments for time charters-in exclude amounts with respect to vessels chartered-in where the duration of the charter was one year or less at inception but includes amounts with respect to workboats employed in the Crude Tankers Lightering business. Time charters-in have been reduced to reflect estimated days that the vessels will not be available for employment due to drydock because INSW does not pay time charter hire when time chartered-in vessels are not available for its use. Certain of the charters in the above tables provide INSW with renewal and purchase options.

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DOLLARS IN THOUSANDS
(UNAUDITED)

NOTE 14 — LEASES  – (continued)

2. Charters-out

The future minimum revenues, before reduction for brokerage commissions, expected to be received on non-cancelable time charters and the related revenue days (revenue days represent calendar days, less days that vessels are not available for employment due to repairs, drydock or lay-up) are as follows:

Time Charters-out at June 30, 2016	Amount	Revenue Days
2016	$47,165	1,872
2017	27,862	1,321
2018	720	131
Future minimum revenues	$75,747	3,324

Future minimum revenues do not include (1) INSW’s share of time charters entered into by the pools in which it participates, and (2) INSW’s share of time charters entered into by the joint ventures, which INSW accounts for under the equity method. Revenues from a time charter are not generally received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

NOTE 15 — CONTINGENCIES

INSW’s policy for recording legal costs related to contingencies is to expense such legal costs as incurred. The following is a description the Parent’s contingencies, which may have a direct or indirect impact on INSW’s financial position, results of operations and cash flows.

Class Action Lawsuits and Derivative Actions

OSG has fully and finally resolved all potential direct claims by members of the putative class of securities claimants through a settlement effectuated through the Equity Plan, which became effective on August 5, 2014. Under the terms of that settlement, the Equity Plan provides for full satisfaction of the claims of the putative class through (i) $7,000 in cash, which was paid on August 5, 2014, (ii) $3,000 in cash, which was paid by OSG on August 5, 2015, (iii) any remaining cash in the Class E1 Disputed Claims Reserve established by the Equity Plan following resolution of all other Class E1 claims, which was paid on October 5, 2015, (iv) 15% (or $2,136) of the Net Litigation Recovery in the action against Proskauer (described below), which was paid on April 5, 2016, (v) $5,000 in cash, following the entry of a final order resolving the Proskauer action, which was paid on March 17, 2016, and (vi) proceeds of any residual interest OSG has in certain director and officer insurance policies.

The settled claims stem from OSG’s filing of a Form 8-K on October 22, 2012 disclosing that on October 19, 2012 the Audit Committee of the Board of Directors of OSG, on the recommendation of management, concluded that OSG’s previously issued financial statements for at least the three years ended December 31, 2011 and associated interim periods, and for the fiscal quarters ended March 31, 2012 and June 30, 2012, should no longer be relied upon. Shortly thereafter several putative class action suits were filed in the United States District Court for the Southern District of New York (the “Southern District”) against OSG, its then President and Chief Executive Officer, its then Chief Financial Officer, its then current and certain former members of its Board of the Directors, its current independent registered public accounting firm, and underwriters of OSG’s public offering of notes in March 2010 (the “Offering”). OSG’s former independent registered public accounting firm was later added as a defendant. Subsequent to OSG’s filing for relief under Chapter 11, these suits were consolidated and the plaintiffs filed an amended complaint that does not name OSG as a defendant. The consolidated suit is purportedly on behalf of purchasers of OSG securities between

INTERNATIONAL SEAWAYS, INC.
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NOTE 15 — CONTINGENCIES  – (continued)

March 1, 2010 and October 19, 2012 and purchasers of notes in the Offering. The plaintiffs alleged that documents that OSG filed with the SEC were defective, inaccurate and misleading, that the plaintiffs relied on such documents in purchasing OSG’s securities, and that, as a result, the plaintiffs suffered losses. The plaintiffs asserted claims under the Securities Act against all defendants and claims under the Securities Exchange Act of 1934 (the “Exchange Act”) against the then former President and former Chief Financial Officer of OSG. Following additional amendments on plaintiffs’ Exchange Act claims and motion to dismiss briefing, on April 28, 2014, the Southern District denied the motion to dismiss the Exchange Act claims filed by the then former President and former Chief Financial Officer on the third amended complaint. On March 18, 2015, OSG’s former independent registered public accounting firm moved for summary judgment and on May 29, 2015, the Southern District issued an order granting that motion. On July 1, 2015, the plaintiffs noticed an appeal of that order to the U.S. Court of Appeals for the Second Circuit. On September 2, 2015, the plaintiffs and OSG’s former independent registered public accounting firm filed a stipulation withdrawing that appeal with prejudice. On August 6, 2015, the plaintiffs moved for the Southern District to preliminarily approve settlements with respect to all of the plaintiffs’ remaining claims, including settlements with former officers and directors of OSG, OSG’s former underwriters, and OSG’s current independent registered public accounting firm that contemplate payments of $10,500, $4,000 and $1,750, respectively, on behalf of such defendants. On August 12, 2015, the Southern District preliminarily approved those settlements, and on December 2, 2015, entered orders that (a) certified the proposed class for settlement purposes, (b) approved a plan of allocation for distribution of settlement proceeds, (c) finally approved those settlements, and (d) entered final orders of judgment dismissing the remaining defendants from the action.

The plaintiffs in the Southern District action filed a proof of claim against OSG in the Bankruptcy Court. Pursuant to a settlement with such plaintiffs and the putative class on whose behalf their claim is filed, their direct claims against OSG are fully and finally resolved based on the Equity Plan treatment described above. Separately, certain of the defendants in the Southern District have filed claims in the Bankruptcy Court against OSG for indemnification or reimbursement based on potential losses incurred in connection with such action. Each of those indemnification claims, asserted by certain former directors and officers of OSG, have been released pursuant to the Equity Plan or otherwise resolved by the Reorganized Debtors. In addition, the indemnification claims asserted by OSG’s former underwriters have been resolved and paid pursuant to the orders of the Bankruptcy Court and the Equity Plan. On October 5, 2015, following the resolution of all disputed Class E1 claims, the Reorganized Debtors disbursed the remaining funds in the Disputed Claims Reserve for Class E1 to representatives of the putative class in accordance with the Equity Plan and Confirmation Order. The Equity Plan and orders of the Bankruptcy Court foreclose the defendants in the Southern District from pursuing any other or further remedies against OSG.

Proskauer Action

On February 23, 2014, Proskauer and four of its partners (the “Proskauer Plaintiffs”) filed an action in the Supreme Court of the State of New York, County of New York (the “Supreme Court”) against the then Senior Vice President, General Counsel and Secretary and the former Chief Financial Officer alleging that the defendants engaged in tortious and fraudulent conduct that caused significant harm to the Proskauer Plaintiffs and OSG. The Proskauer Plaintiffs alleged that the defendants made false representations and thereby deceived and misled Proskauer into providing legal advice to OSG, which was the subject of OSG’s malpractice suit against Proskauer and four of its partners filed on November 18, 2013 in the Bankruptcy Court. On May 1, 2014, the defendants in the action filed by the Proskauer Plaintiffs filed motions to dismiss the action. On June 9, 2014, the Proskauer Plaintiffs filed an amended complaint that included certain additional factual allegations and an additional claim against the former Chief Financial Officer of OSG. On July 18, 2014, the defendants filed motions to dismiss the Proskauer Plaintiffs’ amended complaint. On January 15, 2015, the Supreme Court dismissed the Proskauer Plaintiffs’ amended complaint in its entirety against the defendants. On March 2, 2015, the Proskauer Plaintiffs filed a notice of appeal of the Supreme Court’s decision to the

INTERNATIONAL SEAWAYS, INC.
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NOTE 15 — CONTINGENCIES  – (continued)

Appellate Division of the Supreme Court, First Department (the “Appellate Court”). Proskauer filed its appellant’s brief on August 17, 2015. The appellees filed their response briefs on October 30, 2015 and Proskauer filed its reply brief on November 13, 2015. On February 12, 2016, as part of the settlement agreement between OSG and Proskauer and four of its partners, the Proskauer Plaintiffs agreed to withdraw their appeal of the Supreme Court’s dismissal of the amended complaint against the defendants and on March 31, 2016, the Appellate Court dismissed the appeal.

On February 21, 2014, the Bankruptcy Court declined to hear OSG’s malpractice claims against Proskauer and four of its partners that were filed on November 18, 2013 under the doctrine of permissive abstention, and on March 11, 2014, OSG re-filed its malpractice claims against such defendants in the Supreme Court. On April 11, 2014, Proskauer and four of its partners filed a motion to dismiss the malpractice action, and on September 10, 2014, the Supreme Court denied the motion to dismiss the legal malpractice claim for breach of duty of care but granted the motion to dismiss the legal malpractice claim for breach of duty of loyalty as subsumed within the duty of care claim. Proskauer and four of its partners appealed this decision to the Appellate Division of the Supreme Court, First Department and on July 2, 2015, the appellate court affirmed the Supreme Court’s denial of Proskauer’s motion to dismiss. In addition, on December 3, 2014, OSG filed a motion with the Supreme Court for partial summary judgment on whether the “joint and several” liability provisions of certain of OSG’s prior loan agreements, which are the focus of the malpractice action, are unambiguous as a matter of law. The Supreme Court denied that motion as being procedurally premature on July 24, 2015.

On May 20, 2015, the Supreme Court issued a scheduling order for discovery in OSG’s malpractice action against Proskauer. Under the terms of that scheduling order, all discovery was to be completed by April 15, 2016. On October 16, 2015, the parties agreed to extend the deadline for all discovery to be completed to August 1, 2016, and the Court issued a revised scheduling order.

On February 12, 2016, OSG entered into an agreement with Proskauer and four of its partners to settle the malpractice suit filed by OSG.

On March 3, 2016, pursuant to the settlement agreement with Proskauer, the Supreme Court entered an order discontinuing the Proskauer action with prejudice, which order has become final and non-appealable.

SEC Investigation

On November 13, 2012, OSG received from the staff of the SEC’s Division of Enforcement (the “Staff”) a request for documents relating to the statements in OSG’s October 22, 2012 Form 8-K. On January 29, 2013, the SEC issued a formal order of private investigation of OSG. OSG has provided documents to the SEC and intends to continue to cooperate fully with the SEC’s investigation.

The Equity Plan provides for funding for potential liabilities that the SEC may assert in connection with its proof of claim (the “SEC Claim”) to the extent that the SEC Claim is allowed. The SEC filed the SEC Claim in respect of contingent and unliquidated amounts that the SEC may assert against OSG as a result of the outcome of its investigation of OSG and certain of its advisors. Pursuant to the Equity Plan, the Debtors will fund a cash reserve of up to $5,000 to satisfy any liabilities on account of the SEC Claim, solely to the extent and upon the entry of a final order of the Bankruptcy Court providing that the SEC Claim or any portion thereof is allowed. This reserve was established in recognition of the fact that the SEC had not completed its investigation prior to the Equity Plan’s confirmation. Pursuant to the Bankruptcy Court’s orders, this reserve is the sole source available for satisfaction of any penalties or other amounts asserted in relation to the SEC’s proof of claim. As noted above, any indemnification or contribution claims by officers or directors of OSG that could be asserted in connection with the SEC’s investigation have been released or otherwise resolved pursuant to the Equity Plan and order of the Bankruptcy Court.

INTERNATIONAL SEAWAYS, INC.
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NOTE 15 — CONTINGENCIES  – (continued)

On July 25, 2016, the staff of the SEC provided a “Wells Notice” to OSG’s counsel in connection with the above-referenced investigation, advising that the staff had made a preliminary determination to recommend that the Commission file an enforcement action against OSG. The Wells Notice indicates that such action would allege violations of Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 (“Exchange Act”), and Exchange Act Rules 10b-5, 12b-20, 13a-1, 13a-11, and 13a-13. The Wells Notice further indicates that the Staff’s recommendation may involve a civil injunctive action, public administrative proceeding, and/or cease-and-desist proceeding, and may seek remedies including an injunction, a cease-and-desist order, disgorgement, pre-judgment interest and civil monetary penalties. OSG disagrees with the Staff’s preliminary conclusions. OSG is in the process of responding to the Wells Notice.

Multi-Employer Plans

The Merchant Navy Officers Pension Fund (“MNOPF”) is a multi-employer defined benefit pension plan covering British crew members that served as officers on board INSW’s vessels (as well as vessels of other owners). The trustees of the plan have indicated that, under the terms of the High Court ruling in 2005, which established the liability of past employers to fund the deficit on the Post 1978 section of MNOPF, calls for further contributions may be required if additional actuarial deficits arise or if other employers liable for contributions are not able to pay their share in the future. As the amount of any such assessment cannot currently be reasonably estimated, no reserves have been recorded for this contingency in INSW’s unaudited condensed consolidated financial statements as of June 30, 2016. The next deficit valuation is due March 31, 2018.

The Merchant Navy Ratings Pension Fund (“MNRPF”) is a multi-employer defined benefit pension plan covering British crew members that served as ratings (seamen) on board INSW’s vessels (as well as vessels of other owners) more than 20 years ago. During 2014 the trustees of the MNRPF sought court approval for a new deficit reduction regime for participating employers. Participating employers include current employers, historic employers that have made voluntary contributions, and historic employers such as OSG that have made no deficit contributions. The trustees received court approval of the new deficit reduction regime in February 2015 and INSW received an assessment of $1,487 which was recorded in June 2015, of which £700 ($1,074) was paid in October 2015 and the balance is due to be paid in October 2016. Calls for further contributions may be required if additional actuarial deficits arise or if other employers liable for contributions are unable to pay their share in the future. As the amount of any such assessment cannot be reasonably estimated, no reserves for this contingency have been recorded in INSW’s unaudited condensed consolidated financial statements as of June 30, 2016.

Legal Proceedings Arising in the Ordinary Course of Business

Certain INSW entities are parties, as plaintiff or defendant, to various suits in the ordinary course of business for monetary relief arising principally from personal injuries (including without limitation exposure to toxic materials), wrongful death, collision or other casualty and to claims arising under charter parties. A substantial majority of such personal injury, wrongful death, collision or other casualty claims against INSW entities are covered by insurance (subject to deductibles not material in amount). Each of the claims involves an amount which, in the opinion of management, should not be material to INSW’s financial position, results of operations and cash flows.

NOTE 16 — SUBSEQUENT EVENTS

The condensed consolidated financial statements of OSG, which issued its Quarterly Report on Form 10-Q for the six months ended June 30, 2016 on August 9, 2016 include the financial results of INSW. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in these INSW unaudited condensed consolidated financial statements through the date of August 9, 2016. In addition,

INTERNATIONAL SEAWAYS, INC.
(FORMERLY KNOWN AS OSG INTERNATIONAL, INC.)
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DOLLARS IN THOUSANDS
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NOTE 16 — SUBSEQUENT EVENTS  – (continued)

management has evaluated subsequent events that occurred through November 4, 2016, the date of reissuance of these unaudited condensed consolidated financial statements, for the purposes of disclosure of unrecognized subsequent events.

Vessel Impairments

The Company gave consideration as to whether events or changes in circumstances had occurred since June 30, 2016 that could indicate that the carrying amounts of the vessels in the Company’s fleet may not be recoverable as of September 30, 2016 and concluded that there were such indications. The Company has been monitoring the industry wide decline in vessel valuations during 2016 and specifically from June 30, 2016 to September 30, 2016, as well as the decline in forecasted near term charter rates, and concluded that the declines in vessel valuations of up to 20% during the quarter ended September 30, 2016 for 28 vessels in its fleet with carrying values in excess of their estimated market values and the declines in forecasted near term charter rates, constituted impairment trigger events for these vessels as of September 30, 2016. Based on the tests performed, impairment charges totaling approximately $50,000 are expected to be recorded on two LR1s, an Aframax and a Panamax to write-down their carrying values to their estimated fair values at September 30, 2016. The remaining 24 vessels tested had estimated undiscounted future cash flows in excess of their carrying values. The aggregate carrying values of these vessels were approximately $210,000 in excess of their respective estimated market values at September 30, 2016.